As filed with the Securities and Exchange Commission on June 5, 2014	Registration No. 333-195636

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JUHL ENERGY, INC.

(Exact Name of Registrant As Specified in Its Charter)

Delaware	20-4947667
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1502 17th Street SE

Pipestone, Minnesota 56164

(507) 562-4310

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Juhl Energy, Inc.

1502 17th Street SE

Pipestone, Minnesota 56164

(507) 562-4310

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of all communications and notices to:

Bartly J. Loethen, Esq.	Jonathan R. Zimmerman
Synergy Law Group, LLC	Matthew R. Kuhn
730 West Randolph, 6th Floor	Faegre Baker Daniels LLP
Chicago, IL 60661	2200 Wells Fargo Center
Tel: (312) 454-0015	90 South Seventh Street
Fax: (312) 454-0261	Minneapolis, MN 55402
Tel: (612) 766-7000
Fax: (612) 766-1600

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,'' “accelerated filer'' and “smaller reporting company'' in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.0001 par value	20,000,000	$0.34	$6,800,000	$875.84(3)
Common Stock, $.0001 par value	3,000,000(4)	$0.34	$1,020,000	$121.38

(1)

Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also relates to an indeterminate number of additional shares which may be issuable to prevent dilution resulting from stock dividends, stock splits, recapitalization or other similar transactions effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)

Estimated solely for the purpose of computing the amount of registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. Based on the average of the high and low sale price for common stock as reported on the OTC Bulletin Board on June 3, 2014, which date is within five business days prior to the initial filing of this registration statement.

(3)	A portion of the registration fee in the amount of $656.88 was previously paid in connection with this registration statement.

(4)	We have granted to the underwriter an option to purchase up to 3,000,000 additional shares of our common stock to cover over-allotments, if any, within 30 days of the date of this prospectus.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement is effective. This prospectus is not an offer to sell these securities and does not solicit an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JUNE 5, 2014

JUHL ENERGY, INC.

20,000,000 Shares of Common Stock

We are offering 20,000,000 shares of our common stock, par value $.0001 per share, which we refer to in this prospectus as the “Common Stock” or the “Shares”. Our Common Stock is currently quoted on the OTC Bulletin Board under the symbol “JUHL”. The closing price of our Common Stock on the OTC Bulletin Board on May 29, 2014 was $0.32 per share.

The public offering price of the Common Stock offered by this prospectus will be determined by negotiation between management and the underwriter, in consideration of market conditions and other prevailing factors on the day we price the Shares covered by this prospectus.   The offering price may not reflect the price at which the Common Stock trades. The trading price is subject to change as a result of market conditions and other factors, and we cannot assure you that the Shares can be resold at or above the public offering price.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities. Investment in our Common Stock involves a high degree of risk and you should purchase Shares only if you can afford a complete loss of your investment.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us (2)	$	$

(1)

The underwriter will receive compensation in addition to the underwriting discount, including warrants to purchase 5.0% of the shares of Common Stock sold in this offering with a per share exercise price equal to 115% of the public offering price of the Common Stock sold in this offering, reimbursement of its out-of-pocket expenses (including fees and expenses of counsel) in connection with this offering in an amount not to exceed $125,000, and a right of first refusal to serve as our exclusive placement agent, lead managing underwriter or exclusive financial advisor in connection with future transactions we undertake within the one year period following the effective date of this offering if this offering is completed. See the heading entitled “Underwriting” on page 90 of this prospectus for disclosure regarding compensation to the underwriter payable by us.

(2)

We estimate that the total expenses of this offering, exclusive of the underwriters’ discount and non-accountable expense allowance, will be approximately $265,948. This amount includes estimated expenses we have agreed to reimburse the underwriter.

We have granted to the underwriter an option to purchase up to 3,000,000 additional shares of our common stock to cover over-allotments, if any, within 30 days of the date of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The underwriter expects to deliver our shares to purchasers in the offering on or about             , 2014.

Northland Capital Markets

The date of this prospectus is             , 2014.

TABLE OF CONTENTS

Special Note Regarding Forward-Looking Statements and Industry Data	1
Definitions	2
Prospectus Summary	3
Risk Factors	8
Use of Proceeds	26
Determination of Offering Price	26
Dilution	27
Management’s Discussion and Analysis of Financial Condition and Results of Operations	29
Description of Business	46
Industry and Market Overview	50
Description of Property	69
Legal Proceedings	69
Directors, Executive Officers and Corporate Governance	70
Executive Compensation	77
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	81
Certain Relationships and Related Transactions and Director Independence	82
Description of Capital Stock	84
Shares Eligible for Future Sale	89
Underwriting	90
Legal Matters	92
Experts	92
Market Price of Common Stock and Dividend Policy	92
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	93
Where You Can Find More Information	93
Index to Financial Statements	F-1

NOTICE TO PROSPECTIVE INVESTORS

NOTICE TO CALIFORNIA RESIDENTS

THE OFFERING CONTEMPLATED BY THIS PROSPECTUS IS LIMITED TO CALIFORNIA INVESTORS WHO HAVE: (1) A MINIMUM NET WORTH OF AT LEAST $70,000 AND MINIMUM GROSS INCOME OF NOT LESS THAN $70,000 OR (2) A LIQUID NET WORTH OF $250,000 IN BOTH INSTANCES EXCLUSIVE OF THEIR HOME, HOME FURNISHINGS AND AUTOMOBILE. IN NEITHER CASE SHALL THE INVESTMENT EXCEED TEN PERCENT (10%) OF THE NET WORTH OF THE INVESTOR. A “SMALL INVESTOR” WHO, INCLUDING THIS OFFERING, HAS NOT PURCHASED MORE THAN $2,500 WORTH OF THE ISSUER’S SECURITIES IN THE PAST TWELVE (12) MONTHS MAY ALSO PURCHASE THE SECURITIES (UP TO A MAXIMUM OF $2,500).

NOTICE TO NORTH DAKOTA RESIDENTS

THE OFFERING CONTEMPLATED BY THIS PROSPECTUS IS LIMITED TO NORTH DAKOTA INVESTORS WHO MUST HAVE A MINIMUM ANNUAL GROSS INCOME OF $70,000 AND A NET WORTH OF $70,000 OR A MINIMUM NET WORTH OF $250,000. THE CALCULATION OF NET WORTH MUST EXCLUDE THE VALUE OF HOME, HOME FURNISHINGS AND AUTOMOBILES.

ABOUT THIS PROSPECTUS

This registration statement containing this prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, in any jurisdiction in which, or from any person to whom, it is unlawful to make any such offer or solicitation in such jurisdiction. The securities are not being offered in any jurisdiction where the offer of such securities is not permitted.

You should rely only on the information contained in this prospectus.  We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. You should read this prospectus and the registration statement of which this prospectus is a part in their entirety before making an investment decision.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We are not making any representation to you regarding the legality of an investment in our securities by you under applicable law. You should consult with your own legal advisors as to the legal, tax, business, financial and related aspects of a purchase of our securities.

The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the time of issuance or sale of any securities.

Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains “forward-looking statements”, which represent our projections, estimates, expectations or beliefs concerning among other things, financial items that relate to management’s future plans or objectives or to our future economic and financial performance.  All statements, other than statements of historical facts, included in this prospectus regarding our expectations, objectives, assumptions, strategy, future operations, financial position, estimated revenue or losses, projected costs, prospects and plans and objectives of management are forward-looking statements.  When used in this prospectus, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan” and similar expressions, or their opposites, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.  Our actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of a number of factors that may tend to influence the accuracy of the statements, including those set forth in this prospectus.  Important factors that may cause actual results to differ from projections include, but are not limited to, for example:  adverse economic conditions, inability to raise sufficient additional capital to operate our business, delays, cancellations or cost overruns involving the development or construction of our wind farms, the vulnerability of our wind farms or tower services to adverse meteorological and atmospheric conditions, unexpected costs, lower than expected sales and revenues, and operating defects, adverse results of any legal proceedings, the volatility of our operating results and financial condition, inability to attract or retain qualified senior management personnel, expiration of certain governmental tax and economic incentives, and other specific risks referred to in this prospectus.  It is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement.   These forward-looking statements should not be regarded as a representation by the Company or any other person that the events or plans of the Company will be achieved. Stockholders and potential investors should not place undue reliance on these forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this prospectus are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved.

All forward-looking statements speak only as of the date of this prospectus. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate.  It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis.  Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.

DEFINITIONS

“We,” “Our,” “us” and similar expressions refer to the Company and its subsidiaries as the context requires as follows:

Juhl Energy or the Company	Juhl Energy, Inc., a Delaware corporation (formerly known as Juhl Wind, Inc. (name change effective January 2, 2013) and MH & SC Incorporated (name change effective June 20, 2008))
Juhl Energy Development	Juhl Energy Development, Inc., a Minnesota corporation
Juhl Energy Services	Juhl Energy Services, Inc.,
a Minnesota corporation (formerly known as DanMar and Associates, Inc.)

Juhl Energy Development and July Energy Services are referred to separately prior to our share exchange transaction on June 24, 2008, in which Juhl Energy Development and Juhl Energy Services became wholly-owned subsidiaries and Juhl Energy (formerly known as Juhl Wind) became successor to the business of Juhl Energy Development and Juhl Energy Services, after giving effect to the share exchange transaction
NextGen	Next Generation Power Systems, Inc.,
a South Dakota corporation , which we acquired on October 31, 2008 and which is now our wholly-owned subsidiary
Juhl Renewable Assets	Juhl Renewable Assets, Inc.,
a Delaware corporation (formerly known as Juhl Wind Asset Investment, Inc. and Juhl Wind Project Lending, Inc.), our wholly-owned subsidiary formed on May 19, 2010
Juhl Renewable Energy Systems	Juhl Renewable Energy Systems, Inc.,
a Delaware corporation, our wholly-owned subsidiary formed on February 2, 2012
Juhl Tower Services	Juhl Tower Services, Inc.
a Delaware corporation, a wholly-owned subsidiary of Juhl Energy Services formed on February 8, 2013
Valley View	Valley View Transmission, LLC,
a Minnesota limited liability company, of which Juhl Renewable Assets, Inc. indirectly holds a 32.6% interest
Woodstock Hills	Woodstock Hills, LLC,
a Delaware limited liability company, of which we acquired a 99.9% interest on April 28, 2011, and which is now a subsidiary of Juhl Renewable Assets, Inc.
Winona Wind	Winona Wind Holdings, LLC,
a Minnesota limited liability company which we acquired on October 13, 2011, and which is now a wholly-owned subsidiary of Juhl Renewable Assets, Inc. and which owns 100% of Winona County Wind, LLC, the operator of the wind farm
PEC or Power Engineers Collaborative	Power Engineers Collaborative, LLC,
an Illinois limited liability company, which we acquired on April 30, 2012 and which is now our wholly-owned subsidiary

ELECTRICAL POWER ABBREVIATIONS

KW	kilowatt or 1,000 watts of electrical power
MW	megawatt or 1,000 KW of electrical power
GW	gigawatt or 1,000 MW of electrical power
TW	terawatt or 1,000 GW of electrical power;
KWh MWh GWh TWh	An hour during which 1KW, MW, GW or TW, as applicable, of electrical power has been continuously produced.
Capacity	Rated capacity
NCF

Net capacity factor, or the measure of a wind energy project’s actual production expressed as a percentage of the amount of power the wind energy project could have produced running at full capacity for a particular period of time

PTC	Production tax credit under the American Recovery and Reinvestment Act
REC	renewable energy certificate or other renewable energy attribute, as the context requires

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus but does not contain all information that you should consider before investing in our common stock.  You should read this entire prospectus carefully, including the information under “Risk Factors” beginning on page 8, and the financial statements and related notes included elsewhere in this prospectus, before making an investment decision in our Common Stock.

Company Overview

Juhl Energy is an established leader in the clean and renewable-energy industry. Juhl Energy historically focused on community wind power development, management and ownership, throughout the United States. We are one of the few companies other than utility based conglomerates that handle all aspects of wind project development, through our operating subsidiaries, including full development and ownership of wind farms, general consultation on wind projects, construction management of wind farm projects and system operations and maintenance for completed wind farms, which results in multiple revenue streams. The primary focus of our wind power development business has been to build 5 MW to 80 MW wind farms jointly owned by local communities, farm owners, environmentally-concerned investors, and our Company. The wind farms are connected to the general utility electric grid to produce clean, environmentally-sound wind power. Our development of community wind power systems generally results in landowners owning a portion of the long-term equity in the wind farm that resides on their land. We pioneered community wind power systems in developing the currently accepted financial, operational and legal structure providing local ownership of medium to large scale wind farms. Since 1999, we have completed 23 wind farm projects, accounting for approximately 240 MW of wind power that currently operate in the Midwest region of the United States, and we provide operation management and oversight to wind generation facilities generating approximately 88 MW, through our subsidiary, Juhl Energy Services. Currently, we have 20 projects in various stages of development with an aggregate wind power generating capacity of approximately 295 MW (5 of which we are actively developing with an aggregate wind power generating capacity of approximately 89 MW and 15 of which are early stage wind development opportunities, which includes projects undergoing feasibility analysis, with an aggregate wind power generating capacity of approximately 206 MW). The 20 wind farm projects, all of which are on-shore type projects, are located in the United States and Canada and make up our development pipeline.

One of the unique aspects at Juhl Energy is the diversity and integration of its subsidiaries which make up our business model. The Company operates through the following subsidiaries (with further description set forth below):

Juhl Renewable Assets	renewable assets ownership
Juhl Energy Development	wind farm development
Juhl Energy Services	wind farm management and turbine maintenance services together with cellular communication tower maintenance activities
Juhl Renewable Energy Systems	small scale renewable systems
Next Generation Power Systems	refurbished turbines and maintenance support
Power Engineers Collaborative	engineering services

Diversifying Strategy and Execution

Juhl Energy’s diversification strategy focuses upon the delivery of sustainable revenue growth outside of wind farm development and construction fee revenue. As such, the acquisition of additional energy assets remains a meaningful part of our focus on the growth of our revenue and net income.

Further, Juhl Energy’s business strategy has allowed us to remain well-positioned for future growth despite the uncertainty surrounding federal policy with respect to tax incentives which have impacted businesses operating in the wind industry.  Our business and operating strategy, among other things, is to continue to develop into an innovative, diverse and balanced clean energy company.   We will work to leverage our portfolio of existing community wind power projects, develop new wind farm projects, including at industrial plants to help reduce the carbon footprint of manufacturers, and take equity ownership positions in existing community-based wind farms.  Further, we are continuing to diversify our business operations by expanding our product offerings to energy conscious consumers with the development of our small scale renewables, including wind turbines and solar products, and more recently, expanding our maintenance services capabilities to include cellular towers. We have also expanded our services offerings to provide engineering services for our clients.

We believe that the expansion into engineering consulting services with the acquisition of PEC in 2012 has significantly increased our ability to grow our revenues beyond development and construction of community wind projects into the full range of clean energy projects including natural gas, biomass, waste-to-energy, medium-to-large on-site solar, and support to larger wind farm construction. We have experienced growth in revenues for PEC and expect this to continue, complimented by our experience in wind farm development and construction.

With our entry into the U.S. telecommunication industry, through Juhl Tower Services, a wholly-owned subsidiary of Juhl Energy Services (as discussed below), we perform implementation and maintenance activities on cellular communication towers. Juhl Tower Services enters into contracts with the owners of the cellular communication towers that lease antenna space to wireless service companies and radio and television broadcasters. Such contracts are structured whereby Juhl Tower Services is engaged as a subcontractor to maintain equipment on cellular towers for the owners of the cellular towers. Juhl Tower Services provides us the opportunity to utilize our experience of providing maintenance to wind turbines and apply that to cellular communication towers, with the recruitment of crew leaders and operations personnel with substantial experience in servicing cellular equipment. Further, we believe that such entry into the telecommunications industry exemplifies our strategy to diversify our service offerings, allowing us to capitalize on the growth of the telecommunication industry and the resulting demand for infrastructure, including the cellular communication towers, by using our expertise gained from the maintenance of turbines in our core business of wind farm development. To date, we have worked on 209 cell towers, and we are now collecting revenue. Our expectation is that such contracts will lead to a predictable profitable revenue stream in the remaining quarters of 2014.

Competitive Advantages/Strengths

Our Company is a diversified clean energy company built upon our roots as a pioneer in the wind farm development industry with particular expertise in the community wind sector. We believe that we have a number of competitive advantages in the clean renewable energy sector in addition to our nationally-recognized community wind development:

Tiered Service Offering Results in Multiple Revenue Streams.  One of our key advantages is that we generate revenue from our operating subsidiaries offering diversified products and services in all segments of the renewable clean energy sector rather than relying solely on one operating subsidiary to produce revenue:

●

Juhl Renewable Assets focuses on the acquisition of ownership positions in wind farms and investment in other renewable energy assets which provide predictable revenues and strong operating margins. Capitalizing on the unique knowledge base of our parent company, Juhl Renewable Assets acquires new and existing wind farms, thus building an asset base with predictable cash flows.

●

Juhl Energy Development is our wind farm development subsidiary, where revenue is generated from development, service and construction fees earned from each of the wind farms that we develop, which revenue is recognized on a completed basis.

●

Juhl Energy Services is our wind farm operations and maintenance subsidiary, where revenue is earned from administrative, management and maintenance services agreements and is recognized as the in-field services are provided. In early 2013, Juhl Energy Services formed a wholly-owned subsidiary, Juhl Tower Services, which enters into agreements to maintain equipment on towers, including wind generating towers and cellular towers. As of May 1, 2014, we have worked on 209 cell towers to date and anticipate this will lead to a profitable revenue stream in the remaining quarters of 2014.

●

Juhl Renewable Energy Systems is our small scale renewable subsidiary, where revenue will be contributed through the sale and installation of renewable energy systems, including solar products and small scale wind turbines, to the energy consumer (including agricultural-related businesses and municipalities) which provide modern options in terms of cost effectiveness, performance, and reliability.

●

Power Engineers Collaborative expands our professional capacities beyond wind and into the full range of clean energy sectors including natural gas, biomass, waste-to-energy, medium-to-large on-site solar, and support to larger wind farm construction.

Proven Record in Developing Wind Farm Projects.  One of our key advantages is that we have completed 23 community wind farm projects to date, representing approximately 240 MW of generating capacity of electricity, and currently have projects in various stages of development, amounting to a total of 295 MW of wind power generating capacity of electricity.

We expect that the ability to point to actual projects completed, along with the extensive knowledge base developed and relationships necessary to get the job done, will provide us an edge in securing new projects with owners considering retaining a development company. The significant relationships we have developed include those with utility power purchasers, equity and debt project finance sources, turbine suppliers and contractors. These strengths, we believe, will support continued growth of our nationally-recognized community wind farm development business.

 Experienced Management Team.   Led by an industry leader, Dan Juhl, we believe our development team is highly qualified in its experience, credibility and track record.

Mr. Juhl is an expert in the wind power field and is considered a pioneer in the wind industry having been active in this field since 1978.  He was a leader in the passage of specific legislation supporting wind power development in the states of Minnesota and Nebraska, as well as contributing to the development of the currently accepted, financial, operational and legal structure providing local ownership of medium-to-large scale wind farms. John Mitola, our President, is also considered an expert in the energy field having focused his career on energy efficiency, demand side management and independent power development. He has significant experience in the energy industry and electric industry regulation, oversight and government policy. The rest of our management team has collectively been involved in the wind power industry for more than 30 years.

We believe that our experience in developing community wind farms in new market areas and operating energy companies will enable us to continue to successfully expand our development portfolio. Further, we believe our management’s understanding of deregulated energy markets enables us to maximize the value of our development portfolio. Our team has experience in site selection, market analysis, land acquisition, community relations, permitting, financing, regulation and construction.

As we build on our diverse renewable energy business through strategic acquisitions or joint ventures with other industry partners on specific renewable energy projects, our experienced management team’s position in the industry will be elevated which will enhance our ability to secure  projects that meet our criteria and move forward on those renewable energy projects.

Established Local Presence and Credibility.   In the Midwest U.S. markets where we are active, our management team maintains a local presence and promotes community stakeholder involvement. By maintaining our principal office in Pipestone, Minnesota and satellite offices in Minneapolis, Minnesota and Chicago, Illinois, and becoming involved in local community affairs, we develop a meaningful local presence, which we believe provides us with a significant advantage when working through the local permitting processes and helps to enlist the support of our local communities for wind farms. We believe that our local approach has enabled us to secure approvals and support for our projects in regions that have historically voiced opposition and has given us a significant advantage over competitors, who are not as active in the local communities in which we are developing wind farms. Our management’s active participation in the state and local regulatory and legislative processes has led to the growth of community wind across the Midwest.

We plan to use the credibility that has been built in the local communities to expand our presence outside of the Midwest U.S. market, where we can take advantage of higher electricity rates.  Currently, we are developing a project in upstate New York to capitalize on higher electricity rates.   At the end of 2012, we formed a joint venture with Boulder, Colorado-based 8030 Companies to focus on the acquisition of existing wind farms and other clean energy assets across the United States and Canada.  This allows us to leverage the credibility that we have acquired in the community wind farm industry to expand our reach beyond the Midwest market and leverage our experience to augment operating assets and projects.

Strategic Acquisition Subsidiary – Juhl Renewable Assets.   Juhl Renewable Assets is our vehicle for strategic acquisitions to supplement our wind energy business and take advantage of the growth occurring in the community wind industry.  Our strategic acquisition plan actively focuses on the following: (i) acquisition of additional wind service businesses, including other operation and maintenance providers and wind consulting providers; (ii) acquisition of ownership of existing wind farms that fit our distributed generation model and the size  projects we typically develop; and (iii) acquisition or joint venture relationships with other industry partners on specific projects, where we can share the various elements of fees and profits including development fees, general construction, management, and operations and maintenance.   Such an acquisition strategy results in acquiring assets that provide a residual, repeatable annual revenue stream. Our focus is to take advantage of opportunities in regions with higher energy rates.

Currently, we own or have an interest in the following operating wind farms: (i) Valley View Wind Farm (10 MW); (ii) Woodstock Hills Wind Farm (10.2 MW), and (iii) Winona Wind Farm (1.5 MW), all of which are located in Minnesota. In addition to these positions in our current operating wind farms, Juhl Renewable Assets has reached a definitive agreement to acquire two wind farm projects, consisting of 3.2 MW, in Iowa. Those projects are under common ownership. The closing is subject to consent by the existing lenders, or the Company obtaining an alternative debt financing arrangement. A closing is expected in June 2014.

Recent Developments

During the past 18 months, we have achieved several significant milestones:

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We formed an acquisition subsidiary, Juhl Renewable Assets, in order to supplement our core business by acquiring complementary businesses, owning existing wind farms, and joint venturing with other industry partners on specific projects. To date, Juhl Renewable Assets has made an initial investment in the Valley View wind farm, and subsequent investments in Woodstock Hills and Winona wind.  We have sold approximately $1.6 million in private sales of Series A Preferred Stock of Juhl Renewable Assets to replenish a portion of the approximately $2.4 million of cash funds previously invested into three wind farm projects from Juhl Energy Development.

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In February 2014, we acquired certain assets of PVPower, Inc., a business focused on the sale of solar power products over the Internet. Juhl Renewable Assets had previously made a minority equity interest investment in PVPower in 2011. We will now distribute solar-related system products through Juhl Renewable Energy Systems to consumers and small businesses using the online system developed by PVPower.

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In September 2013, Juhl Energy Development entered into a co-development agreement for the Purdue Energy Park development project to construct a 20MW wind energy generation project in conjunction with Purdue University located in Tippecanoe County, Indiana. The private property for the project is approximately 8 miles from the Purdue campus in West Lafayette, Indiana. We anticipate finalizing the power purchase agreement and construction agreement in the third quarter. The project will be a community scale wind energy generation facility and a unique partnership among Purdue University, Duke Energy, Wabash Valley Power Association, a co-developer and the Company. The Project will sell energy for a term of 20 years through power purchase agreements with Duke Energy and Wabash Valley Power Association. Initial construction has commenced and we believe the project will be online in the fourth quarter of 2014.

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In January 2014, we finalized installation and began operation of two power-producing wind turbines, at Honda Transmission Manufacturing of America, Inc. (“Honda”) plant in Russells Point, Ohio. Juhl Energy Development had previously acquired substantially all of the early stage development assets relating to the development, construction and/or operation of an approximately 3.4 MW community wind energy project. Following such acquisition, we entered into an agreement with Honda Transmission Manufacturing of America, Inc. to develop, install and operate two turbines to generate electricity for their existing facilities and supply approximately 10% of the plant’s electricity, while reducing its carbon dioxide emissions. With the operation of the wind turbines, the Honda transmission plant is the first major automotive plant to obtain a portion of its electricity generated from wind turbines located on its property.

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Effective February 18, 2014, the Company entered into a purchase agreement with Vision Opportunity Master Fund, Ltd. (“Vision”), whereby the Company agreed to purchase shares of preferred stock of the Company held by Vision. The transaction closed on April 1, 2014. As a result of the transaction, we simplified our capital structure by eliminating a majority of the preferred stock and removing the quarterly dividend payments that has accompanied the preferred equity held by Vision. The transaction also decreased the number of shares of capital stock convertible into our common stock by approximately 10,400,000.

»	In March 2014, the nonrecourse debt of the Valley View wind farm was refinanced through a new bank in order to improve cash flow through interest and cost savings over the term of the loan.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are described in detail in the “Risk Factors” section of this prospectus immediately following the prospectus summary.

Corporate Information

Corporate History

Our Company was formed as a Delaware corporation in January 2006 as Help-U-Drive Incorporated. In September 2006, we changed our name to MH & SC, Incorporated in conjunction with a change of business direction. On June 24, 2008, we acquired Juhl Energy Development and Juhl Energy Services and concurrently completed a private placement. We succeeded to the wind farm development and management business of Juhl Energy Development and Juhl Energy Services, sold the MH & SC business and. changed our name to Juhl Wind, Inc. Effective January 2, 2013, we changed our name from Juhl Wind, Inc. to Juhl Energy, Inc. to reflect our diversified offerings in the clean and renewable energy sector. Our main office is located at 1502 17th Street SE, Pipestone, Minnesota 56164. Our telephone number is (507) 562-4310. Our website is www.juhlenergy.com. The information on, or that may be accessed through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

The Offering

The following is a brief description of certain terms of this offering and does not purport to be complete.

Shares we are offering	20,000,000 shares of Common Stock.

Over-allotment option	We have granted to the underwriter an option to purchase up to 3,000,000 additional shares of Common Stock to cover over-allotments, if any, within 30 days of the date of this prospectus.

Shares outstanding after the offering	45,234,826 shares of common stock will be outstanding immediately after completion of the offering.(1)

Use of Proceeds

We currently are obligated to use a portion of the proceeds of this offering to make payments on an amortizing promissory note, with an interest rate of 8% and a maturity date of May 1, 2015, issued to Vision Opportunity Master Fund, Ltd. in connection with our recent purchase of shares of preferred stock. That purchase (which closed on April 1, 2014) decreased the number of shares of capital stock convertible into our common stock by approximately 10,400,000. Under the terms of the note, for every $100,000 received in this offering, we are obligated to make accelerated principal payments on the note equal to 50% of the offering proceeds. The remaining proceeds will be used for new project development and acquisition of assets, and will provide additional liquidity for working capital and for general corporate purposes.

OTCBB trading symbol	Shares of our common stock are quoted on the OTCBB under the symbol “JUHL.” The last reported sales price of our common stock on the OTCBB on May 29, 2014, was $0.32.

Risk Factors

Investing in the Common Stock involves substantial risks. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in our securities

(1)     Based on 25,234,826 shares of common stock outstanding as of May 29, 2014 and excluding the following as of that date: 615,000 shares of Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $1.37 per share, 3,635,000 shares of Common Stock reserved for future awards under our equity compensation plan, 5,870,000 shares of Common Stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $.18 per share, 500,000 shares of Common Stock that will become issuable in 2014 as part of the terms of a contingent purchase price relating to a 2012 asset acquisition of PEC, and 128,042 shares of Common Stock issuable upon conversion of our Series B preferred stock that will be outstanding upon completion of this offering. Unless otherwise indicated, this prospectus assumes no exercise of the underwriter’s over-allotment option to purchase up to an additional 3,000,000 shares of Common Stock, nor shares of Common Stock issuable to the underwriter under a warrant to purchase shares equal to 5% of the shares sold in this offering.

RISK FACTORS

Investment in our common stock involves a high degree of risk and you should purchase shares only if you can afford a complete loss of your investment. You should carefully consider the following risk factors, other information in this prospectus and all other information contained in our other public filings before making an investment decision about our common stock. While the risks described below are the ones we believe are most important for you to consider, these risks are not the only ones that we face. Our business, financial condition or results of operations could be affected materially and adversely by any or all of these risks.

THE FOLLOWING MATTERS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS OR PROSPECTS, FINANCIAL OR OTHERWISE. REFERENCE TO THIS CAUTIONARY STATEMENT IN THE CONTEXT OF A FORWARD-LOOKING STATEMENT OR STATEMENTS SHALL BE DEEMED TO BE A STATEMENT THAT ANY ONE OR MORE OF THE FOLLOWING FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENT OR STATEMENTS.

With the exception of historical facts herein, the matters discussed herein are “forward looking” statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. Such “forward looking” statements include, but are not necessarily limited to statements regarding anticipated levels of future revenues and earnings from the operations of Juhl Energy, Inc. and its subsidiaries, projected costs and expenses related to our operations, liquidity, capital resources, and availability of future equity capital on commercially reasonable terms.

We disclaim any intent or obligation to publicly update these “forward looking” statements, whether as a result of new information, future events or otherwise. Unless the context indicates or suggest otherwise reference to “we”, “our”, “us”, and the “Company” in this section refers to the consolidated operations of Juhl Energy, Inc., a Delaware corporation.

Risks Related to the Offering

This offering may cause the trading price of our common stock to decrease immediately and remain depressed or continue to decline.

The number of shares we propose to issue and ultimately expect to issue if we complete the offering may result in an immediate decrease in the market value of the common stock. If the holders of the shares purchased in this offering choose to sell some or all of those shares, the resulting sales could further depress the market price of our common stock.

Because our management will have broad discretion over the use of the proceeds from this offering, you may not agree with how we use the proceeds.

We currently are obligated to use a portion of the proceeds of this offering to make payments on an amortizing promissory note, with an interest rate of 8% and a maturity date of May 1, 2015, issued to Vision Opportunity Master Fund, Ltd. in connection with our recent purchase of shares of preferred stock held by Vision Opportunity Master Fund, Ltd. Under the terms of the note, for every $100,000 received in this offering, we are obligated to make accelerated principal payments on the note equal to 50% of the offering proceeds. The remaining proceeds may be used for new project development, acquisition of assets and to provide additional liquidity for working capital and general corporate purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to influence how the proceeds are being used.

Risks Related to Our Business

We have a history of net losses, and we may never achieve or maintain profitability.

We have a history of net losses. Our net losses were approximately $3.0 million in 2013 and $2.9 million in 2012. At March 31, 2014, we had an accumulated deficit of approximately $22.5 million. We cannot provide you any assurance that we will ever achieve profitability and, even if we achieve profitability, that we will be able to sustain or increase profitability on a quarterly or annual basis.

As a holding company, we are dependent on our subsidiaries for cash distributions to fund debt payments and other corporate liabilities.

Because we are a holding company, we have no true operations or significant assets other than the stock we own of our subsidiaries. We depend on dividends, loans and other distributions from these subsidiaries to be able to service our indebtedness, fund share repurchases and satisfy other financial obligations. Contractual limitations and legal regulations may restrict the ability of our subsidiaries to make such distributions to us or, if made, may be insufficient to cover our financial obligations.

If we cannot continue to develop our portfolio of wind farm projects and turn such projects into operating projects, our business will not grow.

We may be unable to meet our targets and goals for wind farm development, because we will need to add new projects to our pipeline on an ongoing basis, including projects we acquire from others. In addition, we may have difficulty in converting our projects under development into operating projects or may be unable to find suitable projects to add to our development portfolio. These circumstances could prevent those projects from commencing operations or from meeting our original expectations about how much energy they will generate or the returns they will achieve. Some of our wind farm projects in our portfolio will not progress to construction or may be substantially delayed. From time to time we have abandoned projects on which we had started development work, or re-categorized projects to a less advanced stage than we had previously assigned them, representing in the aggregate a loss of potential capacity. In addition, those projects that are constructed and begin operations may not meet our return expectations due to schedule delays, cost overruns or revenue shortfalls or they may not generate the capacity that we anticipate or result in receipt of revenue in the originally anticipated time period or at all. An inability to maintain and add to our development portfolio or to convert projects into financially successful operating projects would have a material adverse effect on our business, financial condition and results of operations which could include writing off development costs or impairing assets.

Our plans for growth and diversification may not be successful.

Juhl Energy historically focused on community wind power development, management and ownership throughout the United States. In 2013, approximately 25% of our revenue was derived through our core business of wind farm development. We can provide no assurances that long-term improved market conditions within the wind industry will occur or that we will be able to capitalize on these opportunities. Moreover, the failure to extend or renew the federal production tax credit or other federal incentive programs will likely have a material adverse impact on our wind energy business, results of operations, financial performance and future development efforts. A continued or prolonged economic slowdown in the wind industry or other unfavorable market factors could result in further revisions to our expectations with respect to future financial results and cash flows. In response to these conditions, we have made a strategic decision to diversify our business further into small-scale renewables, including solar, engineering services, and expansion of our tower maintenance services to the telecommunication industry. In 2012, we purchased Power Engineers Collaborative (PEC) to provide engineering services for customers such as utilities and independent power producers. In 2013, we formed Juhl Tower Services, to allow us to capitalize on the growth of the telecommunication industry and the resulting demand for infrastructure, including the cellular communication towers, by using our expertise from the maintenance of turbines in our core business of wind farm development. There is no assurance that we will be able to grow our presence in these businesses at a rate sufficient to compensate for a potentially weaker wind energy market. Moreover, our participation in these markets may require additional investments in personnel, equipment and operational infrastructure. If we are unable to further penetrate these markets, our plans to diversify our operations may not be successful and our anticipated future growth may be adversely affected.

We may also grow our existing wind business through strategic acquisition of existing wind farm projects. Difficulties or delays in acquiring, financing and effectively integrating any new wind farms may adversely affect future performance. Moreover, if our acquisition efforts are not successful, our future earnings may be adversely affected.

We face competition from industry participants who may have greater resources than we do.

Our businesses are subject to risks associated with competition from new or existing industry participants who may have more resources and better access to capital. Many of our competitors and potential competitors may have substantially greater financial, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. Among other things, these industry participants compete with us based upon price, quality, location and available capacity. We cannot be sure that we will have the resources or expertise to compete successfully in the future. Some of our competitors may also be able to provide customers with additional benefits at lower overall costs to increase market share. We cannot be sure that we will be able to match cost reductions by our competitors or that we will be able to succeed in the face of current or future competition. In addition, we may face competition from our customers as they seek to be more vertically integrated

Our diversification outside of the wind energy market exposes us to business risks associated with the telecommunication industry, among others, which may slow our growth or penetration in these markets.

While we have some experience in the tower maintenance services business through our maintenance services performed on wind turbines, the telecommunication industry has not been our primary focus. In further diversifying our business to serve this market we will face competitors who may have more resources, longer operating histories and more well-established relationships than we do, and we may not be able to successfully or profitably generate additional business opportunities in these industries. Moreover, if we are unable to successfully diversify into these markets our business may be exposed to risks associated with these industries, which could adversely affect our future earnings and growth, as discussed below under “Risks Related to the Telecommunications Industry.”

We are dependent on Daniel J. Juhl’s reputation and experience, and his loss would adversely affect our ability to implement our strategy.

Our business depends on the availability to us of Daniel J. Juhl, our Chairman of the Board and Chief Executive Officer. Mr. Juhl founded Juhl Energy and Juhl Energy Services, and has been a pioneer in the community wind power industry. The business contacts and relationships that we maintain in the community wind industry are predominantly those of Mr. Juhl. Our business would be materially and adversely affected if his services would become unavailable to us. We cannot assure you that Mr. Juhl will continue to be available to us. Any failure by us to find suitable replacements for Mr. Juhl may be disruptive to our operations. Competition for such personnel in this industry is intense, and we may be unable to attract, integrate and retain such personnel successfully.

The loss of some of our key executive officers and employees could negatively impact our business prospects.

Our future operational performance depends to a significant degree upon the continued service of key members of our management as well as marketing, sales and operations personnel. The loss of one or more of our key personnel could have a material adverse effect on our business. We believe our future success will also depend in large part upon our ability to attract, retain and further motivate highly skilled management, marketing, sales and operations personnel. We may experience intense competition for personnel, and we cannot assure you that we will be able to retain key employees or that we will be successful in attracting, assimilating and retaining personnel in the future.

The loss of one or more members of our senior management or key employees may adversely affect our ability to implement our strategy.

We depend on our experienced management team and the loss of one or more key executives could have a negative impact on our business. We also depend on our ability to retain and motivate key employees and attract qualified new employees. Because the wind industry is a relatively specialized market which requires expertise related to construction and utilities, there is a scarcity of top-quality employees with experience in the wind industry. If we lose a member of the management team or a key employee, we may not be able to replace him or her. Integrating new employees into our management team and training new employees with no prior experience in the wind industry could prove disruptive to our operations, require a disproportionate amount of resources and management attention and ultimately prove unsuccessful. An inability to attract and retain sufficient technical and managerial personnel could limit or delay our development efforts, which could have a material adverse effect on our business, financial condition and results of operations.

We depend on outside advisors for some of our primary business operations.

To supplement the business experience of our officers and directors, we employ accountants, technical experts, appraisers and attorneys or engage other consultants or advisors. The selection of any such advisors is made by our officers without any input from stockholders. Furthermore, it is anticipated that such persons may be engaged on an “as needed” basis without a continuing fiduciary or other obligation to us. In the event management considers it necessary to hire outside advisors, they may elect to hire persons who are affiliates, if they are able to provide the required services.

We compete with other renewable energy producers for limited tax equity financing, which could raise the cost of tax equity financing for us and adversely impact our development strategy.

Tax equity investors have limited funds, and wind energy producers compete with other renewable energy producers for tax equity financing. In the current rapidly expanding market, the cost of tax equity financing may increase and there may not be sufficient tax equity financing available to meet the total demand in any year. In addition, one or more current tax equity investors may decide to withdraw from this market thereby depleting the pool of funds available for tax equity financing. Alternative financing will be more expensive and there may not be sufficient liquidity in alternate financial markets. As a result, development of additional wind farms by us would be adversely affected.

We may not be able to efficiently integrate the operations of our acquisitions, products or technologies.

From time to time, we may acquire new and complementary technology, assets and companies. We do not know if we will be able to complete any acquisitions or if we will be able to successfully integrate any acquired businesses, operate them profitably or retain key employees. Integrating any other newly acquired business, product or technology could be expensive and time-consuming, disrupt our ongoing business and distract our management. We may face competition for acquisition targets from larger and more established companies with greater financial resources. In addition, in order to finance any acquisitions, we might be forced to obtain equity or debt financing on terms that are not favorable to us and, in the case of equity financing our stockholders interests may be diluted. If we are unable to integrate effectively any newly acquired company, product or technology, our business, financial condition and operating results could suffer.

We face competitive pressures from a variety of competitors in the markets we serve.

We are a small company, and we operate in a competitive market, and this competition may accelerate in the future. In the United States, large utility companies dominate the energy production industry and coal continues to dominate as the primary resource for electricity production followed by other traditional resources such as oil and natural gas. We expect that primary competition for the wind power industry will continue to come from utility company producers of electricity generated from coal and other non-renewable energy sources. Within the U.S. wind power market itself, there is also a high degree of competition, with growth opportunities in all sectors of the industry regularly attracting new entrants.

Our competitors have, or may have, substantially greater financial, marketing or technical resources, and in some cases, greater name recognition and experience than we have. Some competitors, including European producers and large U.S. utilities, may enter markets we serve and sell electricity at low prices in order to obtain market share. There are a limited number of sites desirable for wind farms and a limited supply of wind turbines and other related equipment necessary to operate wind farm facilities. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the development, promotion and sale of electricity than we can. Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of our prospective customers. It is possible that new competitors or alliances among competitors may emerge and rapidly gain significant market share. This would in turn reduce our market share, reduce our overall sales and require us to invest additional funds in new technology development. If we cannot compete successfully against competitors, this will have a negative impact on our business, financial condition, results of operations and cash flow.

We compete with other renewable energy companies (and energy companies in general) for the financing needed to pursue our development plan. Once we have developed a project and put a project into operation, we may compete on price if we sell electricity into power markets at wholesale market prices. Depending on the regulatory framework and market dynamics of a region, we may also compete with other wind energy companies, as well other renewable energy generators, when we bid on or negotiate for a long-term power purchase agreement (PPA).

We need to manage growth in operations to maximize our potential growth and achieve our expected revenues and our failure to manage growth will cause a disruption of our operations resulting in the failure to generate revenue or operate profitably.

In order to maximize potential growth in the wind power markets, we believe that we must expand our development activities to locate sites to generate wind power, as well as explore outlets for the sale of electricity generated. This expansion will place a significant strain on our management team and our operational, accounting and information systems. We expect that we will need to continue to improve our operating procedures, financial controls, and management information systems. We will also need to effectively hire, train, motivate and manage our employees. Our failure to properly manage our growth could disrupt our operations and ultimately prevent us from generating the profits we expect.

Our operating results may be adversely affected by the uncertain geopolitical environment and unfavorable factors affecting economic and market conditions.

Adverse factors affecting economic conditions worldwide have contributed to a general inconsistency in the power industry and may continue to adversely impact our business, resulting in:

●	reduced demand for electricity as a result of a decrease in spending by customers and potential customers

●	increased price competition for electricity, and

●	higher overhead costs as a percentage of revenues.

Terrorist and military actions may continue to put pressure on economic conditions. If such an attack should occur or if the economic and market conditions in the United States deteriorate as a result of a terrorist attack, we may experience a material adverse impact on our business, operating results, and financial condition as a consequence of the above factors or otherwise.

We rely on a limited number of customers.

The Company derived approximately 55% of its revenue for the year ended December 31, 2013 from three customers primarily as a result of development and construction revenue, engineering services, and electricity sales, approximately 49% of its revenues for the year ended December 31, 2012 were from sales to two customers primarily as a result of electricity sales and engineering revenue, and approximately 63% of its revenue for the quarter ended March 31, 2014 were from four customers primarily as a result of development and construction revenue, engineering consulting services and electricity sales. A significant decrease in business from or loss of any of our major customers could harm our financial condition by causing a significant decline in revenues attributable to such customers. There are a limited number of possible customers for electricity and RECs produced in a given geographic location. As a result, we do not have many choices about the buyers of our electricity, which limits our ability to negotiate the terms under which we sell electricity. Also, since we depend on sales of electricity and RECs to certain key customers, our operations are highly dependent upon these customers' fulfilling their contractual obligations under our power purchase agreements (PPAs) and other material sales contracts. Our customers may not meet their contractual payment obligation or may become subject to insolvency or liquidation proceedings during the term of the relevant contracts. In addition, the credit support we received from such customers to secure their payments under the PPAs may not be sufficient to cover our losses if they fail to perform. Failure by any key customer to meet its contractual commitments or insolvency or liquidation of our customers could have a material adverse effect on our business, financial condition and results of operations.

Electric power plants using our systems to generate electricity rely on national and regional transmission systems and related facilities that are owned and operated by third parties and have both regulatory and physical constraints impeding access to electric markets.

Electric power plants using our systems to generate electricity in domestic regions depend on electric transmission systems and related facilities owned and operated by third parties to deliver the electricity we generate and have both regulatory and physical constraints impeding access to electric markets. Electric power plants using our systems may have limited or no access to interconnection and transmission capacity at reasonable costs or in a timely fashion, because there may not be transmission capacity available or there are many parties seeking access to the limited capacity that is available. In addition, certain PPAs we have entered into contain provisions that limit, or cap, the maximum allowable transmission costs under such PPAs, which may have the effect of increasing total project costs for electric power plants using our systems. The inability to secure access to capacity at reasonable costs, in a timely fashion or at all, could cause delays and require renegotiation of key PPA terms. Any such increased costs and delays could, in turn, delay the commercial operation dates of, or could result in termination of the PPAs associated with, electric power plants using our systems and negatively impact our revenues and financial condition.

Current or future litigation and regulatory actions could have a material and adverse effect on our business, financial condition and results of operations.

From time to time, we are subject to litigation and other legal and regulatory proceedings relating to our business. We are currently defendants in a litigation matter as further described under the heading "Legal Proceedings" in this prospectus. No assurances can be given that the results of these or new matters will be favorable to us. An adverse resolution of lawsuits, investigations or arbitrations could have a material adverse effect on our financial condition and results of operations. Defending ourselves in these matters may be time-consuming, expensive and disruptive to normal business operations and may result in significant expense and a diversion of management's time and attention from the operation of our business, which could impede our ability to achieve our business objectives. Additionally, any amount that we may be required to pay to satisfy a judgment or settlement may not be covered by insurance. Under our charter and the indemnification agreements that we have entered into with our officers, directors and certain third parties, we are required to indemnify and advance expenses to them in connection with their participation in certain proceedings. There can be no assurance that any of these payments will not be material.

Our businesses could be materially and adversely affected by events outside of our control.

Extraordinary or force majeure events beyond our control, such as natural or man-made disasters, could negatively impact our ability to operate. As an example, from time to time we face unexpected severe weather conditions which may result in weather-related delays that are not always reimbursable under a fixed-price contract; evacuation of personnel and curtailment of services; increased labor and material costs in areas resulting from weather-related damage and subsequent increased demand for labor and materials for repairing and rebuilding; inability to deliver materials, equipment and personnel to jobsites in accordance with contract schedules and loss of productivity. We may remain obligated to perform our services after any such natural or man-made event, unless a force majeure clause or other contractual provision provides us with relief from our contractual obligations. If we are not able to react quickly to such events, or if a high concentration of our projects are in a specific geographic region that suffers from a natural or man-made catastrophe, our operations may be significantly affected, which could have a negative impact on our operations. In addition, if we cannot complete our contracts on time, we may be subject to potential liability claims by our clients which may reduce our profits.

We cannot insure against all potential risks and may have difficulty insuring our business activities or become subject to increased insurance premiums.

Our business is subject to a number of risks, including inherent risks associated with service and construction support for wind turbines and cell towers. To mitigate the risks associated with our business, we have obtained various insurance policies. However, our insurance policies have high deductibles in certain instances and do not cover losses as a result of certain events. In addition, our insurance policies are subject to annual review by our insurers and these policies may not be renewed at all or on similar or favorable terms. If we were to incur a significant uninsured loss or a loss in excess of the limits of our insurance policies, the results could have a material adverse effect on our business, financial condition and results of operations.

Some of the projects we finance may require substantial operating or capital expenditures in the future.

Some of the projects we finance are capital intensive and require substantial ongoing expenditures for, among other things, additions and improvements, and maintenance and repair of equipment related to project operations. Any failure to make necessary operating or capital expenditures could adversely impact project performance. In addition, some of these expenditures may not be recoverable from current or future contractual arrangements.

Risks Relating to the Wind Energy Industry

The performance of wind farms is dependent upon meteorological and atmospheric conditions that fluctuate over time.

The production of electricity generated by wind farms will form the basis for a substantial portion of revenues. As a result, our results of operations may be highly dependent on meteorological and atmospheric conditions.

Site selection requires the evaluation of the quality of the wind resources based upon a variety of factors. The wind data gathered on site and data collected through other sources form the basis of wind resource projections for a wind farm’s performance, revenue generation, operating profit, project debt capacity, project tax equity capacity and return on investment, which are fundamental elements of our project planning. Wind resource projections at the time of commercial operations can have a significant impact on the level of capital that we can raise. Wind resource projections do not predict the wind at any specific period of time in the future. Therefore, even in the event where prediction of a wind farm’s wind resources becomes validated over time, the wind farm will experience hours, days, months and even years that are below wind resource predictions. Wind resource projections may not predict the actual wind resources observed by the wind farm over a long period of time. Assumptions included in wind resource projections, such as the interference between turbines, effects of vegetation and land use, and terrain effects may not be accurate. Wind resources average monthly and average time of day long-term predictions may not be accurate and, therefore, the energy wind farms produce over time may have a different value than forecast. If as a result of inaccurate wind resource projections, the performance of one or more of our wind farms falls below projected levels, our business, results of operations and financial condition could be materially adversely affected. This could also adversely impact our future construction projects and development revenue.

Operational factors may reduce energy production below projections, causing a reduction in revenue.

The amount of electricity generated by a wind farm depends upon many factors in addition to the quality of the wind resources, including but not limited to turbine performance, aerodynamic losses resulting from wear on the wind turbine, degradation of other components, icing or soiling of the blades and the number of times an individual turbine or an entire wind farm may need to be shut down for maintenance or to avoid damage due to extreme weather conditions. In addition, conditions on the electrical transmission network can impact the amount of energy a wind farm can deliver to the network. We cannot assure you that any of our wind farms will meet energy production expectations in any given time period, which could impact our ability to obtain future projects.

If wind farm energy projections are not realized, we could face a number of material consequences, including the following:

●	sales of energy by the projects may be significantly lower than forecast,

●	the amount of capacity permitted to be sold from our wind farms may be lower than forecast, and

●	our wind farms may be unable to meet the obligations of agreements based on projected production and as a result revenue would be lower than forecasted.

All of which taken together would negatively impact our business.

The wind energy industry is extensively regulated and changes in or new regulations or delays in regulatory approval could hurt our business development.

Our activities in the maintenance and management of electricity generating stations are subject to extensive energy and environmental regulation by federal, state and local authorities. Delay in obtaining, or failure to obtain and maintain in full force and effect, any of the regulatory approvals we need to develop our wind farms, or delay or failure to satisfy any applicable regulatory requirements, could prevent operation of our electricity generating stations or the sale of their electric energy, could result in potential liability, and could cause us to incur additional costs.

Various state governments may not extend or may decrease incentives for renewable energy, including wind energy, which would have an adverse impact on our development strategy.

Various types of incentives which support the sale of electricity generated from wind energy presently exist in Minnesota and other states where we plan to continue developing wind farms. In response to the push for cleaner power generation and more secure energy supplies, Minnesota, 34 other states and the District of Columbia have enacted renewables portfolio standards, or RPS, programs. These programs either require electric utilities and other retail energy suppliers to produce or acquire a certain percentage of their annual electricity consumption from renewable power generation resources or designate an entity to administer the central procurement of renewable energy certificates, or RECs, for the state. Wind energy producers such as us generate RECs due to the environmentally beneficial attributes associated with their production of electricity, and we benefit from the RPS-mandated purchase of electricity produced by us. A REC is a stand-alone tradable instrument representing the attributes associated with one megawatt hour of energy produced from a renewable energy source. These attributes typically include reduced air and water pollution, reduced greenhouse gas emissions and increased use of domestic energy sources. Many states including Minnesota use RECs to track and verify compliance with their RPS programs. Retail energy suppliers can meet the requirements by purchasing RECs from renewable energy generators, in addition to producing or acquiring the electricity from renewable sources. We cannot assure you that governmental support for alternative energy sources in the form of RPS programs or RECs recognition and trading will continue at the state level or that the wind farms that we develop will qualify for such incentives. Any decrease in such state-level incentives like RPS programs and RECs recognition and trading would have an adverse impact on our development strategy.

We depend on our ability to locate and develop new sources of wind power in a timely and consistent manner, and failure to do so would adversely affect our operations and financial performance.

Our success in the industry requires additional and continuing development to become and remain competitive. We expect to continue to make substantial investments in development activities. Our future success will depend, in part, on our ability to continue to locate additional wind power sites. Developing a wind farm site is dependent upon, among other things, acquisition of rights to parcels of property, receipt of required local, state and federal permits and the negotiation of satisfactory turbine supply, engineering, construction and agreements with respect to connecting to the existing electricity transmission network. This development activity will require continued investment in order to maintain and grow our market position. Because other businesses we operate also require investments, we may not have adequate capital to make these investments. We may experience unforeseen problems in our development endeavors. We may not achieve widespread market acceptance of our wind-powered electricity. We may not meet some of these requirements or may not meet them on a timely basis. We may modify plans for the development of a wind farm. We will typically incur substantial expense in the development of wind farms. Many of these expenses, including obtaining permits and legal and other services, are incurred before we can determine whether a site is environmentally or economically feasible. After such a determination is made, significant expenses, such as environmental impact studies, are incurred. A number of factors are critical to a determination of whether a site will ultimately be developed as a wind farm including changes in regulatory environment, changes in energy prices, community opposition, failure to obtain regulatory and transmission approvals and permits. These factors could materially affect our ability to forecast operations and negatively affect our stock price, results of operations, cash flow and financial condition.

Access to, availability and cost of transmission networks are critical to development of wind farms; failure to obtain sufficient network connections for future wind farms would adversely affect our operations and financial performance.

We depend on electric transmission facilities owned and operated by third parties to provide an outlet for electricity for our projects. We typically do not own or control the transmission facilities other than the limited facilities necessary to connect wind farms to the transmission network. The capacity of the local transmission network may be limited or constrained, and the owner of the network may not allow us to interconnect a new wind farm without first constructing the system upgrades that the owner requires. For this reason, we expect to pay some or all of the costs of upgrading the existing transmission facilities to support the additional electricity that a wind farm will be delivering into the network. The location of a wind farm in a particular area therefore depends significantly on whether it is possible to interconnect with the transmission network at a reasonable cost. Many wind farms are located in remote areas with limited transmission networks where intense competition exists for access to, and use of capacity on, the existing transmission facilities. We cannot assure you that we will obtain sufficient network connections for future wind farms within planned timetables and budgetary constraints.

Wind farms are required to meet certain technical specifications in order to be connected to the transmission network. If any wind farm does not meet, or ceases to comply with, these specifications, we will not be able to connect, to or remain connected, to the transmission network. We may also incur liabilities and penalties, including disconnection from the network, if the transmission of electricity by one or more of wind farms does not comply with applicable technical requirements. In the agreements with respect to connecting to the existing electricity transmission network between wind farms and the applicable transmission owner or operator, the transmission owner or operator retains the right to interrupt or curtail our transmission deliveries as required in order to maintain the reliability of the transmission network. We cannot assure you that our wind farms will not be adversely impacted by any such interruption or curtailment.

We may be unable to develop and construct wind farm projects economically in the future as a result of a significant, sustained decline in the market price of electricity or REC’s.

We may not be able to develop our wind projects economically if there is a significant, sustained decline in market prices for electricity or RECs without a commensurate decline in the cost of turbines and the other capital costs of constructing wind energy projects. Electricity prices are affected by various factors and may decline for many reasons that are not within our control. Those factors include changes in the cost or availability of fuel, regulatory and governmental actions, changes in the amount of available generating capacity from both traditional and renewable sources, changes in power transmission or fuel transportation capacity, seasonality, weather conditions and changes in demand for electricity. In addition, other power generators may develop new technologies or improvements to traditional technologies to produce power that could increase the supply of electricity and cause a sustained reduction in market prices for electricity and RECs. If governmental action or conditions in the markets for electricity or RECs cause a significant, sustained decline in the market prices of electricity or those attributes, without an offsetting decline in the cost of turbines or other capital costs of wind energy projects, we may not be able to develop and construct our pipeline of development projects or achieve expected revenues, which could have a material adverse effect on our business, financial condition and results of operations.

We need governmental approvals and permits, including environmental approvals and permits, to construct and operate our projects. Any failure to procure and maintain necessary permits would adversely affect ongoing development, construction and continuing operation of our projects.

The design, construction and operation of wind energy projects are highly regulated, may require various governmental approvals and permits, including environmental approvals and permits. We cannot predict whether all permits required for a given project will be granted or whether the conditions associated with the permits will be achievable. The denial of a permit essential to a project or the imposition of impractical conditions would impair our ability to develop the project. Delay in the review and permitting process for a project can impair or delay our ability to develop that project or increase the cost so substantially that the project is no longer attractive to us.

Our development activities and operations are subject to numerous environmental, health and safety laws and regulations.

We are subject to environmental, health and safety laws and regulations in each of the jurisdictions in which we operate. These laws and regulations may require us to obtain and maintain permits and approvals, undergo environmental impact assessments and review processes and implement environmental, health and safety programs and procedures to control risks associated with the siting, construction, operation and decommissioning of wind energy projects. For example, to obtain permits we may be required to undertake expensive programs to protect and maintain local endangered species. If such programs are not successful, we could also be subject to penalties or to revocation of our permits. In addition, permits frequently specify permissible sound levels.

If we do not comply with applicable laws, regulations or permit requirements, we may be required to pay penalties or fines or curtail or cease operations of the affected projects. Violations of environmental and other laws, regulations and permit requirements, including certain violations of laws protecting migratory birds and endangered species, may also result in criminal sanctions or injunctions.

Environmental, health and safety laws, regulations and permit requirements may change or become more stringent. Any such changes could require us to incur materially higher costs than we currently have. Our costs of complying with current and future environmental, health and safety laws, regulations and permit requirements, and any liabilities, fines or other sanctions resulting from violations of them, could adversely affect our business, financial condition and results of operations.

Warranties from suppliers of turbines, which protect us against turbine non-performance, may be limited by the ability of the vendor to satisfy its obligations under the warranty. In addition, the warranties have time limits and if we are not ready for turbine installation at the time we receive a turbine, that warranty protection can be lost.

When turbines are purchased for projects, we also enter into warranty agreements with the manufacturer. However, there can be no assurance that the supplier will be able to fulfill its contractual obligations. In addition, these warranties generally expire within two to five years after the turbine delivery date or the date the turbine is commissioned. We may lose all or a portion of the benefit of a warranty if we take delivery of a turbine before we are able to deploy it, as we have in the past. If we seek warranty protection and the vendor is unable or unwilling to perform its obligations under the warranty, whether as a result of the vendor's financial condition or otherwise, or if the term of the warranty has expired, we may suffer reduced warranty availability for the affected turbines, which could have a material adverse effect on our business, financial condition and results of operations. Also, under such warranties, the warranty payments by the manufacturer are typically subject to an aggregate maximum cap that is a portion of the total purchase price of the turbines. Losses in excess of these caps would be our responsibility.

Acquisition of existing wind energy assets involves numerous risks.

Our growth strategy includes acquiring wind energy assets complementary to Juhl Energy, such as additional wind service businesses, including operations and maintenance providers and wind consulting providers. Such strategy includes acquiring ownership of existing wind farms that meet our distributed generation model and the size range of our typical projects of 100 MW or less. The acquisition of existing wind energy assets involves numerous risks. They include: unanticipated costs and exposure to liabilities; difficulty in integrating the acquired assets; and, if the assets are in new markets, the risks of entering markets where we have limited experience. A failure to achieve the financial returns we expect when we acquire wind energy assets could have an adverse effect on our business.

We are not able to insure against all potential risks and may become subject to higher insurance premiums.

Our business is exposed to the risks inherent in the construction and operation of wind energy projects, such as breakdowns, manufacturing defects, natural disasters, terrorist attacks and sabotage. We are also exposed to environmental risks. We have insurance policies covering certain risks associated with our business. Our insurance policies do not, however, cover losses as a result of force majeure, natural disasters, terrorist attacks or sabotage, among other things. We generally do not maintain insurance for certain environmental risks, such as environmental contamination. In addition, our insurance policies are subject to annual review by our insurers and may not be renewed at all or on similar or favorable terms. A serious uninsured loss or a loss significantly exceeding the limits of our insurance policies could have a material adverse effect on our business, financial condition and results of operations.

Any inability or delay in updating or obtaining required licenses and permits could hinder development and adversely affect profitability.

We may be unable to obtain all necessary licenses and permits to operate our business. Juhl Energy may not necessarily hold all of the licenses and permits required in connection with the construction and operation of most of our wind projects. The failure to obtain all necessary licenses or permits, including renewals or modifications, could result in construction delays of any of our projects or could otherwise have a material adverse effect on Juhl Energy.

The wind energy industry is highly dependent on tax incentives.

Section 45 of the Internal Revenue Code provides for a production tax credit (“PTC”) of 1.5 cents (adjusted annually for inflation) per kilowatt hours of electricity produced by the taxpayer from a qualified facility during the 10-year period beginning on the date it was originally placed in service, and sold to an unrelated person. The production tax credit is reduced under a formula for any year in which the national average price of electricity produced from wind for the immediately succeeding year, or the “reference price,” exceeds 8 cents a kilowatt hour adjusted for inflation and is completely eliminated when the reference price exceeds 11 cents (adjusted for inflation) per kilowatt hour. The reference price for 2014 was 2.3 cents. The production tax credit which was scheduled to expire for qualified facilities placed in service after December 31, 2008, was extended by the Emergency Economic Stabilization Act of 2008 (Public Law 110-343) to qualified facilities placed in service before January 1, 2010. Under the American Recovery and Reinvestment Tax Act of 2009, the placed in service deadline for wind facilities was extended to December 31, 2012. Further, on January 1, 2013, the U.S. Congress passed the American Taxpayer Relief Act of 2012 (“ATRA”) to avert the “fiscal cliff.”  ATRA extends numerous energy-efficiency and renewable energy deductions and credits including the otherwise expiring PTC provision to cover projects that “begin construction” by December 31, 2013, which has now expired.  The elimination or significant reduction in the production tax credit described above could harm our business, financial condition and results of operations.

The federal government may not extend or may decrease tax incentives for renewable energy, including wind energy, on which we depend, and which would have an adverse impact on our development strategy.

The growth of wind power developments is likely to be hampered over the next two years due to uncertainty over the direction of U.S. energy policies and low natural gas prices. For example, ATRA extends numerous energy-efficiency and renewable energy deductions and credits including the otherwise expiring PTC provision to cover projects that “begin construction” by December 31, 2013. The uncertainty with respect to further extension of these credits and incentives has placed the wind industry in a tentative position with respect to projects that begin construction after December 31, 2013. If Congress fails to extend the credit for projects that begin construction in 2014, it will likely negatively impact the demand for wind turbines, towers, and related components. As a result, the failure to extend or renew these or similar incentives in the future could have a material adverse impact on our business, results of operation, financial performance and future development efforts of wind energy projects.

Our inability to obtain new wind farm development and construction project opportunities will impact our ability to maintain or grow our income streams from Wind Farm Development and Construction activities.

Our revenue associated with wind farm development and construction will be significantly affected if we are not able to identify suitable wind farm development project opportunities, and we may face increased competition for acquisition of wind farm projects being developed by others. Thus, our ability to realize revenue from our wind farm development and construction activities involves a number of special risks including:

•

failure to retain our existing key development personnel to assist in identifying or acquiring development opportunities, and completion of the many tasks required in the completion of wind farm projects;

•	our inability to manage or control costs and the schedules relating to our wind farm development and construction opportunities;
•	the risks associated with unanticipated events or liabilities; and
•	our inability to obtain financing or provide the liquidity necessary to obtain and complete project opportunities.

Risks Related to the Renewable Energy Industry

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

We are required to comply with national and local regulations regarding protection of the environment. If we fail to comply with present or future environmental regulations, we may be required to pay substantial fines, suspend production or cease operations. In addition, our cost to comply with future regulations may increase, which could adversely impact the price of our products and our profitability. Further, if any of our projects are exposed to adverse publicity, this could impact the completion of future projects.

The abundant competition and rapidly changing technology in the renewable energy industry may impair our success.

The renewable energy marketplace is highly fragmented, competitive and subject to rapid technological change, and we may be unable to successfully compete. Evolving industry standards, rapid price changes and rapid product obsolescence also impact the market. We currently compete in the market for renewable energy products and services and against companies that are better capitalized than us. Our competitors include many domestic and foreign companies, many of which have substantially greater financial, marketing, personnel and other resources than we do. Our current competitors or new market entrants could introduce new or enhanced technologies, products or services with features that could render our technologies, products or services obsolete or less marketable. Our success will be dependent upon our ability to develop superior energy products in a cost effective manner. In addition, we may be required to continually enhance any products that are developed as well as introduce new products that keep pace with technological change and address the increasingly sophisticated needs of the marketplace. There can be no assurance that we will be able to keep pace with the technological demands of the marketplace or successfully develop products that will succeed in the marketplace.

The pricing of renewable fuels from renewable resources may fluctuate due to the level of production of renewable fuels.

We believe that the production of renewable fuels is expanding rapidly, especially in the United States. There are a number of new plants under construction and planned for construction. We expect existing renewable fuel to expand by increasing production capacity and actual production. Increases in the demand for renewable fuels may not be commensurate with increasing supplies of renewable fuels or power. Thus, increased production of renewable energy fuels or power may lead to lower renewable fuel prices. The increased production of renewable fuels and power could also have other adverse effects. For example, increased renewable fuels production could lead to increased supplies of co-products from the production of renewable fuels. Those increased supplies could lead to lower prices for those co-products. Also, the increased production of renewable fuels could result in increased demand for renewable fuel supplies. This could result in higher prices for such supplies and cause higher renewable fuels production costs, which would result in lower profits. We cannot predict the future price of renewable fuels. Any material decline in the price of renewable fuels will adversely affect our sales and profitability.

We are dependent on market acceptance of renewable energy.

Our ability to generate revenue and be successful in implementation of our business plan is dependent on market growth in the renewable energy industry. A drop in the retail price of conventional energy or non-renewable renewable energy sources may negatively impact our business. The demand for renewable energy systems, services and products depends in part on the price of conventional energy, which affects return on investment resulting from the purchase of renewable energy. Fluctuations in economic and market conditions that impact the prices of conventional and non-renewable renewable energy sources, such as decreases in the prices of oil and other fossil fuels, could cause the demand for renewable energy systems, services and products to decline, which would have a negative impact on our business. Changes in utility electric rates could also have a negative effect on our business.

If the prices of traditional sources of energy decline significantly, the sales in our renewable energy business segment could decline and the financial results of our business operations would be harmed.

Prices of energy (including traditional sources of energy such as oil, gas, or electricity) or renewable energy may decline. The renewable energy industry as a whole can also be significantly affected by fluctuations in energy prices and supply and demand of renewable energy fuels, energy conservation, the success of exploration projects and tax and other government regulations and policies.  If sufficient demand for renewable energy products, services and systems does not develop or takes long periods of time to develop, the revenue from our renewable energy projects may not experience growth and may not permit the ongoing expansion of such initiatives. In the event that prices of energy from traditional sources undergo a significant and sustained decline, our sales and results of operations will be harmed.

If renewable energy technologies are not adopted for widespread use or sufficient demand for renewable energy products does not develop or takes longer to develop than we anticipate, we would be unable to achieve sales and market share.

The market for renewable energy products, services and systems is emerging and rapidly evolving, and its future success is uncertain. If renewable energy technology proves unsuitable for widespread commercial deployment or if demand for renewable energy products, services and systems fails to develop sufficiently or is unsustainable, we would be unable to achieve sales and market share. In addition, demand for renewable energy products, services and systems in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of renewable energy technology and demand for renewable energy products, services and systems including:

●	cost-effectiveness of renewable energy technologies as compared with conventional energy technologies;
●	performance and reliability of renewable energy products as compared with conventional energy products;
●	fluctuations in economic and market conditions that impact the viability of conventional energy sources;
●	increases or decreases in the prices of oil, coal and natural gas;
●	capital expenditures by customers, which tend to decrease when the domestic or foreign economies slow;
●	continued deregulation of the electric power industry and broader energy industry; and
●	availability and or effectiveness of government subsidies and incentives.

Failure to obtain and maintain industry certification for our renewable energy products where required could negatively impact our business.

We may seek safety or product compliance certification for some of our renewable energy products. If we fail to obtain or maintain these standards, we may not have any market interest for our products. We may not obtain this certification or we may be required to make changes to our products, which would delay our commercialization efforts and would negatively harm our business and our results of operations.

Risks Related to the Telecommunications Industry

Our cellular tower maintenance business depends on the demand for wireless communications and wireless infrastructure, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in carrier network investment may materially and adversely affect our business (including reducing demand for new tenant additions and network services).

Demand for our services with respect to wireless infrastructure depends on the demand for antenna space from our customers, which, in turn, depends on the demand for wireless voice and data services by their customers. The willingness of our customers to utilize our wireless infrastructure, or renew or extend existing contracts on our wireless infrastructure, is affected by numerous factors, including:

•	consumer demand for wireless services;

•	availability and capacity of our wireless infrastructure and associated land interests;

•	location of our wireless infrastructure;

•	financial condition of our customers, including their availability and cost of capital;

•	willingness of our customers to maintain or increase their capital expenditures;

•	increased use of network sharing, roaming, joint development, or resale agreements by our customers;

•	mergers or consolidations among our customers;

•	changes in, or success of, our customers' business models;

•	governmental regulations, including local and state restrictions on the proliferation of wireless infrastructure;

•	cost of constructing wireless infrastructure;

•

technological changes, including those affecting (1) the number or type of wireless infrastructure or other communications sites needed to provide wireless communications services to a given geographic area and (2) the obsolescence of certain existing wireless networks; and

•	our ability to efficiently satisfy our customers' service requirements.

A slowdown in demand for wireless communications or our wireless infrastructure may negatively impact our growth or otherwise have a material adverse effect on us. If our customers or potential customers are unable to raise adequate capital to fund their business plans, as a result of disruptions in the financial and credit markets or otherwise, they may reduce their spending, which could adversely affect our anticipated growth and the demand for our wireless infrastructure and network services.

We expect the amount of our customers' network investment to be cyclical and vary based upon the various matters described in these risk factors. We expect changes in carrier network investment to typically impact the demand for our wireless infrastructure. As a result, changes in carrier plans such as delays in the implementation of new systems, new technologies, including with respect to the use of small cells, or plans to expand coverage or capacity may reduce demand for our wireless infrastructure. Furthermore, the wireless communication industry could experience a slowdown or slowing growth rates as a result of numerous factors, including a reduction in consumer demand for wireless services and general economic conditions. There can be no assurances that weakness and uncertainty in the economic environment will not adversely impact the wireless communications industry, which may materially and adversely affect our business, including by reducing demand for our wireless infrastructure and network services. In addition, a slowdown may increase competition for site rental customers and network services. A wireless communications industry slowdown or a reduction in carrier network investment may materially and adversely affect our business.

A substantial portion of our revenues for Juhl Tower Services is derived from a small number of customers, and the loss, consolidation or financial instability of any of our limited number of customers may materially decrease revenues and reduce demand for our tower services.

A substantial portion of our revenues is derived from a small number of customers. The loss of any one of our customers as a result of bankruptcy, insolvency, consolidation, network sharing, roaming, joint development, resale agreements by our customers, merger with other customers of ours or otherwise may result in (1) a material decrease in our revenues, (2) uncollectible account receivables, (3) an impairment of our deferred site rental receivables, wireless infrastructure assets, site rental contracts and customer relationships intangible assets, (4) inability to realize our deferred tax asset, and (5) other adverse effects to our business. We cannot guarantee that contracts with our major customers will not be terminated or that these customers will renew their contracts with us. In addition to our four largest customers in the U.S., we also derive a portion of our revenues and anticipated future growth from customers offering or contemplating offering emerging wireless services; such customers are smaller and have less financial resources than our four largest customers, have business models which may not be successful, and may require additional capital.

Consolidation among our customers will likely result in duplicate or overlapping parts of networks, for example where they are co-residents on a tower, which may result in a reduction of wireless infrastructure and impact revenues from our wireless infrastructure. In addition, consolidation may result in a reduction in such customers' future capital expenditures in the aggregate because their expansion plans may be similar. Wireless carrier consolidation could decrease the demand for our wireless infrastructure, which in turn may result in a reduction in our revenues and cash flows.

Our cellular tower maintenance services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

The operating results of our network services business for any particular period may vary significantly and should not necessarily be considered indicative of longer-term results for this activity. Our network services business may be adversely impacted by various factors including competition, economic weakness and uncertainty, our market share, and changes in the type and volume of work performed.

If we fail to comply with laws or regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.

A variety of federal, state, local and foreign laws and regulations apply to our business, including those discussed elsewhere herein. Failure to comply with applicable requirements may lead to civil penalties or require us to assume indemnification obligations or breach contractual provisions. We cannot guarantee that existing or future laws or regulations, including state and local tax laws, will not adversely affect our business, increase delays or result in additional costs. These factors may have a material adverse effect on us.

Failure to operate our tower services safely could adversely affect the Company.

Juhl Tower Services’ operations require the institution and maintenance of safety protocols and management programs to insure the safety of employees, contractors and third parties. The locations in which the towers are located may require specific safety precautions. A failure of, or damage to, these facilities, or an error in the operation or maintenance of these facilities or a breach of safety standards could result in bodily injury or death, property damage, the release of hazardous substances or extended service interruptions. In such event, the Company could be required to pay substantial amounts, which may not be covered by insurance policies, to repair or replace the facilities, compensate others for injury or death or other damage, and settle any proceedings initiated against the Company. The occurrence of such events could also adversely affect the cost and availability of insurance and adversely affect our reputation and our ability to secure and maintain tower operations.

Risks Relating to Engineering Services Industry

Our vulnerability to the cyclical nature of the markets in which our clients operate is exacerbated during economic downturns or times of political uncertainty.

Through our wholly-owned subsidiary, Power Engineers Collaborative, we provide engineering services, which include assistance in site selection, environmental permitting, equipment studies, preparation of contract documents, bid evaluation, contract awards, preparation of detailed construction documents, design of auxiliary facilities, engineering services during construction and training of operating and maintenance personnel, to electric utilities, independent power producers and industry and building systems. These markets and the resulting demand for our services have been, and we expect will continue to be, cyclical and subject to significant fluctuations due to a variety of factors beyond our control, including economic conditions and changes in client spending, particularly during periods of economic or political uncertainty.

Our project execution activities may result in liability for faulty engineering services.

Our failure to make judgments and recommendations in accordance with applicable professional standards could result in large damages. Our engineering practice involves professional judgments regarding the planning, design, development, construction, operations and management of industrial facilities and public infrastructure projects. A catastrophic event at one of our project sites or completed projects resulting from the services we have performed could result in significant professional or product liability, warranty or other claims against us as well as reputational harm, especially if public safety is impacted. These liabilities could exceed our insurance limits or the fees we generate, or could impact our ability to obtain insurance in the future. In addition, clients or subcontractors who have agreed to indemnify us against any such liabilities or losses might refuse or be unable to pay us. An uninsured claim, either in part or in whole, if successful and of a material magnitude, could have a substantial impact on our operations.

We are subject to professional standards, duties and statutory obligations on professional reports and opinions we issue, which could subject us to monetary damages.

We issue reports and opinions to clients based on our professional engineering expertise as well as our other professional credentials that subject us to professional standards, duties and obligations regulating the performance of our services. If a client or another third party alleges that our report or opinion is incorrect or it is improperly relied upon and we are held responsible, we could be subject to significant monetary damages.

We may depend upon suppliers and subcontractors to complete our contractual commitments.

Some of the work performed under our contracts is actually performed by third-party subcontractors. If we are unable to hire qualified subcontractors, our ability to successfully complete a project could be impaired. If the amount we are required to pay for subcontractors or equipment and supplies exceeds what we have estimated, especially in a fixed-price type contract, we may suffer losses on these contracts. If a supplier or subcontractor fails to provide supplies or services as required under a contract for any reason, or provides supplies or services that are not an acceptable quality, we may be required to source those supplies or services on a delayed basis or at a higher price than anticipated, which could impact contract profitability. In addition, faulty workmanship and materials could impact the overall project, resulting in claims against us for failure to meet required project specifications. These risks may be intensified if these suppliers or subcontractors experience financial difficulties or find it difficult to obtain sufficient financing to fund their operations or access to bonding, and are not able to provide the services or supplies necessary for our business.

Employee, agent or partner misconduct or our overall failure to comply with laws or regulations could weaken our ability to win contracts, which could result in reduced revenues and profits.

Misconduct, fraud, non-compliance with applicable laws and regulations, or other improper activities by one of our employees, agents or partners could have a significant negative impact on our business and reputation. Such misconduct could include the failure to comply with government procurement regulations, regulations regarding the protection of classified information, regulations prohibiting bribery and other corrupt practices, regulations regarding the pricing of labor and other costs in government contracts, regulations on lobbying or similar activities, regulations pertaining to the internal controls over financial reporting, environmental laws, and any other applicable laws or regulations.

We engage in a highly competitive business. If we are unable to compete effectively, we could lose market share and our business and results of operations could be negatively impacted.

We face intense competition to provide technical services to clients. The extent of such competition varies by industry, geographic market, and project type. Clients generally award large projects to large professional services firms, which may give our larger competitors an advantage when bidding for these projects. Conversely, with respect to our engineering, design, and consulting services, low barriers of entry can result in competition with smaller, newer competitors. If we are unable to compete effectively, we may experience a loss of market share or reduced profitability or both, which if significant, could have a material adverse impact on our business, financial condition, and results of operations.

Risks Associated with Our Common Stock and Capital Structure

Because we became a publicly traded company through a share exchange transaction (or reverse acquisition), we may not be able to attract the attention of major brokerage firms.

Additional risks are associated with our becoming public through a reverse acquisition. For example, security analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. We cannot assure you that brokerage firms will want to conduct any public offerings on our behalf in the future.

Our current management can exert significant influence over us.

As of May 29, 2014, our executive officers and directors as a group beneficially owned approximately 63.47% of our outstanding shares of common stock on fully-diluted basis. As a result, these stockholders will be able to assert significant influence over all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our outstanding shares of common stock could have the effect of delaying or preventing a change in control, or otherwise discouraging or preventing a potential acquirer from attempting to obtain control. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of the owners of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and, accordingly, could cause us to enter into transactions or agreements that we would not otherwise consider.

We could issue “blank check” preferred stock without approval of the common stockholders with the effect of diluting then current stockholder interests and impairing their voting rights. Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation authorizes the issuance of up to 20,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Our board of directors is empowered, without common stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. Delaware law could also make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Our stock price has been volatile and this volatility is likely to continue.

Historically, the market price of our common stock has been volatile. The high and low prices for the years 2008 through 2013 are set forth in the table below:

Juhl Energy, Inc.

Trading Range – Common Stock

Year	Low	High
2008	$1.10	$5.40
2009	$1.50	$3.50
2010	$0.87	$2.58
2011	$0.41	$1.73
2012	$0.20	$1.14
2013	$0.14	$0.60

Events that may affect our common stock price include:

●	Quarter to quarter variations in our operating results;

●	Changes in earnings estimates by securities analysts;

●	Changes in interest rates or other general economic conditions;

●	Discussion of us and our stock price by financial and industry press and in online investor communities;

●	Fluctuations in stock market prices and trading volumes of similar companies; and

●	Additions or departures of key personnel.

Although all publicly traded securities are subject to price and volume fluctuations, it is likely that our common stock will experience these fluctuations to a greater degree than the securities of more established and better capitalized organizations.

We have not paid, and we are unlikely to pay in the near future, cash dividends on our common stock. As a result, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We have never paid any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends by us will depend on our future earnings, financial condition and such other business and economic factors as our management may consider relevant. As a result, your only opportunity to achieve a return on your investment will be if the market price of our common stock appreciates and you sell your shares at a profit.

Our common stock does not have a vigorous trading market and you may not be able to sell your securities when desired.

We have a limited active public market for our common shares. We cannot assure you that a more active public market will develop thereby allowing you to sell large quantities of our shares. Consequently, you may not be able to readily liquidate your investment.

Factors over which we have little or no control may cause our operating results to vary widely from period to period, which may cause our stock price to decline.

Our operating results may fluctuate from period to period depending on several factors, including varying weather conditions; changes in regulated or market electricity prices; electricity demand, which follows broad seasonal demand patterns; changes in market prices for RECs; and unanticipated development or construction delays. Thus, a period-to-period comparison of our operating results may not reflect long-term trends in our business and may not prove to be a relevant indicator of future earnings. These factors may harm our business, financial condition and results of operations and may cause our stock price to decline.

Our operating results may fluctuate significantly from period to period; if we fail to meet the expectations of securities analysts or investors, our stock price may decline significantly.

Several factors can contribute to significant quarterly and other periodic fluctuations in our results of operations. These factors may include but are not limited to the following:

●	Pricing and availability of competitive products and services;
●	Changes in government regulations, tax-based incentive programs, and changes in global economic conditions;
●	Delays in installation of specific projects due to inclement weather;

We base our planned operating expenses in part on our expectations of future revenue, and we believe a significant portion of our expenses will be fixed in the short-term. If revenue for a particular quarter is lower than we expect, we likely will be unable to proportionately reduce our operating expenses for that quarter, which would harm our operating results for that quarter. This may cause us to miss any analysts’ guidance. If we fail to meet or exceed analyst or investor expectations or our own future guidance, even by a small amount, our stock price could fluctuate, perhaps substantially.

Significant sales of our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for our common stock.

Sales of substantial amounts of our common stock in the public market by us or our stockholders could adversely affect the prevailing market price of our common stock and could cause the market price of our common stock to remain low for a substantial amount of time. Additionally, equity awards may also be granted under our incentive compensation plan. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares were attempted to be sold within a short period of time, the market for our shares would be adversely affected. It is also unclear whether or not the market for our common stock could absorb a large number of attempted sales in a short period of time, regardless of the price at which they might be offered. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and our ability to raise additional capital.

Risks Related to our Financial Activities

The preparation of our financial statements involves use of estimates, judgments and assumptions, and our financial statements may be materially affected if our estimates prove to be inaccurate.

Financial statements prepared in accordance with U.S. GAAP require the use of estimates, judgments and assumptions that affect the reported amounts. Different estimates, judgments and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments and assumptions are likely to occur from period to period in the future. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to determining revenue recognition; realizability of accounts receivable; determination of the primary beneficiary of a variable interest entity; the assumptions used in the impairment analysis of long-lived assets and goodwill; valuation of deferred tax assets, deferred power purchase contract revenue, stock-based compensation and warrants, asset retirement obligations, derivative instruments, assumptions used in the computation of contingent liability, and other contingencies. These estimates, judgments and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our business, financial condition and results of operations.

We have made certain guarantees of indebtedness or offered indemnification as part of our funding activities in certain wind farm projects. Thus, if a default or breach occurs, it would likely have a current or future adverse effect on our financial condition.

We have made certain guarantees of indebtedness or offered indemnifications of warranties and representations in conjunction with the funding activities of the Valley View and Grant County wind farms.

In conjunction the closing of an equity commitment on the Honda project in November 2013, the Company has made certain parent company guarantees to the equity investor involving the satisfactory performance of its subsidiaries for the completion of the project construction and the warranty obligations under the construction agreement. If such guarantees would result in amounts due under the guarantees to be more than 50% of the approximate $10 million project cost, the Company would have the option to repurchase the project from the equity investor for the project cost.

The Company agreed to guarantee certain payments to investors in the Valley View wind farm project as set forth below:

●

The timely payment of any and all guaranteed payments required to be paid to preferred membership investors (who contributed approximately $2.5 million) as they may become due under the respective LLC operating agreements, and the timely payment of any and all amounts payable upon exercise of a put right by such preferred members. The put right is outside the control of the Company and may occur either in two years or in certain cases, ten years. The Company does have up to six months from the date that to make such put right payment, and should the Company fail to make the put right payment within such six month period, the principal amount owed by the Company is subject to a penalty of an additional 10%. In October 2013, one of the parties representing $518,000 of the preferred membership investors, exercised their put right and the Company expects that it will redeem such interests in the second quarter of 2014.

●

The Company has agreed, with respect to a put right made available to one of the Common Members in the Valley View wind farm project (who contributed $500,000) to redeem any of its units then held by the respective individual investor for a price in cash equal to the present value of the (i) estimate future distributions to be made to Purchaser net of (ii) estimated future income allocations for which no distributions are projected to be made (“Put Right Purchase Amount”). If the Company fails to pay in full the Put Right Purchase Amount in cash on the due date, the Company shall issue a promissory note with a maturity date not exceeding 36 months and pay interest thereon.

Aside from these arrangements, we believe that there are no off-balance sheet arrangements between us and any other entity that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

One of our subsidiaries is in default under a line of credit. Any default by our subsidiaries on their obligations under their debt instruments could require us to make payments to lenders to prevent foreclosure on the collateral securing the debt, such as wind energy assets.

Our subsidiaries incur various types of debt. Non-recourse debt is repayable solely from the applicable project's revenues and is secured by the project's physical assets, major contracts, cash accounts, or our ownership interest in the project subsidiary (if any). Limited recourse debt is debt where we have provided a limited guarantee and recourse debt is debt where we have provided a full guarantee, which means if our subsidiaries default on these obligations, we will be liable directly to those creditors, although in the case of limited recourse debt only to the extent of our limited recourse obligations. To satisfy these obligations, we may be required to use amounts distributed by our other subsidiaries as well as other sources of available cash, reducing the cash available to execute our business plan. In addition, if our subsidiaries default on their obligations under non-recourse financing agreements, we may decide to make payments to prevent the creditors of these subsidiaries from foreclosing on the relevant collateral. Such a foreclosure would result in our losing our ownership interest in the subsidiary or in some or all of its assets. At December 31, 2013 and at March 31, 2014, we were not in compliance with certain covenants under a $500,000 bank line of credit issued to Juhl Tower Services to assist in the funding of our tower services business activities and we are seeking a waiver or amendment to this line of credit. The line of credit is secured by all assets of Juhl Tower Services and in addition, is guaranteed by the Company. If we do not obtain a waiver or amendment of the applicable provisions of the line of credit, the lender could declare all outstanding amounts under the line of credit immediately due and payable. In addition, any waiver or amendment could require us to pay cash amounts to the lender. The loss of our ownership interest in one or more of our subsidiaries or some or all of their assets or payments to lenders could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to finance the growth of our business, including the development and construction of our wind energy projects and the growth of our organization.

We are in a capital intensive business and rely heavily on the debt and equity markets to finance the development and construction costs of our projects and other projected capital expenditures. Completion of our projects requires significant capital expenditures and construction costs. Recovery of the capital investment in a wind energy project generally occurs over a long period of time. As a result, we must obtain funds from equity or debt financings, including tax equity transactions, or from government grants to develop and construct our existing project pipeline, to finance the acquisition of turbines, to identify and develop new projects and to pay the general and administrative costs of operating our business. The cost of turbines has historically represented approximately 70% of the total cost of an average wind energy project. The significant disruption in credit and capital markets generally that began in the fall of 2008 has made it difficult from time to time to obtain financing on acceptable terms or, in some cases, at all. If we are unable to raise additional funds when needed, we could delay development and construction of projects, reduce the scope of projects or abandon or sell some or all of our development projects, or default on our contractual commitments to buy turbines in the future, any of which would adversely affect our business, financial condition and results of operations.

We may have difficulty obtaining additional financing when needed or on acceptable terms and there can be no assurances that our operations will generate cash flows in an amount sufficient to enable us to pay our indebtedness.

We rely on banks and capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. There can be no assurances that our operations will generate sufficient cash flows to enable us to pay our remaining indebtedness or to fund our other liquidity needs. If we cannot make scheduled payments on our debt, we will be in default and, as a result, among other things, our debt holders could declare all outstanding principal and interest to be due and payable which could force us to liquidate certain assets or alter our business operations or debt obligations. Moreover, if we are unable to obtain additional capital or if our current sources of financing are reduced or unavailable, we will likely be required to delay, reduce the scope of, or eliminate our plans for expansion and this could affect our overall operations.

The Company and its subsidiaries have had material weaknesses and significant deficiencies in our internal control over financial reporting that we have not addressed. Any material weaknesses or significant deficiencies in our internal controls could result in a material misstatement in our financial statements as well as result in our inability to file periodic reports timely as required by federal securities laws, which could have a material adverse effect on our business and stock price.

We are required to design, implement and maintain effective controls over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company's annual or interim financial statements will not be prevented or detected on a timely basis.

As of December 31, 2013, the Company and its subsidiaries had material weaknesses in their internal control over financial reporting that related to the adequacy of our financial and accounting organization support for our financial accounting and reporting needs. These weaknesses mainly resulted from a lack of sufficient personnel, and contributed to deficiencies related to: (1) controls over the period-end financial reporting process, including controls over the financial closing process; (2) proper segregation of duties; and (3) an effective review, approval and communications process for journal entries. As of the date of this prospectus, we have not remediated these material weaknesses.

We cannot be certain that in the future that we will not continue to have or identify new material weaknesses in our internal control over financial reporting or that we will successfully remediate any such material weaknesses. The Company and its subsidiaries may have weaknesses in our internal controls that could result in a material misstatement in our annual or interim consolidated financial statements, or cause us to fail to meet our obligations to file periodic financial reports with the SEC. Any of these failures could result in adverse consequences that could materially and adversely affect our business, including potential action by the SEC against us, possible defaults under our debt agreements, stockholder lawsuits, delisting of our stock and general damage to our reputation.

We are subject to credit and performance risk from third parties under service and supply contracts.

We enter into contracts with vendors to supply equipment, materials and other goods and services for the development, construction and operation of wind projects as well as for other business operations. If vendors do not perform their obligations, we may have to enter into new contracts with other vendors at a higher cost or may have schedule disruptions.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of shares of Common Stock that we are selling in this offering will be approximately $5,622,052 assuming 20,000,000 shares are sold in this offering at an assumed offering price of $0.32 per share (the last reported sale price of our Common Stock on the OTC Bulletin Board on May 29, 2014), after deducting the underwriting discount and estimated offering expenses payable by us. A $0.05 increase or decrease in the assumed public offering price of $0.32 per share would increase or decrease, respectively, the estimated net proceeds of to us by approximately $920,000, assuming that the number of shares offered by us set forth on the cover page of this prospectus remains the same and after deducting the underwriting commissions and estimated offering expenses payable by us.

We currently are obligated to use a portion of the proceeds of this offering to make payments on an amortizing promissory note, with an interest rate of 8% and a maturity date of May 1, 2015, issued to Vision Opportunity Master Fund, Ltd. (“Vision”) in connection with our recent purchase of shares of preferred stock. That purchase (which closed on April 1, 2014) decreased the number of shares of capital stock convertible into our common stock by approximately 10,400,000. Under the terms of the note, for every $100,000 received in this offering, we are obligated to make accelerated principal payments on the note equal to 50% of the offering proceeds. The remaining proceeds will be used for new project development and acquisition of assets, and will provide additional liquidity for working capital and for general corporate purposes. The table below illustrates our planned use of the net proceeds from this offering:

Total Estimated Net Proceeds to be Received(1)
$5,622,052

Proceeds Purpose	Priority	% Allocation	$ Allocation
Accelerated Vision Note Repayment	Primary	50%	$2,811,026.00 (2)
New Project Development	Secondary	12.5%	$702,756.50
Acquisition of Assets	Secondary	12.5%	$702,756.50
Working Capital	Secondary	12.5%	$702,756.50
General Corporate Purposes	Secondary	12.5%	$702,756.50

(1)

Amounts set forth in the table will be adjusted as the Vision note is repaid pursuant to its payment schedule as provided by the terms of the note. The amounts set forth in the table are only reflective as May 30, 2014. Thus, the amounts allocated under allocation are subject to change.

(2)

The balance of the Vision note as of May 30, 2014 was $2,031,000, plus interest that is accrued at time of payment. The Company is only obligated to allocate 50% of the offering proceeds to the repayment of the Vision note. Thus, the remaining balance will be reallocated among the other purposes stated in the table.

DETERMINATION OF OFFERING PRICE

The public offering price of the securities offered by this prospectus will be determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the shares will be: (i) our history and our prospects; (ii) the industry in which we operate; (iii) our past and present operating results; (iv) recent trading prices of our common stock on the OTCBB; (v) the previous experience of our executive officers; and (vi) the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.

DILUTION

The table below illustrates the effects of the shares of common stock offered hereby on the net tangible book value per common share. Net tangible book value per common share is determined by subtracting our total liabilities from our total tangible assets, less preferred stock equity (if applicable), and dividing the remainder by the aggregate number of shares of common stock and nonvoting common stock outstanding.

As of March 31, 2014, our net tangible book value was $49,887, or $.00 per common share. Assuming 20,000,000 shares are sold in this offering at an assumed offering price of $0.32 per share (the last reported sale price of our Common Stock on the OTC Bulletin Board on May 29, 2014), and after deducting the underwriting discount and estimated offering expenses payable by us in the amount of $777,948, the estimated net proceeds from the offering will be $5,622,052. Based on the estimated net proceeds from the offering, our pro forma net tangible book value as of March 31, 2014 would have been approximately $5,671,939, or $0.13 per share. On a per common share basis, this represents an immediate increase in the net tangible book value to existing shareholders of $0.13.

The following table presents the pro forma impact of this offering on the net tangible book value per common share as of March 31, 2014.

	March 31, 2014
	Actual	Pro Forma
Net Tangible Book Value Per Common Share:	(unaudited)	(1)
Net Tangible book value	$49,887	$5,671,939
Total shares outstanding	25,234,826	45,234,826
Tangible book value per common share	$0.00	$0.13

(1)	Pro forma information reflects net proceeds from the offering of approximately $5,622,052 net of underwriting discounts and estimated offering expenses of $777,948.

Because the assumed public offering price of $0.32 per share of common stock offered hereby is greater than the pro forma net tangible book value per common share after the offering, the purchasers of the common stock in this offering will experience immediate dilution in the net tangible book value per common share in an amount equal to $0.19.

The information above is based on 25,234,826 shares of common stock outstanding as of March 31, 2014 and excludes the following as of that date: 615,000 shares of Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $1.41 per share, 3,660,000 shares of Common Stock reserved for future awards under our equity compensation plans, 5,870,000 shares of Common Stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $.29 per share, 500,000 shares of Common Stock that will become issuable in 2014 as a part of the terms of a contingent purchase price relating to a 2012 asset acquisition of PEC, and 128,042 shares of Common Stock issuable upon conversion of our Series B preferred stock that will be outstanding upon completion of this offering. A $0.05 increase or decrease in the assumed public offering price per share would increase or decrease, respectively, the pro forma net tangible book value per share of common stock after this offering by $0.02 per share and increase or decrease, respectively, the pro forma dilution per share of common stock to new investors in this offering by $0.03 per share, in each case calculated as described above and assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and the notes thereto which appear elsewhere in this prospectus. The results shown herein are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on current expectations, which involve uncertainties. Actual results and the timing of events could differ materially from the forward-looking statements as a result of a number of factors.

Overview

Juhl Energy is an established leader in the clean and renewable-energy industry. Juhl Energy historically focused on community wind power development, management and ownership, throughout the United States. We are one of the few companies other than utility based conglomerates that handle all aspects of wind project development, through our operating subsidiaries, including full development and ownership of wind farms, general consultation on wind projects, construction management of wind farm projects and system operations and maintenance for completed wind farms, which results in multiple revenue streams. The primary focus of our wind power development business has been to build 5 MW to 80 MW wind farms jointly owned by local communities, farm owners, environmentally-concerned investors, and our Company. The wind farms are connected to the general utility electric grid to produce clean, environmentally-sound wind power. Our development of community wind power systems generally results in landowners owning a portion of the long-term equity in the wind farm that resides on their land. We pioneered community wind power systems in developing the currently accepted financial, operational and legal structure providing local ownership of medium to large scale wind farms. Since 1999, we have completed 23 wind farm projects, accounting for approximately 240 MW of wind power that currently operate in the Midwest region of the United States, and we provide operation management and oversight to wind generation facilities generating approximately 88 MW, through our subsidiary, Juhl Energy Services. Currently, we have 20 projects in various stages of development with an aggregate wind power generating capacity of approximately 295 MW (5 of which we are actively developing with an aggregate wind power generating capacity of approximately 89 MW and 15 of which are early stage wind development opportunities, which includes projects undergoing feasibility analysis, with an aggregate wind power generating capacity of approximately 206 MW). The 20 wind farm projects, all of which are on-shore type projects, are located in the United States and Canada and make up our development pipeline.

We are expanding the scope of our business to include other alternative energy sources in addition to wind. Two illustrations of the Company’s broadening base of our services include (1) our acquisition of PEC to provide engineering services in the renewable energy field and (2) the expansion of Juhl Renewable Energy Systems to encompass small scale renewables in solar and small wind turbines to provide offerings to additional end customers.  While we continue to leverage our experience as leaders in the wind energy industry, we will look for opportunities for expansion in the broader arena of alternative energy.

 How We Operate

The Company's business segments are separate business units that offer different products.  A review of our business segments provides a better understanding of the how the Company manages and evaluates its businesses. The Company groups its operations into three business segments:

Renewable Energy Development	Wind, solar and cogeneration energy development, construction and related products and services.
Renewable Power Plant Ownership	Ownership and operations of consolidated wind farms or other clean energy investments.
Energy and Telecommunications Services	Business-to-business engineering consulting services, asset management, and turbine and tower maintenance services.

The accounting policies for each segment are the same as those described in the summary of significant accounting policies (as set forth in the notes to the financial statements). Segment income or loss does not include any allocation of shared-service costs.  Segment assets are those that are directly used in or identified with segment operations, including cash, accounts receivable, prepaid expenses, inventory, work-in-progress, property and equipment and escrow deposits.  Unallocated assets include corporate cash and cash equivalents, short-term investments, deferred tax amounts and other corporate assets.  Inter-segment balances and transactions have been eliminated.

Our wind farm development projects most commonly involve fee contracts with entities specially formed by local farmers or business owners upon whose land the wind turbines are installed. Revenue is also derived from our services we provide throughout the development process.  Revenue is derived primarily from the following four major components: feasibility studies, development fees, operations and management oversight and construction contract revenue.

We hold contract rights, are involved with projects in development and under negotiation, and provide development activities in the wind power industry. After wind farms are operational, we seek administrative services agreements to provide for management and administrative services to operating wind farms, along with turbine and balance of plant maintenance services. Our current assets include four development services agreements, ownership of two project entities that carry power purchase contracts, twelve projects in early development stages, and three agreements to conduct wind power feasibility studies.

The renewable power plant ownership segment of our business primarily includes the sales of electricity generated from wind energy facilities with long-term, take-or-pay power purchase contracts with a utility purchaser.  The electricity sales are typically billed on a monthly basis to the utility.  The wind farms’ operational expenses generally include turbine and balance of plant maintenance fees, equipment repairs, land lease payments, administrative expenses, and debt service costs.

Due to the anticipated increased demand for electricity from alternative energy sources in 2014 and beyond, we believe the demand for wind energy developments and consumer-owned renewable energy products will be stable or will increase in the foreseeable future (even if the production tax credits expired for new projects commencing in 2014). Our revenues from wind farm development will continue to be subject to shifts in timing due to project development delays resulting from our ability to obtain financing and regulatory and permitting approvals among other reasons.  Thus, our strategy is to remain well-positioned for predictable revenue growth with the addition of new products and service offerings such as engineering consulting services, solar-powered installations and cellular tower maintenance services that are outside the scope of wind farm development projects.

Factors Affecting Our Operating Results

We expect that our results of operations will be affected by a number of factors and will primarily depend on the size of our portfolio of wind farms and renewable assets, demand for renewable energy, governmental policies, general market conditions (including financing of renewable energy projects), entry into the telecommunications industry, and site selection for our development projects.

Our Portfolio of Renewable Energy Projects

Our portfolio of renewable energy generating assets, including the wind farms that we own in whole or part, provides a significant revenue source.  Through our acquisition subsidiary, Juhl Renewable Assets, we focus on acquisition and investment in existing renewable energy generating assets that fit our distributed generation model and are consistent with the size projects we typically develop.  We believe that ownership of such renewable energy generating assets (in part or in whole) provide us with the ability to expand services related to renewable energy generating assets and create recurring and predictable annual revenue streams for our business.  Our portfolio of acquired ownership in wind farms and other renewable assets may grow at an uneven pace because acquisition opportunities are unpredictable.  The level of new portfolio activity will fluctuate based on supply and demand for those assets, our ability to identity existing renewable energy generating assets that meet our criteria, and the volume of projects that are available for sale by equity owners.  Our ability to acquire such existing renewable energy generating assets, in whole or in part, will directly impact future revenue.

 Demand for Renewable Energy

Growth in wind power and other renewables is being driven by several environmental and socio-economic factors including:

●	ongoing increases in demand for electricity as a result of population growth and growth in energy consuming devices such as computers, televisions and air conditioning systems;

●	the fluctuating costs of fuel required to operate existing conventional electric generation facilities such as coal, natural gas, nuclear and oil;

●	uncertainty surrounding the growth potential of nuclear power plants and decommissioning of coal-fired power plants;

●	the shorter development time frame of wind projects as compared with natural gas plants and the greater flexibility of wind projects to adapt to changing conditions; and

●

the increased efficiency of newer wind turbine models (such as advances in wind turbine blade aerodynamics, development of variable speed generators, advances in remote operation and monitoring systems, improvements in wind monitoring and forecasting tools and advances in turbine maintenance), improved capacity factors, and more competitive pricing of wind power systems as compared with coal and gas on a dollar-per-megawatt-hour basis due in part to cost competition among suppliers.

In light of these factors, we will continue to develop our capabilities in the renewable energy space with the development of distributed generation projects, such as wind/solar hybrid projects, wind facilities for manufacturing companies seeking to reduce their carbon footprint, and small scale renewable systems including solar projects. If we are not able to diversify our offerings or if demand for renewable energy becomes less robust, our operating results may be negatively impacted.

Government Policies

Historically, our wind projects have been subject in part to various federal, state or local governmental policies that support or incentivize projects from an economic standpoint.  Such policies include legislation that aims to reduce energy usage and dependence and promote the use of renewable energy. Incentives provided by the federal government may include tax credits (such as PTCs), tax deductions, accelerated depreciation, and federal grants and loan guarantees.  Incentives provided by state governments include renewable portfolio standards (RPS) which specify the amount of energy utilized by local utility companies that must be derived from sources of clean energy including wind and solar.  A number of federal government incentives focused on reducing costs of wind energy production have recently expired or are set to expire in the near term.  Specifically, the PTC was recently extended (beyond the previous expiration date of December 31, 2013) and applies to all wind projects that began construction in 2013, even if estimated completion is one to two years out, which we believe will help support the development of American wind energy resources and sustain its growth in the short term.  The PTCs have now expired for wind projects commencing construction in 2014.

However, overall, failure to extend or renew these or similar incentives in the future and the absence of a long-term energy policy that focuses on the sustainability of the renewable energy industry could have a material adverse impact on our business, results of operation, financial performance and future development of our wind energy projects.

Telecommunications Industry

We feel that our entry into the telecommunications industry through Juhl Tower Services is a natural fit as a service provider to wind generating towers, and will provide a steady revenue stream, in the fast growing telecommunications industry. To keep up with demand, wireless networks are expanding coverage areas served by their specific service, which includes increasing the number of cellular communication towers for their network. These trends have accelerated the demand for cellular communication towers, leading to opportunities for maintenance services of the towers.

There are significant start-up costs associated with the telecommunications market to provide services, including equipment acquisition, hiring and training of personnel, field expenses and back office infrastructure. The financial results of tower services can be significantly affected by seasonal weather patterns, crew productivity, project site planning, and managing the processes surrounding project data and billing. We incurred significant costs during 2013 for start-up and organizational purposes, establishing our presence in the market, and managing productivity, and incurred a significant net loss in 2013 and 2014 to date as a result. Despite such reportable losses, we believe that, at this time, Juhl Tower Services is well positioned to provide service to cellular communication tower operators and owners.

Debt and Equity Financing Markets

Although demand for wind power and other renewables are likely to continue to trend upward for reasons described above, arranging project financing, particularly construction financing, has become increasingly difficult.  The timing of the Company’s construction and turbine supply revenues associated with the development of wind farms is heavily impacted by our ability to complete debt and equity financing arrangements. Such financing may not be available in the future and would negatively affect our operations.

At the initial stage of a project's development, we use a combination of our own balance sheet capital in combination with other financing made possible by equipment vendors and services companies to cover development expenses and equipment costs. Once a project moves to the construction phase, we use a combination of equity capital and construction loans to finance the construction of the project and also use our balance sheet and the resources of subcontractors for funding balance of plant and start-up costs. Proceeds from the construction loans are typically used to fund construction and installation costs as well as to pay for equipment costs such as wind turbines. Finally, once a project is complete and commercial operations begin, we permanently finance the project through a combination of term loans, tax equity financing transactions or other fixed-rate mezzanine capital, the proceeds of which are used to retire the construction loans and pay other service providers.

Comparison of Three-Month Periods Ended March 31, 2014 and March 31, 2013

Overview

Our general activity during the first quarter of 2014 was primarily focused on the following activities:

Renewable Energy Development

We continued our active development, through Juhl Energy Development, of five wind farm projects comprising approximately 89 MW of development in Midwestern, western and eastern regions of the United States. This allows us to diversify our development portfolio by adding projects throughout North America and in the regions that generally experience higher electric rates.

In January 2014, we completed the installation of two power-producing wind turbines and related project development activities at the Honda Transmission Manufacturing of America, Inc. (“Honda”) plant in Russells Point, Ohio. With the operation of this 3.4 MW wind energy facility, the Honda transmission plant is the first major automotive plant to obtain a portion of its electricity generated from wind turbines located on its property.

During the first quarter 2014, we acquired the assets of PVPower, an online provider of primarily solar-related products. This online system allows for the direct purchases by consumers or small businesses, and in turn, provides lead generation for solar system implementation project work. We invested in additional selling capabilities by adding two salespersons and have been actively prospecting for solar-related business opportunities in mostly the upper Midwest region. Our prospect pipeline of solar-related products and services has been growing and we expect to achieve profitability by year-end on our investments into this complement to our wind development activity.

Renewable Power Plant Ownership

We continued our focus on identifying existing renewable energy generating assets for purposes of acquiring ownership by our subsidiary, Juhl Renewable Assets.  In April 2014, the Company entered into a purchase agreement for the purchase of 100% of the membership interests of limited liabilities companies comprising 3.2 MW of wind energy facilities in Iowa. The closing is subject to consent by the existing lenders, or the Company obtaining an alternative debt financing arrangement. A closing is expected in June 2014.

Energy and Telecommunication Services

During the first quarter of 2014, we have successfully entered into agreements that establish at least eight additional customer relationships for tower maintenance services for our Juhl Tower Services subsidiary. These new customer relationships will reduce reliance on any one particular customer, provides for opportunities to work in different geographic areas due to seasonal weather conditions, and we believe it will positively influence the pricing that we may obtain for our work. To date, Juhl Tower Services has provided services on more than 200 cell towers. We continue to review our cost effectiveness in establishing this tower services capability. In January 2014, we restructured our management personnel and acquired and trained experienced crew personnel in response to our ineffective performance during our launch in 2013.

Revenue

Total revenue increased by approximately $685,000, or 27%, from approximately $2,531,000 for the quarter ended March 31, 2013, to approximately $3,216,000 for the quarter ended March 31, 2014.

A comparison of our revenue for the quarter ended March 31, 2014 and 2013 is as follows:

	March 31,
	2014	2013
Revenue:
Renewable energy development	$520,000	$15,000
Renewable power plant ownership	828,000	713,000
Energy and telecommunication services	1,986,000	1,912,000
Eliminations	(118,000)	(109,000)
Total Revenue	$3,216,000	$2,531,000

The Company’s revenue comparisons above have been changed from prior presentations to adapt to our expansion of energy and tower services and power plant ownership that have substantially occurred over the last 24 months.

Renewable Energy Development:

Revenue in the Renewable Energy Development segment increased by approximately $505,000 for the quarter ended March 31, 2014 compared to the quarter ended March 31, 2013, primarily as a result of revenue related to the development and construction of the wind facility for Honda in Russells Point, OH. We have not yet recognized any significant revenue from installation of solar projects and related solar products but we expect to earn revenue in 2014 as a result of investments made in early 2014, including the acquisition of the assets of PVPower in February 2014.

Our revenues from development and construction for the remainder of 2014 will be dependent upon a number of factors including project financing arrangements, our ability to reach contractual agreements for turbine supply and construction services, permitting and variable interest entity rules. In May 2014, we have entered into a non-binding term sheet for the financing of our development and construction services related to a 20 MW wind farm in Indiana. The project had commenced construction activities in 2013 to allow utilization of the federal production tax credit prior to its expiration.

Renewable Power Plant Ownership:

Revenue for electricity sales for the quarter ended March 31, 2014 increased by $115,000, or 16%, over 2013 relating to the three wind farms owned by the Company. The increase was primarily related to higher wind speeds during the quarter as compared to a year ago. Revenues will fluctuate as a result of wind speeds in the geographical areas of these wind farms and therefore revenues will vary accordingly. In addition, electricity sales revenue is adjusted based on the use of an accounting revenue recognition policy that reduces the current billing amounts to the average rate over the remainder of the power purchase contract. We are currently considering acquisition of additional wind farm facilities in 2014 if our current capital raises are successful.

Energy and Telecommunication Services:

Revenue in the Energy and Telecommunication Services segment increased by approximately $74,000, from approximately $1,912,000 for the quarter ended March 31, 2013, to approximately $1,986,000 for the quarter ended March 31, 2014. The increase was primarily related to tower maintenance services which was not yet producing revenue a year ago, although tower maintenance services were negatively affected in 2014 as a result of weather conditions preempting steady work across the Midwest and eastern regions. Revenue from engineering consulting services, as well as wind farm management and maintenance services, were relatively flat for the first quarter 2014 as compared to 2013.

We expect that our revenues for the remainder of 2014 from management and maintenance services will increase significantly as a result of the diversification of our maintenance activities to include cellular communication towers. The revenue increase will be dependent upon a number of factors, including recruitment of talent, contract awards, weather and crew performance. We currently perform turbine maintenance services to 52 MW of wind farms and management services to 85 MW of wind farms, and we have conducted service work on more than 200 cellular towers.  Our completed wind farm developments typically result in new revenue streams for management services.

We expect that engineering consulting services will grow this year as a result of known power plant engineering projects that will commence later this year, although there is some offset due to a large services contract that was active in 2013 but now has been substantially completed. Our business development and production focus will be on work projects that involve utility-scale and central power plants.

Cost of Revenues

Cost of revenues increased by approximately $692,000, or 40% from approximately $1,738,000 for the quarter ended March 31, 2013 to approximately $2,430,000 for the quarter ended March 31, 2014.

The comparison of March 31, 2014 to March 31, 2013 is affected by three primary factors:

●

cost of revenues in 2014 includes an increase of approximately $200,000 as we invested in additional management and business development personnel, along with growth in engineering personnel as compared to 2013,

●

cost of revenues in 2014 includes an increase of approximately $200,000 of direct labor and project-related expenses incurred in our effort to diversify our maintenance services to include cellular communication towers, whereas in the quarter a year ago, we had just launched the tower maintenance services capability, and

●

cost of revenues in 2014 includes approximately $265,000 of construction costs to complete the wind farm project at Honda in Ohio, whereas there were no construction costs in the comparative quarter a year ago.

Gross margins for the quarter ended March 31, 2014 were approximately flat with gross margins for the quarter ended March 31, 2013, although there were offsetting changes within our segments as follows:

●	the Renewable Energy Development segment increased by approximately $149,000 primarily as a result of the construction and development fee margins associated with the wind farm project in Ohio.
●	The gross margins in the Renewable Power Plant Ownership segment increased by approximately $159,000 primarily as a result of a increase in electricity sales revenues from higher wind conditions.
●

Gross margins from Energy and Telecommunications Services segment decreased by $314,000, primarily as a result of negative margins of approximately $141,000 for the tower services division and approximately $173,000 in decreased margins from engineering services.

Operating Expenses

General and Administrative Expenses. General and administrative expenses increased by approximately $271,000 or 49%, from approximately $553,000 for the quarter ended March 31, 2013 to approximately $824,000 for the quarter ended March 31, 2014.

The increase in general and administrative expenses includes $186,000 increase in professional fees with regard to our complexity in annual audit and accounting, legal fees associated with filing requirements associated with being a public company, and legal defense costs not covered by insurance. Other increases include $117,000 in consulting and advertising costs, offset by a reduction of $68,000 in amortization of intangible assets associated with previous acquisitions.

Payroll and Employee Benefits. Payroll and employee benefits expenses increased by approximately $275,000, or 45%, from approximately $606,000 for the quarter ended March 31, 2013 to approximately $881,000 for the quarter ended March 31, 2014.

The increase in payroll and employee benefits is primarily related to:

●	increase of approximately $136,000 of office and administrative salaries and expenses related to the Juhl Tower Services start-up businesses that was just launching a year ago; and
●	increase in stock-based compensation expense of approximately $134,000.

The payroll expenses related to engineering consulting employees who are directly performing engineering activities are recorded in cost of revenues.  Payroll related to maintenance services employees are also considered as a part of cost of revenues.

Wind Farm Administration Expenses. Wind farm administration expenses represent costs that we incur to perform administrative services with respect to our management services contracts, as well as the general and administrative expenses incurred directly within the three wind farm entities, Valley View, Winona Wind, and Woodstock Hills that we are consolidating. Wind farm administration expenses increased by approximately $11,000, or 11%, from approximately $103,000 for the quarter ended March 31, 2013 to approximately $114,000 for the quarter ended March 31, 2014. The increase in expenses was primarily attributable to certain project expenses that are based on revenue performance.

Operating Income (Loss)

Our operating loss represents an increase of approximately $562,000, from an operating loss of approximately $470,000 for the quarter ended March 31, 2013 compared to operating loss of approximately $1,032,000 for the quarter ended March 31, 2014.

With regard to our operating loss for the quarter ended March 31, 2014, approximately $500,000 is related to negative operating margins in establishing the tower services capability of Juhl Tower Services, together with approximately $100,000 for investments into establishing a broader solar business, and increases in our general, administrative and payroll costs as noted above. We did achieve higher operating margins from our wind farm development and electricity sales in the quarter ended March 31, 2014 which helps offset the impact of the increases in operating expenses.

Other Income (Expense)

Other expense increased approximately $165,000 for the quarter ended March 31, 2014 compared to March 31, 2013 primarily due to the fluctuation in fair value of the interest rate swap. The fair value of the interest rate swap arrangement is subject to fluctuation due to changes in the LIBO rate market as evidenced by a fair value gain adjustment of approximately $94,000 for the same quarter a year ago versus the fair value loss adjustment of approximately $75,000 in the current quarter. The interest rate swap arrangement was terminated in March 2014 and no further adjustments will be required.

Net Income (Loss)

Net loss increased by approximately $728,000, or 125%, from a net loss of approximately $583,000 for the quarter ended March 31, 2013 to net loss of approximately $1,311,000 for the quarter ended March 31, 2014.

The $728,000 increase in the quarterly net loss between March 31, 2014 and 2013 is primarily attributable to the operating loss incurred in the Juhl Tower Services activities combined with the operating expense increases noted in stock compensation expense and professional fees as noted the Operating Income (Loss) above.

The net loss variation for the first quarter 2014 as compared to 2013 was positively impacted by approximately $140,000 from our wind farm development and construction activity, noting that our revenue and net income (loss) patterns can be significantly impacted by the timing of the development fee and construction revenue.

Results of Operations – Year ended December 31, 2013 Compared to Year ended December 31, 2012

Revenue

Total revenue increased by approximately $6,970,000, or 85.7%, from approximately $8,131,000 for the year ended December 31, 2012, to approximately $15,101,000, for the year ended December 31, 2013.

A comparison of our revenue for the years ended December 31, 2013 and 2012 is as follows:

	For the Year Ended December 31
	2013	2012
Revenue:
Renewable energy development	$3,855,229	$702,895
Renewable power plant ownership	2,913,348	3,018,433
Energy & telecommunications services	8,772,509	4,856,987
Intersegment eliminations	(439,805)	(447,566)
Total revenue	$15,101,281	$8,130,749

The Company’s revenue comparisons above have been changed from prior presentations to adapt to our expansion of energy and telecommunications services and power plant ownership that have substantially occurred over the last 24 months.

Renewable Energy Development:

Total revenue in the Renewable Energy Development segment increased by approximately $3,152,000, primarily as a result of revenue related to the development and construction of the wind facility for Honda in Russells Point, OH. We have not yet recognized any significant revenue from installation of solar projects and our solar products but we expect to earn revenue later in 2014 as a result of investments made in early 2014, including the acquisition of the assets of PVPower in February 2014.

Our 2014 revenues from development and construction will be dependent upon a number of factors including project financing arrangements, our ability to reach contractual agreements for turbine supply and construction services, permitting and variable interest entity rules. As of the end of 2013, we had begun development of two wind projects, Black Oak (New York) and Purdue Energy Park (Indiana) that had commenced construction activities to allow utilization of the federal production tax credit prior to its expiration.

Renewable Power Plant Ownership:

Revenue for electricity sales for the year ended December 31, 2013 was relatively flat from the three wind farms owned by the Company. Revenues will fluctuate as a result of wind speeds in the geographical areas of these wind farms and therefore revenues will vary accordingly. In addition, electricity sales revenue is adjusted based on the use of an accounting revenue recognition policy that reduces the current billing amounts to the average rate over the remainder of the power purchase contract. We are currently considering acquisition of additional wind farm facilities in 2014 if our current capital raises are successful.

Energy and Telecommunications Services:

Total revenue increased by approximately $3,916,000, from approximately $4,857,000 for the year ended December 31, 2012, to approximately $8,773,000 for the year ended December 31, 2013. The increase was primarily related to an increase of approximately $2,400,000 in engineering consulting services as the prior year revenue recognizes only eight months of operating activity as a result of the acquisition of PEC in late April 2012, together with approximately $1,700,000 in revenue from the start-up of the tower services division in 2013. Revenue from wind farm management and maintenance services activities decreased approximately $200,000 primarily as a result of scope and pricing contract changes and that certain services are priced on revenue volume and as such, the lower wind speeds contributed to lower revenue in 2013.

We expect that our revenues for 2014 from management and maintenance services will increase significantly as a result of the diversification of our maintenance activities to include cellular communication towers. The revenue increase will be dependent upon a number of factors, including recruitment of talent, contract awards, and crew performance. We currently perform turbine maintenance services to 52 MW of wind farms and management services to 85 MW of wind farms.  Our completed wind farm developments typically result in new revenue streams for management services.  In addition, we expect to make bid proposals on existing wind farms for maintenance services and to the extent we are successful in our bids, our revenues will grow accordingly.

Cost of Revenues

Cost of revenues increased by approximately $7,324,000, or 146.0% from approximately $5,017,000 for the year ended December 31, 2012 to approximately $12,341,000 for the year ended December 31, 2013.

The comparison of December 31, 2013 to December 31, 2012 is affected by the following:

●

cost of revenues in 2013 includes approximately $1,746,000 of direct labor, sub-consultant costs and project expenses related for engineering consulting services primarily related to having only eight months of operating activity for 2012 versus the twelve months for 2013 as a result of the PEC acquisition on April 30, 2012;

●

cost of revenues in 2013 includes approximately $2,927,000 of wind farm construction costs incurred in the installation of the Honda wind facility and accrual of co-development fees associated with its development;

●

cost of revenues in 2013 includes approximately $2,461,000 of direct labor and project-related expenses incurred in our effort to diversify our maintenance services to include cellular communication towers. There were no such expenses in 2012; and

●

cost of revenues in 2013 includes approximately $272,000 of costs to inventory-related and other adjustments with respect to the small wind turbine prototype and our desire to no longer focus on development of such machines.

Gross Margins

A comparison of our gross margins generated by segment for the years ended December 31, 2013 and 2012 is approximately as follows:

	For the Year Ended December 31
	2013	2012
Gross Margins:
Renewable energy development	$586,000	$607,000
Renewable power plant ownership	1,149,000	1,254,000
Energy & telecommunications services	1,025,000	1,252,000
Total gross margins	$2,760,000	$3,113,000

Gross margins for the year ended December 31, 2013 decreased by approximately $353,000 over December 31, 2012 which is primarily attributed to the following:

●

the Renewable Energy Development segment decreased by approximately $21,000 primarily as a result of the construction and development fee margins associated with the wind farm project in Ohio, including the cost of a contingent payment of approximately $600,000, net of the $272,000 of inventory-related adjustments and after settlement noted in cost of revenues above and that 2012 included collection of a $500,000 development fee from a prior wind farm project.

●	The gross margins in the Renewable Power Plant Ownership segment decreased by approximately $105,000 primarily as a result of a decrease in electricity sales revenues from changes in wind conditions.
●

Gross margins from Energy and Telecommunications Services segment decreased by $227,000, primarily as a result of negative margins of approximately $760,000 for the tower services start-up launch in 2013 and approximately $160,000 in decreased margins from wind farm management and maintenance services due to combination of adjustments in our customer contracts and changes in wind conditions reduced our percentage-based fees, offset by approximately $693,000 in increased energy services from PEC where 2012 only included eight months of activity versus a full year in 2013.

Operating Expenses

General and Administrative Expenses. General and administrative expenses increased by approximately $381,000, or 16.2%, from approximately $2,357,000 for the year ended December 31, 2012 to approximately $2,738,000 for the year ended December 31, 2013.

The increase in general and administrative expenses includes:

●	increase of approximately $275,000 for general and administrative expenses such as insurance, travel, rent and communications related to the Juhl Tower Services start-up in February 2013;

●

increase of approximately $237,000 for general and administrative expenses such as rent, amortization of intangible assets and supplies related to PEC, a newly consolidated operating entity since April 30, 2012 where 2012 only includes eight months of expense activity as compared to a full year in 2013.

●

decrease of approximately $131,000 in professional services from the prior year which had one-time expenses associated with due diligence costs associated with business acquisition activity and other business requirements associated with being a public company;

●	decrease in investor relations and advertising costs of approximately $277,000 in 2013 associated with a reduction in spending by management in those areas, and

●	increase for a one-time expense for a write-off of issuance costs of approximately $244,000 associated with an equity line commitment which we likely will not utilize.

Payroll and Employee Benefits. Payroll and employee benefits expenses increased by approximately $645,000, or 33.9%, from approximately $1,901,000 for the year ended December 31, 2012 to approximately $2,546,000 for the year ended December 31, 2013.

The increase of $645,000 for the year ended December 31, 2013 is primarily related to:

●	increase of approximately $358,000 of office and administrative salaries related to the Juhl Tower Services start-up in 2013; a

●

increase of approximately $351,000 of officer and administrative salaries related to PEC’s engineering consulting payroll where 2012 only includes eight months of expense activity as compared to a full year in 2013; and

●	decrease in stock-based compensation expense of approximately $119,000.

The payroll expenses related to engineering consulting employees who are directly performing engineering activities are recorded in cost of revenues.  Payroll related to maintenance services employees are also considered as a part of cost of revenues.

Wind Farm Administration Expenses. Wind farm administration expenses represent costs that we incur to perform administrative services with respect to our management services contracts, as well as the general and administrative expenses incurred directly within the three wind farm entities, Valley View, Winona Wind, and Woodstock Hills that we are consolidating. Wind farm administration expenses decreased by approximately $38,000, or 9.6%, from approximately $396,000 for the year ended December 31, 2012 to approximately $358,000 for the year ended December 31, 2013.

The decrease in expenses was primarily attributable to one-time professional fees associated with the Valley View and Winona County farm projects.

Operating Income (Loss)

Our operating loss represents an increase of approximately $1,341,000, from an operating loss of approximately $1,541,000 for the year ended December 31, 2012 compared to an operating loss of approximately $2,882,000 for the year ended December 31, 2013.

The increase in our operating loss of $1,341,000 for the year ended December 31, 2013 is primarily attributable to the start-up expenses and negative operating margins in establishing the tower services capability of Juhl Tower Services, together with an inventory valuation adjustment. We did incur lower margins from our wind farm management and maintenance services and electricity sales, but those are offset by higher operating margins obtained through the engineering consulting service activities. We did complete one wind farm development in 2013 which positively impacted our operating margins.

Other Income (Expense)

Other expense decreased approximately $1,240,000 for the year ended December 31, 2013 compared to December 31, 2012 primarily due to a $775,000 fluctuation in fair value of the interest rate swap and the prior year loss on investment of $400,000. Other expense during the year ended December 31, 2013 primarily consists of approximately $831,000 of interest expense relating to bank loan notes and a turbine supplier note.   The fair value of the interest rate swap arrangement is subject to fluctuation due to changes in the LIBO rate market. The swap arrangement was terminated in March 2014 and we paid approximately $632,000.

Net Income (Loss)

Net loss increased by approximately $100,000, or 3.4%, from a net loss of approximately $2,946,000 for the year ended December 31, 2012 to net loss of approximately $3,046,000 for the year ended December 31, 2013.

The $100,000 increase in the yearly net loss between December 31, 2013 and 2012 is primarily attributable to the operating loss incurred in the Juhl Tower Services activities combined with the inventory adjustment and write-off of issuance fees, offset by a full year of margin associated with the engineering consulting business and the margins obtained from the construction/development of the Honda wind farm project.

The net loss for the year ended December 31, 2013 is indicative of the inconsistent revenue patterns of our wind farm development services business as revenue recognition is significantly impacted by the timing of the development fee revenue and our focus on establishing recurring profitable revenue streams through either acquisition or start-ups (such as Juhl Tower Services).

Changes in the Financial Condition for the Period ended March 31, 2014 and December 31, 2013

Accounts Receivable

Traditional credit terms are extended to customers in the normal course of business. We perform ongoing credit evaluations of our customers’ financial condition and generally require no collateral. Accounts receivable of approximately $1,804,000 at March 31, 2014 included approximately $270,000 for construction receivable, approximately $1,120,000 for engineering consulting and tower services open accounts, and approximately $300,000 related to receivables from selling electrical power to a credit-rated utility company. The receivables include an allowance for doubtful accounts of approximately $58,000 which we believe is sufficient to cover any potential uncollectible amounts.

Accounts receivable of approximately $3,047,000 at December 31, 2013 included approximately $1,250,000 for construction receivable, approximately $1,294,000 for engineering consulting and tower services open accounts, and approximately $170,000 related to receivables from selling electrical power to a credit-rated utility company. The receivables include an allowance for doubtful accounts of approximately $58,000 which we believe is sufficient to cover any potential uncollectible amounts.   The December 31, 2012 accounts receivable included approximately $981,000 for engineering consulting open accounts and approximately $242,000 related to receivables from selling electrical power to credit-rated utility company. All unbilled receivables as of December 31, 2013 are expected to be billed and collected within twelve months.

Property and Equipment

As of March 31, 2014, December 31, 2013 and December 31, 2012, we held approximately $23,508,000, $23,832,000 and $24,821,000 in net book value of property and equipment, respectively.  The assets include approximately $25,730,000 (at original cost) in wind turbine assets of Woodstock Hills, Valley View and Winona County. The wind farm assets were booked at fair value at the time of the acquisition for the Woodstock Hills and Valley View entities, and at book value for Winona County due to common control. Other assets included in property and equipment includes land, buildings, office equipment, shop equipment and service vehicles.

Liquidity and Capital Resources

Juhl Energy, as a holding company, does not directly operate or have any ownership in any revenue-producing generation facilities. Thus, it has no material assets other than the stock of its subsidiaries and depends upon transfers of funds from its subsidiaries to meet its obligations.

Liquidity is a measure of our ability to meet potential short-term (within one year) and long-term cash requirements, which includes our ability to repay debt, fund and maintain our services offerings and projects, and other general business needs.

At March 31, 2014, we carried approximately $1,352,000 in cash on the balance sheet (excluding restricted cash).  Our unrestricted cash balances increased by approximately $71,000 during the first quarter of 2014. The increase in cash resources since the beginning of the year is primarily related a reduction in restricted cash as a result of the refinancing of the Valley View loan, as well as management of accounts payable balances, offset by the cash needed to absorb working capital needs for the Juhl Tower Services business and increases in operating expenses. Further explanation of the changes within our cash balances is included in the commentary below regarding operating, investing and financing activities.

At December 31, 2013, we carried approximately $1,281,000 in cash on the balance sheet (excluding restricted cash).  Our unrestricted cash balances decreased by approximately $750,000 during 2013. The reduction in cash resources since the beginning of the year is primarily related to the cash needed to absorb unprofitable operations during 2013, including the start-up and working capital needs for the Juhl Tower Services business, cash paid out for the working capital component of our PEC acquisition, but offset by our preferred stock sales in Juhl Renewable Assets. Further explanation of the decline in our cash balances is included in the commentary below regarding operating, investing and financing activities.

We have experienced negative operating cash flows during the first quarter of 2014, and for years ended December 31, 2013 and 2012, which is primarily due to the cash used for working capital and funding of the net losses incurred from operations of the Juhl Tower Services business in the approximate amount of $1.8 million, ongoing funding of the cyclical wind development services business, and the 2012 cash purchase of the PEC engineering business. The Company has worked to stabilize its operations by diversifying its business model with recurring revenue and profit streams in order to offset or minimize the fluctuations in our wind farm development and construction operating activities. We have achieved profitability and cash flow improvements in the Company’s engineering consulting services and renewable power plant ownership business segments that were added or expanded in 2012; however, we are currently working to stabilize the working capital requirements of the tower services component launched during the first half of 2013. We have experienced delays in receivables collections within the tower services business due to the detailed requirements of information reporting and billing for the tower services but we believe that we have made necessary improvements to minimize disruption in future receivable collections.

In November 2013, we sold the membership interests with respect to the Honda wind project, and as such, we received a recoupment of certain project development costs that we have sunk into such project together with receipt of a portion of our development fees. During the fourth quarter of 2013 and in January 2014, we substantially completed the Honda wind farm development resulting in recognition and receipt of development and construction fees related thereto of approximately $3,700,000.

In 2013 we sold, in a private transaction, Series A Preferred Stock of our subsidiary, Juhl Renewable Assets. As of December 31, 2013, we sold approximately $1,580,000 of Series A Preferred Stock of Juhl Renewable Assets.  The purpose of this raise was to replenish a portion of the approximate $2,400,000 of cash funds from operations that we invested in wind farm projects.

In March 2014, Juhl Renewable Assets commenced a new private sale of its preferred securities with the intention of raising up to $3,000,000 for the following purposes (i) to payback an intercompany loan, (ii) to purchase additional interest in Valley View wind project, (iii) to purchase additional wind farm assets and (iv) other purposes.

We believe that funds generated from existing cash resources, current contractual agreements, cost controls and improvements in our tower services operations, and this offering will be sufficient to finance our operations and planned capital expenditures through the next 12 months.

Our balance sheet at March 31, 2014 includes a promissory note payable of approximately $3,107,000 to a turbine supplier for amounts due for turbines on the Winona County wind project.  The note was initially payable in April 2012 assuming that the project was able to raise permanent project debt financing. It has proven difficult for the underlying project to obtain outside debt or equity financing as a result of the nature of turbines being a new introduction to the U.S. market together with turbine performance issues. Until such time that debt or other sources of outside financing is achieved, the note is payable through free cash flows available from the Winona County wind project, and as such, approximately $2,943,000 has been classified as long-term based on our assessment of future cash flows that are expected beyond one year. The Company has a secured interest in the Winona County wind project.

The turbine supplier has filed a suit against the Winona County wind project and the Company (and other defendants) for non-payment of the note, among other claims, which the defendants, including the Company, dispute such allegations (as described more fully under “Business” and “Legal Proceedings”). We do not expect that our liquidity will be affected other than the initial defense costs related to the suit required as a part of our insurance deductible.

The April 2012 purchase agreement with the sellers of the PEC ownership interests called for the sellers to receive cash installments in 2012 for working capital as of the date of the acquisition that exceeded a $300,000 targeted working capital amount, or approximately $1,020,000.  As of December 31, 2012, we had paid approximately $35,000 of this amount and had paid out the remaining balance to the former owners by March 15, 2013 primarily using sources of payment that became available to us through a bank line of credit, use of cash escrowed at the time of closing, cash collected within the engineering consulting business and approximately $75,000 of cash from Juhl Renewable Assets.  An earn-out incentive is also available to the former owners in 2013 and 2014 (maximum $250,000 across the two years) provided that certain revenue and profit levels are met. The former owners qualified for one-half of the maximum incentive and as such $125,000 was paid out in July 2013.

We have established a $600,000 bank line of credit for the engineering services business and $500,000 bank line of credit for the tower services business to assist in the funding of business activities using accounts receivable as a borrowing base; however, the bank lines are subject to the amount of open receivables and eligibility requirements, and must be renewed annually. At March 31, 2014 and through the date of this prospectus, we were not in compliance with certain debt covenants on the tower services line of credit. We are currently seeking a waiver or amendment for these violations.

We are currently analyzing existing wind farm or solar portfolios of owners who may be interested in selling their ownership interests in such portfolios. We would expect to primarily utilize the sale of Juhl Renewable Assets Series A Preferred Stock in combination with resources that we believe will be available to us from outside debt or tax equity resources. We have identified various projects for further analysis, but it is not yet possible to predict whether we will be successful in any negotiations for the acquisition of any such projects.

In May 2014, we announced that we reached a definitive purchase agreement to purchase 3.2 MW of wind farm assets in Iowa, and it is expected that the preferred stock offering by Juhl Renewable Assets will be sufficient to complete this purchase. The purchase agreement is contingent upon receiving existing lender approvals by May 30, 2014, which we did not receive. Thus, we must obtain alternative financing by the end of the second quarter.

During February 2013, we launched a new company, Juhl Tower Services.  The tower services have required us to invest approximately $1.5 million through December 31, 2013 to support the initial investment in equipment, management recruitment, crew and deployment, and initial production ramp-up. In addition, investments have been needed to offset delays in cash collections from customers as receivables can at times extend well beyond 90 days.

We will continue our internal efforts to assist our project owners in arranging financing terms for each wind farm and solar project under development.  The ability to assist project owners with obtaining debt and equity financing is a material factor in producing our future development fee revenue streams and cash flow. We expect that we will be required to obtain interim vendor financing from turbine suppliers or subcontractors for projects under development, and we are typically required to grant a security interest to those suppliers.  The security agreement allows the supplier to step-into our developer rights that we have to the project entity, after a passage of time typically 180 days from project completion.

Going forward, we plan to broaden our financial sources to include term loans, public and private equity, and debt issuances, and specific asset funding related to our development fee revenue streams and cash flows.  Based on market conditions, we may use other forms of leverage in addition to these financing arrangements.

Future Growth and Financing

Despite the political climate which has resulted in uncertainty around federal energy policy, we have been able to secure development rights for late stage wind farm development opportunities that could enable us to complete wind farm projects for large corporations or small utilities who desire to purchase electricity from these projects.  We will seek to obtain additional sources of recurring revenue from maintenance, administrative and services businesses through securing new business or undertaking additional mergers or acquisitions, and offset the inconsistent revenue patterns that we see in our wind farm development business.

Our future growth strategy is dependent upon diversifying our service offerings in the renewable energy space through the integration of our operating subsidiaries to generate a predictable revenue stream.  Specific to wind, we will continue to pursue new community wind farm developments in order to maintain an active backlog of projects, including distributed generation projects that involve corporate businesses that, like utilities, express a desire to purchase electricity produced by wind farms on long-term contracts. However, we cannot assure that actions will be successful. Should revenue decline to a level significantly below our current expectations, we would reduce capital expenditures and implement cost-reduction initiatives which we believe would be sufficient to ensure that funds generated from operations, together with existing cash and funds available from borrowing under any open credit agreement.

In conjunction with our financing activities as described above, we believe that we would be able to more quickly bring wind farm or solar projects through the early development and construction stages if we were able to access a funding mechanism that we could utilize in sponsoring wind farm developments.  Like much of the U.S. economy that relies on extension of credit, the community wind industry in general has experienced difficulties in obtaining sources of funding from the current equity and debt financing marketplace, as cited above under “Factors Affecting Our Operating Results”.

The formation of Juhl Renewable Assets provides us with the ability to acquire ownership of existing wind farms that fit our distributed generation model and the size range of products that we typically develop.  We intend to raise funds to purchase such wind and related assets through the selling of preferred stock in Juhl Renewable Assets in order to fund our strategic acquisition operations.  This may avoid delays and difficulties of obtaining financing from traditional lending sources and continue to provide access to financing.

Another opportunity for growth in 2014 is the field maintenance services provided by Juhl Tower Services, a wholly-owned subsidiary of Juhl Energy Services. Juhl Tower Services has entered into agreements to perform implementation and maintenance activities of cellular communication towers. Juhl Tower Services has acquired assets necessary to perform such services and has engaged crew leaders and operations personnel with substantial industry experience in servicing cellular equipment.  Coupled with Juhl Energy Services’ existing staff of service providers trained for working safely at height, Juhl Tower Services began receiving work orders in March 2013 and started recording profitable revenue from this subsidiary in the second quarter of 2013.

Series A Preferred Stock Transactions

Effective February 18, 2014, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with Vision Opportunity Master Fund, Ltd. (“Vision”), whereby the Company agreed to purchase 10,398,750 shares of Preferred Stock of the Company held by Vision (consisting of 4,560,000 shares of Series A Preferred Stock and 5,838,750 shares of Series B Preferred Stock) (the “Purchased Securities”) for a total purchase price of approximately $2,184,000 (the “Purchase Price”). As payment for the Purchase Price, the Company agreed to the following: (i) pay a non-refundable $40,000 deposit to Vision on date of execution of the Purchase Agreement; (ii) pay a non-refundable payment of $40,000 on or before March 15, 2014; and (iii) issue Seller an amortizing promissory note on April 1, 2014, with a principal sum of approximately $2,104,000 for the remaining balance of the Purchase Price, with an interest rate of 8% and a maturity date of May 1, 2015 (the “Note”). The Purchase Price was satisfied and the conditions were met, and the transaction closed on April 1, 2014.

As part of the Purchase Agreement, Vision agreed to the following: (i) waiver of dividends due on its Series A Preferred due on April 1, 2014 on the closing date of the Purchase Agreement, (ii) issuance of a proxy to Company to vote on matters submitted to holders of the Company’s Series A Preferred and Series B Preferred Stock until April 1, 2014, and (iii) entry into a Lock Up Agreement to restrict its sale of 2,288,898 shares of common stock of the Company during the periods provided therein. As part of the Purchase Agreement, the Company agreed to commence the process to conduct a rights offering to sell shares of its common stock to existing shareholders, and a portion of the proceeds from such offering will be paid to Vision for payment on the Note as is set forth therein.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a form of which is included as an exhibit to the registration statement of which this prospectus is a part.

By removing our primary institutional investor pursuant to the structure described above, we believe that Juhl Energy will now be able to diversify the previous holdings of this institutional investor. Further, the Purchase Agreement (as described above), allows us to recapture the stock long-held by Vision, to clear ownership concentration.

Further, on February 20, 2014, we entered into a Conversion Agreement with Daybreak Special Situations Master Fund, LTD., (“Daybreak”), the other holder of our Series A Preferred Stock with Vision, whereby Daybreak converted its 260,000 shares of Series A Preferred Stock of the Company into 260,000 shares of common stock of the Company.  In consideration for such conversion, the Company delivered the following to Daybreak: (i) $10,000 in cash and (ii) a put option for 60,000 shares of common stock of the Company, in which Daybreak has the right to require the Company to purchase such shares at $.25 during the 90 day period following the closing of the transaction, as set forth in the Put Option Agreement that Daybreak and the Company entered into simultaneously with the Conversion Agreement.   On May 21, 2014, the Company received notice from Daybreak that it had exercised its put option, and as a result, the Company will redeem 60,000 shares of common stock of the Company for $15,000. Such transaction is expected to close within 30 days from the exercise of the put option. Upon completion of the Vision Purchase Agreement on April 1, 2014 and the Daybreak Conversion Agreement on February 20, 2014, Juhl Energy’s capital structure has now been simplified by eliminating all of the Series A Preferred Stock and removing the current quarterly dividend payment that has accompanied the preferred equity held by Vision and Daybreak.

Net Cash – Operating Activities

Net cash used in operating activities increased by approximately $318,000, from the net cash provided by operating activities of approximately $40,000 for the quarter ended March 31, 2013 to net cash used in operating activities of approximately $278,000 for the quarter ended March 31, 2014.

The net cash used in operating activities of $278,000 for the quarter ended March 31, 2014 is primarily due to the cash used for working capital and funding operations of the Juhl Tower Services business, payment to terminate the interest rate swap agreement, and payments of accounts payable. We will continue to manage operating expenses for cash flow control as we seek to diversify our revenue base.

Net cash used in operating activities increased by approximately $225,000, from the net cash used in operating activities of approximately $644,000 for the year ended December 31, 2012 to net cash used in operating activities of approximately $869,000 for the year ended December 31, 2013.

The net cash used in operating activities of approximately $869,000 is primarily due to approximately $1,872,000 in cash used for working capital and funding the start-up operations of the Juhl Tower Services business, offset by approximately $481,000 related to the management of accounts payable payments with account receivable collections on the wind farm project occurring around year-end, and the expense accrual of approximately $553,000 for the contingent payment arrangement related to a wind project. We will continue to manage operating expenses for cash flow control as we seek to diversify our revenue base.

Net Cash – Investing Activities

Net cash used in investing activities decreased by approximately $911,000, from the net cash used in investing activities of approximately $973,000 for the quarter ended March 31, 2013 to net cash used in investing activities of approximately $62,000 for the quarter ended March 31, 2014. The change is primarily attributable to approximately $736,000 of cash payments made in the prior period for the PEC acquisition and approximately $191,000 related to decreased investment in pre-construction wind farm development costs. Property and equipment additions are insignificant across the comparative three-month periods.

Net cash from investing activities decreased by approximately $5,776,000, from the net cash provided by investing activities of approximately $5,222,000 for the year ended December 31, 2012 to net cash used in investing activities of approximately $554,000 for the year ended December 31, 2013. The change is primarily attributable to the receipt of U.S. Treasury Section 1603 cash grant in the amount of approximately $6,284,000 in 2012, net of $855,000 receipts in 2012 and 2013 for matured short-term investments, and cash payments of $736,000 and $1,000,000 made in the current and prior periods, respectively, for the PEC acquisition. Our investments in pre-construction wind farm development costs are relatively flat across 2012 and 2013. Property and equipment additions increased in 2013 primarily as a result of the start-up of Juhl Tower Services.

Net Cash – Financing Activities

Net cash flow provided by financing activities increased by approximately $643,000, from the net cash flow used in financing activities of approximately $232,000 for the quarter ended March 31 2013 to net cash provided by financing activities of approximately $411,000 for the quarter ended March 31, 2014.  The increase in cash provided by financing activities is primarily attributable to a reduction in restricted cash and additional note proceeds from the Valley View refinancing transaction, net of financing costs.

Net cash flow provided by financing activities increased by approximately $8,471,000, from the net cash flow used in financing activities of approximately $7,798,000 for the year ended December 31, 2012 to net cash provided by financing activities of approximately $673,000 for the year ended December 31, 2013.

The increase in cash provided by financing activities is primarily attributable to the payments made to a bank and vendors out of the cash grant of approximately $6,200,000 in 2012.  In addition, there were two other offsetting factors in our financing activities: 1) cash from financing activities increased by $715,000 relating to a revolving note payable in the engineering consulting and tower services business to assist in managing working capital requirements; and 2) proceeds from the sale of Juhl Renewable Asset Series A preferred stock of approximately $1,400,000 as a part of our offering to replenish balance sheet cash that had been previously used to fund the acquisition of three wind farm projects.

Impact of Inflation

We expect to be able to pass inflationary increases on to our customers through price increases, as required, and do not expect inflation to be a significant factor in our business.

Seasonality

Although our operating history is limited, we do not believe our services are seasonal except for future wind farm construction and operating revenue, which may be impacted by climate in the Upper Midwest.

Off-Balance Sheet Arrangements

We have made certain guarantees of indebtedness or offered indemnifications of warranties and representations in conjunction with the funding activities of the Valley View and Grant County wind farms.

In conjunction the closing of an equity commitment on the Honda project in November 2013, the Company has made certain parent company guarantees to the equity investor involving the satisfactory performance of its subsidiaries for the completion of the project construction and the warranty obligations under the construction agreement. If such guarantees would result in amounts due under the guarantees to be more than 50% of the approximate $10 million project cost, the Company would have the option to repurchase the project from the equity investor for the project cost.

The Company agreed to guarantee certain payments to investors in the Valley View wind farm project as set forth below:

●

The timely payment of any and all guaranteed payments required to be paid to preferred membership investors (who contributed approximately $2.5 million) as they may become due under the respective LLC operating agreements, and the timely payment of any and all amounts payable upon exercise of a put right by such preferred members. The put right is outside the control of the Company and may occur either in two years or in certain cases, ten years. The Company does have up to six months from the date that to make such put right payment, and should the Company fail to make the put right payment within such six month period, the principal amount owed by the Company is subject to a penalty of an additional 10%. In October 2013, one of the parties representing $518,000 of the preferred membership investors, exercised their put right and the Company expects that it will redeem such interests in the second quarter of 2014.

●

The Company has agreed, with respect to a put right made available to one of the Common Members in the Valley View wind farm project (who contributed $500,000) to redeem any of its units then held by the respective individual investor for a price in cash equal to the present value of the (i) estimate future distributions to be made to Purchaser net of (ii) estimated future income allocations for which no distributions are projected to be made (“Put Right Purchase Amount”). If the Company fails to pay in full the Put Right Purchase Amount in cash on the due date, the Company shall issue a promissory note with a maturity date not exceeding 36 months and pay interest thereon.

●

The Company has made certain representations and warranties with regard to indemnifications in conjunction with the funding activities of the Grant County wind farm, including potential liabilities for Section 1603 Treasury Grant recapture or tax liabilities attributable to the period prior to the closing date.

Aside from these arrangements, we believe that there are no off-balance sheet arrangements between us and any other entity that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to exercise its judgment. We exercise considerable judgment with respect to establishing sound accounting policies and in making estimates and assumptions that affect the reported amounts of our assets and liabilities, our recognition of revenues and expenses, and disclosures of commitments and contingencies at the date of the financial statements.

On an ongoing basis, we evaluate our estimates and judgments. We base our estimates and judgments on a variety factors including our historical experience, knowledge of our business and industry, current and expected economic conditions, the composition of our products/services and the regulatory environment. We periodically re-evaluate our estimates and assumptions with respect to these judgments and modify our approach when circumstances indicate that modifications are necessary.

While we believe that the factors we evaluate provide us with a meaningful basis for establishing and applying sound accounting policies, we cannot guarantee that the results will always be accurate. Since the determination of these estimates requires the exercise of judgment, actual results could differ from such estimates. A description of significant accounting policies that require us to make estimates and assumptions in the preparation of our consolidated financial statements is as follows:

Turbine Sales and Service

Turbine sales occur from small scale wind turbines that are internally re-manufactured and sold by the Company, or through purchase and resale of larger scale wind turbines to wind farm project owners. Revenue from the sale of small scale wind turbines are recognized upon shipment to the customer as transfer of ownership and risk of loss have been transferred to the customer. Deposits received from customers are included as deferred revenue until shipment occurs. Revenues from the sale of larger scale wind turbines are generally recognized in conjunction with the construction services percentage of completion accounting discussed below. Commencement of revenue recognition is only after turbine erection activities have begun. Turbine services include time-and-material arrangements related to existing installations of wind turbine equipment. Revenue is recognized upon completion of the maintenance services.

Licensing Agreements

Revenues earned from licensing agreements are amortized straight line over the term of the agreement.

Wind Farm Consulting, Development and Management Services:

Engineering and consulting services:

Revenues are primarily generated from professional services provided to clients and are based on either hours of service performed or on a fixed-fee basis. Revenues are accrued through year-end for services performed but not yet billed to clients. These unbilled revenues are included in work in progress in the accompanying financial statements.

Provisions for estimated losses on work in process are made in the period in which such losses are determined. Changes in project performance, project conditions, and estimated profitability may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined.

Our contracts come up for renewal periodically and at the time of renewal may be subject to renegotiation, which could impact the profitability on that contract. In addition, during the term of a contract, public agencies may request additional or revised services which may impact the economics of the transaction. Most of our contracts permit our clients, with prior notice, to terminate the contracts at any time without cause.

Wind Farm Development Services

The Company normally earns a development service fee from each of the wind farm projects that it develops in cooperation with wind farm investors. These development services arrangements are evaluated under authoritative guidance relating to “Revenue Arrangements with Multiple Deliverables,” which addresses certain aspects of accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities.

The development services fee revenue is recognized as follows:

●

Proceeds received upon the signing of a Development Services Agreement are amortized over the expected period of the development process, which is generally three years. The amortization period is re-assessed by management as new timelines are established for the project in-service date, and the amortization period is adjusted.

●

The remaining proceeds are allocated to the following deliverables based on vendor specific objective evidence (“VSOE”) (the actual selling prices of similar deliverables sold on a standalone basis) or, in the absence of VSOE, the Company best estimate of the selling price, of each item: 1) achievement of a signed Power Purchase Agreement (“PPA”) with an electrical utility, and 2) final commissioning of the wind farm turbines. Management has determined that these deliverables have stand-alone value, and the Company has established fair value of the undelivered services that are considered probable and in the control of the Company. Factors considered by the Company in determining estimated selling prices for applicable elements generally include overall economic conditions, customer demand, costs incurred by the Company to provide the deliverable, as well as the Company’s historical pricing practices. Under these arrangements, revenue associated with each delivered element is recognized in an amount equal to the lesser of the consideration initially allocated to the delivered element or the amount for which payment is not deemed contingent upon future delivery of other elements in the arrangement.

Wind Farm Management and Maintenance Services

Revenues earned from administrative, management and maintenance services agreements are recognized as the services are provided. The administrative and management services agreements call for quarterly payments in advance or arrears of services rendered based on the terms of the agreement. The administrative and management services payments in advance are carried as deferred revenue and recognized monthly as services are performed. Maintenance services are generally billed on a quarterly basis based on the terms of the underlying agreement.  Revenues from maintenance service work are recognized when services are performed.

Wind Farm Construction Services

We recognize revenue on construction contracts on the percentage of completion method with costs and estimated profits included in contract revenue as work is performed. Construction contracts generally provide that customers accept completion of progress to date and compensate us for services rendered measured in terms of units installed, hours expended or some other measure of progress. We recognize revenue on both signed contracts and change orders. Percentage of completion for construction contracts is measured principally by the percentage of costs incurred as part of the balance of plant contract (which excludes the wind turbines) and accrued to date for each contract to the estimated total cost for each contract at completion. We generally consider contracts to be substantially complete upon departure from the work site and acceptance by the customer. Contract costs include all direct material (excluding wind turbines), labor and insurance costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Changes in job performance, job conditions, estimated contract costs and profitability and final contract settlements may result in revisions to costs and income and the effects of these revisions are recognized in the period in which the revisions are determined. Provisions for total estimated losses on uncompleted contracts are made in the period in which such losses are determined. The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company’s experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

Electrical power sales

Electrical power sales to a utility purchaser are recognized as electrical energy is produced. In accordance with generally accepted accounting principles, revenue levelization is required whenever there is a variable pricing arrangement such as the PPA with Woodstock Hills. This requires that the revenue be levelized over the term of the agreement. The revenue recognized is the lesser of the amount billable under the contract, or the amount determined by the megawatt hours made available during the period multiplied by the average revenue per megawatt hour over the life of the PPA.

The Woodstock Hills wind farm credited with producing Renewable Energy Credits (REC’s). These have a market value, and we recognize revenue on the sale of such credits as revenue when sold on the open market.

Variable Interest Entities

The Company has determined that one of its wind farm projects is variable interest entity (“VIE”). The footnotes to our consolidated financial statements in this prospectus provide our analysis and judgments with respect to whether or not the Company should consider consolidation of these VIE’s into our consolidated financial statements. We have consolidated one VIE because we believe that we had implicit power to significantly impact the economic performance of the limited liability company associated with that wind farm project.

DESCRIPTION OF BUSINESS

Business Overview

Juhl Energy is an established leader in the clean and renewable energy industry. Juhl Energy historically focused on community wind power development, management and ownership throughout the United States. We are one of the few companies other than utility based conglomerates that handle all aspects of wind project development, through our operating subsidiaries, including full development and ownership of wind farms, general consultation on wind projects, construction management of wind farm projects and system operations and maintenance for completed wind farms, which results in multiple revenue streams. The primary focus of our wind power development business has been to build 5 MW to 80 MW wind farms jointly owned by local communities, farm owners, environmentally-concerned investors, and our Company. The wind farms are connected to the general utility electric grid to produce clean, environmentally-sound wind power. Our development of community wind power systems generally results in landowners owning a portion of the long-term equity in the wind farm that resides on their land. We pioneered community wind power systems in developing the currently accepted financial, operational and legal structure providing local ownership of medium to large scale wind farms. Since 1999, we have completed 23 wind farm projects, accounting for approximately 240 MW of wind power that currently operate in the Midwest region of the United States, and we provide operation management and oversight to wind generation facilities generating approximately 88 MW, through our subsidiary, Juhl Energy Services. Currently, we have 20 projects in various stages of development with an aggregate wind power generating capacity of approximately 295 MW (5 of which we are actively developing with an aggregate wind power generating capacity of approximately 89 MW and 15 of which are early stage wind development opportunities, which includes projects undergoing feasibility analysis, with an aggregate wind power generating capacity of approximately 206 MW). The 20 wind farm projects, all of which are on-shore type projects, are located in the United States and Canada and make up our development pipeline.

Historically, our wind power projects are based on the formation of partnerships with the local owners upon whose land the wind turbines are installed.  Over the years, this type of wind power has been labeled “community wind power” because the systems are locally owned by the landowners (often farmers).  Community wind power is a specialized sector in the wind energy industry that differs from the large, utility-owned wind power systems also being built in the United States.  Community wind power is a form of community-based energy development (C-BED). Various states, including Minnesota and Nebraska (where we have projects in development), have enacted C-BED initiatives, which include mechanisms to support community wind power and are intended to make it easier for community wind power projects to be successful without placing an excessive burden on utilities.  This results in community wind power being not only environmentally sustainable but also serving as an economic stimulus for the rural areas that it encompasses.  Community wind projects generally sell power to utilities.  As community wind projects have become more difficult to develop due in part to difficulty in obtaining contracts with utilities, Juhl Energy has begun to develop projects for end customers and small utility companies.

We are also now focusing on field maintenance services, through Juhl Tower Services, to diversify our service offerings, allowing us to capitalize on the growth of the telecommunication industry and the resulting demand for infrastructure, including the cellular communication towers, by using our expertise from the maintenance of turbines in our core business of wind farm development, maintenance and ownership.

As part of our innovative role in renewable energy development services, in January 2013, we announced our partnering with Honda Transmission Manufacturing of America (“Honda”) to serve as the primary developer on a project to construct the first ever on-site industrial wind project for the automotive company, with a generation capacity of 3.4 MW.  The Honda wind project represents a growing niche within our renewable energy development services, which includes installing wind and solar facilities for large industrial electricity users and corporate clients.  In January 2014, we announced that Honda finalized installation and began operation of two power producing wind turbines at its plant in Russells Point, Ohio. The installation of the turbines means that the Honda plant will be the first automotive manufacturing facility in the United States to obtain a portion of its electricity directly from wind turbines located on its property. Honda will also recover CO2 emissions through the use of this renewable energy source. The two wind turbines will supply approximately 10 percent of the plant’s electricity. Based on their location and actual wind speeds, combined output from the two wind turbines is estimated at 10,000 megawatt hours (MWH) per year. Our goal is to continue to grow this sector of our business by providing quality development services to companies that are looking to utilize renewable energy at their planned or existing facilities.

To continue to build on the Honda project model, we entered into a development project to construct a 20 MW wind energy generation project in conjunction with Purdue University located in Tippecanoe County, Indiana. The project will be a community scale wind energy generation facility and will be a unique partnership among Purdue University, Duke Energy, Wabash Valley Power Association, Performance Services and the Company. The Project will sell energy for a term of 20 years through power purchase agreements with Duke Energy and Wabash Valley Power Association. The project is targeted to be online in the fourth quarter of 2014.

One of the unique aspects at Juhl Energy is the diversity and integration of its subsidiaries which make up our business model. The Company operates through the following subsidiaries (with further description set forth below):

Juhl Renewable Assets	renewable assets ownership
Juhl Energy Development	wind farm development
Juhl Energy Services	wind farm management and turbine maintenance services together with cellular communication tower maintenance activities
Juhl Renewable Energy Systems	small scale renewable systems
Next Generation Power Systems	refurbished turbines and maintenance support
Power Engineers Collaborative	engineering services

Diversifying Strategy and Execution

Juhl Energy’s diversification strategy focuses upon the delivery of sustainable revenue growth outside of wind farm development and construction fee revenue. As such, the acquisition of additional energy assets remains a meaningful part of our focus on the growth of our revenue and net income.

Further, Juhl Energy’s business strategy has allowed us to remain well-positioned for future growth despite the uncertainty surrounding federal policy with respect to tax incentives which have impacted businesses operating in the wind industry.  Our business and operating strategy, among other things, is to continue to develop into an innovative, diverse and balanced clean energy company.   We will work to leverage our portfolio of existing community wind power projects, develop new wind farm projects, including at industrial plants to help reduce the carbon footprint of manufacturers, and take equity ownership positions in existing community-based wind farms.  Further, we are continuing to diversify our business operations by expanding our product offerings to energy conscious consumers with the development of our small scale renewables, including wind turbines and solar products, and more recently, expanding our maintenance services capabilities to include cellular towers. We have also expanded our services offerings to provide engineering services for our clients.

We believe that the expansion into engineering consulting services with the acquisition of PEC in 2012 has significantly increased our ability to grow our revenues beyond development and construction of community wind projects into the full range of clean energy projects including natural gas, biomass, waste-to-energy, medium-to-large on-site solar, and support to larger wind farm construction. We have experienced growth in revenues for PEC and expect this to continue, complimented by our experience in wind farm development and construction.

With our entry into the U.S. telecommunication industry, through Juhl Tower Services, a wholly-owned subsidiary of Juhl Energy Services (as discussed below), we perform implementation and maintenance activities on cellular communication towers. Juhl Tower Services enters into contracts with the owners of the cellular communication towers that lease antenna space to wireless service companies and radio and television broadcasters. Such contracts are structured whereby Juhl Tower Services is engaged as a subcontractor to maintain equipment on cellular towers for the owners of the cellular towers. Juhl Tower Services provides us the opportunity to utilize our experience of providing maintenance to wind turbines and apply that to cellular communication towers, with the recruitment of crew leaders and operations personnel with substantial experience in servicing cellular equipment. Further, we believe that such entry into the telecommunications industry exemplifies our strategy to diversify our service offerings, allowing us to capitalize on the growth of the telecommunication industry and the resulting demand for infrastructure, including the cellular communication towers, by using our expertise gained from the maintenance of turbines in our core business of wind farm development. As of May 1, 2014, we have worked on 209 cell towers, and we are now collecting revenue. Our expectation is that such contracts will lead to a profitable revenue stream in the remaining quarters of 2014.

Further in the first quarter of 2014, we acquired the assets of PVPower, a business focused on the sale of solar power products, through non-traditional sales channels, specifically through an online distributor network, in which Juhl Renewable Assets had made an investment in the third quarter of 2011. This allows us to augment our offerings in solar. We will now distribute solar-related system products through Juhl Renewable Energy Systems to consumers and small businesses using the online system developed by PVPower.

Our evolving business and operating strategy will rely heavily on the expertise of our management team. Our Chairman and Principal Executive Officer, Daniel J. Juhl has been involved in the wind industry since 1978 and was one of the creators of community wind power projects in the United States.  In addition to Mr. Juhl’s expertise, John Mitola, our President, is also considered an expert in the energy field having focused his career on energy efficiency, demand side management and independent power development.  Mr. Mitola has significant experience in the energy industry and electric industry regulation, oversight and governmental policy. The prominence of Mr. Juhl and Mr. Mitola in the wind industry will maximize the quantity and quality of projects available for consideration.

Corporate Organizational Diagram:

Juhl Energy, Inc. is a holding company whose subsidiaries and affiliates are organized as set forth in the corporate organizational diagram below:

Juhl Energy, Inc.
(holding company)
100%
100%
100%
100%
100%
100%
Juhl Energy Development, Inc.
(wind farm development)
Juhl Energy Services, Inc.
(wind farm operations and maintenance)
Next Generation Power Systems, Inc.
(refurbished turbines &
Juhl Renewable Assets, Inc.
(renewables asset ownership)
Juhl Renewable Energy Systems, Inc.
(small scale renewable)
Power Engineers Collaborative, LLC
(engineering)
100%
Juhl Tower Services, Inc.
(tower maintenance)
100%
99.9%
36.6% voting interest
Winona Wind Holdings, LLC
(wind farm ownership vehicle)
Woodstock Hills, LLC
(wind farm)
Juhl Valley View, LLC
(wind farm ownership vehicle)
100%
90%
Winona County Wind, LLC
(wind farm)
Valley View Wind Investors, LLC
(wind farm ownership vehicle)
99%
Valley View Transmission, LLC
(wind farm)

Overview of Operating Subsidiaries

As discussed in detail throughout this prospectus, we provide the following portfolio of services and products, through our operating subsidiaries identified below, which allows us to diversify our offerings and benefit from tiered revenue streams, as well as integrate our operations:

Juhl Renewable Assets – Renewable Assets Ownership

Juhl Renewable Assets focuses on the acquisition of ownership positions in new and existing wind farms and investment in other renewable energy assets, thus building an asset base with predictable cash flows. Through Juhl Renewable Assets, we also look for revenue contribution through acquisition of related business services that provide strong operating margins, such as engineering, consulting and related facilities. As discussed herein, Juhl Renewable Assets has taken an ownership position in the following wind farms: the 10 MW Valley View wind farm (February 2011), the 10.2 MW Woodstock Hills wind farm (April 2011), and the 1.5 MW Winona wind farm (October 2011).

Our business and operating strategy is to take equity ownership positions in existing community-based wind farms and other renewable assets, such as solar projects.  We select projects where the following important conditions exist for successful projects that provide predictable revenue: acceptable wind resources, suitable transmission access, an appropriate regulatory framework providing acceptable power purchase agreements and long-term utility agreements. Further, we believe that there are existing wind farms that are or will become available for sale by equity owners who have fully utilized the tax attributes or no longer have the desire to continue ownership.

We continue to evolve our strategy and increase our portfolio capacity through acquisitions that build repetitive annual revenue streams, and take advantage of the growth occurring in the wind industry. As the renewable asset acquisition vehicle for our parent company, we focus on acquisitions that strengthen our balance sheet, allowing us to continue to actively seek additional project acquisitions.

Juhl Energy Development - Wind Farm Development

Through Juhl Energy Development, we provide our core development services for community wind farms, including the following: initial feasibility studies and project design; formation of required land rights agreements to accommodate turbine placement on each project’s specific farm land, assistance in the application process to obtain  environmental, zoning and building permits for the project; studies, design and agreements with utilities; turbine selection and delivery coordination; negotiation and execution of power purchase agreements; access and consultation regarding construction financing; coordination of vendor terms, including vendor financing; introduction to equity and debt project financing services; construction oversight and complete balance of plant construction services; and project commissioning.

Since 1999, we have completed 23 wind farm projects, accounting for approximately 240 MW of wind power that currently operate primarily in the Midwest region of the United States. Currently, we have 20 projects in various stages of development with an aggregate wind power generating capacity of approximately 295 MW of wind power generating capacity (5 of which we are actively developing with an aggregate wind power generating capacity of approximately 89 MW and 15 of which are early stage wind development opportunities, which includes projects undergoing feasibility analysis, with an aggregate wind power generating capacity of approximately 206 MW). The 20 wind farm projects, all of which are on-shore type projects, are located in the United States and Canada and make up our development pipeline.

Juhl Energy Services - Wind Farm and other Tower Operations, Management and Maintenance Services

Through Juhl Energy Services, we earn revenue through administrative, management, maintenance and warranty services agreements with wind generation facilities, and such revenues are recognized as the in-field services are provided.   We can either provide services to wind farms that we have developed or contract with existing wind farms developed by others.  Currently, Juhl Energy Services provides operation management and oversight to wind generation facilities generating approximately 88 MW of power.

In early 2013, Juhl Energy Services formed a wholly-owned subsidiary, Juhl Tower Services, which performs implementation and maintenance activities on cellular communication towers.  Juhl Tower Services has acquired assets necessary to perform such services and has engaged crew leaders and operations personnel with substantial industry experience in servicing cellular equipment.  Coupled with Juhl Energy Services’ existing staff of service providers trained for working safely at height, Juhl Energy has completed maintenance activities on 209 cell towers to date.

Juhl Renewable Energy Systems - Small Scale Renewables

Through Juhl Renewable Energy Systems, we specialize in advanced conservation technologies focused on smaller scale wind and solar energy systems to the energy consumer, including farming operations, small to medium sized businesses and municipalities.  Juhl Renewable Energy Systems is focused on the sales and installation of our on-site renewable energy systems, including Solarbank® a proven on-site solar system; Powerbank®, a simple onsite backup power system, and a newly designed wind turbine in the prototype stage, which we consider one of the industry’s most advanced medium scale wind turbines at approximately 35 KW. Juhl Renewable Energy Systems handles projects from start to finish, including design, sales, financing and service. Juhl Renewable Energy Systems offers several financing structures including its ongoing system ownership at customer sites while delivering guaranteed operations and savings to end-user customers.

Power Engineers Collaborative – Engineering Services

Through our wholly-owned subsidiary, Power Engineers Collaborative (PEC), we provide engineering services to clients, which include electric utilities, independent power producers and industry and building systems. PEC's core business includes assisting clients in site selection, environmental permitting, equipment studies, preparation of contract documents, bid evaluation, contract awards, preparation of detailed construction documents, design of auxiliary facilities, engineering services during construction and training of operating and maintenance personnel. The Building Systems Engineering Division (“BSE”) extends these capabilities and focuses them toward the Mechanical, Electrical, Plumbing ("MEP"), Fire Protection, and energy-related needs of the commercial, residential and institutional sectors. PEC works with clients in all phases of an MEP project including permitting, conceptual design, project management and detailed design and construction commissioning start-up.

Next Generation Power Systems – Refurbished Turbines and Maintenance Support

Next Generation Power Systems is in the business of refurbishing turbines and maintaining this fleet. We do not expect to sell additional refurbished turbines but periodically we are requested to perform work on turbines previously sold to customers.

INDUSTRY AND MARKET OVERVIEW

This prospectus includes market and industry data that we have developed from publicly available information, various industry publications and other published industry sources and our internal data and estimates.  Although we believe the publications and reports are reliable, we have not independently verified the data.  Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

Governmental Programs and Incentives

Overview

The growing concern over global warming caused by greenhouse gas emissions has contributed to the growth in the wind energy industry. The federal government and various state governments have placed restrictions on fossil fuel emissions, and it is anticipated that additional requirements for limitation of such emissions will continue. Substituting wind energy for traditional fossil fuel-fired generation would help reduce carbon dioxide emissions due to the environmentally-friendly attributes of wind energy. According to the U.S. Department of Energy, Energy Information Administration (“EIA”)’s “International Energy Outlook 2013,” released July 25, 2013, of regions belonging to the Organization for Economic Co-operation and Development (“OECD”), the United States was projected to be the largest source of energy-related carbon dioxide emissions through 2040. According to the U.S. Department of Energy, EIA’s annual report “Emissions of Greenhouse Gases in the United States 2009,” published in March 2011, the electric power sector (which consists of those companies whose primary business is the generation of electricity) is the largest source of all energy-related carbon dioxide emissions; this report also stated, however, that emissions from the electric power sector declined in 2009 by 9.0%.

Growth in the United States’ wind energy market and other renewable energy markets has also been driven by state and federal legislation designed to encourage the development and deployment of renewable energy technologies by guaranteeing revenues and reducing costs of projects. This support includes:

Renewable Portfolio Standards (RPS)

In response to the push for cleaner power generation and more secure energy supplies, many states have enacted RPS programs. A RPS program (sometimes called a Renewable Energy Standard, or RES), is a program that either: (i) requires state-regulated electric utilities and other retail energy suppliers to produce or acquire a certain percentage of their annual electricity consumption from renewable power generation resources or, (ii) as in the case of New York, designate an entity to administer the central procurement of Renewable Energy Certificates (“RECs”) for the state. Typically, utilities comply with such standards by qualifying for renewable energy credits evidencing the share of electricity that was produced from renewable sources. These standards have spurred significant growth in the wind energy industry and a corresponding demand for our services. The enactment of renewable energy portfolio standards in additional states or any changes to existing renewable energy portfolio standards may impact the demand for our services. Similar to federal incentives discussed below the elimination of, or reduction in, state governmental policies that support renewable energy could have a material adverse impact on our business, results of operations, financial performance and future development efforts.

According to the RPS Summary Map (which provides information about state RPS programs), published by the Department of Energy Database of State Incentives for Renewables & Efficiency (DSIRE), as of March 2013, 29 states, plus the District of Columbia and two territories, have legislated renewable energy portfolio standards, and eight more states and two territories have adopted voluntary renewable portfolio goals.

Almost every state that has implemented an RPS program will need considerable additional renewable energy capacity to meet its RPS requirements. We believe that much of the forecasted 50,000 megawatt installed wind capacity by 2015 will be driven by current and proposed RPS targets along with additional demand from states without renewable standards.

Renewable Energy Certificates (REC).   A REC is a stand-alone tradable instrument representing the attributes associated with one megawatt hour of energy produced from a renewable energy source. These attributes typically include reduced air and water pollution, reduced greenhouse gas emissions and increased use of domestic energy sources. Many states use RECs to track and verify compliance with their RPS programs. Retail energy suppliers can meet the requirements by purchasing RECs from renewable energy generators, in addition to producing or acquiring the electricity from renewable sources. Under many RPS programs, energy providers that fail to meet RPS requirements are assessed a penalty for the shortfall, usually known as an alternative compliance payment. Because RECs can be purchased to satisfy the RPS requirements and avoid an alternative compliance payment, the amount of the alternative compliance payment effectively sets a cap on REC prices. In situations where REC supply is short, REC prices approach the alternative compliance payment, which in several states may reach approximately $50 per megawatt hour. As a result, REC prices can rival the price of energy and RECs can represent a significant additional revenue stream for wind energy generators.

Federal Tax and Economic Incentives

U.S. federal, state and local governments have established various incentives and financial mechanisms to reduce the cost of wind and solar energy and to accelerate the adoption of renewable energy. These incentives include tax credits, accelerated depreciation, rebates, and net metering programs. These incentives help catalyze private sector investments in energy projects, such as utility scale wind farm and solar projects as well as smaller scale projects such as small wind turbines and residential and commercial solar energy systems.

Federal Production Tax Credits and Investment Tax Credits.

Wind energy. The federal government provides economic incentives to the owners of wind energy facilities, including the PTC, or alternatively, an investment tax credit ("ITC"). The PTC was extended by the American Recovery and Reinvestment Act in February 2009, and further extended by the American Taxpayer Relief Act (“ATRA”) in January 2013. It provides the owner of a qualifying wind energy facility under construction before the end of 2013 with a ten-year tax credit against the owner's federal income tax obligations based on the amount of electricity generated by the qualifying wind energy facility and sold to unrelated third parties. Alternatively, certain projects under construction before the end of 2013, were eligible to elect to take a 30% ITC in lieu of the PTC. The ITC may be taken after the plant has gone into operation and monetized.

Solar energy. The federal government provides an uncapped investment tax credit, or Federal ITC, that allows a taxpayer to claim a credit of 30% of qualified expenditures for a residential or commercial solar energy system that is placed in service on or before December 31, 2016. This credit is scheduled to reduce to 10% effective January 1, 2017.

Accelerated Tax Depreciation. Tax depreciation is a non-cash expense meant to approximate the loss of an asset’s value over time and is generally the portion of an investment in an asset that can be deducted from taxable income in any given tax period. Current federal income tax law requires taxpayers to depreciate most tangible personal property placed in service after 1986 using the modified accelerated cost recovery system, or MACRS, under which taxpayers are entitled to use the 200% or 150% declining balance method depending on the class of property, rather than the straight line method. Under MACRS, a significant portion of wind farm assets is deemed to have depreciable life of five years which is substantially shorter than the 15 to 25 year depreciable lives of many non-renewable power supply assets. This shorter depreciable life and the accelerated and bonus depreciation methods result in a significantly accelerated realization of tax depreciation for wind farms compared to other types of power projects. For 2013, bonus depreciation was 50% of the eligible basis. There is no bonus depreciation allowance in 2014 and beyond under current tax rules. Wind energy generators with insufficient taxable income to benefit from this accelerated depreciation often monetize the accelerated depreciation, along with the PTCs, through forming a limited liability company with third parties.

Extension of the Federal Tax Incentives

For the immediate short term, we believe that the PTC will allow continued growth of wind energy, based on the number of wind power projects under construction at the end of 2013 and will help to propel wind energy as a major source of electricity generation through 2016. However, we recognize that the PTC expiration on December 31, 2013, going forward with new development projects creates financial uncertainty. The uncertainty around the tax credit will likely make mid- and long-term planning in the renewable energy industry difficult because the tax credit has such a significant impact on the financial viability of projects.

We recognize that as a result of the uncertainty of a permanent national energy policy focusing on renewable energy, may adversely impact our business, results of operation, financial performance and future development efforts of wind energy projects.  Thus, we believe it is necessary to evolve and diversify in our asset, product and service portfolio to reduce our exposure to the uncertainty of future renewals of tax incentives and other favorable governmental policies currently supporting the U.S. wind industry.

Energy Demand

Demand for electricity in the U.S. is expected to increase on the average 0.9% per year from 2012 through 2040 according to the Reference Case in the Annual Energy Outlook 2014 Early Release Overview published by the EIA (the “EIA 2014 Outlook”). To meet this anticipated demand, new capacity for electricity generation will be required. According to the EIA 2014 Outlook, 37% of all electricity produced in the United States in 2012 was generated by coal, which is the largest source of carbon dioxide emissions in the atmosphere. Other major sources of electricity in 2012 were natural gas (30%), renewables (12%), nuclear (19%) and oil and other liquids (1%).

Further, according to the “Energy Infrastructure Update” published by the Federal Energy Regulatory Commission’s (“FERC”) Office of Energy Projects (“OEP”), wind energy was the second largest source of new U.S. electricity generating capacity, providing 21.4% of all new generating capacity in 2013. However, sustained growth of the renewable energy space is conditional on U.S. Congressional policies.

In 2014, we believe that higher natural gas prices may occur as a result of lower prices in the past year, inventory levels and heavy production involving hydraulic fracturing methods. In the event of higher prices this may affect natural gas’s share of total power generation. In EIA’s “Short Term Energy Outlook” published January 2014, natural gas is expected to fuel 26.8% of generation during 2014, 0.7% percentage points lower than 2013 as a result of rising natural gas prices.

According to the EIA Reference Case detailed in the EIA 2014 Outlook, total coal consumption is projected to increase from 17.3 quadrillion BTU in 2012 to 18.7 quadrillion BTU in 2040.

Wind Power Generation

As expected, the U.S. wind industry came to a standstill in the first half of 2013 due at least in part to the Congressional delay in extending the federal wind energy PTC. As predicted, the delay in extension of the PTC, had a negative impact that rippled into the industry in 2013, as developers waited to see what Congress would do with the extension of the PTC. In the second half of 2013, activity gained momentum. As a whole, the wind industry appears to be rebuilding its development pipeline following the slowdown experienced as a result of the delay in tax incentive extensions.

Wind is intermittent and electricity generated from wind power can be highly variable. Good site selection and advantageous positioning of turbines on a selected site are critical to the economic production of electricity by wind energy. In our experience, the primary cost of producing wind-powered electricity is the turbine equipment and construction cost, which cost has been on the decline in recent years (as discussed more fully below).  Wind energy itself has no fuel costs and relatively low maintenance costs. As an intermittent resource, wind power must be carefully positioned into the electric grid along with other generation resources, and we believe Juhl Energy has demonstrated the expertise necessary to work with local electric utilities to affect the proper integration plan.  As such, we intend to continue to identify new sites to produce wind energy through the community wind model throughout the United States and Canada, as well as look for opportunities to acquire wind projects and other renewable assets that meet our criteria.

Turbine Costs & Wind Project Costs Decreasing

Since 2008, the cost of wind turbines declined, and the decline was accompanied by improved turbine technology and more favorable terms for turbine purchasers (such as reduced turbine delivery lead times, longer initial operations and management contracts and improved warranty terms), according to the DOE’s “2012 Wind Technologies Market Report.”  The DOE’s “Wind Technologies Market Report” also predicted that all of the foregoing is expected, over time, to exert downward pressure on total wind project costs and wind power prices.  Installed project costs are found to exhibit some economies of scale, at least at the low end of the project size range.

The declining prices are significant because lower equipment prices make wind energy more competitive with fossil fuels, such as coal and gas on a dollar-per-megawatt-hour basis. As evidence of more competitive pricing, the DOE’s “2011 Wind Technologies Market Report” reports the capacity-weighted average levelized price for projects with power purchase agreements signed in 2011 was $35/MWh, as compared to $59/MWh for projects with agreements signed in 2010, and $72/MWh in 2009.

Consistent with the recent trends in wind turbine prices described above such cost declined in 2012. As reported in the U.S. Department of Energy’s most recent “2012 Wind Technologies Market Report,” among a large sample of wind power projects installed in 2012, the capacity-weighted average installed cost of $1,940/KW, down almost $200/KW from the reported average cost in 2011 and down almost $300/KW from the reported average cost in both 2009 and 2010. Average installed costs are expected to decline even further in 2013 with the continued decline in turbine prices.  With respect to specific regions in the U.S., the “2010 Wind Technologies Market Report” stated that Texas was the lowest-cost region for wind power projects, while California and New England were the highest-cost regions.

Solar Power Generation

We believe that increased global demand for electricity in connection with modern technology and emerging market industrialization has placed a significant burden on the world’s available electricity supply, focusing international attention on seeking solutions to maintain access to adequate energy supplies. Solar photovoltaic modules have no moving parts, operate quietly without carbon or other emissions and are capable of short and long-term use with minimal maintenance. Solar energy is renewable and creates no short-term waste and uses almost no water. We believe the “environmental footprint” of solar energy is negligible, as the energy it takes to make a solar power system is typically recouped by the energy costs saved over a period of one to three years. We believe that solar energy, like wind energy, has the potential to advance the goals of reducing the world’s dependence on conventional fuels, satisfying the growing demand for energy, enhancing national security by reducing dependence on imported fossil fuels and reducing greenhouse gas emissions.

Solar energy, like wind energy, provides several advantages over fossil-fuel, nuclear and other forms of renewable power generation. One fundamental benefit is that sunlight, the source of the electricity, is available without any mining or transportation. If sufficient sunlight is available, a solar power generation facility can be located where the power is needed, thus avoiding the need for, and cost of, lengthy distribution and transmissions lines along with other upgrades to the grid. Solar energy is also a scalable technology, able to produce power according to load demand and available land or space. It is also delivered on-peak, generating the most power during the time of the day when load typically demands it.

As with wind power generation, the primary potential disadvantage to solar power is that it relies upon an intermittent resource. Unlike some generators, it cannot increase or decrease its productivity at the request of grid operators. It also does not generate power when the modules are not receiving light at certain levels such as night time. Further, solar power requires space for the arrays of solar photovoltaic modules, which can limit its use in urban areas. We believe innovations in energy storage solutions could resolve some of these issues, which is the type of service offered by Juhl Renewable Energy Systems. However, unlike wind, the intermittent production of solar power naturally coincides with peak demand for residential power usage, thereby creating value in increasing available power during such peak periods.

We have seen a recent decline in photovoltaic solar costs. The price decline in photovoltaic equipment reflects a more competitive environment, an increase in efficiency of the solar cells, improvements in technology and the economies of scale. We view the shifts in the solar industry as an opportunity for us to develop solar power projects that can generate power at prices which are lower than the retail prices charged by the utilities and provide solutions using solar energy as a back-up power source in the case of a power outage.

According to the U.S. Department of Energy’s “SunShot Initiative,” a program aimed at increasing solar power use and innovation in the U.S., the U.S. is the world’s second largest consumer of electricity, but also has the largest solar resource of any industrialized country.  The SunShot Initiative aims to reduce the total installed cost of solar energy systems by 75% by 2020 through reduction of solar technology costs, reduction of grid integration costs and acceleration of solar deployment.

The SunShot Initiative’s SunShot Vision Study (published in February 2012) stated that, in 2010, solar energy provided less than only 0.1% of the U.S. electricity demand.  Technical potential, however, for solar energy’s contribution to the U.S. energy demand is enormous.  For example, one estimate suggested that the area required to supply an amount of electricity equivalent to all end-use electricity in the United States using solar power is only about 0.6% of the country’s total land area.

Solar power is also gaining in popularity in the individual U.S. states and cities, as rooftop solar power systems are becoming more prevalent as an energy choice for residences and businesses.  According to “Solar and the City,” an article posted on the U. S. Department of Energy’s website, in 2007 San Francisco developed an online “solar map,” and New York developed one in 2011. The “solar maps” are tools that allow people to determine the solar potential of their homes and businesses and have played a big part in supporting residents interested in solar power. When San Francisco first developed its solar map in 2007, for example, there were only 554 solar installations marked on the map.  As of March 31, 2013, there were 3,747 PV systems installed in San Francisco, according to the San Francisco Department of the Environment’s Solar Map.  We believe our solar products, focused on storage solutions and solar installations, are ideally positioned to take advantage of the attention solar energy is receiving in urban environments where wind projects are not practical.

As mentioned above, U.S. federal, state and local governments have established various incentives and financial mechanisms to reduce the cost of solar energy and to accelerate the adoption of solar energy. These incentives include tax credits, cash grants, tax abatements, rebates, and net energy metering, or net metering, programs. These incentives help catalyze private sector investments in solar energy, energy efficiency and energy storage measures, including the installation and operation of residential and commercial solar energy systems. Further, the federal government provides an uncapped investment tax credit, or Federal ITC, that allows a taxpayer to claim a credit of 30% of qualified expenditures for a residential or commercial solar energy system that is placed in service on or before December 31, 2016. This credit is scheduled to be reduced to 10% effective January 1, 2017. Solar energy systems that began construction prior to the end of 2011 are eligible to receive a 30% federal cash grant paid by the U.S. Treasury Department under Section 1603 of the American Recovery and Reinvestment Act of 2009, or the U.S. Treasury grant, in lieu of the Federal ITC. The federal government also provides accelerated depreciation for eligible solar energy systems.

Telecommunications Industry

The wireless industry is experiencing expansion and increased complexity as the number of wireless users and their consumption of mobile data continues to grow. Increasing internet traffic from wireless devices is creating considerable challenges for service providers to manage increasing network congestion and continually deliver high quality services for their customers. To accomplish this, carriers and service providers are making investments in their wireless infrastructures. In an effort to use resources more efficiently and to meet timelines for projects as they invest in their wireless infrastructures, wireless carriers and original equipment manufacturers (OEMs) appear to have increased their hiring of subcontractors such as Juhl Tower Services in order to maintain the increasing number of cell towers.

Growing Wireless Market Driven by Increasing Demand for Wireless Services

There is a growing market opportunity resulting from this increase in both the number of wireless devices and their consumption of mobile data services as consumers are increasingly utilizing smartphones, tablets, laptops and other telecommunications devices. An October 2010 study conducted by the Federal Communications Commission (FCC) estimates that mobile data demand in the United States will exceed available wireless capacity in the near-term, growing to between 25 and 50 times 2010 levels of demand by 2014. The capacity shortfall will require service carriers to build-out new infrastructure and invest in existing infrastructure to avoid slow data connections and dropped calls to improve customer satisfaction and retain business.

Growing Demand for Wireless Services in Adjacent Markets

The positive trends in the wireless telecommunications industry are also relevant to numerous other markets, including the public safety and enterprise markets. We foresee a large opportunity in the governmental telecommunications infrastructure market. In February 2012, a federal law was amended that provides for the creation of a nationwide interoperable broadband network for police, firefighters, emergency medical service professionals and other federal, state and local public safety personnel. The legislation established the First Responder Network Authority (“FirstNet”) charged with the deployment and operation of this network and allocated $7 billion in funding towards deployment of this network, as well as $135 million for a new state and local implementation grant program.

Additionally, faced with a rapidly growing number of wireless devices and increased user demand requirements, enterprises have begun to deploy wireless infrastructures within their organizations. Historically, most enterprises had limited use of wireless networks due to reliability, security and complexity issues but are now seeking to strategically integrate wireless networks for business-critical converged voice, video and data applications. We believe that we are in the beginning of a long-term transition from wired networks to increasing usage of wireless networks within enterprises and that significant opportunity exists for wireless specialists to serve the increasingly complex requirements of those enterprises.

Competitive Advantages/Strengths

Our Company is a fully-diversified clean energy company built upon our roots as a pioneer in the wind farm development industry with particular expertise in the community wind sector. We believe that we have a number of competitive advantages in the clean renewable energy sector in addition to our nationally-recognized community wind development:

Tiered Service Offering Results in Multiple Revenue Streams.  One of our key advantages is that we generate revenue from our operating subsidiaries offering diversified products and services in all segments of the renewable clean energy sector rather than relying solely on one operating subsidiary to produce revenue:

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Juhl Renewable Assets focuses on the acquisition of ownership positions in wind farms and investment in other renewable energy assets which provide highly predictable revenues and strong operating margins. Capitalizing on the unique knowledge base of our parent company, Juhl Renewable Assets acquires new and existing wind farms, thus building an asset base with predictable cash flows.

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Juhl Energy Development is our wind farm development subsidiary, where revenue is generated from development, service and construction fees earned from each of the wind farms that we develop, which revenue is recognized on a completed basis.

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Juhl Energy Services is our wind farm operations and maintenance subsidiary, where revenue is earned from administrative, management and maintenance services agreements and is recognized as the in-field services are provided. In early 2013, Juhl Energy Services formed a wholly-owned subsidiary, Juhl Tower Services, which enters into agreements to maintain equipment on towers, including wind generating towers and cellular towers. We have worked on 209 cell towers to date and anticipate generating recurring profitable revenue from Juhl Tower Services in the remaining quarters of 2014.

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Juhl Renewable Energy Systems is our small scale renewable subsidiary, where revenue will be contributed through the sale and installation of renewable energy systems, including solar products and small scale wind turbines, to the energy consumer (including agricultural-related businesses and municipalities) which provide modern options in terms of cost effectiveness, performance, and reliability.

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Power Engineers Collaborative expands our professional capacities beyond wind and into the full range of clean energy sectors including natural gas, biomass, waste-to-energy, medium-to-large on-site solar, and support to larger wind farm construction.

Proven Record in Developing Wind Farm Projects.  One of our key advantages is that we have completed 23 community wind farm projects to date, representing approximately 240 MW of generating capacity of electricity, and currently have projects in various stages of development, amounting to a total of 295 MW of wind power generating capacity of electricity.

We expect that the ability to point to actual projects completed, along with the extensive knowledge base developed and relationships necessary to get the job done, will provide us an edge in securing new projects with owners considering retaining a development company. The significant relationships we have developed include those with utility power purchasers, equity and debt project finance sources, turbine suppliers and contractors. These strengths, we believe, will support continued growth of our nationally-recognized community wind farm development business.

For community wind projects to be completed successfully, projects must be constructed in a cost-effective manner. In the course of completing 23 wind projects to date, we have been able to demonstrate to project owners, equity investors and lenders that we can build wind farms on a cost-effective basis.

With the fluctuating renewable energy industry, experienced participants with comprehensive offerings (such as Juhl Energy) are more likely to prosper in the long term especially considering the uncertainty of a long-term federal energy policy. Our expansion into a fully-diversified clean energy company while continuing as a leading participant in the community wind niche provides a broad base to support growth, maintain agility and achieve longevity.

Experienced Management Team.   Led by an industry leader, Dan Juhl, we believe our development team is highly qualified in its experience, credibility and track record.

Mr. Juhl is an expert in the wind power field and is considered a pioneer in the wind industry having been active in this field since 1978.  He was a leader in the passage of specific legislation supporting wind power development in the states of Minnesota and Nebraska, as well as contributing to the development of the currently accepted, financial, operational and legal structure providing local ownership of medium-to-large scale wind farms. John Mitola, our President, is also considered an expert in the energy field having focused his career on energy efficiency, demand side management and independent power development. He has significant experience in the energy industry and electric industry regulation, oversight and government policy. The rest of our management team has collectively been involved in the wind power industry for more than 30 years.

We believe that our experience in developing community wind farms in new market areas and operating energy companies will enable us to continue to successfully expand our development portfolio. Further, we believe our management’s understanding of deregulated energy markets enables us to maximize the value of our development portfolio. Our team has experience in site selection, market analysis, land acquisition, community relations, permitting, financing, regulation and construction.

As we build on our diverse renewable energy business through strategic acquisitions or joint ventures with other industry partners on specific renewable energy projects, our experienced management team’s position in the industry will be elevated which will enhance our ability to secure  projects that meet our criteria and move forward on those renewable energy projects.

Established Local Presence and Credibility.   In the Midwest U.S. markets where we are active, our management team maintains a local presence and promotes community stakeholder involvement. By maintaining our principal office in Pipestone, Minnesota and satellite offices in Minneapolis, Minnesota and Chicago, Illinois, and becoming involved in local community affairs, we develop a meaningful local presence, which we believe provides us with a significant advantage when working through the local permitting processes and helps to enlist the support of our local communities for wind farms. We believe that our local approach has enabled us to secure approvals and support for our projects in regions that have historically voiced opposition and has given us a significant advantage over competitors, who are not as active in the local communities in which we are developing wind farms. Our management’s active participation in the state and local regulatory and legislative processes has led to the growth of community wind across the Midwest.

We plan to use the credibility that has been built in the local communities to expand our presence outside of the Midwest U.S. market, where we can take advantage of higher electricity rates.  Currently, we are developing a project in upstate New York to capitalize on higher electricity rates.   At the end of 2012, we formed a joint venture with Boulder, Colorado-based 8030 Companies to focus on the acquisition of existing wind farms and other clean energy assets across the United States and Canada.  This allows us to leverage the credibility that we have acquired in the community wind farm industry to expand our reach beyond the Midwest market and leverage our experience to augment operating assets and projects.

Turbine Access.   We maintain good working relationships with turbine suppliers who are actively marketing turbine equipment in our market area with extensive experience to determine suitability of turbine technologies for our projects.  In order to continue to survive long term in this industry, we need to continue to control costs.  Thus, the ability to purchase turbines in bulk, possibly through a frame agreement, provides access to the lowest price.  Further, in many of our wind farm projects, we have been willing to use technology of new turbine manufacturing entrants which provides reliability and favorable access to the supply chain and provides lenders with comfort in terms of financing a project.  Further, newer wind turbine models are more efficient and offer improved capacity factors with prices continuing to fall to record levels.

Ownership-Sharing Structure with Land Owners.   Through our community wind approach, we involve local stakeholders (such as farmers) by working with them to establish a limited liability company that extends ownership to the participants along with the initial equity investor. Landowners are critical to any wind farm because wind turbines must be placed in open areas requiring a large amount of land necessary to “harvest the wind.” Turbines are typically placed on a small plot of land, and less than one acre is removed from normal use (such as farming or grazing) for each 50 acres of wind resource captured. Turbines must be spaced a certain minimum distance apart to avoid “shadowing” each other and reducing power output. By integrating the land owners into the land rights and ownership structures, we can allow a wind-enabled farm to more than double the annual net income from cultivation or grazing.  As a project developer, we assist in finding financing, securing the contract with a utility to buy the electricity produced, negotiating a turbine supply agreement, constructing the system, and operating the wind farm.

As an established leader of community wind power, we have been able to offer what we believe is a unique ownership-sharing formula to landowners and local communities that affords us an ongoing competitive advantage in this large and open sector of the wind energy arena.  The advantages of our development of medium-sized projects include lower installation costs, quicker construction, benefits to the local community, simpler land aggregation, less expensive power transmission, easier regulatory compliance and availability of financing.

While mega-wind projects have gained wide attention, we believe we are uniquely positioned as the only publicly-traded community wind power company in the U.S. committed to and building projects in the 1 – 50 megawatt sector.  As such, we have received considerable attention in the industry.  This market is largely overlooked by larger developers.  This oversight provides an opportunity to rapidly increase our market share and expansion plans.  We believe such advantages outweigh the higher transactional costs encountered by a smaller wind project with smaller numbers of turbines, generating lower electrical production and sales.

Strategic Acquisition Subsidiary – Juhl Renewable Assets.   Juhl Renewable Assets is our vehicle for strategic acquisitions to supplement our wind energy business and take advantage of the growth occurring in the community wind industry.  Our strategic acquisition plan actively focuses on the following: (i) acquisition of additional wind service businesses, including other operation and maintenance providers and wind consulting providers; (ii) acquisition of ownership of existing wind farms that fit our distributed generation model and the size  projects we typically develop; and (iii) acquisition or joint venture relationships with other industry partners on specific projects, where we can share the various elements of fees and profits including development fees, general construction, management, and operations and maintenance.   Such an acquisition strategy results in acquiring assets that provide a residual, repeatable annual revenue stream. Our focus is to take advantage of opportunities in regions with higher energy rates.

Juhl Renewable Assets was formed by Juhl Energy as a vehicle for operating energy asset acquisitions to supplement the core business of Juhl Energy and to take advantage of the growth occurring in the community wind industry. Our strategic acquisition plan actively focuses on projects that in our opinion meet the following investment criteria: (i) an energy project that (A) is currently operational, (B) has a contract for the purchase of the electric, heating, cooling or steam output of the facility, with at least five years remaining on the term of such agreement, and (C) has a positive net present value, including any monetization of tax benefits; or (ii) is not operational, but has commenced construction or is ready to commence construction at the time of the investment by the Company, and such project has: (A) a contract for the purchase of the electric, heating, cooling or steam output of the facility, with a term of at least 10 years, (B) all permits required for the construction and operation of the facility, (C) an executed interconnection agreement to connect the facility to transmission or distribution system, and (D) a positive net present value, including any monetization of tax benefits. To date, we have acquired significant interests in Woodstock Hills, Winona, and Valley View wind farm projects.

Our business and operating strategy is to take equity ownership positions in existing community-based wind farms and other renewable assets, such as solar projects.  We select projects where the following important conditions exist for successful projects that provide predictable revenue: acceptable wind resources, suitable transmission access, an appropriate regulatory framework providing acceptable power purchase agreements and long-term utility agreements. Further, we believe that there are existing wind farms that are or will become available for sale by equity owners who have fully utilized the tax attributes or no longer have the desire to continue ownership.

Currently, Juhl Renewable Assets owns or has an interest in the following operating wind farms:

Valley View Wind Farm.   Juhl Renewable Assets holds a 36.6% voting interest in Juhl Valley View, LLC and we have an additional 13.9% voting power through a voting trust arrangement with three other investors.    Pursuant to a subscription agreement, Juhl Valley View, LLC invested approximately $1.8 million, in addition to other amounts raised, into Valley View Wind Investors, LLC, which owns 99% financial rights and 49% governing rights of Valley View Transmission, LLC, which operates the 10 MW Valley View wind farm.  The Valley View entity is included in our financial statements as a consolidated variable interest entity.

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Valley View Transmission, LLC, is a community-owned and operated 10 MW (megawatt) wind project located in Southwestern Minnesota. The project consists of 5 Gamesa G87 (2.0MW) wind turbines and generates enough energy to power over 6,000 homes annually. Since the project’s commercial operation date in December 2011, Valley View has been performing at a level that has exceeded all initial performance projections and continues to consistently provide clean, reliable power to Xcel Energy on a monthly basis. Valley View has entered into a 20-year power purchase contract with Xcel Energy (expiring in 2031) such that Xcel will purchase all of the wind farm electricity output.

Woodstock Hills Wind Farm.  Juhl Renewable Assets owns a 99.9% ownership interest in a 10.2 MW wind farm, Woodstock Hills, located in Woodstock, Minnesota. The Woodstock Hills wind farm has been operating as a wind energy generation facility since 1999 and was originally developed by the Company’s CEO, who remains the .1% minority interest member.

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Woodstock Hills Wind Farm, LLC, is a community-owned and operated 10.2 MW (megawatt) wind project located in Southwestern Minnesota. The project consists of 17 Vestas V44 (600KW) wind turbines and generates enough energy to power over 4,500 homes annually. Since the project’s official commercial operation date in May 2004, Woodstock Hills has performed consistently to provide clean, reliable power to Xcel Energy on a monthly basis. Woodstock Hills operates under a 30-year power purchase contract with Xcel Energy (expiring in 2034) that requires the utility to purchase all of energy produced by the project.

Winona Wind Farm. Juhl Renewable Assets owns 100% of Winona County Wind, LLC, the operator of a 1.5 MW windpowered electric generating facility in Winona County, Minnesota. To date, Juhl Renewable Assets has not generated any investment returns from its interest in the Winona Wind Farm.

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Winona County Wind LLC, a Minnesota limited liability company, is an operational wind energy generation facility (the “Project”) with a total nameplate capacity of 1.5 megawatts, utilizing two 750 kilowatt Unison wind turbines. The Project is located near Altura, MN (roughly 30 miles eastnortheast of the city of Rochester, Minnesota in Winona County).

► Winona Lawsuit Disclosure. The Winona project is the subject of a lawsuit (the “Unison action”) initiated in the U. S. District Court for the District of Minnesota in December 2013 by Unison Co., Ltd. against Juhl Energy, Juhl Energy Development, a subsidiary of Juhl Energy, Winona Wind Holdings, LLC, Winona County Wind, LLC, members of management, and others. The Unison action arises out of the purchase of the wind turbine generators from plaintiff and purports to state causes of action for (i) fraudulent inducement, (ii) breach of Juhl Energy Development’s Financing Agreement with Unison: (iii) breach of the implied covenant of good faith and fair dealing; (iv) tortious interference with contractual relationship; and (v) unjust enrichment. The defendants, including the Company, dispute the allegations and are vigorously defending the action. Although the defendants, including the Company, believe they will prevail in the Unison action, an outcome of the Unison action could be divesting ownership of the project.

In addition to current positions in our current operating wind farms (as described above), Juhl Renewable Assets has reached a definitive agreement to acquire two wind farm projects, consisting of 3.2 MW, in Iowa. Those projects are under common ownership. The closing is subject to consent by the existing lenders, or the Company obtaining an alternative debt financing arrangement. A closing is expected in June 2014.

Recent Development/Achievements for Juhl Energy

During the past 18 months, we have achieved several significant milestones:

●	In January 2013 we changed our name to Juhl Energy, Inc. (from Juhl Wind, Inc.) to more accurately reflect our diversification into the renewable energy sector.

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In February 2014, we acquired certain assets of PVPower, Inc., a business focused on the sale of solar power products over the Internet. Juhl Renewable Assets had previously made a minority equity interest investment in PVPower in 2011.

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We announced in May 2013 that we acquired two wind energy projects, TerraRidge and TerraVista projects, each of which are 1.65 MW, located in western New Brunswick, Canada from Canadian developer Terravis Wind. The projects are being developed under NB Power’s “Embedded Generation” program, which is designed to allow Independent Power Producers to sell electricity at a fixed, stable price and under a long-term contract.

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We have entered into strategic relationships with industry partners to continue our ability to develop projects in our pipeline.  These relationships with turbine suppliers, a wind consulting firm and others will benefit our continued growth in the community wind power industry with the development and completion of further community wind power projects.

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We formed an acquisition subsidiary, Juhl Renewable Assets, in order to supplement our core business by acquiring complementary businesses, owning existing wind farms, and joint venturing with other industry partners on specific projects. To date, Juhl Renewable Assets has made an initial investment in the Valley View wind farm, and subsequent investments in Woodstock Hills and Winona wind.  We have sold approximately $1.6 million in private sales of Series A Preferred Stock of Juhl Renewable Assets to replenish a portion of the approximately $2.4 million of cash funds previously invested into three wind farm projects from Juhl Energy Development.

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In January 2014, we finalized installation and began operation of two power-producing wind turbines, at Honda Transmission Manufacturing of America, Inc. (“Honda”) plant in Russells Point, Ohio. Juhl Energy Development had previously acquired substantially all of the early stage development assets relating to the development, construction and/or operation of an approximately 3.4 MW community wind energy project. Following such acquisition, we entered into an agreement with Honda Transmission Manufacturing of America, Inc. to develop, install and operate two turbines to generate electricity for their existing facilities and supply approximately 10% of the plant’s electricity, while reducing its carbon dioxide emissions. With the operation of the wind turbines, the Honda transmission plant is the first major automotive plant to obtain a portion of its electricity generated from wind turbines located on its property.

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In early 2013, Juhl Energy Services formed, Juhl Tower Services, a wholly-owned subsidiary, which has entered into agreements to maintain equipment on towers including wind generating towers and cellular towers. Juhl Tower Services has acquired assets necessary to perform such services and has engaged crew leaders and operations personnel with substantial industry experience in servicing cellular equipment. Utilizing Juhl Energy Services’ existing staff of service providers trained for working safely at height, we have secured contracts and are now generating revenue from Juhl Tower Services.

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In September 2013, Juhl Energy Development entered into a co-development agreement for the Purdue Energy Park development project to construct a 20MW wind energy generation project in conjunction with Purdue University located in Tippecanoe County, Indiana. The private property for the project is approximately 8 miles from the Purdue campus in West Lafayette, Indiana. We anticipate finalizing the PPA and construction agreement in the second quarter. The project will be a community scale wind energy generation facility and a unique partnership among Purdue University, Duke Energy, Wabash Valley Power Association, a co-developer and the Company. The Project will sell energy for a term of 20 years through power purchase agreements with Duke Energy and Wabash Valley Power Association. Initial construction has commenced and we believe the project will be online in the fourth quarter of 2014.

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Effective February 18, 2014, the Company entered into a purchase agreement with Vision Opportunity Master Fund, Ltd. (“Vision”), whereby the Company agreed to purchase shares of preferred stock of the Company held by Vision. The transaction closed on April 1, 2014. As a result of the transaction, we simplified our capital structure by eliminating a majority of the preferred stock and removing the quarterly dividend payments that has accompanied the preferred equity held by Vision. Also as a result of the transaction, we decreased the number of shares of capital stock convertible into our common stock by approximately 10,400,000.

●	In March 2014, the nonrecourse debt of the Valley View wind farm was refinanced through a new bank in order to improve cash flow through interest and cost savings over the term of the loan.

Growth Strategies/Opportunities

Our growth strategy is to continue to develop as an innovative, diverse and balanced clean energy company. To achieve this, we will seek additional growth through targeted acquisitions in the clean energy sector and pursue opportunities for development directly with the end customer while working to leverage our portfolio of community wind farms. As we diversify our offerings through targeted acquisitions in the clean energy section, we will continue to provide the full range of services across each phase of development of wind farm projects but will also focus on providing broader services to wind farm projects which include construction and oversight, maintenance services for existing wind farms.

Opportunities for Development of Projects for End Customers:

We recognize that one of the primary challenges in developing wind farms is obtaining contracts with utilities to purchase the electricity generated by wind farm developments. Thus, we have begun to develop wind projects for specific end users. In doing so, we have found a growing niche within our renewable energy development services where we work with large industrial electricity users and corporate clients to install “behind the meter” wind and solar facilities.  As discussed above under Recent Developments/Achievements, we partnered with Honda in an industry-leading initiative to provide electricity to its transmission plant in Russells Point, Ohio through the generation of wind power, and recently are partnering with Purdue University to provide electricity to the community surrounding Purdue University in Tippecanoe County, Indiana.  Our goal is to continue to grow this sector of our business by providing quality development services to organizations looking to utilize renewable energy at their planned or existing facilities. We estimate that there are hundreds of manufacturing facilities similar in size to Honda’s transmission plant.  We believe that Juhl Energy is well positioned (as a recognized industry leader and proven developer of 240 MWs of wind power to date) to acquire additional projects throughout the United States to assist in the reduction of manufacturers’ carbon footprint as they strive to diminish the adverse impact of their operations on the environment.

Wind Farm Development, Construction and Management Services:

Our growth strategy as a leader in the renewable-energy industry is anchored by the competitive advantage of our portfolio of completed projects coupled with the projects we currently have under development, including projects for end users, such as the Honda Wind Project (discussed above). One component of our plan is to continue to provide the full range of services across each phase of development, including construction and management, which enhances our ability to add value to projects which we expect, will grow our revenue and profitability.

In addition to growing our revenue per project, we will continue to grow our projects under development by utilizing competitive strengths and taking advantage of market conditions to build long-term growth, as follows:

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We are moving into larger markets with on-site, municipal and wind/solar hybrid projects, targeting smaller wind projects 5 to 80 MW. In the State of Minnesota alone, industry experts have suggested there exists over 6,000 MW of achievable electricity utilizing our community wind power model.  Thus, we expect to increase our capacity by entering regional markets through organic development and strategic acquisitions of existing wind farms that meet our criteria (as discussed below).   In connection with our organic development, we endeavor to become a leading wind energy operator and an influential voice within the region as we enter the market. We strive to develop projects in-house from the initial site selection through construction and operation. For example, in May 2013, we acquired two wind energy projects, each of which is 1.65MW in size, in New Brunswick, Canada.

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In addition to development, we are focusing on providing an overall service component that includes construction and development management by developing relationships with contractors, turbine suppliers, and financing partners in the wind farm industry.  In addition, we are expanding our services to include turbine maintenance services for wind farms in the Upper Midwest.  We are growing our service business through our operations and maintenance subsidiary Juhl Energy Services.  By way of example, Juhl Energy Services is currently providing wind farm maintenance on the Adams and Danielson wind farms located in Meeker County in West Central Minnesota. Further, Juhl Tower Services was formed to maintain equipment on towers, including wind generating towers and cellular towers. Juhl Tower Services has acquired assets necessary to perform such services and has engaged crew leaders and operations personnel with substantial industry experience in servicing cellular equipment. Coupled with Juhl Energy Services’ existing staff of service providers trained for working safely at height, we have secured contracts and are now generating profitable revenue from Juhl Tower Services.

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We plan to expand business relationships within the investment community both in the U.S. and abroad in order to assist project owners in obtaining construction financing and end project equity and debt financing for project developments. This will include introductions to local owners to raise capital in private or public equity funds that might invest in the wind project developments.

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We expect to create relationships as a community stakeholder. We value the creation of strong community relationships that we believe are essential to generating support and securing land and permits necessary for our wind farms. Our team works closely with the landowners who will host the wind farms to ensure that they fully understand the impact of the turbines. Throughout the development process, we assess and monitor the community’s receptiveness and willingness to host a wind farm in the project area. This proactive involvement in the community also enables us to submit permit applications that comply with local regulations while addressing local concerns.

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Although we see opportunity to expand our pipeline of projects in the Upper Midwest, we are also actively looking to diversify our development portfolio by adding projects throughout North America and in regions that experience higher electric rates.  In 2012, we entered into a development agreement in the State of New York on a 15 to 30 MW wind generation facility, which we expect such project to go online in 2014. We will focus on taking advantage of opportunities in regions with higher energy rates.

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We expect to work with governmental agencies to help us incentivize the creation of community wind farms and their ability to obtain power purchase agreements and offer favorable tax treatment for owners and investors.  Further, we intend to use tax equity financing arrangements in order to monetize the value generated by production tax credits, investment tax credits, and accelerated tax depreciation available to wind generation projects.

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We will continue to strive to attract, train and retain the most talented people in the industry as we grow our business.  Our management team will be instrumental in attracting new and experienced talent, such as engineers, developers and meteorology experts. We plan to provide extensive training and we believe that we offer an attractive employment opportunity in the markets in which we operate.

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We believe that the formation of Juhl Renewable Assets will provide us the ability in the future to provide supplemental funding to our wind farm development projects (through a preferred renewable asset equity vehicle).  This will allow us to bring projects through the early development and construction stages more quickly.

Growth through Targeted Acquisitions:

We believe the key to accelerated growth of Juhl Energy is through targeted acquisitions of energy assets to increase our capacity of wind farm projects in our pipeline and grow our revenue and profitability. Such acquisitions remain a meaningful element in our growth strategy. To bolster this effort, in November 2012, we formed a joint venture with Boulder, Colorado-based 8030 Companies with a focus on the acquisition of existing wind farms and other clean energy assets across the United States and Canada. We and 8030 Companies are the only participants in this joint venture. Our joint venture is particularly focused on wind farm assets approaching their tenth year of operation, with the PTC near expiration and when equipment may require upgrades and a level of operating care that may not be available at the local level or by a large, conglomerate, absentee owner. We also look at projects where a local owner may be facing a “flip” and may prefer to have a partner like Juhl Energy, who has experience with the unique issues facing smaller wind farm assets. This allows us to expand our reach beyond the Midwest market and to expand our services and balance sheet to operating assets and projects. Further, such wind farms build our residual, company, and repeatable annual revenue streams.

8030 Companies LLC (“8030 Companies”), located in Boulder, Colorado, develops, owns and operates renewable energy assets in the US.  8030 Companies has provided technical and financial development support to the Company in its efforts to identify and develop wind farms.  8030 Companies was instrumental in the acquisition of and subsequent sale of the Company’s Ohio project for Honda Transmission and is a minority partner in the Iowa wind farms that the Company has a contract to acquire. John M. Brown, a principal of 8030 Companies, is currently assisting the Company in development of a wind farm in West Lafayette, Indiana, and the parties have worked on a prospective project that could be jointly developed in Oregon which is in an early stage of development where there is presently no discernable likelihood that such project will come to fruition. Other than listed above, the Company is not developing any joint projects with 8030 Companies and does not have any plans to do so in the foreseeable future.

Coupled with our joint venture with 8030 Companies, we will focus on growth through targeted acquisitions to strengthen our business in the following areas:

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targeting other segments of our industry, such as solar and hybrid energy projects and additional wind service businesses including operation and maintenance providers and wind consulting providers (such as our acquisition of PEC, an engineering firm focusing on the clean energy sector);

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acquiring ownership of existing wind farms that fit our distributed generation model and the size projects we typically develop (under 50 MW). We estimate that there are over 500 small wind farms under 50 MW that exist in the United States, and we believe that the owners are motivated to sell for the following reasons:

●	Assets are fully depreciated (5 year amortization);
●	Federal tax credits (PTCs) are expiring:
●	Equipment warranties are expiring;
●	Wind farms comprise only a small portion of seller’s current business; or

●	Located in a remote location with high operating costs; and

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acquiring or participating in joint ventures with other industry partners on specific projects (given that so many other independent developers have been unable to move projects in their own pipeline).  Our preferred business model is to participate in a joint venture to share various elements of fees and profits, including development fees, general construction, construction management and operations and maintenance.

Telecommunications Industry:

Juhl Tower Services is our strategic initiative to expand upon our wind turbine tower services business into the cell tower arena. The unique capabilities that are employed are a natural extension of the work we have long conducted in the turbine industry. Investors will see a strong strategic fit as we develop our cell tower services business while we also look to add cell tower acquisition and long-term ownership similar to our energy assets.

Juhl Tower Services has commenced operations in the telecommunications industry as a service provider for the performance and maintenance activities of cellular communication towers. Juhl Tower Services enters into master agreements typically with companies designated by leading wireless service companies to manage installation and maintenance activities for certain geographical territories. Alternatively, Juhl Tower Services may also enter into contracts with other companies who may have relationships with cellular tower owners. The companies designated by wireless services companies typically hire subcontractors such as Juhl Tower Services in order to maintain such towers in the designated territory. We will seek to deploy and integrate existing wind tower operation and maintenance professionals into similar activities on tall structures such as cellular communication towers.

We feel that our entry into the telecommunications industry is a natural fit as a service provider to wind generating towers, and will provide a steady revenue stream. We believe the accelerated demand for cellular communication towers will lead to opportunities for maintenance services of such towers.

Consumer-Focused Renewable Energy Products – Smaller On-Site Wind Power and Solar Systems:

Juhl Renewable Energy Systems provides renewable energy systems and specializes in advanced conservation technologies focused on smaller scale wind and solar systems. Juhl Renewable Energy Systems is focused on the sales and installation of on-site renewable energy systems - including Solarbank®, a proven on-site solar system; Powerbank®, a simple on-site backup power system; small scale wind turbines and residential and small commercial solar installations. Juhl Renewable Energy Systems handles projects from start to finish including design, sales, installation and service. Juhl Renewable Energy Systems provides third party financing structures to end-user customers.

Juhl Renewable Energy Systems capitalizes on Juhl Energy’s extensive experience with a wide variety of energy saving and environmentally-sound production systems such as small wind, solar, back-up power, and stand alone power systems., and operates as our consumer-focused renewable energy products subsidiary.  Its product line builds upon our diverse experience to assist energy consumers in controlling, and in some cases eliminating, their ever burdensome energy costs.  Juhl Renewable Energy Systems supports a transition to a sustainable energy economy which relies on clean, renewable resources to satisfy societal needs, and offers energy consumers (including agricultural related businesses and municipalities) attractive alternatives in terms of cost effectiveness, performance and reliability.

In February 2014, we acquired the assets of PVPower, Inc. We will now distribute solar-related system products through Juhl Renewable Energy Systems to consumers and small businesses using the online system developed by PVPower.

Historically, our wholly-owned subsidiary, NextGen, has sold refurbished turbines as part of our smaller on-site wind power products.   At this time, NextGen is maintaining only its current inventory of refurbished turbines and does not expect to sell any refurbished turbines going forward.

In line with our products mentioned herein, we are also exploring battery storage, whereby the battery stores the energy produced by the renewable energy source (such as wind or solar) for use during periods of low or no renewable energy production.

Addition of Complementary Services – As discussed throughout this section, over the past year, we have expanded into several segments of the clean energy industry and extended our expertise beyond community wind as a genuine participant in the overall clean energy industry. Our experience and success in wind project development has allowed us to add complementary services such as full scale energy engineering through our PEC subsidiary, ownership of our own clean energy assets, advanced solar and wind power systems for small business and homes, and day-to-day administration and maintenance services for third party utility, wind and cell tower assets. Further, with the acquisition of the assets of PVPower, we are able to provide customers technology for planning and pricing materials for solar installers and direct sales of solar PV (photovoltaic) products.

Long-Term Survival in Industry – Ability to Add Value and be Cost Effective For long term survival in the renewable energy space, especially wind, we continue to be adaptable to the changing conditions of the U.S. wind industry and market, increasingly diversifying our offerings, in order to reduce our exposure to the unpredictable extension or renewal of tax incentives and other favorable governmental policies currently supporting the U.S. wind industry.  Other areas in which we believe we can add value to wind farm projects (in addition to our core development, maintenance and management services) include continued research and development in the following areas:

●	distributed generation facilities that allow power users to operate “behind the meter”;
●	dedicated storage facilities to help address intermittency in transmission systems (such as Solarbank® and Powerbank®);
●	development and utilization of utility scale battery storage is advancing rapidly;
●	state RPS requirements remain unfulfilled, opportunity for Juhl Energy portfolio;
●	design of projects to meet specific needs of output purchasers (such as the Honda Wind Project); and
●	exploration of battery storage partnerships.

Sales and Marketing

The Company derived approximately 55% of its revenue for the year ended December 31, 2013 from three customers primarily as a result of development and construction revenue (25%), engineering consulting services (12%), and electricity sales from power plant ownership (18%). The Company derived approximately 49% of its revenues for the year ended December 31, 2012 from sales to two customers primarily as a result of electricity sales from power plant ownership (37%) and engineering consulting services (12%). At December 31, 2013 and 2012. At December 31, 2013 and 2012, 64% and 48% of the Company’s accounts receivable were due from two and three customers, respectively. Further, approximately 63% of the Company’s revenue for the quarter ended March 31, 2014 were from four customers primarily as a result of development and construction revenue, engineering consulting services and electricity sales.

Historically, Juhl Energy Services and Juhl Energy Development have not relied on any direct sales or marketing efforts for wind farm development and management but have gained exposure through trade publications, word of mouth and industry conferences.  We currently have a pipeline of projects we believe will last at least two years and it is being supplemented on an on-going basis without direct selling efforts. We anticipate being able to add a significant number of projects to this pipeline driven primarily by Dan Juhl, John Mitola and an expanding development team, trade publications, industry events and word of mouth. Our web site, www.juhlenergy.com, also serves as a marketing tool. If, at some point, management determines the pipeline of potential customers is less than anticipated or desired, or if we are unable to sustain our desired rate of growth and expansion with these sales and marketing methods, we will reevaluate the sales and marketing efforts and address the issue at that time.

We are currently utilizing a combination of internal direct selling efforts as well as third party distributors for the sale of consumer-owned renewable energy products.  We plan to increase our efforts to establish sales channels through qualified dealers who demonstrate technical knowledge in the renewable energy marketplace and have sales expertise and financial stability to deliver small scale wind turbine and solar-related systems.

Intellectual Property

We depend on our ability to develop and maintain the proprietary aspects of our technology to distinguish our products from our competitors’ products. To protect our proprietary technology, we rely primarily on a combination of confidentiality procedures. It is our policy to require certain employees and consultants to execute confidentiality agreements and invention assignment agreements upon the commencement of their relationship with us. These agreements provide that confidential information developed or made known during the course of their relationship with us must be kept confidential and not disclosed to third parties except in specific circumstances and intellectual property rights developed within the scope of the employment relationship will be assigned to us.

We have no patents, licenses, franchises, concessions or royalty agreements, other than a July 2009 manufacturing license arrangement with an Ohio company that includes the use of NextGen’s proprietary software controlling the power electronics of the NextGen wind turbine unit and other related documentation. The term of the manufacturing license arrangement is 20 years and does not allow the licensee to access the software or provide such software to any other party.

We have registered trademarks with the United States Patent and Trademark Office for Solarbank® and Powerbank®.

Competition

Wind Farm Development

Within the U.S. wind power market itself, there is a high degree of competition, with growth opportunities in all sectors of the industry regularly attracting new entrants. Juhl Energy competes with energy marketers, public utilities and other independent power producers, particularly providers of renewable energy.  These companies may have competitive advantages as a result of scale, the location of their generation facilities, greater access to credit and other financial resources, lower cost structure, greater ability to withstand losses and larger staffs.

The American Recovery and Reinvestment Act created a tax incentive for companies in the renewable energy industry, which has provided an incentive for developers to enter the wind power development market.  However, as noted, the production tax credits were not extended until the beginning of 2013, and are not available for wind projects that commence construction in 2014.  As a result of the unavailability of the tax credits for projects commencing in 2014, we believe many new entrants (especially developers of wind farms) will not enter the market in 2014.

Further, the ATRA extension of the PTCs, we believe provided an advantage to companies that have a strong balance sheet and large amounts of capital as they were able to begin project construction in 2013 to maximize the utility of the “begin construction” rule.  These companies have the resources to finance a pipeline of wind farms eligible for the PTC that will be finished and placed in service in future years.  Developers with less capital are at a disadvantage if they are unable to take advantage of the PTC extension.  Some market analysts have forecast that the ATRA extension of the PTCs will lend itself to capitalized developers stockpiling PTC projects and effectively crowding out less capitalized developers who cannot commence construction in 2013.

Due to the uncertainty surrounding favorable future renewable energy legislation, we believe that the opportunity to develop future wind farm projects is likely to diminish from levels in the past (especially for projects that begin construction in 2014 and beyond, as such projects would not be PTC eligible under current legislation).  Without dependence on the tax incentives, developers with cash flow from existing projects and are well capitalized will be able to continue to develop projects. Further, the developers with projects that generate a higher capacity of energy will be able to spread capital costs over a larger production base, which is an advantage over our community wind farm target of 5 to 50 MWs.  Finally, developers who are able to access project financing (for future projects that begin construction in 2014 and beyond, as such projects would not be PTC eligible under current legislation) would shift from unleveraged tax equity to more traditional financing, where companies with large balance sheets would have an advantage with traditional project lenders.  Developers, such as Juhl Energy, would also need to continue to pursue alternative financing arrangements, such as vendor financing for construction, as we have successfully done in the past.

The cost of wind turbines continues to be a key component to control costs in this transition time of the industry (especially with the expiration of the PTCs for projects commencing construction in 2014).  Typically, the capital cost of purchasing turbines has been high.  However, the average price for wind energy equipment, including turbines, continues to fall based on the production of newer wind turbine models and increased competition of manufacturers in China and continues to drop in cost.  Thus, each wind farm developer will need to have the funding now to take advantage of the low turbine prices.  As stated above, the more capitalized developers will be able to fund the purchases of the turbines and control costs of the wind development projects.

In addition to the cost of turbines, new entrants in the wind power development market face certain barriers to entry.  There is increased difficulty and uncertainty in obtaining long-term power purchase contracts from utilities, even in the face renewable energy portfolio standards in 29 states.  Other significant factors include the cost of land acquisition, the availability of transmission lines, land use considerations and the environmental impact of construction and operations. Finally, another critical barrier to entry into the wind power development business is the necessary experience required to bring projects to the point where they are able to secure agreements to connect to the existing electricity transmission network, power purchase agreements and project financing for construction.

We are aware of a few companies working in the community wind power area which are competitive with certain of the services we offer.  Given Juhl Energy’s industry standing and the number of existing projects, we do not view these as threats or potential disruption to our business.

With respect to the production and sale of consumer-owned renewable energy products, there are numerous businesses operating in the U.S. that are associated with the manufacture, sale, distribution and installation of products and services. The competition in this field is not dominated by any one particular company or group of companies.

Telecommunications Services

Juhl Tower Services performs field services as a subcontractor in the midwestern and eastern sections of the U.S. We primarily compete with many smaller specialty installation and integration companies and it is highly competitive. Some of these competitors have established preferred relationships with our customers, and therefore receive preferential treatment with respect to how work is awarded, pricing and payment terms. Relatively few significant barriers to entry exist in the markets in which we operate and, as a result, any organization that has adequate financial resources and access to technical expertise and crew recruitment capability may become a competitor. Some of our customers employ personnel to perform infrastructure services of the type we provide. We compete based upon our industry experience, technical expertise, financial and operational resources, and customer service. While we believe our customers consider a number of factors when selecting a service provider, most of their work is awarded to us on the basis of geographic presence, crew capabilities, past performance, and price.

Engineering Services

The engineering consulting services that we provide, through PEC, to the utility and building systems industries are highly competitive and, for the most part, require substantial resources and highly skilled and experienced technical personnel. There are a significant number of large engineering firms competing in the power generation markets served by our business, including U.S.-based companies such as Sega, Inc., Sargent & Lundy, Stanley Consultants, HDR, Inc. and others. Competition is based on an ability to provide the design, engineering, and project execution skills required to complete complex projects in a safe, timely and cost-efficient manner. Our engineering business derives its competitive strength from our lengthy experience with a wide range of services and technologies, excellence in execution, reputation for quality, knowledge of cost-effective technology, and project management expertise. Barriers to entry are both financially and logistically low, with the result that the industry is highly fragmented with no single company being dominant. Competition in those markets is generally driven by reputation, price and the capability to perform.

Suppliers

As the primary operating equipment for our wind farm development projects, wind turbines are integral to our wind project development.  As compared with demand for wind turbines, there are a limited number of turbine suppliers, which limits the current production capacity. Thus, the cost of wind turbines represents a substantial portion of investment costs in our wind energy projects.

Wind turbines come in a variety of sizes, depending upon the use of the electricity. A large, utility-scale turbine described above may have blades over 40 meters (130 feet) long, meaning the diameter of the rotor is over 80 meters (260 feet) (nearly the length of a football field). Such wind turbines might be mounted on towers 80 meters (260 feet) tall (one blade would extend half way down the tower), produce 1.8 MW of power (1800 kilowatts), supply enough electricity for 600 homes and cost over $1.5 million. Wind turbines designed to supply part of the electricity used by a home or business is much smaller and less costly. A residential or farm-sized turbine may have a rotor up to 15 meters (50 feet) in diameter mounted on a metal lattice tower up to 35 meters (115 feet) tall. These turbines may cost from as little as a few thousand dollars for very small units and up to $80,000 excluding installation costs.

The principal suppliers for our wind farm projects primarily consist of suppliers of wind turbines, wind turbine parts and various electrical supplies and services relating to wind turbine operation. We also source, as needed, wind studies and electrical engineering expertise from outside suppliers. With respect to wind turbines and related items, to date, our principal suppliers have been Suzlon Energy Limited, Alstom Power, Gamesa Wind US, and Vestas Wind Support Systems A/S for turbines and Michels Corporation, Fagen, Inc. and Ryan Companies, Inc. for subcontracted construction services. We have used WindLogics, Inc. and AWS Truewind for wind studies and Consulting Engineer Group, Inc. and Hoerauf Consultants, Inc. for specialized electrical engineering. Our business is not dependent on any one supplier and our list of suppliers is changing and expanding on an ongoing basis as the market for wind power continues to expand and new suppliers enter the market offering advanced products, technologies and services.

Customers

Renewable Power Plant Ownership

Our wind farm projects sell electricity and associated RECs primarily to local utilities under multi-year power purchase agreements, or PPAs. A PPA is a contract that provides for the purchase of power at an agreed-upon price for a period of time, which is typically 20 years for wind projects.  For the year ended December 31, 2013, Northern States Power Company d/b/a Xcel Energy represented 100% of our electricity sales. The electric utility company normally maintains ownership of any Renewable Energy Certificates (“green tags”) that are associated with the power generated by the projects.  Since the primary cost of wind power is the initial capital cost of the system, each wind farm benefits from a steady stream of reliable revenue and cash flow for decades.

Renewable Energy Development

Our renewable energy development revenues primarily consist of wind farm development and construction revenue. The customer is generally an entity formed for the purpose of owning the underlying wind farm, and as such, the target customer changes for each development. During 2013, the Ohio wind farm project resulted in approximately 22% of our consolidated revenue. We continue to expect that our wind farm development and construction customers will continue to be sold to location-specific customers. Further, we expect to obtain revenues from online solar product sales and solar installations from individuals and small commercial entities, none of which would be expected to provide more than 10% of our consolidated revenue.

Energy and Telecommunications Services

Our business-to-business engineering consulting services, asset management, and turbine and tower maintenance services are generally comprised of customers who are not expected, on an individual basis, to exceed 10% of total consolidated revenues. However, during 2013 one customer accounted for 12% of total consolidated revenue. We have developed ongoing relationships with customers for engineering services in addition to expanding the engineering services we provide to these customers. Tower maintenance services was launched in 2013, and as such, we were engaged with only three customers during the course of 2013.

Government Regulation

Overview – Utility Regulation

Traditionally, utility markets in the United States have been highly regulated. The U.S. power industry is currently in transition as it moves toward a more competitive environment in wholesale and retail markets. The commercial viability of wind power will increasingly depend upon pricing as the trend toward deregulation continues.

Our operations are subject to extensive regulation. To the extent of our involvement in project development, construction, ownership, operation and maintenance of wind farms, including the sale of electricity to utilities, we are subject to energy, environmental and other governmental laws and regulations by various federal, state and local government agencies. The federal government regulates the use of electric energy, capacity and the wholesale sale and transmission of electricity in interstate commerce and regulates certain environmental matters. States and local governments regulate the construction of electricity generating and transmission facilities, the intrastate sale of electricity, and environmental matters.   Below is a brief summary of some of the pertinent laws that are applicable to our business, but such disclosure is not exhaustive of all such laws that we encounter in the operation of our business.

Federal Energy Regulatory Commission

As a company that generates electricity through our wind farm projects, our projects may be subject to government regulation as “public utilities” by the Federal Energy Regulatory Commission (the “FERC”) under the Federal Power Act of 1935 (the “FPA”).  The FERC regulates as "public utilities" those entities that own or operate facilities used for the wholesale sale of electric energy in interstate commerce.

Certain small power production facilities may qualify as "qualifying facilities" ("QFs") if the wind powered generating facility has a generating capacity of 80 MW or less.   QFs whose primary source is renewable energy such as wind have the right to sell energy or capacity to a utility through an interconnection agreement and is exempt from certain laws  including, but not limited to,  rate regulation and reporting and accounting requirements of the FPA, for facilities with a generating capacity of 30 MW or less.  However, FERC must first make a determination that a QF has non-discriminatory access to wholesale energy markets having certain characteristics, including non-discriminatory transmission and interconnection services provided by a regional transmission entity in certain circumstances with respect to its exemption from rate regulation.  Any of our projects that are non-exempt from the jurisdiction of the FERC are subject to rate regulation and the obligation to obtain FERC rate schedules for wholesale sales of energy and capacity.

Most of our wind development projects have a generating capacity of 80 MW or less and qualify as QFs and are exempt from most aspects of FERC regulation.

Minnesota Public Utility Commission

Our wind farm projects in Minnesota are subject to the rules and regulations under the jurisdiction of the Minnesota Public Utility Commission’s Energy Facilities Unit (the “Minnesota Utility Commission”), which manages state oversight of proposals to construct energy facilities in Minnesota including wind power generation plants and facilities. The Minnesota Utility Commission’s jurisdiction may require a state Certificate of Need and/or a state Site or Route Permit. Applications for projects subject to the Minnesota Utility Commission’s jurisdiction, such as wind power generation power facilities, are filed with the Minnesota Utility Commission in compliance with Minnesota state statues and administrative rules.  The Minnesota Utility Commission's procedures for review of proposed energy facilities incorporate compliance with the Minnesota Environmental Policy Act and provide for broad spectrum public participation, including timely public notice and multiple opportunities for public comment.  The Minnesota Utility Commission's decisions preempt local jurisdictional authority.

Environmental Regulation

As part of our wind farm development, including construction management and system operations, we oversee the installation of wind turbines and construction of transmission lines and related facilities, including access roads and substations.   As such, we are subject to numerous restrictions and requirements under federal and state environmental laws and regulations with respect to our operations which affect the timing, cost, location, design, construction and operation of new facilities.  In certain circumstances, such laws and regulations require us to obtain and maintain permits and approvals and undergo an environmental review process, which may include performing environmental impact studies on the location of the project.  Compliance with these regulations requires a significant investment of time by our employees and imposes substantial costs on our Company.

Our failure to comply with these laws and regulations, including the failure to obtain the necessary permits, may result the denial or revocation of permits or authorizations to proceed with a project or in some instances the assessment of administrative, civil and criminal penalties.

In order to comply with these laws and regulations and to obtain the necessary permits, we incur costs in the ordinary course of business.  As of the date of this prospectus, we do not consider such compliance costs to be material capital expenditures.  However, future changes to federal and state environmental laws may require us to expend more of our capital to comply with such laws.

 Some of the regulations, to which we are or may be subject to include the following:

Federal Clean Water Act

The Federal Clean Water Act protects the waters of the United States, including wetlands and streams.  Regulations under the Clean Water Act govern critical operating parameters at generating facilities. In connection with our projects, we may be required to obtain permits for the discharge of dredged or fill material into U.S. waters, or for water discharges, such as storm water runoff associated with construction activities.

Federal Bureau of Land Management (BLM) Permits

To date, none of our wind farm projects have been developed on BLM lands.  However, as we expand, some of our projects may be sited on BLM lands.  In that case, as developer of such a project, we would be required to obtain rights-of-way from the BLM.  In order to obtain such a permit, we would need to demonstrate that our wind farm project would protect environmental and archeological resources.

Endangered Species Act and Migratory Bird Treaty Act

In the event that our wind farm projects require a permit from a federal agency, such agency would also consider the impact on endangered species and their habitat under the Endangered Species Act, which prohibits and imposes stringent penalties for harming endangered species and their habitats. Due to the size and operation of our wind turbines, and the potential harmful impact on birds, our projects also need to comply with the Migratory Bird Treaty Act and the Bald and Golden Eagle Protection Act, which protect migratory birds and bald and golden eagles and are administered by the U.S. Fish and Wildlife Service. State and federal agencies may also require ongoing monitoring or mitigation activities as a condition to approving a project, and may refuse to issue a permit if the mitigation options are insufficient to address the risks to birds.

National Historic Preservation Act

In addition, federal agencies may consider a wind farm project's impact on historic or archeological resources under the National Historic Preservation Act and may require us to conduct archeological surveys or take other measures to protect these resources.

Other State and Local Programs

In addition to federal requirements, we are subject to a variety of state environmental review and permitting requirements. Minnesota, where many of our wind farm projects are located or are being developed, have laws that require state agencies to evaluate our wind farm projects for impacts on the environment, wildlife, historic sites, water resources and agriculture, before granting permits.  Such requirements typically consist of obtaining a special use or conditional use permit under the provisions of the applicable land use ordinance.

Telecommunications Regulatory and Environmental Matters

The summary below is based on regulations currently in effect, and such regulations are subject to review and modification by the applicable governmental authority from time to time. If we fail to comply with applicable laws and regulations, we may be fined or even lose our rights to conduct some of our business.

We are required to comply with a variety of federal, state and local regulations and laws in the U.S., including Federal Communications Commission ("FCC") and Federal Aviation Administration ("FAA") regulations and those discussed under "Environmental" below.

Federal Regulations. Both the FCC and the FAA regulate towers used for wireless communications, radio and television broadcasting. Such regulations control the siting, lighting and marking of towers and may, depending on the characteristics of particular towers, require the registration of tower facilities with the FCC and the issuance of determinations confirming no hazard to air traffic. Wireless communications devices operating on towers are separately regulated and independently licensed based upon the particular frequency used. In addition, the FCC and the FAA have developed standards to consider proposals for new or modified tower and antenna structures based upon the height and location, including proximity to airports. Proposals to construct or to modify existing tower and antenna structures above certain heights are reviewed by the FAA to ensure the structure will not present a hazard to aviation, which determination may be conditioned upon compliance with lighting and marking requirements. The FCC requires its licensees to operate communications devices only on towers that comply with FAA rules and are registered with the FCC, if required by its regulations. Where tower lighting is required by FAA regulation, tower owners bear the responsibility of notifying the FAA of any tower lighting outage and ensuring the timely restoration of such outages. Failure to comply with the applicable requirements may lead to civil penalties.

Local Regulations. The U.S. Telecommunications Act of 1996 amended the Communications Act of 1934 to preserve state and local zoning authorities' jurisdiction over the siting of communications towers and distributed antenna systems (“DAS”). The law, however, limits local zoning authority by prohibiting actions by local authorities that discriminate between different service providers of wireless services or ban altogether the provision of wireless services. Additionally, the law prohibits state and local restrictions based on the environmental effects of radio frequency emissions to the extent the facilities comply with FCC regulations.

Local regulations include city and other local ordinances (including subdivision and zoning ordinances), approvals for construction, modification and removal of towers and DAS, and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require us to obtain approval from local officials prior to tower construction. Local zoning authorities may render decisions that prevent the construction or modification of towers or place conditions on such construction or modifications that are responsive to community residents' concerns regarding the height, visibility and other characteristics of the towers. To expedite the deployment of wireless networks, the FCC issued a declaratory ruling in 2009, which is currently under appeal, establishing timeframes for the review of applications by local and state governments of 90 days for co-locations and 150 days for new tower construction. The Middle Class Tax Relief and Job Creation Act of 2012 mandates that state and local governments must approve an eligible facility's request for the modification of an existing tower that does not substantially change the dimensions of such tower. Notwithstanding the FCC declaratory ruling and recent legislation, decisions of local zoning authorities may also adversely affect the timing and cost of wireless infrastructure construction and modification.

Safety. As licensees and wireless infrastructure owners, we are also subject to regulations and guidelines that impose a variety of operational requirements relating to radio frequency emissions. As employers, we are subject to Occupational Safety and Health Administration (and similar occupational health and safety legislation in Australia) and similar guidelines regarding employee protection from radio frequency exposure. The potential connection between radio frequency emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years.

We have compliance programs and monitoring projects to help assure that we are in substantial compliance with applicable laws. Nevertheless, there can be no assurance that the costs of compliance with existing or future environmental laws will not have a material adverse effect on us.

Employees

As of May 29, 2014, we employed approximately 81 full-time employees and no part-time employees, excluding employees and consultants of any affiliated companies that are not at least 50%-owned subsidiaries of ours. None of our employees are subject to a collective bargaining agreement and we believe that relations with our employees are very good. We also frequently use third-party consultants to assist in the completion of various projects. Third parties are instrumental to us in keeping the construction and development of projects on time and on budget.

DESCRIPTION OF PROPERTY

Our corporate office is located at 1502 17th Street SE, Pipestone, Minnesota 56164, which consists of a 5,300 square foot commercial building that contains production, warehousing and general and administrative space.   We also have entered into one year lease arrangements for purposes of office and meeting space in Minneapolis, Minnesota and office and production space in Red Lake Falls, Minnesota for Juhl Renewable Energy Systems’ activities.  We also lease office locations in Brookfield, Wisconsin and Chicago, Illinois for the PEC operations and general and administrative purposes. We currently lease space on a month-to-month basis in a small warehouse facility near Springfield, IL for purposes of the Juhl Tower Services activities.

Generation Facilities.

At December 31, 2013, Juhl Energy, through its subsidiary Juhl Renewable Assets, held ownership interests in the following electric generating facilities:

Juhl Energy Facilities	Location	Geographic Region	Fuel	Total Facility Capability (MW) (1)
Winona Wind Farm (2)	Winona County, MN	Upper Midwest	Wind	1.5
Woodstock Hills Wind Farm (3)	Woodstock, MN	Upper Midwest	Wind	10.2
Valley View Wind Farm (4)	Murray County, MN	Upper Midwest	Wind	10
Total				21.7

(1) Represents total facility capability; Juhl Renewable Assets’ net ownership interest in facility capacity exists to the same extent as its ownership interest in such facility.

(2) Juhl Renewable Assets owns 100% of Winona Wind Holdings, LLC, which owns 100% of Winona County Wind, LLC, the operator of a 1.5 megawatt wind farm.

(3) Juhl Renewable Assets owns 99.9% of this wind facility.

(4) Juhl Renewable Assets owns 32.6% in this wind facility (specifically, Juhl Renewable Assets has a 36.6% voting interest in Juhl Valley View, LLC, and has an additional 13.9% voting power through a voting trust agreement with three other investors.  Juhl Valley View, LLC owns 99% financial rights and 49% governing rights of Valley View Transmission, LLC, which operates the Valley View wind farm).

Character of Ownership

Juhl Renewable Assets has a controlling interest in these wind farms.  Such wind farms are not owned in fee and may be encumbered by liens through securing nonrecourse financings.  Additionally, the generating facilities are located on leased land from owners of private property.

LEGAL PROCEEDINGS

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. While the ultimate outcome of these matters is not presently determinable, the company believes that the resolution of outstanding claims will not have a material adverse effect on the Company.  Due to the uncertainties in the settlement process, it is at least reasonably possible that management’s view of outcomes will change in the near term.

On December 5, 2013, Unison Co., Ltd. (“Plaintiff”) filed a civil complaint against Juhl Energy, Juhl Energy Development, Winona Wind Holdings, LLC, Winona County Wind, LLC, members of management, and others (the “Defendants”) in the U.S. District Court for the District of Minnesota. The lawsuit arises out of the purchase of two wind turbine generators from Plaintiff, whereby Juhl Energy Development financed the cost of the wind turbines by obtaining a loan from the Plaintiff. The wind turbines were installed at a wind farm project in Winona County, Minnesota. The complaint purports to state causes of action for (i) fraudulent inducement, (ii) breach of Juhl Energy Development’s Financing Agreement with Unison: (iii) breach of the implied covenant of good faith and fair dealing; (iv) tortious interference with contractual relationship; and (v) unjust enrichment. Plaintiff is seeking the following: (i) awarding Plaintiff money damages in amount in excess of $75,000 together with pre-judgment and post-judgment interest as allowable by law; (ii) awarding Plaintiff amounts by which Defendants were unjustly enriched; and (iii) awarding Plaintiff its attorney fees, costs, and disbursements by law or equity. The Defendants, including the Company, dispute all allegations in the complaint and are defending the action.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table shows the positions held by our board of directors and executive officers, and their ages as of May 29, 2014:

Name	Age	Position
Daniel J. Juhl	63	Chairman of the Board of Directors and Principal Executive Officer
John P. Mitola	48	President and Director
John J. Brand	57	Principal Financial Officer
James W. Beck	70	Director
Edward C. Hurley	60	Director
Chuck Templeton	46	Director

The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and executive officers are as follows:

Daniel J. Juhl became our Chairman of the Board and Principal Executive Officer on June 24, 2008, and had served as President of Juhl Energy Development since September 2007 and Juhl Energy Services since January 1989. Mr. Juhl has been involved in the wind power industry for more than 30 years. He has experience in the design, manufacture, maintenance and sale of wind turbines. He also provides consulting services in the wind power industry helping farmers develop wind projects that qualify for Minnesota’s renewable energy production incentives. Mr. Juhl has been involved in the development of about 1,500 megawatts of wind generation in his 30+ years of experience in the field. He has been the principal consultant for wind energy projects to Edison Capital, John Deere Capital, Vestas, EWT, Suzlon Turbine Manufacturing, and various public and private utilities throughout the United States and Canada. He has appeared before numerous state and federal governmental bodies advocating wind power and community-based energy development on behalf of landowners, farmers and ranchers. Mr. Juhl wrote the popular wind energy reference guidebook, “Harvesting Wind Energy as a Cash Crop.”

Mr. Juhl’s extensive experience in the wind power industry and his specific experience as founder of Juhl Energy Development and Juhl Energy Services, the related companies which are now our wholly-owned subsidiaries, provide the Company with a solid foundation of knowledge about the industry, lends stability to the Company’s position in the industry and makes Mr. Juhl uniquely qualified to serve as CEO and a director of the Company.

John P. Mitola became our President and a member of our board of directors on June 24, 2008, and had served in similar positions with Juhl Energy Development since April 2008. Mr. Mitola has more than 20 years of experience in the energy and environmental industries, real estate development, venture capital, engineering and construction. He was a managing partner with Kingsdale Capital International, a private equity and capital advisory firm that specialized in merchant banking, leveraged buyouts and corporate finance, since August 2006. From 2003 to 2009 Mr. Mitola served as Chairman of the Illinois Toll Highway Authority, one of the largest agencies in Illinois and one of the largest transportation agencies in North America with a $600 million annual operating budget and a $6.3 billion capital program, operating over 274 miles of roadway serving the Chicago metro region.

Mr. Mitola was Chief Executive Officer and a director of Electric City Corp., a publicly-held company that specialized in energy efficiency systems, where he served from January 2000 to February 2006. Prior to his role at Electric City, Mr. Mitola was vice president and general manager of Exelon Thermal Technologies, a subsidiary of Exelon Corp. that designed and built alternative energy systems, from March 1997 to December 1999. Prior to serving as its general manager, Mr. Mitola served in various leadership roles at Exelon Thermal Technologies from January 1990 until his move to Electric City in January 2000.  Mr. Mitola is also a member of the board of directors of another publicly-traded company, IDO Security Inc., a security company focused on metal detection.  He is a member of the American Society of Heating, Refrigerating and Air-Conditioning Engineers, and the Association of Energy Engineers. His community affiliations include membership in the Economic Club of Chicago, City Club of Chicago and Union League Club. Mr. Mitola received his B.S. degree in engineering from the University of Illinois at Urbana-Champaign and J.D. degree from DePaul University College of Law.

Mr. Mitola’s varied experience in energy-related businesses, his public company experience and the administrative skills he has acquired over his career make him particularly capable to lead the Company’s management team and serve as one of its directors.

John J. Brand became our Chief Financial Officer in January 2009.  Mr. Brand is a former certified public accountant with 14 years of audit, tax and consulting experience in public accounting firms, including Grant Thornton. He has significant experience in the financial management of both public and early stage high growth technology companies, as well as a record of achievement in assisting the growth of emerging companies. Immediately prior to joining Juhl Energy, and since 2002, Mr. Brand served as the Chief Financial Officer of CMS Direct, Inc. (now CognitiveDATA, Inc., a subsidiary of Merkle, Inc. subsequent to acquisition), a marketing services and database technology firm serving predominantly the retail industry. From 1993-1999, he served as Chief Financial Officer of MTI Group, a start-up computer network technology services firm that grew to $60 million revenue until its acquisition by Comdisco (a $2B leasing and services firm on NYSE), where he acted as Division Controller in the Network Services Division. From 1999- 2002, Mr. Brand held Chief Financial Officer positions in two start-up business enterprises, a search engine software development endeavor for Subjex Corporation and an energy storage device manufacturer, Powerbanc Corporation. Mr. Brand received his B.S. degree in Accounting from St. Cloud State University.

Edward C. Hurley became a director of our Company in July 2008 following our reverse merger and has been a member of our audit committee since November 2009. Mr. Hurley also serves on the nominations and governance committee and chairs our compensation committee.  Mr. Hurley is a partner with Foley & Lardner LLP where he is a member of the Energy Industry Team, focusing his practice on public utility regulation, a position he has held since May 2010.

Mr. Hurley dedicated over 16 years of his career at the Illinois Commerce Commission ("ICC") where he served as the agency's chairman, as well as a commissioner and an administrative law judge. During his tenure at the ICC, Mr. Hurley was involved in resolving complex issues impacting Illinois businesses governed by the ICC, including the deregulation of the electric energy markets, the process for procurement of electricity by electric utilities, and mergers and acquisitions of telecommunications, electric, and natural gas utilities. He also served as the Special Director of the Office of Emergency Energy Assistance for the State of Illinois, being responsible for the successful implementation of the "Keep Warm Illinois" and "Keep Cool Illinois" Campaigns that were driven by anticipated increases in the costs of natural gas and electricity.

Mr. Hurley also has been involved in regulatory issues at a national level. While at the ICC, Mr. Hurley was active in the National Association of Regulatory Utility Commissioners, where he served on the board of directors as well as the Water Committee. In these roles, Mr. Hurley gained a national perspective regarding the regulatory requirements imposed upon utilities operating in newly competitive markets. He continues to be an active participant, as well as a guest speaker, at numerous conferences relating to issues impacting businesses that operate in regulated industries, including energy, telecommunications and investor-owned water systems. Also, Mr. Hurley has been a member of the National Coal Council since 2004. Prior to joining Foley, Mr. Hurley was of counsel with Chico & Nunes, P.C. He began his career representing clients in litigation in private practice and as an Illinois Assistant Attorney General. Mr. Hurley received his J.D. from John Marshall Law School in 1980 and his B.S.B.A. from Marquette University in 1976.

The Company believes that Mr. Hurley’s significant experience in his leadership role at a large public agency in the energy arena adds valuable depth to the Company’s board of directors.

James W. Beck became a director of our Company in November 2009, and is a member of our audit committee, of which he currently serves as chair. He is also a member of our compensation committee and our nominations and corporate governance committee. In 2003, Mr. Beck founded and is still an employee and significant shareholder of Intepro llc, a company engaged in the development of data security software for individuals, governments and companies required to meet established compliance requirements mandated by the FTC and other authorities. Businesses having to meet requirements for regulatory compliance include banking, health care, financial, the insurance industry and virtually any company handling or processing personal information and/or data. Mr. Beck is also a significant shareholder and a co-founder in 2003 of EMC llc, a firm engaged in the engineering, design and implementation of energy efficient lighting and energy control systems used in industrial and commercial applications throughout North and South America for both new construction and retrofit or conversion markets; Mr. Beck holds a seat on the board of directors of EMC. Mr. Beck has previously been involved with companies engaged in the evaluation and implementation of energy usage, alternative energy sources, electrical continuation, and energy conservation. Mr. Beck earned a B.S. degree in business from the University of Minnesota.  Mr. Beck serves as a member of the Board of Directors of AIA Insurance Services in Lewiston, Idaho, serves as a member of the Advisory Committee of Summit Academy in Minneapolis, Minnesota and is involved in various other community and civic activities.

The Company’s addition of Mr. Beck as a director was founded upon his expertise in the areas of energy usage and conventional and alternative energy and his practical experience in the application of that knowledge to commercial markets which the Company believes will be a valuable asset to its Board.

Chuck Templeton became a director of our Company on April 9, 2014. Mr. Templeton is currently the Chairman of Impact Engine, Inc., a venture accelerator for entrepreneurs seeking to address environmental issues or societal challenges, and where he also served as Executive Director from January 2012 until April 2014, and currently serves as a director of AuctionsByCellular, LLC and a director of Getable, Inc. Mr. Templeton was a founder of OpenTable.com. From November 2007 to June 2013, Mr. Templeton served as Chairman of the Board of GrubHub, Inc. (NYSE GRUB). Mr. Templeton served as a director of TaskRabbit, Inc. from August 2012 to April 2014 and as a director of I-Go Cars from February 2010 to February 2013. Mr. Templeton founded OhSoWe.com in 2009 and served as President from 2009 until 2011.

The Company believes that Mr. Templeton’s focus on environmental issues as well as his demonstrated past success and business acumen will be an asset to the Board.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any of the items below that the Company deems material to their service on behalf of the Company:

•       been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•       had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•       been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•       been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•       been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•       been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Independent Directors

Mr. Ed Hurley, Mr. James Beck and Mr. Chuck Templeton each serve on our board of directors as an “independent director” defined under NASDAQ rules and by the regulations of the Securities Exchange Act of 1934.

Board Composition and Meetings of Board of Directors

The number of directors constituting the Board is currently set at six members. As of the date hereof, the Company has five directors and one vacancy on the Board. All actions of the Board of Directors require the approval of a majority of the directors in attendance at a meeting at which a quorum is present.  In 2013, our Board of Directors met in person three times and acted by written consent one time.

Board Committees

The Company has established an audit committee and has created a compensation committee and a nominations and governance committee.  Currently, Mr. Hurley, Mr. Templeton and Mr. Beck are our only “independent” directors, as that term is defined under NASDAQ rules and by the rules and regulations of the Securities and Exchange Commission.

Audit Committee.  The Board of Directors of the Company established an Audit Committee on November 24, 2009. Mr. Beck serves as Audit Committee Chairman, and Mr. Hurley and Mr. Templeton serve as members of the Audit Committee.  As a result, the Audit Committee is comprised of our "independent" directors as defined in NASDAQ Marketplace Rule 5605(a)(2). The Board of Directors of the Company adopted an Audit Committee Charter on April 8, 2010.  The Audit Committee reviews the results and scope of the audit and the financial recommendations provided by our independent registered public accounting firm.  Further, the Audit Committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. In 2013, the Audit Committee met three times.

The Company does not have a member of its audit committee who qualifies as a “financial expert” at this time. The Company believes that the relevant business experience of its current board of directors and audit committee members provides adequate oversight of accounting and financial reporting and internal controls.  The Company expects, however, to consider the addition of an audit committee financial expert in the future as may be required by a national stock exchange.

Compensation Committee. The Board of Directors of the Company established a Compensation Committee on April 8, 2010. The Compensation Committee is comprised of our “independent” directors as defined in NASDAQ Marketplace Rule 5605(a)(2). The Compensation Committee reviews and approves our salary and benefit policies, including compensation of executive officers. Further, the Compensation Committee administers our Incentive Compensation Plan, and recommends and approves grants of stock options, restricted stock and other awards under that plan. In 2013, the Compensation Committee met three times.

Nominations and Governance Committee. The Board of Directors of the Company established a Nominations and Governance Committee on April 8, 2010 meeting.  The Nominations and Governance Committee is comprised of our “independent” directors as defined in NASDAQ Marketplace Rule 5605(a)(2). The Nominations and Governance Committee reviews the qualifications of prospective directors for consideration by the board of directors as management’s nominees for directors. The purpose of the Nominations and Governance Committee is to select, or recommend for our entire board’s selection, the individuals to stand for election as directors at the annual meeting of stockholders and to oversee the selection and composition of committees of our board. The Nominations and Governance Committee’s duties also include considering the adequacy of our corporate governance and overseeing and approving management continuity planning processes. In 2013, the Nominations and Governance Committee met three times.

We will consider nominations for directors submitted by stockholders. Stockholder nominations for election to the board of directors must be made by written notification received by us not later than sixty days prior to the next annual meeting of stockholders. Such notification shall contain, at a minimum, the following information:

1.	The name and residential address of the proposed nominee and of each notifying stockholder;

2.	The principal occupation of the proposed nominee;

3.	A representation that the notifying stockholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;

4.	The total number of our shares owned by the notifying stockholder;

5.

A description of all arrangements or understandings between the notifying stockholder and the proposed nominee and any other person or persons pursuant to which the nomination is to be made by the notifying stockholder;

6.	Any other information regarding the nominee that would be required to be included in a proxy statement filed with the SEC; and

7.	The consent of the nominee to serve as one of our directors, if elected.

The Nominations and Governance Committee will return, without consideration, any notice of proposed nomination which does not contain the foregoing information.

The Nominations and Governance Committee has not established specific criteria or minimum qualifications that must be met by committee-nominated or shareholder-nominated nominees for director. Regardless of the source of a given nominee’s nomination, the Nominations and Governance Committee evaluates each nominee based solely upon his/her educational attainments, relevant experience and professional stature. The Nominations and Governance Committee primarily seeks nominations for director from institutional security holders, members of the investment banking community and current directors.

Indebtedness of Directors and Executive Officers

None of our directors or executive officers or their respective associates or affiliates is indebted to us.

Family Relationships

There are no family relationships among our directors and executive officers.

Amended and Restated 2008 Incentive Compensation Plan

On June 16, 2008, our board of directors and holders of a majority of our outstanding shares of common stock adopted and approved the 2008 Incentive Compensation Plan, which our board ratified on June 24, 2008. On June 20, 2012, our Compensation Committee and our Board of Directors adopted and approved the Amended and Restated 2008 Incentive Compensation Plan subject to shareholder approval. On October 1, 2012 the shareholders of the Company adopted and approved the Amended and Restated 2008 Incentive Compensation Plan as follows: (a) to increase the number of shares available for awards thereunder from 2,897,111 up to a total of 4,500,000 (subject to other requisite approval which was subsequently obtained in the first quarter of 2014); (b) to change, retroactively, the annual per-participant limit from 30,000 shares to 1,000,000 shares of common stock to conform to the original intent of the Incentive Compensation Plan; and (c) to make administrative changes which revise the format but not the substance of the Plan. The purpose of our Incentive Compensation Plan is to provide stock options, stock issuances and other equity interests to employees, officers, directors, consultants, independent contractors, advisors and other persons who have made or are expected to make contributions to our company.

Administration.  Our Incentive Compensation Plan is to be administered by our Compensation Committee, provided, however, that except as otherwise expressly provided in the plan, the committee may delegate some or all of its power or authority to our President, Principal Executive Officer or other executive officer. Subject to the terms of our plan, the committee is authorized to construe and determine the stock option agreements, other agreements, awards and the plan, prescribe, amend and rescind rules and regulations relating to the plan and awards, determine acceleration of vesting schedules or award payments and forfeitures, determine terms and provisions of stock options agreements (which need not be identical), grant awards for performance goals and option awards and stock appreciation rights based upon a vesting schedule and correct defects, supply omissions or reconcile inconsistencies in the plan or any award thereunder, and make all other determinations as the committee may deem necessary or desirable for the administration and interpretation of our plan.

Eligibility.   The persons eligible to receive awards under our Incentive Compensation Plan are the employee, officers, directors, consultants, independent contractors and advisors of our company or any parent or subsidiary of our company and other persons who have made or are expected to make contributions to our company.

Types of Awards. Our Incentive Compensation Plan provides for the issuance of stock options, incentive stock options, restricted compensation shares, restricted compensation share units, stock appreciation rights (or SARs), performance shares, award shares and other stock-based awards.   Performance share awards entitle recipients to acquire shares of common stock upon the attainment of specified performance goals within a specified performance period, as determined by the committee.

Shares Available for Awards. Subject to certain recapitalization events described in our plan, the aggregate number of shares of common stock that may be issued pursuant to our Incentive Compensation Plan at any time during the term of such plan is 4,500,000 shares, and as of April 25, 2014, awards under the plan consisted of (i) options to purchase an aggregate of 615,000 shares of common stock pursuant to options and (ii) a restricted share award representing 250,000 shares. If any award expires, or is terminated, surrendered or forfeited, the common stock covered by such award will again be available for the grant of awards under our plan.

Stock Options and Stock Appreciation Rights. The committee is authorized to grant stock options, including both incentive stock options (or ISOs) and non-qualified stock options, restricted compensation shares, restricted compensation share units, stock appreciation rights, performance shares and award shares. The terms and conditions of awards under the plan including number of shares covered, exercise price per share and term are determined by the committee, but in the case of an ISO, the exercise price must not be less than the fair market value of a share of common stock on the date of grant. For purposes of our Incentive Compensation Plan, if at the time of a grant, our company’s common stock is publicly traded, the term “fair market value” means (i) if listed on an established stock exchange or national market system, the last reported sales price or the closing bid if no sales were reported on such exchange or system, or (ii) the average of the closing bid and asked prices last quoted by an established quotation service for over-the-counter securities if the common stock is not reported on a national market system. In the absence of an established market for our common stock, the fair market value shall be determined in good faith by the committee.  The number of shares covered by each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the committee, except that no option or stock appreciation right may have a term exceeding ten years. The committee also determines the terms and conditions of restricted compensation shares, restricted compensation share units, performance shares, award shares and other stock-based awards under our plan.

Restricted Compensation Shares and Restricted Compensation Share Units. The committee is authorized to grant restricted compensation shares and restricted compensation shares units. An award of restricted compensation shares is a grant which entitles recipients to acquire shares of common stock subject to restrictions on transfer and which may be forfeited if all specified employment, vesting and/or performance conditions as determined by the committee are not met. An award of restricted compensation share units confers upon a recipient the right to acquire, at some time in the future, restricted compensation shares, subject to forfeiture if all specified award conditions as determined by the committee are not met.

Performance Shares and Award Shares. The committee is authorized to grant awards entitling recipients to acquire shares of common stock upon the attainment of specified performance goals and grant awards entitling recipients to acquire shares of common stock subject to such terms, restrictions, conditions, performance criteria, vesting requirements and payment needs as determined by the committee, subject to such other terms as the committee may specify.

Other Stock-Based Awards. The committee is authorized to grant other awards based upon the common stock having such terms and conditions as the committee may determine including, without limitation, the grant of securities convertible into common stock and the grant of phantom stock awards or stock units.

Performance Goals and Other Criteria. The committee shall establish objective performance goals for participants or groups of participants for performance-based awards under the plan excluding options and stock appreciation rights. With respect to participants who are “covered employees” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended), an award other than an option or a stock appreciation right may be based only on performance factors that are compliant with applicable regulations.

Other Terms of Awards. Options may be exercised by written notice of exercise to us by way of cashless exercise, settlement of which shall be made solely in cash. Unless otherwise determined by the committee, awards may not be transferred except by will or the laws of descent and distribution and, during the life of the participant, may be exercisable only by the participant. However, except as the committee may otherwise determine, nonstatutory options and restricted compensation shares may be transferred pursuant to a qualified domestic relations order (as defined by ERISA) or pursuant to certain estate-planning vehicles. To the extent not inconsistent with the plan or applicable law, the committee may include additional provisions in awards such as, among other things, restrictions on transfer, commitments to pay cash bonuses and guaranty loans. The committee shall determine the effect on awards of disability, death, retirement, leave of absence or other change in participant status. We have the right to deduct applicable taxes from payments to award recipients. Participants have no right to continued employment or other relationship with us, and subject to award provisions, participants have no rights as stockholders of our company until becoming record stockholders.

Acceleration or Extension of Vesting; Change in Control. The committee may, in its discretion, accelerate the dates on which all or any particular option or award under the plan may be exercised and may extend the dates during which all or any particular option or award under the plan may be exercised or vest. In the case of a “change in control” of our company, as defined in our Incentive Compensation Plan, we will take one or a combination of the following actions: (a) make appropriate provision for the continuation or assumption of the awards; (b) acceleration of exercise or vesting of the awards; (c) exchange of the awards for the right to participate in a benefit plan of a successor; (d) repurchase of awards; or (e) termination of awards immediately prior to a change in control.

Amendment and Termination. The board of directors may amend, suspend or terminate our Incentive Compensation Plan provided, however, that no amendment may be made without stockholder approval if such approval is necessary to comply with any applicable law, rules or regulations. Our plan became effective upon the date it was adopted by the committee and approved by our stockholders, and no awards may be granted under the plan after the completion of ten years thereafter. Awards previously granted may extend beyond that date.

Section 16(a) Beneficial Ownership Reporting Compliance

We have securities registered under Section 12 of the Exchange Act and, accordingly, our directors, officers and affiliates are required to file reports under Section 16(a) of the Exchange Act.

All of our officers and directors are current in their filing of their beneficial ownership reports pursuant to Section 16(a) of the Exchange Act.

Code of Ethics

Our board of directors has adopted a code of ethics, which applies to all our directors, officers and employees.  Our code of ethics is intended to comply with the requirements of Item 406 of Regulation S-K.

Our code of ethics is posted on our Internet website at www.juhlenergy.com. We will provide our code of ethics in print without charge to any stockholder who makes a written request to us at Juhl Energy, Inc., 1502 17th St SE, Pipestone, Minnesota 56164.  Any waivers of the application, and any amendments to, our code of ethics must be made by our board of directors.  Any waivers of, and any amendments to, our code of ethics will be disclosed promptly on our Internet website, www.juhlenergy.com.

EXECUTIVE COMPENSATION

The following table sets forth, for the most recent two fiscal years, all cash compensation paid, distributed or accrued, including salary and bonus amounts, for services rendered to us by our Principal Executive Officer and two other executive officers in such year who received or are entitled to receive remuneration in excess of $100,000 during the stated period and any individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer as at December 31, 2013:

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary $	Bonus $	Stock Awards $	Option Awards $	Non-Equity Incentive Plan Compen- sation $	Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Totals $
Daniel J. Juhl Chairman and Principal Executive Officer	2013 2012	248,062 236,250	- -	- -	- -	- -	- -	9,857[1] 10,296[1]	257,919 246,546
John P. Mitola President	2013 2012	248,062 236,350	- -	- -	- -	- -	- -	9,976[1] 10,296[1]	258,038 246,546
John Brand Principal Financial Officer	2013 2012	189,000 180,000	- -	- -	- -	- -	- -	9,950[1] 10,200[1]	198,950 190,200

1Represents Car Allowance and Health Savings Account contribution

The aggregate amount of benefits in each of the years indicated did not exceed the lesser of $50,000 or 10% of the compensation of any named officer.

Outstanding Equity Awards at Fiscal Year-End

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John P. Mitola	510,000	-	-	$1.00	06/24/2018	-	-	-	-
John J. Brand	100,000	-	-	$1.95	01/26/2019	-	-	-	-
John J. Brand	150,000	-	-	$2.11	08/13/2019	-	-	-	-

Compensation of Directors

Directors are expected to timely and fully participate in all regular and special board meetings, and all meetings of committees on which they serve. Through 2013, we compensated directors through stock options granted under our 2008 Incentive Compensation Plan and an annual cash stipend. Effective January 2, 2014, we cancelled the options outstanding as of December 31, 2013 described below and issued warrants to directors for the purchase of common stock in lieu thereof pursuant to the terms of Warrant Agreements, the form of which is included as an exhibit to the registration statement of which this prospectus is a part.

In July of 2008, Edward C. Hurley was appointed as a director of the Company. From his appointment through 2011, we granted Mr. Hurley stock options to purchase an aggregate of 20,000 shares of Company common stock. Such options were cancelled effective March 19, 2014, at which time warrants were granted to Mr. Hurley to purchase 100,000 shares of common stock exercisable according to the vesting schedule at $0.35 per share, the closing price of the stock on the grant date. Pursuant to the vesting schedule, 12,500 warrant shares were exercisable as of the grant date, and the warrants vest thereafter at the rate of 12,500 shares on the first day of each quarter thereafter until fully vested on October 1, 2015. The warrants expire on March 19, 2024. Mr. Hurley also receives cash compensation of $4,000 per quarter, $700 per quarter as Chair of the Compensation Committee and $500 for attendance at any Board committee meeting.

General Wesley K. Clark served as a director of the Company from 2009 until April 9, 2014, at which time he resigned as a director and assumed the position as Special Advisor to the Board. From his appointment through 2011, we granted General Clark stock options to purchase an aggregate of 520,000 shares of Company common. Such options were cancelled effective March 19, 2014, at which time warrants were granted to General Clark to purchase 520,000 shares of common stock exercisable according to the vesting schedule at $0.35 per share, the closing price of the stock on the grant date. Pursuant to the vesting schedule, 65,000 warrant shares were exercisable as of the grant date, and the warrants vest thereafter at the rate of 65,000 shares on the first day of each quarter thereafter until fully vested on October 1, 2015. The warrants expire on March 19, 2024. During his tenure as a director, General Clark also received cash compensation of $4,000 per quarter, $700 per quarter as Chair of the Nominations and Governance Committee and $500 for attendance at any Board committee meeting. There is no change to General Clark’s compensation in his position as Senior Advisor to the Board.

On November 24, 2009, James W. Beck was appointed as a director of the Company. From his appointment through 2011, we granted Mr. Beck stock options to purchase an aggregate of 20,000 shares of Company common stock. Such options were cancelled effective March 19, 2014, at which time warrants were granted to Mr. Beck to purchase 100,000 shares of common stock exercisable according to the vesting schedule at $0.35 per share, the closing price of the stock on the grant date. Pursuant to the vesting schedule, 12,500 warrant shares were exercisable as of the grant date, and the warrants vest thereafter at the rate of 12,500 shares on the first day of each quarter thereafter until fully vested on October 1, 2015. The warrants expire on January 2, 2024. Mr. Beck also receives cash compensation of $4,000 per quarter, $1,000 per quarter as Chair of the Audit Committee and $500 per quarter for attendance at any Board committee meeting.

On April 9, 2014, Chuck Templeton was appointed as a director of the Company. In connection with his appointment, we granted Mr. Templeton warrants to purchase 200,000 shares of Company common stock exercisable according to the vesting schedule at $0.40 per share, the closing price of the stock on the grant date. Pursuant to the vesting schedule, 25,000 warrant shares were exercisable as of the grant date, and the warrants vest thereafter at the rate of 25,000 shares on the first day of each quarter thereafter until fully vested on January 1, 2016. The warrants expire on April 9, 2024. Mr. Templeton will also receive annual director compensation of $16,000.

The table below summarizes the compensation that we paid to non-management directors for the fiscal year ended December 31, 2013.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Edward C. Hurley	15,100	5,200	-	-	-	-	20,300
General Wesley Clark	14,600	4,700	-	-	-	-	19,300
James Beck	16,000	5,500	-	-	-	-	21,500

Employment Agreements

Effective January 1, 2012 we entered into an Executive Employment Agreement with Daniel J. Juhl, and effective January 1, 2014, we entered into an Amendment to Executive Employment Agreement (collectively, the “Juhl Employment Agreement”). Under the Juhl Employment Agreement, we will employ Mr. Juhl as Chief Executive Officer for a term ending on December 31, 2021. During the first year of the term, Mr. Juhl’s monthly salary was $19,687.50, and Mr. Juhl’s monthly salary will be increased by five percent (5%) during each remaining year of the term. We are obligated to pay Mr. Juhl an annual performance bonus of a maximum of his annual salary upon reaching certain goals established by the board of directors. The performance bonus is conditioned upon (a) profitable operations of our company for the full year for which the bonus is to be paid and (b) minimum revenue growth during the year for which the bonus is to be paid as established by the board of directors. Mr. Juhl is entitled to be granted warrants to purchase 500,000 shares of common stock of the Company, subject to approval by the board of directors and any additional required approvals, which approvals were obtained. The Warrant Agreement, a copy of which is included as an exhibit to the registration statement of which this prospectus is a part provides that 62,500 warrant shares are exercisable as of the date of grant, and the warrants vest thereafter at the rate of 62,500 shares on the first day of each quarter thereafter until fully vested on October 1, 2015. Mr. Juhl receives an automobile allowance of $750 per month, 20 days of paid annual vacation and other employee benefits provided to similarly-situated employees. Mr. Juhl is entitled to severance compensation in an amount equal to 90 days’ pay in the event he terminates his employment for good reason.

Effective January 1, 2012 we entered into an Executive Employment Agreement with John M. Mitola, and effective January 1, 2014, we entered into an Amendment to Executive Employment Agreement (collectively, the “Mitola Employment Agreement”). Under the Mitola Employment Agreement, we will employ Mr. Mitola as President for a term ending on December 31, 2021. During the first year of the term, Mr. Mitola’s monthly salary was $19,687.50, and Mr. Mitola’s monthly salary will be increased by five percent (5%) during each remaining year of the term. We are obligated to pay Mr. Mitola an annual performance bonus of a maximum of his annual salary upon reaching certain goals established by the board of directors. The performance bonus is conditioned upon (a) profitable operations of our company for the full year for which the bonus is to be paid and (b) minimum revenue growth during the year for which the bonus is to be paid as established by the board of directors. Mr. Mitola is entitled to be granted warrants to purchase 1,500,000 shares of common stock of the Company, subject to approval by the board of directors and any additional required approvals, which approvals were obtained. The Warrant Agreement, a copy of which is included as an exhibit to the registration statement of which this prospectus is a part, provides that 187,500 warrant shares are exercisable as of the date of grant, and the warrants vest thereafter at the rate of 187,500 shares on the first day of each quarter thereafter until fully vested on October 1, 2015. Mr. Mitola receives an automobile allowance of $750 per month, 20 days of paid annual vacation and other employee benefits provided to similarly-situated employees. Mr. Mitola is entitled to severance compensation in an amount equal to 90 days’ pay in the event he terminates his employment for good reason.

Effective January 1, 2012 we entered into an Executive Employment Agreement with John J. Brand, and effective January 1, 2014, we entered into an Amendment to Executive Employment (collectively, the “Brand Employment Agreement”). Under the Brand Employment Agreement, we will employ Mr. Brand as Chief Financial Officer for a term ending on December 31, 2021. During the first year of the term, Mr. Brand’s monthly salary was $15,000, and Mr. Brand’s monthly salary will be increased in the range of three percent (3%) to five percent (5%) annually based on the judgment of the board of directors as recommended by the Compensation Committee based on the balance sheet health of the Company and other relevant factors. We are obligated to pay Mr. Brand an annual performance bonus of a maximum of his annual salary upon reaching certain goals established by the board of directors. Mr. Brand is entitled to be granted warrants to purchase 1,500,000 shares of common stock of the Company, subject to approval by the board of directors and any additional required approvals, which approvals were obtained. The Warrant Agreement, a copy of which is included as an exhibit to the registration statement of which this prospectus is a part, provides that 187,500 warrant shares are exercisable as of the date of grant, and the warrants vest thereafter at the rate of 187,500 shares on the first day of each quarter thereafter until fully vested on October 1, 2015. Mr. Brand receives an automobile allowance of $750 per month, 20 days of paid annual vacation and other employee benefits provided to similarly-situated employees. Mr. Brand is entitled to severance compensation in an amount equal to 90 days’ pay in the event he terminates his employment for good reason.

Equity Compensation Plan Information

On June 16, 2008, we adopted the 2008 Incentive Compensation Plan, and on October 1, 2012 adopted the Amended and Restated 2008 Incentive Compensation Plan.

The following table provides information as of December 31, 2013, with respect to the shares of common stock that may be issued under our existing equity compensation plan.

Equity Compensation Plan Information

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,410,000	$1.39	1,487,111

Equity compensation plans not approved by security holders	650,000	$1.77	-

Total	2,060,000	$1.51	1,487,111

The material provisions of the Amended and Restated 2008 Incentive Compensation Plan approved by security holders are described herein. A copy of the Amended and Restated 2008 Incentive Compensation Plan and a copy of the form of option agreement thereunder are included as exhibits to the registration statement of which this prospectus is a part.

The 650,000 options and warrants granted as of December 31, 2013 under equity compensation plans not approved by security holders include the following:

●

Options granted June 29, 2009 as compensation to our director, General Wesley Clark, to purchase 500,000 shares of common stock at $2.00 per share, with 166,666 shares immediately exercisable, 166,667 options vesting on June 29, 2010 and 166,667 options vesting on June 29, 2011. Effective March 19, 2014, such options were cancelled.

●

Warrants granted December 31, 2009 as compensation to two consultants each to purchase 50,000 shares of common stock at $1.25 per share, which warrants expire December 31, 2014. The form of these warrant agreements is included as an exhibit to the registration statement of which this prospectus is a part.

●

Warrants granted September 12, 2012 as compensation to a consultant to purchase 50,000 shares of common stock at $0.50 per share, which warrants expire September 12, 2015. The form of this Warrant Agreement is included as an exhibit to the registration statement of which this prospectus is a part.

As disclosed elsewhere in this prospectus, options to directors outstanding as of December 31, 2013 were subsequently cancelled and warrants were issued to directors in lieu thereof. As of May 29, 2014, awards under the Incentive Plan consisted of (i) options to purchase an aggregate of 615,000 shares of common stock pursuant to options and (ii) a restricted share award representing 250,000 shares. As of May 29, 2014, there were outstanding warrants to purchase an aggregate of 5,870,000 shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the number of shares of our common stock beneficially owned on May 29, 2014 by:

•	each person who is known by us to beneficially own 5% or more of our common stock,

•	each of our directors and executive officers, and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by the holders. Subject to any applicable community property laws, the persons or entities named in the table above have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

Name (1)	Number of Shares Beneficially Owned (2)		Percentage of Shares Beneficially Owned Before Offering (3)	Percentage of Shares Beneficially Owned After Offering (3)
5% Stockholders:

Vision Opportunity Master Fund, Ltd.	2,288,898	(4)	9.07%	5.06%

Greenview Capital, LLC	1,330,687	(5)	5.27%	2.94%

Daybreak Special Situations Master Fund, Ltd.	1,330,687	(6)	5.27%	2.94%

Executive Officers and Directors:

Daniel J. Juhl	14,187,500	(7)	55.81%	31.23%

John P. Mitola	1,871,497	(8)	7.25%	4.09%

John J. Brand	680,494	(9)	2.64%	1.49%

Edward C. Hurley	68,178	(10)	*	*

James Beck	69,948	(11)	*	*

Chuck Templeton	50,000	(12)	*	*

All executive officers and directors as a group (6 persons)	16,927,617		63.47%	36.27%

*	Represents less than 1%.

(1) Other than the 5% Stockholders listed above, the address of each person is c/o Juhl Energy, Inc., 1502 17th Street SE, Pipestone, Minnesota 56164.

(2) Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire those shares within 60 days after May 29, 2014, by the exercise or conversion of any warrant, stock option or convertible preferred stock. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(3) The calculation in this column is based upon 25,234,826 shares of common stock outstanding on May 29, 2014 and assumes the issuance of 20,000,000 shares (but not issuance of 3,000,000 shares pursuant to the underwriter’s over-allotment option) in this offering and that none of the holders identified in this table participate in this Offering. The 189,604 treasury shares beneficially held by the Company are excluded from the number of shares of common stock outstanding and are not deemed outstanding for purposes of computing the percentages in this column. The shares of common stock underlying warrants and stock options are deemed outstanding for purposes of computing the percentage of the person holding them but are not deemed outstanding for the purpose of computing the percentage of any other person.

(4) Adam Benowitz is the Portfolio Manager of Vision Capital Advisors, LLC, the investment manager of Vision Opportunity Master Fund, Ltd., which is the registered holder of the securities.  Mr. Benowitz, as the Managing Member of Vision Capital Advisors, LLC and the Director of Vision Opportunity Master Fund, has voting and dispositive power over the securities owned by Vision Opportunity Master Fund.  The address for Vision Opportunity Master Fund, Ltd. is c/o Citi Hedge Fund Services (Cayman) Limited, Cayman Corporate Cenre, 27 Hospital Road, 5 th Floor, Grand Cayman KY1-1109, Cayman Islands.

(5) Consists of (a) 596,044 shares of common stock owned by Greenview Capital, LLC and (b) 734,643 shares of common stock currently held by Daybreak Special Situations Master Fund, an affiliate of Greenview Capital, LLC, and Larry Butz as Managing Partner of Daybreak Capital Management LLC, the investment advisor to Daybreak Special Situations Master Fund, Ltd. Larry Butz as Managing Partner of Daybreak Capital Management LLC, the investment advisor to Daybreak Special Situations Master Fund, Ltd., has voting and dispositive power over the shares held by Daybreak Special Situations Master Fund, Ltd.  Mr. Butz, as Managing Partner of Daybreak Capital Management LLC, may be deemed to beneficially own the shares of common stock held by Daybreak Special Situations Master Fund, Ltd.  Each of Daybreak Capital Management LLC and Mr. Butz disclaim beneficial ownership of such shares.  Daybreak Capital Management LLC is an affiliate of Greenview Capital LLC, and the beneficial ownership figures includes shares beneficially owned by Greenview Capital.  The address for Greenview Capital, LLC is 303 Broadway Street, Libertyville, Illinois 60048.

(6)  Consists of (a) 734,643 shares of common stock owned by Daybreak Special Situations Master Fund and Larry Butz as Managing Partner of Daybreak Capital Management LLC, the investment advisor to Daybreak Special Situations Master Fund, Ltd. and (b) 596,044 beneficially owned by Greenview Capital, LLC, an affiliate of Daybreak Special Situations Master Fund. The address for Daybreak Special Situations Master Fund, Ltd. is 143 E. Main St Suite 150 Lake Zurich, IL 60047.

(7) Includes (a) 3,500,000 shares of common stock held by Mr. Juhl (b) 3,500,000 shares of common stock held by Mary Juhl, Mr. Juhl’s spouse, (c) 7,000,000 shares of common stock held by the Juhl Family Limited Partnership, a Delaware limited partnership in which Mr. Juhl is the general partner, and (d) 187,500 shares of common stock issuable upon the exercise of stock warrants exercisable within 60 days.

(8) Includes (a) 1,183,997 shares of common stock held by Mr. Mitola, (b) 125,000 shares of common stock held by the Mitola Family Limited Partnership, a Delaware limited partnership in which Mr. Mitola is the general partner and (c) 562,500 shares of common stock issuable upon the exercise of stock warrants exercisable within 60 days.

(9) Consists of 117,994 shares of common stock held in an IRA for the benefit of Mr. Brand and 562,500 shares of common stock issuable upon the exercise of stock warrants exercisable within 60 days.

(10) Consists of 30,678 shares of common stock held by Mr. Hurley and 37,500 shares of common stock issuable upon the exercise of stock warrants exercisable within 60 days.

(11) Consists of 32,448 shares of common stock held by Mr. Beck and 37,500 shares of common stock issuable upon the exercise of stock warrants exercisable within 60 days.

(12) Consists of 50,000 shares of common stock issuable upon the exercise of stock warrants exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Our management is responsible for determining whether a transaction contains the characteristics of a related party transaction, as that term is defined in Item 404 of Regulation S-K, in which we or any of our directors, nominee for director, executive officers or holders of more than 5% of our common stock or any of their immediate family members is, was or is proposed to be a participant, requiring review by our board of directors.

Except for the transactions described below, or otherwise set forth in this prospectus, none of our directors or executive officers and no holder of more than 5% of the outstanding shares of our common stock, and no member of the immediate family of any such director, officer or security holder, to our knowledge, had any material interest in any transaction in the three most recent fiscal years, or in any currently proposed transaction, which would qualify as a related party transaction, as that term is defined in Item 404 of Regulation S-K.

Juhl Energy provides management, administrative and accounting services to four wind farm operations in which Dan Juhl and immediate family members have less than 5% equity interests in each entity. The revenues earned in the years ended December 31, 2013, 2012 and 2011 were $15,000, $15,000 and $123,000, respectively.

Our CEO, Dan Juhl, is the .1% minority interest member of the 10.2 MW Woodstock Hills wind farm, which the Company acquired a 99.9% membership interest.

One of our directors, Chuck Templeton also served a director of PVPower, Inc. (n/k/a PVP Wind-Up, Inc.), the assets of which were purchased by the Company pursuant to an Asset Purchase Agreement effective February 5, 2014 which was disclosed in the Current Report on Form 8-K filed by the Company with the SEC on February 11, 2014.

Three of our directors, Edward C. Hurley, James W. Beck and Chuck Templeton are “independent” directors as that term is defined under NASDAQ rules and by the regulations of the Securities Exchange Act of 1934.

DESCRIPTION OF CAPITAL STOCK

Juhl Energy, Inc.

Our authorized capital stock consists of 120,000,000 shares, of which 100,000,000 shares are designated as common stock and 20,000,000 shares are designated as preferred stock. Of the preferred stock, 5,160,000 shares have been classified as Series A convertible preferred stock, and 6,607,006 have been classified as Series B convertible preferred stock. All shares of Series A convertible preferred stock have been repurchased by the Company. Pursuant to the terms of the Company’s Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock dated June 11, 2009, such Series A preferred stock, upon redemption, resumed the status of authorized but unissued shares of preferred stock and are no longer designated as Series A convertible preferred stock. As of May 29, 2014, there were issued and outstanding:

●	25,234,826 shares of common stock,

●	0 shares of Series A convertible preferred stock,

●	128,042 shares of Series B convertible preferred stock, convertible at any time into 128,042 shares of common stock,

●	warrants to purchase 5,870,000 shares of common stock at exercise prices per share ranging from $0.21 to $1.25, and

●	stock options to purchase 615,000 shares of common stock at exercise prices per share ranging from $0.38 to $2.00.

The following summary of the material provisions of our common stock, preferred stock, warrants and certificate of incorporation is qualified by reference to the provisions of our certificate of incorporation and by-laws and the forms of warrant included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of the company. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. All issued and outstanding shares of common stock are, and the common stock reserved for issuance upon exercise of our stock options or warrants, or conversion of our Series A convertible preferred stock, will be, when issued, fully-paid and non-assessable. The transfer agent and registrar for our Common Stock is Empire Stock Transfer, Henderson, Nevada.

Preferred Stock

Our certificate of incorporation authorizes the issuance of up to 20,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Our board of directors is authorized to cause us to issue, from our authorized but unissued shares of preferred stock, one or more series of preferred stock, to establish from time to time the number of shares to be included in each such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares each such series. The transfer agent, registrar and dividend disbursing agent for all series of preferred stock is Empire Stock Transfer, Henderson, Nevada. The Company will not offer preferred stock to promoters except on the same terms as it is offered to all other existing or new shareholders.

Series A Convertible Preferred Stock

General. We are currently authorized to issue up to 5,160,000 shares of Series A convertible preferred stock, par value $.0001 per share. As of the date hereof, all shares of Series A convertible preferred stock have either been converted to common stock or cancelled and have resumed the status of authorized but unissued shares of preferred stock and are no longer designated as Series A convertible preferred stock.

Series B Convertible Preferred Stock

General. We are currently authorized to issue up to 6,607,006 shares of Series B convertible preferred stock, par value $.0001 per share, of which 128,042 are issued and outstanding. As of the date hereof, 6,478,964 shares of Series B convertible preferred stock have either been converted to common stock or cancelled and have resumed the status of authorized but unissued shares of preferred stock and are no longer designated as Series B convertible preferred stock.

Conversion. Holders of Series B convertible preferred stock will be entitled at any time to convert their shares of Series B convertible preferred stock into our common stock without any further payment therefor. Each share of Series B convertible preferred stock is initially convertible into one share of our common stock. The number of shares of common stock issuable upon conversion of the Series B convertible preferred stock is subject to adjustment upon the occurrence of certain customary events, including, among others, a stock split, reverse stock split or combination of our common stock; an issuance of our common stock or other securities as a dividend or distribution on the common stock; a reclassification, exchange or substitution of the common stock; or a capital reorganization of our company.

Voting Rights. Holders of Series B convertible preferred stock are not entitled to vote their shares with the holders of our common stock, except for certain extraordinary corporate transactions, in which case they vote as a separate series. Holders of Series B convertible preferred stock shall also have any voting rights to which they are entitled by Delaware law.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our company, including a merger or consolidation of our Company with or into another company, or any transfer, sale or lease by us of substantially all of our assets, the holders of Series B convertible preferred stock will be entitled to receive a priority return in liquidation of the assets of ours, whether capital or surplus, legally available for distribution to our shareholders in a pro rata manner in accordance with the number of shares of common stock issuable upon conversion on a pari passu basis with the Series B convertible preferred stock.

Redemption Rights. The Series B convertible preferred stock may not be redeemed by us or the shareholders at any time.

Dividends. Holders of Preferred Stock are not entitled to receive any dividends on their shares of Series B convertible preferred stock but will participate in any dividends declared and paid by us on our common stock on an as-converted basis (without giving effect to any limitations on conversion).

Warrants

Warrant Issuance to Consultants

On October 1, 2009, we issued warrants to purchase 100,000 shares of common stock to consultants in exchange for consulting services in the areas of business management, business development, corporate strategy and capital funds for operating companies and emerging growth enterprises provided to us. The warrants allow the holders to purchase common stock at an exercise price per share of $1.25 for 100,000 shares of common stock. The warrants expire on December 31, 2014.

Warrant Issuance to Consultant

On September 12, 2012, we issued warrants to purchase 50,000 shares of common stock to a consultant in exchange for consulting services. The warrants allow the holder to purchase common stock at an exercise price per share of $0.50 for 50,000 shares of common stock. The warrants expire on December 12, 2015.

Warrant Issuances to Officers, Directors and Service Providers

On February 18, 2014, we issued warrants to purchase an aggregate of 3,500,000 shares of common stock to officers as compensation. The warrants vest quarterly until fully vested on October 1, 2015 and allow the holders to purchase common stock at an exercise price of $0.21 per share. The warrants expire on February 18, 2024.

Warrant Issuances to Directors and Service Providers

On March 19, 2014, we issued warrants to purchase an aggregate of 2,020,000 shares of common stock to directors and service providers as compensation. The warrants vest quarterly until fully vested on October 1, 2015 and allow the holders to purchase common stock at an exercise price of $0.35 per share. The warrants expire on March 19, 2014.

Warrant Issuance to Director

On April 9, 2014, we issued warrants to purchase 200,000 shares of common stock to a newly-appointed director as compensation. The warrant vests quarterly until fully vested on January 1, 2016 and allows the holder to purchase common stock at an exercise price of $0.40 per share. The warrants expire on April 9, 2024.

Options

We have options to employees outstanding under our Amended and Restated 2008 Incentive Compensation Plan to purchase an aggregate of 615,000 shares of common stock at exercise prices per share ranging from $0.38 to $2.00, of which 515,000 shares are exercisable within 60 days. The options expire on dates ranging from June 15, 2019 to April 2, 2024.

Juhl Renewable Assets, Inc.

The authorized capital stock of Juhl Renewable Assets, Inc. consists of 1,000 shares of Common Stock, par value $0.0001 per share, and 40,000,000 shares of Preferred Stock, par value $0.0001 per share, 30,000,000 shares of which are designated as Series A Preferred. As of May 29, 2014, there were issued and outstanding:

●	1,000 shares of common stock; and
●	1,580,000 shares of Series A Preferred stock.

The following summary of the material provisions of the common stock and preferred stock qualified by reference to the provisions of the Certificate of Incorporation and the Second Amended and Restated Series A Certificate of Designation included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Common Stock

The holder of the common stock is entitled to one vote per share. The certificate of incorporation does not provide for cumulative voting. Holders of the common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of the common stock are entitled to share ratably in all of the assets of Juhl Renewable Assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of the common stock have no preemptive, subscription, redemption or conversion rights.

All of the issued and outstanding shares of common stock of Juhl Renewable Assets, Inc. is held by the Company.

Preferred Stock

The certificate of incorporation authorizes the issuance of up to 40,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by the board of directors.  The board of directors is authorized to cause Juhl Renewable Assets to issue, from the authorized but unissued shares of preferred stock, one or more series of preferred stock, to establish from time to time the number of shares to be included in each such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares each such series.  The transfer agent, registrar and dividend disbursing agent for all series of Preferred Stock is Empire Stock Transfer, Henderson, Nevada.

Series A Preferred Stock

General. Pursuant to the Second Amended and Restated Certificate of Designation of Juhl Renewable Assets, it is currently authorized to issue up to 30,000,000 shares of Series A preferred stock, par value $.0001 per share.

Voting Rights. Holders of Series A Preferred Stock have no voting rights except (i) as provided by Delaware law and (ii) to approve, in certain instances, specified corporate transaction described in “Protective Provisions” below.

Protective Provisions. So long as Series A Preferred Stock are outstanding, unless the proceeds of any such transaction are used to redeem all of shares of Series A Preferred, Juhl Renewable Assets may not without approval of at least 60% of the holders of Series A Preferred Stock, directly or indirectly, by amendment, merger, consolidation or otherwise (i) liquidate, dissolve or wind up the affairs of the company; (ii) effect any merger, consolidation or sale or lease, transfer or otherwise dispose of all or substantially all assets of the company; (iii) amend, alter or repeal any provisions of the company’s Certificate of Incorporation that materially and adversely affects the holders of the Series A Preferred Stock; (iv) redeem any stock of equity securities of the company other than the Series A Preferred Stock; (v) pay dividends on common stock that reduce the reserves held by the company level to an amount that is less than 6 months of dividend payments required for the Series A Preferred Stock; or (vi) issue any equity security ranking as to dividends, redemption or distribution of assets upon a Liquidation senior to the Series A Preferred Stock (but equity securities that are pari passu with the Series A Preferred Stock ranking as to dividends, redemption or distribution of assets upon a Liquidation may be issued) (the “Protective Provisions”).

A majority of the holders of Series A Preferred Stock shall elect a representative to monitor compliance with the Protective Provisions who shall have the right to be an observer at the board of directors of the company and who shall be entitled to indemnification consistent with current directors of the company.

Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the company, including a merger or consolidation of the company with or into another company, or any transfer, sale or lease by the company of substantially all of its assets, the holders of Series A Preferred Stock will be entitled to receive the assets, whether capital or surplus, of the company, legally available for distribution, prior to any holders of common stock in the company, in such Liquidation equal to the value of the total of the Preferred Stock investment plus any accrued dividends in a pro rata manner in accordance with the Holder’s share of the Preferred Stock in the company. In the event of a partial liquidation through sale of significant assets, the company shall use the proceeds of such transaction to redeem the Series A Preferred Stock, on a pro rata basis, in a percentage equal to the percentage the sold assets bear to the total assets in the company.

Redemption.   In the event the company does not file a registration statement with the Securities and Exchange Commission, covering a certain number of shares of Series A Preferred, as deemed reasonable by the company, on or before December 31, 2014, upon the written notice of Holder to redeem such shares, the company shall redeem all of the Holder’s outstanding Series A Preferred Stock (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Series A Preferred Stock) for a redemption price in cash, equal to the per share price Holder initially paid for such shares (the “Redemption Amount”), so long as such shares of Series A Preferred Stock are not covered under any effective registration statement. The company shall pay in full the Redemption Amount within 180 days of the Holder’s notice to redeem. If the company fails to pay in full the Redemption Amount within 180 days of the notice to redeem, the dividend shall increase to ten percent (10%) per annum until the Redemption Amount is paid in full. Upon payment of the full Redemption Amount, the Series A Preferred Stock of such Holder shall be deemed cancelled.

Dividends. Holders of Series A Preferred Stock will be entitled to receive, out of funds legally available for the payment of dividends, at the discretion of the company’s board of directors, dividends in cash on their Series A Preferred Stock at a targeted rate of 9% per annum and payable quarterly in arrears on or about the last calendar day of each calendar quarter. On a quarterly basis, the Board of Directors shall determine whether dividends shall be declared and, if so, the rate per share per annum at which dividends shall accrue for such quarter. Any dividend not paid when due shall accrue and be paid when the company has the legal ability to do so without any penalty.

Dividends on the Series A Preferred Stock will accrue regardless of whether:

●	The company’s agreements, including its credit facilities, at any time prohibit the current payment of dividends;
●	The company has earnings;
●	there are funds legally available for the payment of such dividends, or
●	such dividends are authorized by the board of directors.

All dividends on the shares of Series A Preferred will be credited to the previously accrued dividends on the shares of Series A Preferred Stock. The company will credit any dividends paid on the Series A Preferred Stock first to the earliest accrued and unpaid dividend due.

Investment Criteria. Juhl Renewable Assets may only invest in interests in Qualifying Energy Projects. A “Qualifying Energy Project” is either (i) an energy project that (A) is currently operational, (B) has a contract for the purchase of the electric, heating, cooling or steam output of the facility, with at least 5 years remaining on the term of such agreement, and (C) has a positive net present value, including any monetization of tax benefits; or (ii) is not operational, but has commenced construction or is ready to commence construction at the time of the investment by the company, and such project has: (A) a contract for the purchase of the electric, heating, cooling or steam output of the facility, with a term of at least 10 years, (B) all permits required for the construction and operation of the facility, (C) an executed interconnection agreement to connect the facility to transmission or distribution system, and (D) a positive net present value, including any monetization of tax benefits. The determination of whether a project satisfies the criteria of a Qualifying Energy Project shall be in the sole discretion of the Board of Directors of the company.

Reporting Company Obligations. The company shall use its commercially reasonable efforts to become and remain a reporting company under the Exchange Act for so long as the Series A Preferred Stock is outstanding.

Juhl Energy Development, Inc.

Juhl Energy Services, Inc.

Next Generation Power Systems, Inc.

Juhl Renewable Energy Systems, Inc.

Juhl Tower Services, Inc.

Power Engineers Collaborative, LLC

All of the issued and outstanding common equity of the above entities is held by the Company (or, in the case of Juhl Tower Services, Juhl Energy Services, Inc.). There is no preferred equity authorized in any of the above entities.

Anti-Takeover Law, Limitations of Liability and Indemnification

Delaware Anti-Takeover Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents many Delaware corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

●	the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained that status,

●

upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers, or

●

on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification. Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

●	conducted himself or herself in good faith,

●

reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests, and

●	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorney’s fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to us, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SHARES ELIGIBLE FOR FUTURE SALE

Common Stock

As of May 29, 2014, we had 25,234,826 shares of common stock outstanding, not including shares issuable upon conversion of our Series B convertible preferred stock or shares issuable upon exercise of our warrants.  All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

The outstanding shares of our common stock not included in this prospectus will be available for sale in the public market as follows:

Public Float

Of our outstanding shares of common stock, 15,490,117 shares are beneficially owned by executive officers, directors and affiliates (excluding shares of our common stock which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days of May 29, 2014).  The remaining 9,744,709 shares constitute our public float.

Rule 144

In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least six months, including the holding period of prior owners other than affiliates, is entitled to sell his or her shares without any volume limitations; an affiliate, however, can sell such number of shares within any three-month period as does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding, which equaled approximately 252,348 shares as of May 29, 2104, or
●	the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.  In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel.  We may charge a fee to persons requesting sales under Rule 144 to obtain the necessary legal opinions. Further, due to our previous status as a “shell company” holders of shares are subject to the current public information requirements under Rule 144(i).

As of May 29, 2014, approximately 9,744,709 shares of our common stock were available for sale by non-affiliates of ours under Rule 144.

Transfer Agent

The transfer agent and registrar for our common stock and preferred stock is Empire Stock Transfer and its address is 1859 Whitney Mesa Drive, Henderson, NV 89014.  We serve as warrant agent for our warrants.

UNDERWRITING

The underwriter named below has agreed to buy, subject to the terms of the underwriting agreement, the number of shares of common stock listed opposite its name below. The underwriter is committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option we describe below. The underwriting agreement also provides that if the underwriter defaults, this offering of our securities may be terminated.

Underwriter	Number of Shares
Northland Capital Markets
Total

The underwriter has advised us that it proposes to offer the shares of common stock to the public at $      per share. The underwriter proposes to offer the shares to be sold in this offering to certain dealers at the same price less an aggregate concession of not more than $      for each share. After the offering, these figures may be changed by the underwriter.

We have granted to the underwriter an option to purchase up to an additional 3,000,000 shares of common stock from us at the same prices to the public, and with the same underwriting discount, as set forth in the table below. The underwriter may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriter exercises the option, the underwriter will become obligated, subject to certain conditions, to purchase the shares for which it exercises the option.

The table below summarizes the underwriting discounts that we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the over-allotment option. In addition to the underwriting discount, we have agreed to reimburse the underwriter for its reasonable out-of-pocket accountable fees and disbursements in connection with this offering (including the fees and expenses of the underwriter’s counsel), up to $125,000. We will only reimburse the underwriter for 50% of any reasonable fees or expenses of the underwriter’s counsel if the offering is not completed. The fees and expenses of the underwriter that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below. As additional compensation we have agreed to issue to the underwriter warrants to purchase up to a total of 5% of the shares of common stock sold in this offering at a per share exercise price of 115% of the price per share sold in this offering. The underwriter’s warrant, which is a warrant to purchase common stock, will be exercisable on the date of issuance and ending on the fifth anniversary of the date of effectiveness of this offering. In addition, pursuant to Rule 5110(g) of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriter’s warrant may not be sold during this offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the underwriter’s warrant, or the shares acquirable upon exercise thereof, by any person for a period of 180 days immediately following the effective date of the registration statement relating to this offering, except as provided in paragraph (g)(2) of Rule 5110(g) of FINRA.

We also granted Northland Capital Markets a right of first refusal to serve as our exclusive placement agent, lead managing underwriter or exclusive financial advisor in connection with future financing transactions we undertake within one year following the effective date of this offering if this offering is completed. Northland Capital Markets also has the right of first refusal with respect to any public offering Juhl Renewable Assets might undertake during that one year period. In accordance with applicable rules of FINRA, Northland Capital Markets does not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee, and any payment or fee to waive or terminate the right of first refusal must be paid in cash and have a value not in excess of the greater of 1% of the proceeds in this offering (or, if greater, the maximum amount permitted by FINRA rules for compensation in connection with this offering) or 5% of the underwriting discount or commission paid in connection with any future financing subject to right of first refusal (including any overallotment option that may be exercised). This right of first refusal is not reflected in the table below.

The underwriter has not received and will not receive from us any other item of compensation or value in connection with this offering considered by FINRA to be underwriting compensation under its corporate financing rule governing underwriting terms and arrangements. The underwriting discount and other items of compensation the underwriter will receive were determined through arms' length negotiations between us and the underwriter.

	Total with no Over-Allotment	Total with Over-Allotment
Underwriting discount to be paid to the underwriter by us	$	$

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $265,948. This includes $125,000 of fees and expenses of the underwriter.

We have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act of 1933, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Our directors and officers have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of the underwriter for a period of 90 days after the date of this prospectus.

We have agreed to certain restrictions on our ability to sell additional shares of our common stock for a period of 90 days after the date of this prospectus. We have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise issue or dispose of, any shares of common stock, securities convertible into or exchangeable for shares of common stock, or any related security or instrument, without the prior written consent of the underwriter. The agreement is subject to limited exceptions.

The 90-day lock-up period in all of the lock-up agreements is subject to extension if (i) during the last 17 days of the lock-up period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The restrictions in the lock-up agreements can be waived at any time in the sole discretion of the underwriter.

To facilitate the offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriter may over-allot or otherwise create a short position in the common stock for its own account by selling more shares than have been sold to them by us. The underwriter may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriter. In addition, the underwriter may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Over-the-Counter Bulletin Board or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter (and selling group members) may also engage in passive market making transactions in the common stock on the Over-the-Counter Bulletin Board. Passive market making consists of displaying bids on the Over-the-Counter Bulletin Board limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

The underwriter may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and a prospectus online and place orders online or through its financial advisors.

Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

The offering contemplated by this prospectus is limited to North Dakota investors who must have a minimum annual gross income of $70,000 and a net worth of $70,000 or a minimum net worth of $250,000. The calculation of net worth must exclude the value of home, home furnishings and automobiles.

The offering contemplated by this prospectus is limited to California investors who have: (1) a minimum net worth of at least $70,000 and minimum gross income of not less than $70,000 or (2) a liquid net worth of $250,000 in both instances exclusive of their home, home furnishings and automobile. In neither case shall the investment exceed ten percent (10%) of the net worth of the investor. A “small investor” who, including this offering, has not purchased more than $2,500 worth of the issuer’s securities in the past twelve (12) months may also purchase the securities (up to a maximum of $2,500).

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon by Synergy Law Group, LLC, Chicago, Illinois. Faegre Baker Daniels LLP, Minneapolis, Minnesota, has acted as counsel to the underwriter for this offering. Entities controlled by the founding partners of Synergy Law Group, LLC own an aggregate of 193,456 shares of the Company’s Common Stock. Additionally, a founding partner of Synergy Law Group, LLC and an entity controlled by the founding partners of Synergy Law Group, LLC, have been issued warrants to purchase 800,000 and 500,000 shares, respectively, of the Company’s common stock at an exercise price of $0.35 per share. Such warrants were issued in connection with future services that may contemplate preparation of the registration statement. On May 29, 2014, the closing price of the Company’s common stock was $0.32. Thus, the fair market value of the ownership interest in the Company controlled by Synergy Law Group, LLC exceeds $50,000.

EXPERTS

The audited consolidated financial statements as of December 31, 2013 and 2012 have been audited by Boulay PLLP, independent registered public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

MARKET PRICE OF COMMON STOCK AND DIVIDEND POLICY

 Market Information

Our shares of common stock are currently quoted and listed for trading on the OTC Bulletin Board under the symbol JUHL. The following table sets forth the high and low closing prices for our common stock for the periods indicated as reported by the OTC Bulletin Board:

Year	Quarter	High	Low
2014	First	$0.44	$0.13
	Second (through May 29, 2014)	$0.43	$0.25
2013	First	$0.55	$0.33
	Second	$0.60	$0.33
	Third	$0.34	$0.14
	Fourth	$0.25	$0.14
2012	First	$1.14	$0.60
	Second	$0.85	$0.45
	Third	$0.75	$0.30
	Fourth	$0.60	$0.20
2011	First	$1.50	$0.70
	Second	$1.73	$0.92
	Third	$1.11	$0.79
	Fourth	$0.94	$0.41

On May 29, 2014, the closing price of our common stock, as reported by the OTC Bulletin Board, was $0.32 per share.

These bid prices represent prices quoted by broker-dealers on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Holders

As of May 29, 2014, there were 25,234,826 shares of our common stock issued and outstanding and approximately 70 holders of record of our common stock.  However, we believe that there are significantly more beneficial holders of our common stock as many beneficial holders hold their stock in “street name.”

Dividend Policy

We do not expect to pay a dividend on our common stock in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors, subject to our certificate of incorporation. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors.

DISCLOSURE OF COMMISSION POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Provisions of the Delaware General Corporation Law empower us, and our bylaws provide that we shall have the power, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or in the case of actions undertaken other than in his official capacity, not opposed to, our best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in our right, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to us unless and only to the extent that the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, including this registration statement and exhibits, are available to the public at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for information on the operating rules and procedures for the public reference room.

We maintain an Internet website at www.juhlenergy.com, where copies of our SEC filings are also available. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules, which may be found at the SEC’s website at www.sec.gov. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Juhl Energy, Inc. and Subsidiaries

Pipestone, Minnesota

We have audited the accompanying consolidated balance sheets of Juhl Energy, Inc. and Subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2013. Juhl Energy, Inc. and Subsidiaries’ management is responsible for these financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Juhl Energy, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/ Boulay PLLP

Certified Public Accountants

Minneapolis, Minnesota

April 5, 2014, except for Note 5 and Note 18,

for which the date is June 5, 2014

JUHL ENERGY, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2013 AND 2012

	DECEMBER 31, 2013	DECEMBER 31, 2012

ASSETS

CURRENT ASSETS
Cash	$1,280,681	$2,031,039
Restricted cash	488,715	412,665
Short-term investments and accrued interest receivable	-	320,950
Short-term investments - restricted	90,005	316,891
Accounts receivable, net of allowance for doubtful accounts	3,046,678	1,305,317
Work-in-progress	518,762	527,300
Inventory	92,663	281,521
Costs and estimated profits in excess of billings	849,241	-
Other current assets	231,923	335,187
Total current assets	6,598,668	5,530,870

PROPERTY AND EQUIPMENT, Net	23,831,680	24,820,575

OTHER ASSETS
Escrow cash reserves for contractual commitments	1,288,231	1,143,005
Deferred offering and loan costs	6,843	329,624
Intangible assets	258,666	563,593
Goodwill	214,090	214,090
Project development costs and other	89,540	345,361
Total other assets	1,857,370	2,595,673

TOTAL ASSETS	$32,287,718	$32,947,118

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$2,499,522	$579,300
Accrued liabilities	1,305,447	908,072
Payable to former owners of acquired company	-	985,872
Deferred revenue - license arrangement and other	317,408	317,408
Current portion of notes payable	910,612	234,807
Current deferred income taxes	-	11,000
Derivative liabilities- interest rate swap	194,196	225,109
Current portion of nonrecourse debt	834,555	784,606
Total current liabilities	6,061,740	4,046,174

LONG-TERM LIABILITIES
Nonrecourse debt, net of current portion	9,032,734	9,866,504
Notes payable, net of current portion	3,123,617	2,998,668
Derivative liabilities- interest rate swap	265,804	898,400
Other long-term liabilities	553,464	-
Deferred revenue - license arrangement and 1603 Grant, net of current portion	1,967,839	2,070,128
Deferred revenue - power purchase contract	4,058,924	3,881,870
Deferred income taxes	42,000	31,000
Total long-term liabilities	19,044,382	19,746,570

REDEEMABLE PREFERRED MEMBERSHIP INTERESTS	2,518,450	2,518,450

REDEEMABLE CUMULATIVE PREFERRED STOCK OF SUBSIDIARY	1,580,000	180,000

STOCKHOLDERS' EQUITY
Controlling interest in equity:
Preferred Stock, 20,000,000 shares authorized
Series A convertible preferred stock - $.0001 par value, 4,820,000 issued and outstanding as of December 31, 2013, and 2012 (liquidation preference of $5,836,000 and $5,883,000 at December 31, 2013, and 2012, respectively)	2,569,683	2,527,731
Series B convertible preferred stock - $.0001 par value, 5,966,792 issued and outstanding at December 31, 2013 and December 31, 2012	11,392,403	11,392,403
Common Stock - $.0001 par value; 100,000,000 shares authorized, 24,449,626 and 23,155,146 issued and 24,260,022 and 22,965,542 outstanding December 31, 2013 and 2012, respectively	2,445	2,316
Additional paid-in capital	9,348,324	9,341,235
Treasury stock, 189,604 shares held by the Company at December 31, 2013 and December 31, 2012	(218,965)	(218,965)
Accumulated deficit	(21,421,071)	(17,778,255)
Total equity attributable to Juhl Energy, Inc.	1,672,819	5,266,465
Noncontrolling interest in equity	1,410,327	1,189,459
Total stockholders' equity	3,083,146	6,455,924

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$32,287,718	$32,947,118

The accompanying notes are an integral part of these consolidated statements.

The following table presents information on assets and liabilities related to a VIE that is consolidated by the Company at December 31, 2013 and December 31, 2012. The difference between total VIE assets and liabilities represents the Company's interests in those entities, which were eliminated in consolidation.

	DECEMBER 31, 2013	DECEMBER 31, 2012

Cash	$119,734	$44,970
Restricted cash	374,443	330,633
Accounts receivable and other current assets	221,955	231,423
Property and equipment, net	15,003,771	15,669,942
All other assets	800,000	700,000
Total assets	$16,519,903	$16,976,968

Accounts payable and accrued expenses	$403,533	$424,270
Derivative liabilities	460,000	1,123,509
Deferred revenue- power purchase contract	30,597	16,622
Nonrecourse debt	9,177,788	9,681,758
Total liabilities	$10,071,918	$11,246,159

The assets of the consolidated VIE are used to settle the liabilities of those entities. Liabilities are nonrecourse to the general credit of the Company.

The accompanying notes are an integral part of these consolidated statements.

JUHL ENERGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013		2012

REVENUE	$15,101,281	100.0%	$8,130,749	100.0%

COST OF GOODS SOLD	12,340,975	81.7	5,017,333	61.7

GROSS PROFIT	2,760,306	18.3	3,113,416	38.3

OPERATING EXPENSES
General and administrative expenses	2,738,038	18.1	2,357,209	29.0
Payroll and employee benefits	2,546,232	16.9	1,901,081	23.4
Wind farm administration expenses	357,762	2.3	395,732	4.9
Total operating expenses	5,642,032	37.3	4,654,022	57.3

OPERATING INCOME (LOSS)	(2,881,726)	(19.0)	(1,540,606)	(19.0)

OTHER INCOME (EXPENSE)
Interest and dividend income	3,061	0.0	17,429	0.2
Interest expense	(831,191)	(5.5)	(911,534)	(11.2)
Gain (Loss) on fair value of interest rate swap	663,509	4.4	(111,010)	(1.4)
Loss on equity investment	-	0.0	(400,000)	(4.9)
Total other expense, net	(164,621)	(1.1)	(1,405,115)	(17.3)

INCOME (LOSS) BEFORE INCOME TAXES	(3,046,347)	(20.1)	(2,945,721)	(36.3)

INCOME TAX BENEFIT (EXPENSE)	-	0.0	-	0.0

NET INCOME (LOSS)	(3,046,347)	(20.1)	(2,945,721)	(36.3)

LESS NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	222,618	1.5	(130,369)	(1.6)

NET INCOME (LOSS) ATTRIBUABLE TO JUHL ENERGY, INC.	$(3,268,965)	(21.6)%	$(2,815,352)	(34.7)%

PREFERRED DIVIDENDS	760,145		710,440

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(4,029,110)		$(3,525,792)

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC AND DILUTED	23,513,996		22,474,217

NET INCOME (LOSS) PER SHARE - BASIC AND DILUTED	$(0.17)		$(0.16)

The accompanying notes are an integral part of these consolidated statements.

JUHL ENERGY, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	Common Stock		Convertible Preferred Stock Series A		Convertible Preferred Stock Series B		Additional Paid-In	Treasury	Accumulated	Total Stockholders' Equity-	Noncontrolling	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Juhl Energy	Interest	Equity

BALANCE -December 31, 2011	22,059,803	$2,206	4,820,000	$2,527,731	5,966,792	$11,392,403	$8,550,435	$(218,965)	$(14,644,489)	$7,609,321	$1,321,328	$8,930,649

Net income (loss)	-	-	-	-	-	-	-	-	(2,815,352)	(2,815,352)	(130,369)	(2,945,721)

Stock-based compensation	-	-	-	-	-	-	161,511	-	-	161,511		161,511

Series A preferred stock dividend paid in common stock	688,011	69	-	(392,026)	-	-	391,957	-	-	-	-	-

Series A Preferred dividends	-	-	-	392,026	-	-	(392,026)	-	-	-	-	-

Dividends on subsidiary preferred stock paid in cash	-	-	-	-	-	-	-	-	(16,200)	(16,200)	-	(16,200)

Common stock issued as commitment shares on an equity line facility	407,332	41	-	-	-	-	244,358	-	-	244,399	-	244,399

Contingent issuance of common stock for PEC acquisition	-	-	-	-	-	-	385,000	-	-	385,000	-	385,000

Dividends paid on preferred membership interests in wind farms and other distributions	-	-	-	-	-	-	-	-	(302,214)	(302,214)	(1,500)	(303,714)

BALANCE -December 31, 2012	23,155,146	$2,316	4,820,000	$2,527,731	5,966,792	$11,392,403	$9,341,235	$(218,965)	$(17,778,255)	$5,266,465	$1,189,459	$6,455,924

Net income (loss)	-	-	-	-	-	-	-	-	(3,268,965)	(3,268,965)	222,618	(3,046,347)

Stock-based compensation	-	-	-	-	-	-	42,335	-	-	42,335	-	42,335

Series A preferred stock dividend paid in common stock	769,642	77	-	(297,729)	-	-	297,652	-	-	-	-	-

Series A preferred stock dividend paid in cash	-	-	-		-	-	(88,565)	-	-	(88,565)	-	(88,565)

Series A Preferred dividends	-	-	-	339,681	-	-	(339,681)	-	-	-	-	-

Issuance of common stock	524,838	52	-	-	-	-	95,348	-	-	95,400	-	95,400

Dividends on subsidiary preferred stock paid in cash	-	-	-	-	-	-	-	-	(71,637)	(71,637)	-	(71,637)

Dividends paid on preferred membership interests in wind farms and other distributions	-	-	-	-	-	-	-	-	(302,214)	(302,214)	(1,750)	(303,964)

BALANCE -December 31, 2013	24,449,626	$2,445	4,820,000	$2,569,683	5,966,792	$11,392,403	$9,348,324	$(218,965)	$(21,421,071)	$1,672,819	$1,410,327	$3,083,146

The accompanying notes are an integral part of these consolidated statements.

JUHL ENERGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND 2012

	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(3,046,347)	$(2,945,721)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,585,468	1,473,027
Loss on equity investment	-	400,000
Impairment of inventory	172,200	-
Stock-based compensation	42,335	161,511
Increase in allowance for doubtful accounts	17,680	40,000
Impairment of deferred issuance costs	244,399	-
(Gain) loss on fair value of interest rate swap	(429,413)	339,937
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(1,764,241)	1,549,366
Work-in-progress	8,538	67,548
Inventory	16,658	(10,648)
Costs and estimated earnings in excess of billings	(849,241)	-
Other current assets	385,459	464,683
Accounts payable	1,995,622	(1,482,482)
Promissory notes payable	154,499	154,906
Accrued expenses	71,821	(227,432)
Income taxes payable	-	(90,000)
Deferred income taxes	-	(7,000)
Derivative instruments - interest rate swap	(234,096)	(228,927)
Deferred revenue	131,303	(268,374)
Other long-term liabilities	553,464	-
Other	75,000	(34,140)
Net cash used in operating activities	(868,892)	(643,746)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from short-term investments	547,836	309,355
Proceeds from cash grant	-	6,284,476
Cash paid for business acquisition, net of cash acquired	(735,872)	(1,000,000)
Payment for investment	-	(120,000)
Payments for project development costs, net of reimbursements	(26,374)	(54,022)
Payments for property and equipment	(339,602)	(197,784)
Net cash provided by (used in) investing activities	(554,012)	5,222,025

CASH FLOWS FROM FINANCING ACTIVITIES
Change in restricted cash	(76,050)	(76,872)
Escrow deposits related to long-term debt, net	(145,226)	(242,135)
Proceeds from sale of common stock	20,000	-
Cash dividends paid	(388,612)	(345,099)
Proceeds from sale of preferred stock of subsidiary	1,400,000	-
Payments for deferred offering costs	-	(75,000)
Proceeds from notes payable	715,963	-
Principal payments on bank notes payable	(853,529)	(3,466,509)
Payments of accounts payable and promissory notes payable related to property and equipment	-	(3,592,773)
Net cash provided by (used in) financing activities	672,546	(7,798,388)

NET INCREASE (DECREASE) IN CASH	(750,358)	(3,220,109)

CASH BEGINNING OF THE PERIOD	2,031,039	5,251,148

CASH END OF THE PERIOD	$1,280,681	$2,031,039

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$687,360	$739,817

NONCASH INVESTING AND FINANCING ACTIVITIES
Series A preferred stock dividend paid with common stock	$297,652	$392,026
Issuance of common stock for equity line commitment	$-	$244,399
Contingent issuance of common stock for PEC acquisition	$-	$385,000
Issuance of common stock through reduction in accounts payable	$75,400	$-
Accrued dividend on redeemable preferred membership interests	$75,554	$-
Series A preferred stock dividend in accrued expenses	$51,929	$98,542

The accompanying notes are an integral part of these consolidated financial statements.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

1.            ORGANIZATION

Effective January 2, 2013, Juhl Wind, Inc. changed its corporate name to Juhl Energy, Inc.

Juhl Energy, Inc. (“Juhl Energy” or “the Company”) conducts business under the following subsidiaries, Juhl Energy Services, Inc. (“JES”), Juhl Energy Development, Inc. (“JEDI”), Juhl Renewable Assets, Inc. (“JRA”), Next Generation Power Systems, Inc. (“NextGen”), Juhl Renewable Energy Systems, Inc. (“JRES”), Power Engineers Collaborative, LLC (“PEC”), Juhl Tower Services, Inc. (“JTS”) (which is a wholly-owned subsidiary of JES) and ownership and operational duties over the following three operating wind farms: Woodstock Hills LLC (“Woodstock Hills”), Winona County Wind (“Winona”) and Valley View Transmission, LLC (“Valley View”). All intercompany balances and transactions are eliminated in consolidation.

Juhl Energy is an established leader in the renewable energy industry with a focus on community-based wind power development and ownership of clean energy assets throughout the United States and Canada. In addition, the Company provides engineering, asset management and maintenance services to the utility and telecommunication industries.

2.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. The Company uses estimates and assumptions in accounting for the following significant matters, among others: revenue recognition; realizability of accounts receivable; determination of the primary beneficiary of a variable interest entity; the assumptions used in the impairment analysis of long-lived assets and goodwill; valuation of deferred tax assets, deferred power purchase contract revenue, stock-based compensation and warrants, asset retirement obligations, derivative instruments, assumptions used in the computation of contingent liability, and other contingencies. It is at least reasonably possible that these estimates will change in the future. Actual amounts may differ from these estimates, and such differences may be material to the consolidated financial statements. The Company periodically reviews estimates and assumptions, and the effects of any such revisions are reflected in the period in which the revision is made.

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles, or GAAP, and reflect the accounts and operations of the Company and those of its subsidiaries in which the Company has a controlling financial interest. In accordance with the provisions of Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, 810, Consolidation, the Company consolidates any variable interest entity, or VIE, of which it is the primary beneficiary. The typical condition for a controlling financial interest ownership is holding a majority of the voting interests of an entity; however, a controlling financial interest may also exist in entities, such as VIEs, through arrangements that do not involve controlling voting interests. ASC 810 requires a variable interest holder to consolidate a VIE if that party has the power to direct the activities of the VIE that most significantly impacts the VIE’s economic performance, and the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company does not consolidate a VIE in which it has a majority ownership interest when the Company is not considered the primary beneficiary. The Company has determined that it is the primary beneficiary of a VIE—refer to Note 20, Variable Interest Entities. The Company evaluates its relationships with the VIE on an ongoing basis to ensure that it continues to be the primary beneficiary. All intercompany transactions and balances have been eliminated in consolidation. Non-controlling interests in the equity of the Company’s subsidiaries are shown separately in the equity section of the consolidated balance sheets.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

CASH

The Company maintains cash balances at various financial institutions. Accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At times throughout the year cash balances may exceed the FDIC insurance limits. The Company had an irrevocable letter of credit to insure deposits up to an additional $1.5 million through August 2012, at which time the instrument was no longer deemed necessary. The Company monitors its cash balances to ensure adequacy of collateral for depository balances at financial institutions that exceed FDIC insured amounts. The Company does not believe it is exposed to any significant credit risk on its cash accounts.

RESTRICTED CASH AND ESCROW RESERVES

Restricted cash and escrow reserves for lenders include deposits held in bank accounts under the control by the lender or the power purchaser for which the use of funds, as required by financing agreements, is restricted to meet specific project obligations and debt service requirements. Restricted cash may be distributable to the Company only upon written request of the lender and normally only at certain times of the year (usually coinciding with a debt service payment date) and provided that debt service covenants are in compliance.

SHORT TERM INVESTMENTS

Short-term investments included certificates of deposits maintained at various financial institutions. The certificates held for investment purposes through their maturity dates that occurred at various times during the previous 12 months.  At December 31, 2013 and 2012, the Company’s short-term investments totaled approximately $0 and $321,000, respectively, which includes accrued interest receivable.

RESTRICTED SHORT TERM INVESTMENTS

Restricted short-term investments include certificates of deposits maintained at various financial institutions and totaled approximately $90,000 and $317,000 at December 31, 2013 and 2012, respectively. These restricted investments include accrued interest receivable. The certificates are intended to be held for investment purposes through their maturity dates that occur at various times throughout the next twelve months.  These investments are classified as restricted as they are being held as collateral against a note payable to a bank.

ACCOUNTS RECEIVABLE

Credit terms are extended to customers in the normal course of business.  The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral.

Trade accounts receivable are recorded at their estimated net realizable value. Accounts are considered past due if payment is not made on a timely basis in accordance with the Company’s credit terms. Accounts receivable also includes unbilled amounts for maintenance and development services activities performed in the period for which an invoice to the respective customers are issued subsequent to the reporting date. Accounts considered uncollectible are written off. The Company follows a policy of providing an allowance for doubtful accounts. Based on historical experience, and its evaluation of the current status of receivables, the Company has recorded an allowance of approximately $58,000 and $40,000 at December 31, 2013 and 2012, respectively.

SECTION 1603 GRANTS

Section 1603 of the American Recovery and Reinvestment Act of 2009 allows the Treasury Department to provide a cash grant in lieu of Investment Tax Credits (a “Section 1603 grant”) for renewable energy generation property. The grant is approximately 30% of the allowed tax basis capital expenditures for the wind farm. Section 1603 grants are deferred on the consolidated balance sheets as deferred revenue. Amortization of the deferred revenue is recognized over the estimated useful life of the wind turbines and recorded as a reduction to depreciation expense.

INVENTORY

Inventory consists primarily of parts and materials relating to the production of small scale wind turbines and large scale turbines purchased for, but not yet allocated to, various construction projects, are stated at the lower of cost (determined by the first-in, first-out method) or market value.

PROJECT DEVELOPMENT COSTS

Project development costs represent amounts paid by the Company for projects that Juhl Energy is either: (1) the wind farm developer and project owner, (2) a partial project owner, or (3) is the primary beneficiary of the project. Project development costs are carried as a long-term asset until such time that the Company receives a reimbursement as a part of the permanent debt or equity financing of a commissioned wind farm project, or alternatively, the Company may convert these costs into an investment in the project.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Major renewals and improvements are capitalized, while replacements, maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently. Property and equipment are being depreciated over their estimated useful lives using the straight-line method. Major categories of property and equipment and their depreciable lives are as follows:

Building and Improvements (Years)	7	-	39
Vehicles (Years)		5
Machinery and Shop Equipment (Years)	5	-	7
Wind Turbines and Substation (Years)	13	-	25

LONG-LIVED ASSETS

Long-lived assets, such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including, but not limited to, discounted cash flow models, quoted market values and third-party independent appraisals. The Company did not record any impairment charges on long-lived assets during the years ended December 31, 2013 or 2012.

ESCROW CASH RESERVES FOR CONTRACTUAL COMMITMENTS

Cash amounts that have been deposited into reserve funds in connection with note or line of credit arrangements are considered to be non-current assets.

GOODWILL AND OTHER INTANGIBLE ASSETS

The Company accounts for goodwill and intangible assets in accordance with the accounting guidance which requires that goodwill and other intangibles with indefinite lives be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value.

Goodwill includes the excess of the purchase price over the fair value of net assets acquired in a business combination. The Codification requires that goodwill be tested for impairment at the reporting unit level. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. Significant judgment is required to estimate the fair value of reporting units which includes estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment.

The Company reviews reporting units for possible goodwill impairment by comparing the fair values of each of the reporting units to the carrying value of their respective net assets. If the fair values exceed the carrying values of the net assets, no goodwill impairment is deemed to exist. If the fair values of the reporting units do not exceed the carrying values of the net assets, goodwill is tested for impairment and written down to its implied value if it is determined to be impaired. No impairment was recorded for the year ended December 31, 2013 or 2012.

STOCK OPTION PLANS

Upon issuance of employee stock options on June 24, 2008 (plan inception date), the Company adopted authoritative guidance relating to “Share-Based Payments.” This guidance requires that all stock-based compensation be recognized as an expense in the consolidated financial statements and that such cost be measured at the fair value of the award at the performance commitment or completion date. The Company recognizes compensation expense to employees based on the estimated grant date fair value using the Black-Scholes option-pricing model.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

The Company accounts for stock-based instruments granted to nonemployees under the fair value method. Stock-based instruments usually are recorded at their underlying fair value.  In certain instances, the fair value of the goods or services is used to determine the value of the equity instrument as it is a better measure of fair value.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's accounting for fair value measurements of assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring or nonrecurring basis adhere to the Financial Accounting Standards Board (FASB) fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The Company has adopted guidance for fair value measurement related to nonfinancial items that are recognized and disclosed at fair value in the consolidated financial statements on a nonrecurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

Except for those assets and liabilities which are required by authoritative accounting guidance to be recorded at fair value in our consolidated balance sheets, the Company has elected not to record any other assets or liabilities at fair value. No events occurred during the years ended December 31, 2013 and 2012 that required adjustment to the recognized balances of assets or liabilities, which are recorded at fair value on a nonrecurring basis.

The carrying value of cash, accounts receivable, and accounts payable, and other working capital items approximate fair value due to the short maturity nature of these instruments. The carrying value of restricted cash and short-term investments approximate their fair value based on quoted market prices. The Company believes the carrying value of the interest rate swap approximates fair value based on widely accepted valuation techniques including discounted cash flow analysis which includes observable market-based inputs. The Company believes the carrying amount of the long-term debt approximates the fair value due to a significant portion of total indebtedness contains variable interest rates and these rates are market interest rates for these borrowings.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company has an interest rate swap agreement that effectively converts 75% of the borrowings on its long-term debt from a variable interest rate to a fixed interest rate. The fair value of the interest rate swap liability is recorded in the consolidated balance sheets, and changes in fair value of the interest rate swap agreement are recognized as other income (expense) in the consolidated statements of operations. Further information related to the interest rate swap is discussed in Note 13.

REVENUE RECOGNITION

Turbine Sales and Services

Turbine sales occur from small scale wind turbines that are internally re-manufactured and sold by the Company. Revenue from the sale of small scale wind turbines are recognized upon shipment to the customer as transfer of ownership, and risk of loss have been transferred to the customer. Deposits received from customers are included as deferred revenue until shipment occurs.

Turbine services include time-and-material arrangements related to existing installations of wind turbine equipment. Revenue is recognized upon completion of the maintenance services.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Licensing Revenue

Revenues earned from licensing agreements are amortized using the straight-line method over the term of the agreement.

Engineering consulting services

Revenues are primarily generated from professional services provided to clients and are based on either hours of service performed or on a fixed-fee basis. Revenues are accrued through the reporting date for services performed. Services are billable to customers based on terms of the underlying contract and amounts that are not yet billable at the reporting date are included in work-in-progress in the accompanying consolidated financial statements.

Provisions for estimated losses on work-in-process are made in the period in which such losses are determined. Changes in project performance, project conditions, and estimated profitability may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined.

Our contracts come up for renewal periodically and at the time of renewal may be subject to renegotiation, which could impact the profitability on that contract. In addition, during the term of a contract, public agencies may request additional or revised services which may impact the economics of the transaction. Most of our contracts permit our clients, with prior notice, to terminate the contracts at any time without cause.

Wind Farm Development Services

The Company normally earns a development service fee from each of the wind farm projects that it develops in cooperation with wind farm investors. These development services arrangements are evaluated under authoritative guidance relating to “Revenue Arrangements with Multiple Deliverables,” which addresses certain aspects of accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities.

The development services fee revenue is recognized as follows:

●

Proceeds received upon the signing of a Development Services Agreement are amortized over the expected period of the development process, which is generally three years. The amortization period is re-assessed by management as new timelines are established for the project in-service date, and the amortization period is adjusted.

●

The remaining proceeds are allocated to the following deliverables based on vendor specific objective evidence (“VSOE”) (the actual selling prices of similar deliverables sold on a standalone basis) or, in the absence of VSOE, the Company best estimate of the selling price, of each item: 1) achievement of a signed Power Purchase Agreement (“PPA”) with an electrical utility, and 2) final commissioning of the wind farm turbines. Management has determined that these deliverables have stand-alone value, and the Company has established fair value of the undelivered services that are considered probable and in the control of the Company. Factors considered by the Company in determining estimated selling prices for applicable elements generally include overall economic conditions, customer demand, costs incurred by the Company to provide the deliverable, as well as the Company’s historical pricing practices. Under these arrangements, revenue associated with each delivered element is recognized in an amount equal to the lesser of the consideration initially allocated to the delivered element or the amount for which payment is not deemed contingent upon future delivery of other elements in the arrangement.

Wind Farm Management and Maintenance Services

Revenues earned from administrative, management and maintenance services agreements are recognized as the services are provided. The administrative and management services agreements generally call for quarterly payments in advance or arrears of services rendered based on the terms of the agreement. The administrative and management services payments received in advance are carried as deferred revenue and recognized monthly as services are performed. Wind farm maintenance services are generally billed on a quarterly basis based on the terms of underlying agreement. Revenues from wind farm maintenance services work are recognized when services are performed.

Tower Services

The Company performs cellular communication tower maintenance and repair services in the continental U.S. Services are generally performed under master or other services agreements and are billed on a contractually agreed price per unit on a work order basis. Revenue from these services are recorded using the completed contract method of accounting in accordance with Accounting Standards Codification, or ASC, 605, Revenue Recognition because the duration of service orders is short in nature (typically two weeks or less). Under the completed contract method, revenues and costs related to the projects are recognized only upon completion of the services at a project site. Accordingly, during the period of performance, costs are accumulated on the balance sheet under work in progress, but no revenue or income is recorded before completion of the work.  Direct costs typically include direct materials, labor and subcontractor costs, and indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs. Provisions for estimated losses on uncompleted contracts are recognized when it has been determined that a loss is probable.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Billed accounts receivable represent amounts billed to clients that have yet to be collected. Unbilled accounts receivable represent revenue recognized but not yet billed pursuant to contract terms or accounts billed after the reporting period. All unbilled receivables as of December 31, 2013 are expected to be billed and collected within twelve months.

Service work may occasionally be performed on a time and materials basis, and such arrangements are billed at either contractual or current standard rates. Revenues from service work are recognized when services are performed.

Wind Farm Construction Services

The Company recognizes revenue on construction contracts on the percentage of completion method with costs and estimated profits included in contract revenue as work is performed. Construction contracts generally provide that customers accept completion of progress to date and compensate the Company for services rendered measured in terms of units installed, hours expended or some other measure of progress. Percentage of completion for construction contracts is measured principally by the percentage of costs incurred as part of the balance of plant contract (which excludes the wind turbines) and accrued to date for each contract to the estimated total cost for each contract at completion. The Company generally considers contracts to be substantially complete upon departure from the work site and acceptance by the customer. Contract costs include all direct material (excluding wind turbines), labor and insurance costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Changes in job performance, job conditions, estimated contract costs and profitability and final contract settlements may result in revisions to costs and income, with the effects of these revisions are recognized in the period in which the revisions are determined. Provisions for total estimated losses on uncompleted contracts are made in the period in which such losses are determined. The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company’s experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

The asset “Costs and estimated profits in excess of billings” represents revenues recognized in excess of amounts billed which management estimates will be billed and collected within the next twelve months. The liability “Billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized. Costs and estimated earnings in excess of billings on uncompleted contracts are amounts considered recoverable from customers based on different measures of performance, including achievement of specific milestones, or at the completion of the contract.

Electricity sales

Electricity sales by wind energy facilities to its utility purchaser are recognized as electrical energy is produced. In accordance with generally accepted accounting principles, revenue levelization is required whenever there is a variable pricing arrangement such as the power purchase agreement (PPA) with Woodstock Hills and Valley View. This requires that the revenue be levelized over the term of the agreement. The revenue recognized is determined by the megawatt hours made available during the period multiplied by the average revenue per megawatt hour over the life of the PPA.

The Woodstock Hills wind farm is credited with producing Renewable Energy Credits (REC’s). These have a market value, and are occasionally sold on the open market. The proceeds are recorded as revenue at the time of the sale.

EARNINGS (LOSS) PER SHARE

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares outstanding during the period. Diluted net income per share is computed by dividing net income (loss) by the weighted average number of shares and share equivalents outstanding during the period. For the years ended December 31, 2013 and 2012, the Company had no share equivalents outstanding relating to outstanding stock options and warrants because their respective exercise prices were greater than the average closing market price of the Company’s common stock. In addition, due to losses reported, share equivalents would have an antidilutive effect, which also excludes them from the presentation of diluted net income per share.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

INCOME TAXES

Deferred income taxes are provided for timing differences between financial statements and income tax reporting, primarily from the use of accelerated depreciation methods for income tax purposes, stock-based compensation, prepaid expenses, accrued liabilities, deferred revenue and net operating losses that are available to offset future taxable income.  The measurement of deferred tax assets and liabilities is based on provisions of the benefits and liabilities when realization of the tax position is uncertain. The first step is to determine whether the tax positions meet the more-likely-than-not condition for recognition and the second step is to determine the amount to be recognized based on the cumulative probability that exceeds 50%.

The Company recognizes in its consolidated financial statements only those tax positions that are "more-likely-than-not" of being sustained upon examination by taxing authorities, based on the technical merits of the position. The Company performed a comprehensive review of its material tax positions in accordance with recognition and measurement standards.  Based on this review, the Company has concluded that there are no significant uncertain tax positions that would require recognition or disclosure within the consolidated financial statements.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With a few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations by tax authorities for years before 2010.  The Company's policy is to recognize interest and penalties related to uncertain tax benefits in income tax expense. The Company has no significant accrued interest or penalties related to uncertain tax positions as of December 31, 2013 or 2012 and such uncertain tax positions as of each date are insignificant.

3.            PRIVATE PLACEMENT OF SERIES A 8% CONVERTIBLE PREFERRED STOCK AND COMMON STOCK WARRANTS

In June 2008, the Company completed a private placement consisting of shares of newly-created Series A 8% Convertible Preferred Stock (Series A), and detachable, five-year Class A, Class B and Class C warrants to purchase shares of common stock at an exercise price of $1.25 (Class A), $1.50 (Class B) and $1.75 (Class C) per share.  In total, the Company sold 5,160,000 shares of Series A (convertible at any time into a like number of shares of common stock) and Class A, Class B and Class C Warrants to each purchase 2,580,000 shares of common stock, or an aggregate of 7,740,000 shares of common stock.  Such warrants were subsequently exercised or exchanged in June 2009 (see Note 4).  The Company also issued 2,250,000 shares of our common stock to Greenview Capital, LLC and unrelated designees at the closing of the transaction in consideration for merger advisory services.

Conversion Rights of Series A

At any time, each share of Series A is convertible into one share of common stock. However, the number of shares of common stock issuable upon conversion of Series A is subject to adjustment upon the occurrence of certain customary events, including, among others, a stock split, reverse stock split or combination of the common stock; an issuance of the Company’s common stock or other securities as a dividend or distribution on the common stock; a reclassification, exchange or substitution of the common stock; or a capital reorganization of the Company. Additionally, until June 24, 2010, the holders of Series A had “full-ratchet” anti-dilution price protection, with limited exceptions for issuances under employee benefit plans and pursuant to transactions involving a strategic partner preapproved by the holders on a case-by-case basis. After June 24, 2010, the holders of Preferred Stock have “weighted average” anti-dilution price protection.

Voting Rights of Series A

Holders of Series A are not entitled to vote their shares with the holders of common stock, except for certain extraordinary corporate transactions, in which case they vote as a separate class. Holders of Series A shall also have any voting rights to which they are entitled by Delaware law.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Liquidation Rights of Series A

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, including a merger or consolidation of the Company with or into another company, or any transfer, sale or lease by us of substantially all of the assets, the holders of Series A will be entitled to receive out of the assets available for distribution to stockholders, before any distribution is made to holders of common stock or any other series of the preferred stock, liquidating distributions in an amount equal to $1.20 per share, plus accrued but unpaid dividends, which totaled $5,836,000 and $5,883,000 including dividends accrued of approximately $52,000 and $99,000 at December 31, 2013 and 2012, respectively.

Redemption Rights of Series A

Series A contains no redemption rights and is considered a perpetual preferred stock.

Dividends Rights of Series A

Series A are entitled to receive dividends at a rate of 8% per year, payable quarterly in arrears in cash or shares of common stock. The Company has accrued dividends to Series A totaling approximately $52,000 and $99,000 at December 31, 2013 and 2012, respectively. Subsequent to year end, the dividend at December 31, 2013 was partially reduced by written agreement with one of the stockholders, as noted in Note 27.

Certain Covenant Rights and Registration Rights of Series A

Series A contains certain negative covenants, such as a limitation on indebtedness, a limitation on increases in executive compensation, an incentive compensation plan not to exceed 10% of the outstanding common equivalent shares, and restrictions on mergers, acquisitions and other fundamental transactions, without the prior written consent of a majority of the holders of Series A, and certain other affirmative covenants. All covenants expire if Series A position held by its majority original investor falls below 20% of the original Series A position held by it immediately following the closing of the original offering. The Company is also required to issue registered common shares upon conversion of Series A and exercise of the Class A, Class B and Class C warrants. If the underlying shares are not registered as required in the Series A offering document, the Company would be required to pay liquidated damages of 2% of the original purchase price per each 30 day period or part thereof for any registration default up to a maximum of 12%.

4.            ISSUANCE OF SERIES B CONVERTIBLE PREFERRED STOCK

On June 29, 2009, the Company entered into a Warrant Amendment Agreement with the holders of the Company’s Class A, Class B and Class C warrants, whereby the holders and the Company agreed that such warrants would be exercisable solely for the Company’s new Series B Convertible Preferred Stock (Series B). In conjunction with this agreement, the holders of all classes of warrants also exercised certain warrants into shares of the Company’s common stock with cash proceeds of approximately $2,526,000 to the Company.

Series B contains the following terms:

Conversion Rights of Series B

At any time, each share of Series B is convertible into one share of common stock.  However, the number of shares of common stock issuable upon conversion of Series B is subject to adjustment upon the occurrence of certain customary events, including, among others, a stock split, reverse stock split or combination of our common stock; an issuance of our common stock or other securities as a dividend or distribution on the common stock; a reclassification, exchange or substitution of the common stock; or a capital reorganization of our company.

Voting Rights of Series B

Holders of Series B are not entitled to vote their shares with the holders of our common stock, except for certain extraordinary corporate transactions, in which case they vote as a separate class. Holders of Series B also have any voting rights to which they are entitled by Delaware law.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Liquidation Rights of Series B

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our company, the holders of Series B will be entitled to receive out of our assets available for distribution to stockholders, a pro rata liquidating distribution on a pari passu basis with holders of the Company’s common stock based on the number of shares convertible from the then outstanding Series B shares.  Liquidation does not include a change in control transaction or a merger or consolidation of the Company, any sale of all or substantially all of its assets in one transaction or series of related transactions, or any tender offer or exchange offer to which the holders of common stock are permitted to tender or exchange their shares for other securities, cash or property. Liquidation rights of Series A are expressly senior to the rights of Series B.

Redemption Rights of Series B

Series B contains no redemption rights and is considered a perpetual preferred stock.

Dividends Rights of Series B

Series B has no cumulative preferred dividend provisions.  Series B shall participate in any dividends declared and paid by the Company on its common stock on an as-converted basis.

Anti-Dilution Rights of Series B

Series B contains provisions whereby at any time at least 25% of the Series B is outstanding, the Company may not issue rights, options or warrants to all holders of common stock entitling them to subscribe for or purchase shares of common stock at a price per share that is lower than the volume weighted average price on the date of the Series B agreement without issuing the same rights, options or warrants to all holders on an as-converted to common stock basis.

5.            CONCENTRATIONS

The Company derived approximately 55% of its revenue for the year ended December 31, 2013 from three customers as a result of development and construction revenue (25%), engineering consulting services (12%), and electricity sales from power plant ownership (18%). The Company derived approximately 49% of its revenue for the year ended December 31, 2012 from two customers as a result of electricity sales from power plant ownership (37%) and engineering consulting services (12%). At December 31, 2013 and 2012, 64% and 48% of the Company's accounts receivable were due from two and three customers, respectively.

6.            LIQUIDITY

During 2012 and 2013, the Company incurred losses from operations and experienced negative cash flows from operating activities. This is primarily attributable to the highly cyclical nature of the wind farm development and construction aspects of our business model, which is subject to risks and uncertainties surrounding project timing, financing and legislated energy policy. The Company has worked to stabilize its operations by diversifying its business model with recurring revenue and profit streams in order to offset or minimize the fluctuations in our wind farm development and construction operating activities. Based upon current operating levels and obligations, the Company plans to achieve profitability improvement in the Company’s Energy and Telecommunications Services and Renewable Power Plant Ownership business segments that were added or expanded since October 2011, and efforts in 2013 to provide recurring profitable revenue streams from tower maintenance contract services.

During 2013, the Company augmented its current working capital through a private sale of 1,400,000 shares of Series A preferred stock of its subsidiary, Juhl Renewable Assets, which raised approximately $1.4 million in order to replenish a portion of the approximate $2.4 million of cash funds that were previously invested into three wind farm projects from internal operations and is raising additional preferred stock in 2014. We believe that funds generated from existing contractual agreements, together with existing cash resources and expense management, will be sufficient to finance our operations and planned capital expenditures and sustain operations for the next twelve months. Our future profitability will be highly dependent on the success of our towers business, our ability to develop and construct wind projects, and to continue to improve our operating margins. If the Company is unable generate positive cash flows from the operating, investing, and financing activities discussed above, the Company may be required to perform other cost saving procedures. We are also planning additional capital raises through additional preferred stock and common stock sales. There can be no assurance that these capital raises will be successful.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

7.             ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:

	December 31, 2013	December 31, 2012
Accounts receivable	$2,882,744	$1,345,317
Unbilled receivables	202,250	-
Other receivables	19,364	-
Allowance for doubtful accounts	(57,680)	(40,000)
Total	$3,046,678	$1,305,317

8.            PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31, 2013	December 31, 2012
Land and improvements	$82,958	$82,958
Building and improvements	292,690	292,690
Equipment, including vehicles	775,420	502,908
Turbines and improvements	25,817,228	25,667,243
Construction in process	7,626	120,707
Subtotal	26,975,922	26,666,506
Less accumulated depreciation	(3,144,242)	(1,845,931)
Total	$23,831,680	$24,820,575

Depreciation expense, including amounts for grant liability amortization, was approximately $1,280,000 and $1,239,000 for the years ended December 31, 2013 and 2012, respectively.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

9.            INTANGIBLE ASSETS

A summary of intangible assets as of December 31, 2013 is as follows:

	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period (in years)
Customer relationships	$110,000	$(36,667)	$73,333	5
Noncompete agreements	278,000	(92,667)	185,333	5
Contract backlog	409,189	(409,189)	-	1.5
Total	$797,189	$(538,523)	$258,666	3.2

A summary of intangible assets as of December 31, 2012 is as follows:

	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period (in years)
Customer relationships	$110,000	$(14,667)	$95,333	5
Noncompete agreements	278,000	(37,067)	240,933	5
Contract backlog	409,189	(181,862)	227,327	1.5
Total	$797,189	$(233,596)	$563,593	3.2

Approximate aggregate amortization expense for each of the next five years is as follows:

For the period ended December 31,

2014	77,600
2015	77,600
2016	77,600
2017	25,866

Amortization expense, including amounts for deferred loan costs, for the years ended December 31, 2013, and 2012 was approximately $305,000 and $234,000, respectively.

10.          INCOME TAXES

The Company files a consolidated tax return inclusive of each of its wholly-owned subsidiaries, JES, JEDI, JRA, JRES, PEC, JTS and NextGen.

The Company has recorded deferred tax assets and liabilities arising from the anticipated timing differences recorded in the consolidated financial statements and income tax returns for various accrued expenses, accounting methods used in computing depreciation and revenue recognition and benefits from net operating loss carryforwards.

The income tax provision (benefit) for the years ended December 31, 2013 and 2012 consists of the following components:

	2013	2012
Current	$-	$7,000
Deferred	(1,526,000)	(1,154,000)
Change in valuation allowance	1,526,000	1,147,000
Total income tax provision (benefit)	$-	$-

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

The components of the deferred income tax asset and liability as of December 31, 2013 and December 31, 2012 are as follows:

	2013	2012
Current deferred income tax asset:
Accrued vacation and compensation	$14,000	$19,000
Reserves for warranty and other	54,000	57,000
Net operating loss carryforward/tax credits	284,000	-
Total	$352,000	$76,000

Non-current deferred income tax asset:
Stock-based compensation expense	$904,000	$882,000
Deferred revenue/other	1,101,000	835,000
Net operating loss carryforward/tax credits	3,226,000	2,430,000
1603 cash grant basis	516,000	539,000
State depreciation adjustments	639,000	464,000
Accrued expenses	256,000	-
Less valuation allowance	(3,492,000)	(1,965,000)
Total	$3,150,000	$3,185,000

Current deferred income tax liability:
Completed contract accounting	$305,000	$-
Prepaid expenses	47,000	87,000
Total	$352,000	$87,000

Non-current deferred income tax liability
Deferred revenue	58,000	-
Depreciation	$3,134,000	$3,216,000
Total	$3,192,000	$3,216,000

Deferred income taxes are presented on the consolidated balance sheets under the following captions at December 31, 2013 and 2012:

	2013	2012
Net current assets	$-	$-
Net current liabilities	-	(11,000)
Net non-current assets	-	-
Net non-current liabilities	(42,000)	(31,000)
Total	$(42,000)	$(42,000)

In assessing the realization of deferred tax assets, the Company’s management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  The Company’s management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As of December 31, 2013 and 2012, a valuation allowance of $3,492,000 and $1,965,000, respectively, has been recognized for deferred tax assets, primarily for deferred revenue/other, stock-based compensation, and net operating losses.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

The following represents the reconciliation of the statutory federal tax rate and the effective tax rate for the twelve months ended December 31, 2013 and 2012:

	2013		2012
Statutory tax rate	$(1,036,000)	34.0%	$(1,001,000)	34.0%
States taxes, net of federal benefit	(183,000)	6.0	(177,000)	6.0
Nondeductible income/expenses	(313,000)	10.3	54,000	(1.9)
Other, net	5,000	(0.2)	(23,000)	0.8
Increase in valuation allowance	1,527,000	(50.1)	1,147,000	(38.9)
	$-	-%	$-	-%

The nondeductible income/expense item is predominately comprised of the tax effect of including the income from the VIE entity in the consolidated net income (loss) of the Company.  A portion of the income from the VIE is not taxed within the U.S. consolidated tax return of the Company, and therefore, the tax effect of this income must be reconciled above.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

11.          NOTES PAYABLE

Notes payable consists of the following:

	December 31, 2013	December 31, 2012

Note payable to a turbine supplier, including interest at 6%, payable solely through 95% of net cash flows from a wind project; secured by Company’s first secured rights arising out of its Development and Construction Services Agreement with the underlying project. The note payable has been classified as long-term based on estimated payments from project cash flows. Increases in amounts represent accrued interest. See Note 27 for legal proceedings with this supplier.	$3,068,595	$2,914,095

Note payable to a bank with revolving draw feature; $600,000 maximum loan amount subject to borrowing base consisting of 80% of eligible accounts receivable; interest at the Wall Street Journal prime rate plus 2.25% (5.5% at December 31, 2013); due December 2014, interest payable monthly; collateralized by all assets of PEC; guaranteed by Juhl Energy.	330,000	-

Note payable to a bank with revolving draw feature; $500,000 maximum loan amount subject to borrowing base consisting of 80% of eligible accounts receivable; interest at the Wall Street Journal prime rate plus 2.25% (5.5% at December 31, 2013); due June 2014, interest payable monthly; collateralized by all assets of JTS; guaranteed by Juhl Energy	385,963	-

Note payable to bank, interest payable monthly at 4.75%, collateralized by certificates of deposit, refinanced in December 2013 into the notes below.	-	319,380

Note payable to bank, due December 2018, with interest at 5.75%; payable in monthly installments of $1,354, and balloon payment of $123,000 at maturity collateralized by land and building, rights to payment under leases, and guaranteed by Juhl Energy.	162,000	-

Note payable to bank, due December 2018, with interest at 4.75%; payable in monthly installments of $1,354, collateralized by restricted short term investments.	87,671	-
Total Notes Payable	4,034,229	3,233,475
Less current portion	(910,612)	(234,807)
Long-term portion	$3,123,617	$2,998,668

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

The future minimum principal payments of notes payable are as follows:

For the Year ended December 31,

2014	$910,612
2015	196,228
2016	196,968
2017	176,940
2018	289,836
Thereafter	2,263,645
Total	$4,034,229

At December 31, 2013, and as of the date of this filing, we were not in compliance with certain debt covenants with respect to the revolving note agreement for JTS and as such, the note is subject to a payoff demand by the lender. The non-compliance has no impact on the classification of the note as it is recorded as a current liability. The note is also subject to a parent guarantee. The Company will pursue various alternatives in an attempt to successfully resolve the non-compliance, which might include, among other things, seeking additional debt covenant waivers or amendments or refinancing debt with other financial institutions. There can be no assurance that debt covenant waivers or amendments would be obtained, if needed, or that the debt could be refinanced with other financial institutions on favorable terms.

12.          NONRECOURSE DEBT

Nonrecourse debt obligations consist of the following:

	December 31, 2013	December 31, 2012
Note payable to bank, due January 2016, with interest at 5.5%; payable in quarterly installments of $82,031, collateralized by Woodstock Hills assets including turbines and improvements, rights to payment under leases and the power purchase contract.	$689,501	$969,352

Note payable to bank, due in April 2026, payable in semi-annual payments of principal and interest. Interest rate floats at 6-month LIBOR plus 3.25% totaling approximately 3.60% and 3.79% at December 31, 2013 and 2012, respectively, with 75% of the loan balance subject to an interest rate swap arrangement, which fixes this portion of the debt at approximately 6.96% at both December 31, 2013 and 2012; collateralized by all Valley View wind farm project assets; see Note 13 and Note 28 for interest rate swap disclosure.	9,177,788	9,681,758
Total nonrecourse debt	9,867,289	10,651,110
Less current portion	(834,555)	(784,606)
Long-term portion	$9,032,734	$9,866,504

The future minimum principal payments of the nonrecourse debt are as follows:

For the period ended December 31,

2014	$834,555
2015	888,267
2016	632,929
2017	569,060
2018	605,310
Thereafter	6,337,168
Total	$9,867,289

In conjunction with the Woodstock Hills nonrecourse bank note, a maintenance and repair reserve of $250,000 is required to be maintained. During December 2013, the maintenance reserve was utilized for a $150,000 maintenance project. The bank is permitting this reserve to be funded at $8,500 per quarter until 2016 at which time the reserve must be fully funded. The balance of the cash reserve is approximately $100,000 at December 31, 2013 and is included in long-term assets under the caption Escrow Cash Reserves for Contractual Commitments.

This credit facility includes a standby letter of credit in an amount of $750,000 pursuant to a security fund provision in the PPA. Substantially all assets and contract rights of the Valley View wind farm are pledged as security under the Financing Agreement. The Financing Agreement carries a two-year guarantee by the turbine supplier that the project will maintain a certain debt service coverage ratio. The Financing Agreement and the related mortgage documents contain reporting requirements and restrictive loan covenants, which require the maintenance of various financial ratios.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

In conjunction with the Valley View nonrecourse bank note, maintenance and debt service cash reserves of $150,000 and $450,000, respectively, are required to be maintained. These required reserves of $600,000 were deposited into escrow accounts held by the lender at the time of the term loan closing. The amounts are included under the caption Escrowed Cash Reserves for Contractual Commitments.

13.          DERIVATIVE FINANCIAL INSTRUMENT INTEREST RATE SWAP

The Company has an interest rate swap agreement with an initial notional amount of $7,700,000 to effectively convert those borrowings under its long-term debt arrangement from a variable interest rate to a fixed interest rate of approximately 6.96% during its 15-year term. The notional amount of the interest rate swap agreement obligation totaled approximately $6,883,000 and $7,261,000 at December 31, 2013 and 2012, respectively. The fair value of the interest rate swap agreement obligation (See Note 14) approximated $460,000 and $1,123,509 at December 31, 2013 and 2012, respectively, and is recorded as a current and long-term liability in the balance sheet.

The following table provides details regarding the Company's derivative instruments at December 31, 2013:

Instruments	Balance Sheets Location	Assets	Liabilities
Interest rate swap	Current liabilities	$-	$194,196
Interest rate swap	Long-term liabilities	$-	$265,804

The following table provides details regarding the Company's derivative instruments at December 31, 2012:

Instruments	Balance Sheets Location	Assets	Liabilities
Interest rate swap	Current liabilities	$-	$225,109
Interest rate swap	Long-term liabilities	$-	$898,400

The following table provides details regarding the losses from the Company's derivative instruments in the consolidated statements of operations, none of which are designated as effective hedging instruments:

		Year ended December 31,
Instrument	Statement of operations location	2013	2012
Interest rate swap	Other income (expense)	$663,509	$(111,010)

As noted in Note 28, the interest rate swap was settled in March 2014 with a payment for approximately $632,000 related to the refinancing of the related loan.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

14.          FAIR VALUE

The following tables summarize the bases used to measure financial liabilities that are carried at fair value on a recurring basis in the consolidated balance sheets.

		Basis of fair value measurement
	Balance at December 31, 2013	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities
Interest rate swap	$460,000	$—	$460,000	$—
Contingent payments related to sale of wind farm project	600,049	—	—	600,049
Total liabilities	$1,060,049	$—	$460,000	$600,049

		Basis of fair value measurement
	Balance at December 31, 2012	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities
Interest rate swap	$1,123,509	$—	$1,123,509	$—
Total liabilities	$1,123,509	$—	$1,123,509	$—

The Company determines the fair value of the interest rate swap by using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the instrument. The analysis reflects the contractual terms of the swap agreement, including the period to maturity and uses observable market-based inputs and uses the market standard methodology of netting the discounted future fixed cash receipts and the discounted expected variable cash payments.

Management estimates the probable term of the contingent payments related to sale of wind farm project to be 20 years, which is the term of the PPA. The interest rate used to discount the estimated royalty payments is 10.8%, which is comprised of the Company’s incremental borrowing rate of approximately 5.8% for secured positions plus a consideration of an estimated payment risk premium of 5.0% attributable to similar unsecured long-term borrowings that the Company could otherwise obtain in the marketplace.

15.          POWER PURCHASE CONTRACT LIABILITY

Woodstock Hills wind farm

The Woodstock Hills wind farm entered into a power purchase agreement (PPA) with Northern States Power (NSP) in 1997. The agreement, among other things, requires NSP to purchase all of the electricity output from the Woodstock Hills wind energy generation facility over a 30-year period following its commercial operation date at rates provided in the agreement. The commercial operation date has been deemed to be May 1, 2004. The power purchase rates were set at a higher level in the early years of the agreement in order to assist Woodstock Hills in obtaining financing. The PPA power purchase rates will range from $16 to $45 per megawatt hour over the remaining 23 years of the PPA term, with an average of approximately $29 per megawatt hour over the remaining duration of the agreement.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

In accordance with our revenue recognition policy in Note 2, revenue levelization is used to recognize revenue from the electricity sales of Woodstock Hills. Revenue deferred under this levelization calculation for the year ended December 31, 2013 and 2012 was approximately $324,000 and $363,000, respectively.

At the time of acquisition of Woodstock Hills in April 2011, the power purchase rates in the PPA between Woodstock Hills and NSP were considered unfavorable when compared with market conditions at the time of the acquisition. As a result, an unfavorable contract liability of approximately $3,700,000 was recognized on the acquisition date. The amount of this liability was determined based on the estimated current market rate that power purchasers were paying for electrical power compared to the average PPA rate over the life of the contract, net of the fair value of the renewable energy credits that Woodstock Hills could be expected to realize during the term of the PPA.

The Company has recorded the following liabilities in its consolidated financial statements in relation to the PPA:

	December 31, 2013	December 31, 2012
Rate levelization adjustment	$918,183	$594,234
Unfavorable contract liabilities	3,271,015	3,431,884
Total	$4,189,198	$4,026,118

The PPA requires Woodstock Hills to provide security to NSP in the form of a letter of credit for the decommissioning, front-loaded rates and overall agreement compliance. At December 31, 2013, Woodstock has obtained letters of credit from a bank in the amounts of $500,000 and $255,000 to provide the required security to NSP for front-loaded rates and decommissioning, respectively. NSP has not exercised any of its rights to draw upon the security during the term of the PPA. The letters of credit are renewable on an annual basis.

The $500,000 letter of credit agreement requires a cash escrow to be funded over time with an initial deposit of $50,000 made in December 2010, and minimum payments of $28,125 per quarter beginning April 2012. The $255,000 line of credit agreement requires a cash escrow to be funded over time with minimum payments of $12,750 per quarter beginning April 2011. At December 31, 2013, Woodstock has escrowed approximately $388,000 in cash toward the escrow requirements. These escrowed deposits are reflected within the noncurrent asset called Escrowed Cash Reserves for Contractual Commitments.

Valley View wind farm

The PPA requires the Valley View wind farm to provide security to NSP in the form of a letter of credit as security for the contract obligations. At December 31, 2011, Valley View obtained a $750,000 letter of credit as a part of its nonrecourse credit facility provided by the lender. NSP has not exercised any of its rights to draw upon the security during the term of the PPA. The letters of credit are renewable on an annual basis.

In accordance with our revenue recognition policy in Note 2, revenue levelization is used to recognize revenue from the electricity sales of Valley View. Revenue deferred under this levelization calculation for the year ended December 31, 2013 and 2012 was approximately $14,000 and $16,000, respectively.

16.          STOCK-BASED COMPENSATION

The Company has an incentive compensation plan to provide stock options, stock issuances and other equity interests in the Company to employees, directors, consultants, independent contractors, and advisors of the Company and any other person who is determined by the Committee of the Board of Directors of the Company to have made (or expected to make) contributions to the Company. As of December 31, 2013, the Company had 1,487,111 shares available for award under the plan. In October 2012, the Company’s stockholders approved the increase in the maximum shares reserved under the plan to 4,500,000 shares from 2,897,111 shares subject to further requisite approvals. As of the issuance of these consolidated financial statements, the Company has obtained all requisite approvals to increase the reserved shares to 4,500,000 under the plan.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Stock Options

The Company has granted to key employees and directors of the Company 1,410,000 options to purchase common shares under the above plan.  In addition, the Company issued an additional 500,000 stock options to a director in June 2009 outside of the plan. The outstanding stock options carry an exercise price ranging from of $.77-$2.11 per share and expire ten years from the date of grant. Grants under the plan are discretionary and typically vest over four years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. For grants issued in 2012, the following Black-Scholes option-pricing model assumptions were used, underlying price of $0.77, dividend yield of 0%, expected volatility of 96%, risk-free interest rate of 0.89%, and average expected life of 6 years. Based on the pricing model, the Company expensed approximately $36,000 and $161,000 in the years ended December 31, 2013 and 2012, respectively.

A summary of the Company’s stock option plan as of December 31, 2013 and 2012 and changes during the years then ended is listed below:

	Weighted Average Exercise Price	Option Shares
Outstanding at January 1, 2013	$1.57	2,010,000
Granted		-
Exercised		-
Expired		-
Forfeited	$2.00	(100,000)
Outstanding at December 31, 2013	$1.57	1,910,000

Options exercisable at December 31, 2013	$1.60	1,778,750

Outstanding at January 1, 2012	$1.68	1,760,000
Granted	$0.77	250,000
Exercised		-
Expired		-
Forfeited		-
Outstanding at December 31, 2012	$1.57	2,010,000

Options exercisable at December 31, 2012	$1.65	1,816,250

As of December 31, 2013, there was approximately $54,000 total unrecognized compensation expense cost.  This cost is expected to be recognized over a weighted-average period of 1.2 years. There were no options granted during 2013. The weighted average fair value of options granted during 2012 was $0.53 per share. There was no intrinsic value in the options outstanding or exercisable as of December 31, 2013 or 2012, as the exercise prices were greater than the last traded price of the Company's common stock.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

The following table summarizes information for options outstanding and exercisable at December 31, 2013:

Range of Prices			Options Outstanding	Options Outstanding Weighted Avg. Remaining Contracutal Term in Years	Options Outstanding Weighted Avg. Exercise Price	Options Exercisable	Options Excercisable Weighted Avg. Exercise Price
	$.77		250,000	8	$0.77	125,000	$0.77
$1.00	–	1.15	575,000	5	1.01	568,750	1.01
$1.89	–	2.11	1,085,000	5	2.01	1,085,000	2.01
$ .77	–	2.11	1,910,000	6	$1.57	1,778,750	$1.60

Warrants

The Company has issued common stock warrants to individuals or firms for consulting and investor relations services. A summary of the warrants are as follows:

Issue date	Number of warrants	Expiration Date	Exercise Price per share
December 2009	100,000	December 2014	$1.25
September 2012	50,000	December 2015	$0.50
Total	150,000

All of the warrants are vested and allow the holder to purchase common stock at the exercise prices shown above. Warrants issued in December 2008 expired in June 2013.  To determine fair value of the warrants issued in 2012 for the purposes of measuring expense, the Company uses the Black-Scholes pricing model with the following assumptions, dividend yield of 0%, expected volatility of 110%, risk-free interest rate of .33%, and contract life of 3 years. An expense of approximately $6,000 and $1,000 was recorded for warrants to non-employees during the years ended December 31, 2013 and 2012, respectively.

17.          LICENSING ARRANGEMENT

In July 2009, NextGen entered into a non-exclusive Manufacturing License and Reseller agreement with an unrelated company. The agreement provides that NextGen will license its small turbine technology and, among other things, grants a right to manufacture units over a twenty year period. The agreement also provides for exclusive distribution rights in certain areas of the United States. Revenue is being amortized over the twenty year period. For the years ended December 31, 2013 and 2012, licensing revenue totaled approximately $50,000 and is included in revenue in the consolidated financial statements. Deferred licensing revenue of approximately $779,000 and $829,000 is included on the consolidated balance sheets in current and long-term deferred revenue as of December 31, 2013 and, 2012, respectively.

18.         BUSINESS SEGMENTS

For the year ended December 31, 2013, the Company’s reportable segments were changed to better fit how we manage and view the business given changes that we have made to our internal management structure, increased efforts in the solar industry and the addition of tower maintenance services. In particular, the Company acquired an engineering services firm in 2012 and expanded into tower maintenance services in 2013. In February 2014, the Company acquired the assets of a seller of photovoltaic products and solar systems. These changes to the Company resulted in changes in how management views and manages the business segments. The engineering consulting and towers maintenance services lines, along with the management and turbine maintenance services the Company provides, have similar operating models in how employees are managed and utilized. Similarly, the solar services acquisition aligns with the work the Company does in developing and constructing wind projects. Under the new reportable segment structure we will continue to segment the ownership of renewable power plant ownership. The segment information presented below conforms 2012 information to the new 2013 presentation.

The Company now groups its operations into three business segments:

Renewable Energy Development	Wind, solar and cogeneration energy development, construction and related products and services.
Renewable Power Plant Ownership	Ownership and operations of consolidated wind farms or other clean energy investments.
Energy and Telecommunications Services	Business-to-business engineering consulting services, asset management, and turbine and tower maintenance services.

Segment reporting is intended to give financial statement users a better view of how the Company manages and evaluates its businesses.   The accounting policies for each segment are the same as those described in the summary of significant accounting policies. Segment income or loss does not include any allocation of shared-service costs.  Segment assets are those that are directly used in or identified with segment operations, including cash, accounts receivable, prepaid expenses, inventory, work-in-progress, property and equipment and escrow deposits. Unallocated assets include corporate cash and cash equivalents, short-term investments, deferred tax amounts and other corporate assets.  Inter-segment balances and transactions have been eliminated.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

The following tables summarize financial information by segment and provide a reconciliation of segment contribution to operating income:

	For the Year Ended December 31
	2013	2012
Revenue:
Renewable energy development	$3,855,229	$702,895
Renewable power plant ownership	2,913,348	3,018,433
Energy & telecommunications services	8,772,509	4,856,987
Eliminations	(439,805)	(447,566)
Total revenue	$15,101,281	$8,130,749

Income (loss) from operations:
Renewable energy development	$(138,988)	$166,156
Renewable power plant ownership	450,391	630,769
Energy & telecommunications services	(999,182)	461,393
Corporate and other	(2,193,947)	(2,798,924)
Income (loss) from operations, net	(2,881,726)	(1,540,606)
Other income (loss), net	(164,621)	(1,405,115)
Income (loss) before income taxes	$(3,046,347)	$(2,945,721)

	As of December 31, 2013	As of December 31, 2012
Total Assets:
Renewable energy development	$3,005,790	$1,231,117
Renewable power plant ownership	25,787,320	26,129,967
Energy & telecommunications services	2,979,164	2,422,205
Corporate and other	515,444	3,163,829
Total assets	$32,287,718	$32,947,118

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

19.          TRANSACTIONS WITH RELATED PARTIES

Pursuant to the limited liability company operating agreement of Woodstock Hills, the Company’s ownership percentage of cash, income, gain, loss, and deductions of 99.9% will be reduced to 20% at the time that it has received a cumulative 12% annual cash-on-cash return on its original investment of $400,000 which is not expected to occur for at least five years. The Company’s CEO, Daniel Juhl, is the sole minority interest member.

In the fourth quarter of 2013, the Company converted approximately $75,000 of payables to Common Stock. The Company issued 524,838 shares, of which 267,847 shares were issued to officers and directors, for the payables and $20,000 of cash received.

20.          COMMITMENTS AND CONTINGENCIES

Tower Maintenance Services Agreements

The Company has various master agreements with suppliers who serve the various major wireless communications carriers. Tower services are generally performed and billed on a contractually agreed price per unit on a work order basis, or on occasion, a time and materials basis. The contracts expire at various dates and may be renewed with the customer. The agreements generally contain termination provisions where a customer may terminate the agreement after providing written notice. The agreements, among other things, generally provide that the Company warranty and guarantee its workmanship for up to two years.

Asset Retirement Obligation

At the time that the turbines in the Woodstock Hills, Winona or Valley View projects are retired or upon the end of the land lease, there is an obligation to restore the underlying real estate to its original condition. This includes removal of all personal property and to some extent, the concrete foundations. The estimated fair value of this obligation is undeterminable; however, it is reasonable that the salvage value of the wind turbines would cover any expenses for restoration of the real estate.

Guarantees

The Company agreed to guarantee certain payments to investors in the Valley View wind farm project as set forth below:

●	The timely payment of any and all guaranteed payments required to be paid to preferred membership investors (who contributed approximately $2.5 million) as they may become due under the respective LLC operating agreements, and the timely payment of any and all amounts payable upon exercise of a put right by such preferred members. The put right is outside the control of the Company and may occur either in two years or in certain cases, ten years. The Company does have up to six months from the date that to make such Put Right Payment, and should the Company fail to make the Put Right Payment within such six month period, the principal amount owed by the Company is subject to a penalty of an additional 10%.
●

The Company has agreed, with respect to a put right made available to one of the Preferred Members in the Valley View project (who contributed $500,000) to redeem any of its units then held by the Purchaser for a price in cash equal to the present value of the (i) estimated future distributions to be made to Purchaser net of (ii) estimated future income allocations for which no distributions are projected to be made. If the Company fails to pay in full the put right purchase amount in cash on the due date, the Company shall issue a promissory note with a maturity date not exceeding 36 months and pay interest thereon.

●

In March 2011, the Company had guaranteed the payment obligations of Valley View Transmission to its turbine supplier under a Turbine Supply Agreement between such parties. The payments required under the Turbine Supply Agreement were met in connection with the equity raise and the Company’s guaranty in favor of the turbine supplier was terminated in 2012.

●

The Company has made certain representations and warranties with regard to indemnifications in conjunction with the funding activities of the Valley View and Grant County wind farms, including potential liabilities for Section 1603 Treasury Grant recapture or tax liabilities attributable to the period prior to the closing date.

Contingent Payment on Sale of Wind Farm Project

The Company entered into a contingent payment arrangement with a former developer of a wind farm project under which it agrees to pay the former developer a payment based on a percentage ranging from 5-15% of annual gross revenues generated over the life of the project, commencing with the commercial operation. The payments are payable quarterly. The payment stream is guaranteed by Juhl Energy.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

The following is a schedule showing the future estimated payments by year and the present value of the estimated future payments as of December 31, 2013.

Year Ending December 31,	Amount
2014	$47,000
2015	47,000
2016	47,000
2017	47,000
2018	47,000
Thereafter	1,675,000
Total minimum estimated royalty payments	1,910,000
Less: Amount representing interest	(1,309,951)
Present value of estimated royalty payments	600,049
Less current portion	(47,000)
Long-Term portion	$553,049

The current maturities are included in accrued expenses on the consolidated balance sheet and the long-term portion is reflected in other long-term liabilities. See Note 14 for assumptions used to calculate the fair value of the contingent payment.

Operating Lease arrangements

Land Leases:

The Company’s three wind farm investments (Woodstock Hills, Winona, and Valley View) maintain lease agreements with landowners for the real estate related to the wind energy generation facilities. The leases will expire between 2017 and 2036.

Office Space leases:

The company has entered into seven operating leases for office and warehouse space in connection with its administrative and ongoing operations. The lease agreements require that the Company pay certain maintenance, insurance, and other operating costs. The leases expire at various dates through May 2015.

The minimum lease payments for the next five years under these lease arrangements are as follows:

	Land Leases	Space Leases	Total
2014	$55,400	$139,000	$194,400
2015	55,400	11,800	67,200
2016	55,400	-	55,400
2017	55,400	-	55,400
2018	55,400	-	55,400
Thereafter	805,000	-	805,000
Total	$1,082,000	$150,800	$1,232,800

Rent expense under the above leases was approximately $294,000 and $222,000 for the years ended December 31, 2013 and 2012, respectively.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

21.          VARIABLE INTEREST ENTITIES

Generally accepted accounting principles in the United States provide a framework for identifying variable interest entities (VIE’s) and determining when a company should include the assets, liabilities, non-controlling interest, and results of activities of a VIE in its consolidated financial statements.  In general, a VIE is a corporation, partnership, limited liability corporation, trust, or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.   A VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE.  A variable interest holder that consolidates the VIE is called the primary beneficiary.  Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and non-controlling interests at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest.

The Company’s evaluation of whether it qualifies as the primary beneficiary of VIEs is highly complex and involves significant judgments, estimates and assumptions. The Company generally utilizes expected cash flow scenarios to determine the Company’s interest in the expected losses or residual returns of VIEs and perform qualitative analysis of the activities that most significantly impact the VIEs’ economic performance and whether the Company has the power to direct those activities.

Consolidated Variable Interest Entities

Valley View Transmission, LLC

The Company has determined it is the primary beneficiary in Valley View Transmission by reference to provisions within the contractual arrangements with Valley View Transmission together with investment and ownership considerations. The Company has a 32.6% voting interest in Valley View, and has an additional 13.9% voting power through a voting trust arrangement with three other investors. The Company acts as the managing agent to make decisions that affect the operation of Valley View and our CEO is also on the Board of Governors of Valley View. In addition, the Company agreed to guarantee certain payments to investors in order to secure the required equity capital and to enable the term loan conversion by the lender.

The Company consolidates in its financial statements the financial position, results of operations, and cash flows of Valley View Transmission, and all intercompany balances and transactions between the Company and Valley View are eliminated in the consolidated financial statements. Assets and liabilities of Valley View were recorded at their respective estimated fair values using generally accepted accounting principles for business combinations.

The assets of a consolidated VIE are used to settle the liabilities of that entity. The liabilities of a consolidated VIE do not have recourse to the general credit of the Company.

See Note 20 Commitments and Contingencies with regard to guarantees made by the Company in connection with acquiring additional equity in the project from certain investors.

22.          ISSUANCES OF COMMON STOCK IN CONNECTION WITH AN EQUITY LINE

On June 15, 2012, the Company entered into a Purchase Agreement with Lincoln Park Capital Fund, LLC (“LPC”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, LPC is committed to purchase up to an aggregate of $10,000,000 of our shares of common stock over the 30-month term of the Purchase Agreement. The Company must first register under the Securities Act the resale by LPC of any shares to be sold to LPC. In October 2012, the Company’s registration statement went effective with regard to the sale by LPC of any common stock issuable under the Purchase Agreement. Thereafter, over 30 months, and subject to certain terms and conditions in the Purchase Agreement, the Company has the right to direct LPC to make periodic purchases of up to 500,000 shares of our common stock per sale depending on certain conditions as set forth in the Purchase Agreement as often as every two business days up to the aggregate commitment of $10,000,000.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

The purchase price of the shares will be based on the market prices of the Company’s common stock immediately prior to the time of sale as computed under the Purchase Agreement. In no event, however, will LPC be obligated to purchase shares of common stock under the Purchase Agreement at a price of less than $.65 per share. The Company may, at any time, and in its sole discretion, terminate the Purchase Agreement without fee, penalty or cost upon notice to LPC. LPC may not assign or transfer its rights and obligations under the Purchase Agreement. There are no trading volume requirements, and the Company will control the timing and amount of any sales of common stock to LPC. As of December 31, 2013, no shares have been issued in conjunction with this arrangement. Since the Company has not recently maintained the effectiveness of the registration and deems that it will be unlikely to sell any shares under this equity line, the issuance costs of approximately $244,000 relating to shares originally issued under this agreement were written off to general and administrative expenses in 2013.

23.          BUSINESS ACQUISITIONS

Power Engineers Collaborative

On April 30, 2012, the Company entered into a purchase agreement for the purchase of 100% of the membership equity interests of Power Engineers Collaborative, L.L.C. (“PEC”), which provides engineering services to clients in the energy, industry and building systems markets. The acquisition of PEC is a continuation of our strategy of acquiring complementary businesses and expands our professional service offerings. Our acquisition of PEC brings experience, significant expansion of our base business, and opportunity to offer increased capabilities beyond wind and into the full range of clean energy sectors including natural gas, biomass, waste-to-energy, medium-to-large on-site solar, and support to larger wind farm construction. PEC also provides us with cross-selling opportunities that are believed to lead to additional growth across our subsidiaries. These factors contribute to the goodwill related to the acquisition.

Pursuant to the Purchase Agreement, the Company purchased the membership interests for a total consideration paid of $1,385,000 consisting of: (i) cash in the amount of $750,000, and (ii) contingent consideration as follows: an additional cash amount of $250,000, and 500,000 shares of common stock of the Company valued at $.77 per share price at the closing date (stock value $385,000). The contingent consideration will be earned by the sellers of the PEC interests provided that PEC meets certain performance targets for revenue and earnings. It is the Company’s expectation that PEC will meet these performance targets and as such, the contingent consideration has been included in the acquisition price of the net assets acquired. In addition, the purchase agreement allows for the sellers of the PEC interests to receive cash installments for working capital that exceeded a $300,000 targeted working capital amount. Such installment payments were approximately $1,000,000 in total.

The acquisition is being accounted for under the acquisition method and, accordingly, the operating results for PEC have been included in the consolidated statements of operations from the date of acquisition. The assets and liabilities of PEC were recorded at their respective estimated fair values as of the date of the acquisition using generally accepted accounting principles for business combinations. The fair value of the total consideration paid at the acquisition date was $1,385,000, exclusive of payments owed to the former owners. The Company used a combination of the market and cost approaches to estimate the fair values of the PEC assets acquired and liabilities assumed. The goodwill acquired as a part of the acquisition is deductible for tax purposes and is allocated to the Energy and Telecommunications Services segment.

The following table summarizes the estimated fair values of PEC’s assets acquired and liabilities assumed, effective April 30, 2012, the date the Company obtained control of PEC.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Accounts receivable	$829,744
Other current assets	134,915
Work-in-progress	594,848
Property and equipment	78,400
Intangible assets	797,189
Other assets	8,198
Total identifiable assets acquired	2,443,294
Accounts payable and other liabilities	(94,206)
Accrued expenses	(158,166)
Due to former owners	(1,020,012)
Total liabilities assumed	(1,272,384)
Total identifiable net assets assumed	1,170,910
Goodwill	214,090
Net assets acquired	$1,385,000

Unaudited proforma results of operations for the year ended December 31, 2012 as if the Company had acquired majority ownership of PEC on January 1, 2012 are as follows. The proforma results include estimates and assumptions which management believes are reasonable. However, proforma results are not necessarily indicative of the results that would have occurred if the business combination had been in effect on the dates indicated, or which may result in the future.

December 31, 2012
Net revenue	$10,644,213
Net income (loss) before taxes	$(2,365,978)

24.          INVESTMENT

In October 2011, the Company agreed to invest $400,000 in PVPower, Inc., a company engaged in the sales and distribution of photovoltaic products and solar systems. The Company applied the cost method of accounting for this investment.  During the fourth quarter of 2012, the Company evaluated the investment for purposes of its long-lived asset impairment analysis. It was determined that carrying value of its investment was not expected to be recoverable in the foreseeable future from the future cash flow or the sale of its ownership stake. The Company has therefore recorded a $400,000 loss of the investment to reduce its carrying value of this investment to $0 at December 31, 2012. The loss is reflected within other income (expense) in the consolidated statements of operations at their current redeption value.

On February 5, 2014, we agreed to acquire the assets of PVPower, Inc., in exchange for the issuance of 600,000 shares of Company common stock.

25.          CUMULATIVE PREFERRED STOCK OF SUBSDIARY

The Company’s wholly-owned subsidiary, Juhl Renewable Assets, Inc. has issued 1,580,000 shares of Cumulative Series A Preferred Stock at a stated price of $1.00 per share, including 1,400,000 shares issued during 2013. The subsidiary has designated 30,000,000 shares as Series A Preferred for this purpose. The Company used the proceeds from the sale of preferred stock as repayment to Company affiliates who had previously advanced monies to enable Juhl Renewable Assets to invest in renewable energy projects. Holders of the Preferred Stock will be entitled to receive, to the extent of legally available funds, a targeted dividend of 9% per annum, payable quarterly. Dividends for the years ended December 31, 2013 and 2012 were approximately $72,000 and $16,000, respectively. The preferred shares carry no voting rights but have a liquidation preference over common stockholders of the subsidiary. The Company has the call protection right whereby it has the right, but not an obligation, to redeem any outstanding shares subject to the provisions in the certificate of designation. The holders of the preferred stock can require the Company to redeem the shares after December 31, 2014 subject to the terms of the certificate of designation. Based on the designations and rights offered to preferred shareholders, the preferred stock is being carried outside of permanent equity on the consolidated balance sheets at their current redemption value.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

26.          REDEEMABLE PREFERRED MEMBERSHIP INTERESTS

The Valley View wind farm, which is consolidated in the Company’s financial statements (see Note 20), includes membership interests that carry preferences that are not available to common members. In November 2011, approximately $2,518,000 was contributed (or converted from common interests). Holders of the membership interests are entitled to receive, to the extent of legally available funds, a targeted dividend of 12% per annum, payable quarterly. Dividends were approximately $302,000 in each of the years ended December 31, 2013 and 2012. These membership interests include a put right at the option of the respective member, to request redemption of the membership interests after two years, or in the case of one member, after 10 years. The put right is outside the control of the Company and as such, these membership interests, together with any accrued dividends, are being carried outside of permanent equity on the consolidated balance sheets at their current redemption value.

In October 2013, one of the holders of redeemable preferred membership interests provided notice that it was exercising its option to require the Company to purchase all membership interests held by the holder. Pursuant to the agreement, this membership interest of approximately $500,000 is to be redeemed by June 1, 2014. The membership interest carries a 12% dividend rate and all dividends are currently paid.

27.          LEGAL PROCEEDINGS

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. While the ultimate outcome of these matters is not presently determinable, it is in the opinion of management that the resolution of outstanding claims will not have a material adverse effect on the financial position or results of operations of the Company. Due to the uncertainties in the settlement process, it is at least reasonably possible that management’s view of outcomes will change in the near term.

The Winona project is the subject of a lawsuit initiated in the U. S. District Court for the District of Minnesota in December 2013 by Unison Co., Ltd. against the Company, Juhl Energy Development, a Company subsidiary, the wind project ownership entities, members of management, and others. The Unison action arises out of the purchase of the wind turbine generators from Unison and purports to state causes of action for (i) fraudulent inducement, (ii) breach of the Financing Agreement with Unison: (iii) breach of the implied covenant of good faith and fair dealing; (iv) tortious interference with contractual relationship; and (v) unjust enrichment. The Company disputes the allegations and is vigorously defending the action. The Company has recorded the original turbine supply purchase obligation in its financial statements together with accrued interest thereon, and carries the amount in the current and long term liability sections under the original understanding with Unison that the turbine supplier would be paid out of project cash flows in the event that the project was unable to obtain financing. The project has been unable to successfully obtain debt financing or obtain any further equity proceeds. Although the Company believes it will prevail in the Unison action, an outcome of the Unison action could be divesting ownership of the project.

28.          SUBSEQUENT EVENTS

Preferred stock transaction

Effective February 18, 2014, the Company entered into a Securities Purchase Agreement with the primary Series A Preferred stockholder whereby the Company agreed to purchase 10,398,750 shares of Preferred Stock of the Company held by such stockholder (consisting of 4,560,000 shares of Series A Preferred Stock and 5,838,750 shares of Series B Preferred Stock) for a total purchase price of approximately $2,184,000. The Company agreed to pay the purchase price in the following manner: (i) pay a non-refundable $40,000 deposit on date of execution of the Purchase Agreement; (ii) pay a non-refundable payment of $40,000 on or before March 15, 2014; and (iii) issue Seller an amortizing promissory note on April 1, 2014, with a principal sum of $2,104,000 for the remaining balance of the Purchase Price, with an interest rate of 8% and a maturity date of May 1, 2015. The Purchase Price was satisfied and the conditions were met, and the transaction closed on April 1, 2014. The note will be repaid via 50% of common stock proceeds raised, along with minimum cash payments of $40,000 per month, with the remaining principal due in May 2015.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

As part of the Securities Purchase Agreement, the stockholder agreed to the following: (i) waiver of dividends due on its Series A Preferred due on April 1, 2014 on the closing date of the Purchase Agreement, (ii) issuance of a proxy to Company to vote on matters submitted to holders of the Company’s Series A Preferred and Series B Preferred Stock until April 1, 2014, and (iii) entry into a lock up agreement to restrict the sale of its holdings of common stock of the Company during the periods provided therein. In addition, the Company agrees to commence the process to conduct a rights offering to sell shares of its common stock to existing shareholders, and a portion of the proceeds from such offering will be used for payment on the note as is set forth therein.

In a separate agreement, the parties agreed to a 50% reduction in the dividend payable on January 1, 2014 and this reduced dividend was accounted for in the accrual of Series A dividends at December 31, 2013.

Refinancing of nonrecourse debt

In March 2014, the nonrecourse debt of the Valley View wind farm was refinanced through a new bank in order to improve cash flow through interest and cost savings over the term of the loan. The new facility is an $11 million credit facility, including the takeout loan as well as letter of credit instruments to meet credit obligations under the power purchase contract. The debt matures in October 2026. The interest rate incudes a combination of fixed and variable rates. Specifically, 75% of the debt is fixed at a rate of 5.39% which increases by 0.25% every three years until maturity; 25% of the debt is variable at a rate of 1 month LIBOR plus 3.00% which increases by 0.25% every three years until maturity. The cumulative weighted average rate of the loan is expected to be approximately 5.8%. The interest rate swap arrangement described in note 13 was terminated as a part of the refinancing and settled for $632,000 in March 2014.

Issuance of restricted stock and warrants

In February 2014, we issued an aggregate of 250,000 restricted shares of common stock to a consultant which vest over a 15-month period and are subject to lock-up restrictions. The stock was awarded pursuant to a Restricted Stock Award Agreement.

In January 2014, we issued warrants to purchase an aggregate of 5,520,000 shares of common stock to directors, officers and service providers at an exercise price of $0.15 per share (the closing price of the stock as of the date of issuance). The warrants were issued pursuant to Warrant Agreements.

Subsidiary preferred stock offering

During the first quarter of 2014, our subsidiary, Juhl Renewable Assets, commenced a new private sale of its preferred securities with the intention of raising up to $3,000,000 for the acquisition of specific assets of comparable value, and for other purposes.

JUHL ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

29.          CORRECTION OF AN IMMATERIAL ERROR

During the fourth quarter of 2013, the Company identified an error in the method used to allocate income to the Company’s noncontrolling interest.

The Company assessed the materiality of this error for each quarterly and annual period in accordance with Staff Accounting Bulletin No. 99, Materiality, and determined that the error was immaterial to previously reported amounts contained in its periodic reports. Accordingly, the Company has revised its consolidated balance sheet as of December 31, 2013 and it intends to revise its consolidated financial statements for certain quarterly and annual periods through subsequent periodic filings. The effect of recording this immaterial correction in the statements of operations for the years ended December 31, 2013 and 2012, the balance sheet as of December 31, 2012 and 2011, and for the fiscal 2013 and 2012 quarterly periods to be reported in subsequent periodic filings are as follows:

	For the Quarter Ended September 30, 2013		For the Quarter Ended June 30, 2013		For the Quarter Ended March 31, 2013		For the Year Ended December 31, 2012
	As Reported	As Revised	As Reported	As Revised	As Reported	As Revised	As Reported	As Revised
Net income (loss) attributable to noncontrolling interest	$(32,721)	$(88,027)	$258,546	$199,359	$64,123	$6,067	$130,905	$(130,369)
Net income (loss) attributable to Juhl Energy, Inc.	(1,290,447)	(1,235,141)	(1,279,827)	(1,220,640)	(747,595)	(689,539)	(3,787,066)	(3,525,792)
Total equity attributable to Juhl Energy, Inc.	1,779,503	2,219,651	3,036,365	3,421,206	4,283,677	4,609,331	4,998,866	5,266,465
Noncontrolling interest in equity	1,746,106	1,305,958	1,778,827	1,393,986	1,521,181	1,195,527	1,457,058	1,189,459

	For the Quarter Ended September 30, 2012		For the Quarter Ended June 30, 2012		For the Quarter Ended March 31, 2012		For the Year Ended December 31, 2011
	As Reported	As Revised	As Reported	As Revised	As Reported	As Revised	As Reported	As Revised
Net income (loss) attributable to noncontrolling interest	$(38,935)	$(88,782)	$(17,777)	$(73,678)	$58,491	$(11,623)	$7,897	$1,572
Net income (loss) attributable to common stockholders	(710,634)	(660,517)	(1,203,139)	(1,147,238)	(574,215)	(504,101)	3,034,108	3,040,433
Total equity attributable to Juhl Energy, Inc.	5,969,367	6,151,554	6,639,877	6,772,218	7,097,110	7,173,549	7,602,996	7,609,321
Noncontrolling interest in equity	1,328,832	1,146,645	1,368,367	1,236,026	1,386,144	1,309,705	1,327,653	1,321,328

JUHL ENERGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2014 AND DECEMBER 31, 2013

	MARCH 31, 2014	DECEMBER 31, 2013
	(unaudited)
ASSETS

CURRENT ASSETS
Cash	$1,351,950	$1,280,681
Restricted cash	232,498	488,715
Short-term investments - restricted	90,072	90,005
Accounts receivable, net of allowance for doubtful accounts	1,804,477	3,046,678
Work-in-progress	522,572	518,762
Inventory	103,788	92,663
Costs and estimated profits in excess of billings	-	849,241
Other current assets	420,002	231,923
Total current assets	4,525,359	6,598,668

PROPERTY AND EQUIPMENT, Net	23,508,323	23,831,680

OTHER ASSETS
Escrow cash reserves for contractual commitments	1,337,606	1,288,231
Loan costs, net	201,928	6,843
Intangible assets	314,266	258,666
Goodwill	214,090	214,090
Project development costs and other	72,000	89,540
Total other assets	2,139,890	1,857,370

TOTAL ASSETS	$30,173,572	$32,287,718

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,465,170	$2,499,522
Accrued liabilities	1,335,941	1,305,447
Deferred revenue - license arrangement and other	317,408	317,408
Current portion of notes payable	877,698	910,612
Derivative liabilities- interest rate swap	-	194,196
Current portion of nonrecourse debt	875,739	834,555
Total current liabilities	4,871,956	6,061,740

LONG-TERM LIABILITIES
Nonrecourse debt, net of current portion	9,491,527	9,032,734
Notes payable, net of current portion	3,156,555	3,123,617
Derivative liabilities- interest rate swap	-	265,804
Other long-term liabilities	553,464	553,464
Deferred revenue - license arrangement and 1603 Grant, net of current portion	1,936,954	1,967,839
Deferred revenue - power purchase contract	4,148,404	4,058,924
Deferred income taxes	42,000	42,000
Total long-term liabilities	19,328,904	19,044,382

REDEEMABLE PREFERRED MEMBERSHIP INTERESTS	2,518,450	2,518,450

REDEEMABLE CUMULATIVE PREFERRED STOCK OF SUBSIDIARY	1,630,000	1,580,000

STOCKHOLDERS' EQUITY
Controlling interest in equity:
Preferred Stock, 20,000,000 shares authorized
Series A convertible preferred stock - $.0001 par value, 4,560,000 and 4,820,000 issued and outstanding as of March 31, 2014 and December 31, 2013, respectively (liquidation preference of $5,518,000 and $5,836,000 at March 31, 2014 and December 31, 2013, respectively)	2,386,719	2,569,683
Series B convertible preferred stock - $.0001 par value, 5,966,792 issued and outstanding at March 31, 2014 and December 31, 2013, respectively	11,392,403	11,392,403
Common Stock - $.0001 par value; 100,000,000 shares authorized, 25,424,430 and 24,449,626 issued and 25,234,826 and 24,260,022 outstanding March 31, 2014 and December 31, 2013, respectively	2,503	2,445
Additional paid-in capital	9,694,608	9,348,324
Treasury stock, 189,604 shares held by the Company at March 31, 2014, and December 31, 2013	(218,965)	(218,965)
Accumulated deficit	(22,477,097)	(21,421,071)
Total equity attributable to Juhl Energy, Inc.	780,171	1,672,819
Noncontrolling interest in equity	1,044,091	1,410,327
Total stockholders' equity	1,824,262	3,083,146

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$30,173,572	$32,287,718

The accompanying notes are an integral part of these consolidated statements.

The following table presents information on assets and liabilities related to a VIE that is consolidated by the Company at March 31, 2014 and December 31, 2013. The difference between total VIE assets and liabilities represents the Company's interests in those entities, which were eliminated in consolidation.

	MARCH 31,	DECEMBER 31,
	2014	2013
	(unaudited)
Cash	$487,555	$119,734
Restricted cash	-	374,443
Accounts receivable and other current assets	208,483	221,955
Property and equipment, net	14,836,934	15,003,771
All other assets	800,000	800,000
Total assets	$16,332,972	$16,519,903

Accounts payable and accrued expenses	$351,107	$403,533
Derivative liabilities	-	460,000
Deferred revenue- power purchase contract	34,469	30,597
Nonrecourse debt	9,750,000	9,177,788
Total liabilities	$10,135,576	$10,071,918

The assets of the consolidated VIEs are used to settle the liabilities of those entities. Liabilities are nonrecourse to the general credit of the Company.

The accompanying notes are an integral part of these consolidated statements.

JUHL ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE QUARTERS ENDED MARCH 31, 2014 AND 2013

	2014		2013
	(unaudited)		(unaudited)

REVENUE	$3,215,926	100.0%	$2,530,998	100.0%

COST OF GOODS SOLD	2,430,012	75.6	1,738,493	68.7

GROSS PROFIT	785,914	24.4	792,505	31.3

OPERATING EXPENSES
General and administrative expenses	823,643	25.6	553,109	21.9
Payroll and employee benefits	880,937	27.5	606,013	23.9
Wind farm management expenses	113,784	3.5	103,155	4.1
Total operating expenses	1,818,364	56.6	1,262,277	49.9

OPERATING INCOME (LOSS)	(1,032,450)	(32.2)	(469,772)	(18.6)

OTHER INCOME (EXPENSE)
Interest income	184	0.0	1,612	0.1
Interest expense	(204,182)	(6.3)	(209,019)	(8.3)
Gain (loss) on fair value of interest rate swap	(74,673)	(2.2)	94,157	3.7
Total other income (expense), net	(278,671)	(8.5)	(113,250)	(4.5)

INCOME (LOSS) BEFORE INCOME TAXES	(1,311,121)	(40.7)	(583,022)	(23.1)

INCOME TAX EXPENSE	-	0.0	-	0.0

NET INCOME (LOSS)	(1,311,121)	(40.7)	(583,022)	(23.1)

LESS NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(366,236)	11.3	6,067	(0.2)

NET INCOME (LOSS) ATTRIBUTABLE TO JUHL ENERGY, INC.	$(944,885)	(29.4)%	$(589,089)	(23.3)%

PREFERRED DIVIDENDS	111,141		100,450

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,056,026)		$(689,539)

WEIGHTED AVERAGE SHARES
OUTSTANDING - BASIC & DILUTED	24,580,883		23,174,302

NET INCOME (LOSS) PER SHARE
BASIC & DILUTED	$(0.04)		$(0.03)

The accompanying notes are an integral part of these consolidated statements.

JUHL ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE QUARTER ENDED MARCH 31, 2014

										Total
			Convertible		Convertible					Stockholders'
			Preferred Stock		Preferred Stock		Additional			Equity-		Total
	Common Stock		Series A		Series B		Paid-In	Treasury	Accumulated	Juhl	Noncontrolling	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Energy	Interest	Equity

BALANCE -December 31, 2013	24,449,626	$2,445	4,820,000	$2,569,683	5,966,792	$11,392,403	$9,348,324	$(218,965)	$(21,421,071)	$1,672,819	$1,410,327	$3,083,146

Net income (loss)	-	-	-	-	-	-	-	-	(944,885)	(944,885)	(366,236)	(1,311,121)

Stock-based compensation	250,000	25	-	-	-	-	145,236	-	-	145,261	-	145,261

Series A preferred stock dividend paid in common stock	33,265	3	-	(5,316)	-	-	5,313	-	-	-	-	-

Series A preferred stock dividend paid with promissory note	-	-	-	(46,613)	-	-		-	-	(46,613)	-	(46,613)

Issuance of common stock upon conversion of Series A preferred stock	260,000	26	(260,000)	(131,035)	-	-	131,009	-	-	-	-	-

Issuance of common stock for acquisition of PVPower	431,539	4	-	-	-	-	64,726	-	-	64,730	-	64,730

Dividends on subsidiary preferred stock paid in cash	-	-	-	-	-	-	-	-	(35,588)	(35,588)	-	(35,588)

Dividends paid on preferred membership interests in wind farms and other distributions	-	-	-	-	-	-	-	-	(75,553)	(75,553)	-	(75,553)

BALANCE -March 31, 2014 (unaudited)	25,424,430	$2,503	4,560,000	$2,386,719	5,966,792	$11,392,403	$9,694,608	$(218,965)	$(22,477,097)	$780,171	$1,044,091	$1,824,262

The accompanying notes are an integral part of these consolidated statements.

JUHL ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE QUARTERS ENDED MARCH 30, 2014 AND 2013

	2014	2013
	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,311,121)	$(583,022)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	344,940	403,510
Stock-based compensation	145,261	11,559
(Gain) loss on fair value of interest rate swap	74,673	(94,157)
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	1,242,201	93,384
Work-in-progress	(3,810)	(44,193)
Inventory	(11,125)	(1,184)
Costs and estimated earnings in excess of billings	849,241	-
Other current assets	(124,232)	(45,257)
Accounts payable	(1,034,352)	107,775
Promissory notes payable	38,624	38,623
Accrued expenses	81,208	113,415
Derivative instruments - interest rate swap	(632,000)	-
Deferred revenue	72,730	40,654
Other	(10,337)	(1,000)
Net cash provided by (used in) operating activities	(278,099)	40,107

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from short-term investments	-	67,466
Payable to former owners of acquired company	-	(735,872)
Payments for project development costs, net of reimbursements	(46,307)	(237,280)
Payments for property and equipment	(15,473)	(67,576)
Net cash provided by (used in) investing activities	(61,780)	(973,262)

CASH FLOWS FROM FINANCING ACTIVITIES
Change in restricted cash	256,217	(302,201)
Escrow deposits related to long-term debt, net	(49,375)	(46,726)
Cash dividends paid	(111,141)	(79,603)
Proceeds from sale of preferred stock of subsidiary	50,000	-
Proceeds from notes payable	642,212	280,000
Principal payments on bank notes payable	(180,835)	(83,377)
Payments of loan costs	(195,930)	-
Net cash provided by (used in) financing activities	411,148	(231,907)

NET INCREASE (DECREASE) IN CASH	71,269	(1,165,062)

CASH BEGINNING OF THE PERIOD	1,280,681	2,031,039

CASH END OF THE PERIOD	$1,351,950	$865,977

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$164,075	$23,003

NONCASH INVESTING AND FINANCING ACTIVITIES
Series A dividend payment in common stock	$5,316	$98,542
Issuance of common stock upon conversion of Series A preferred stock	$131,035	$-
Issuance of promissory note for Series A preferred stock dividend	$46,613	$-
Use of escrow funds to reduce due to former owners of acquired company	$-	$250,000
Issuance of common stock for PVPower acquisition	$64,730	$-
Series A preferred stock dividend	$-	$96,400

The accompanying notes are an integral part of these consolidated statements.

JUHL ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2014

1.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted as permitted by such rules and regulations.  These unaudited condensed consolidated financial statements and related notes should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Form 10-K for the year ended December 31, 2013 which was filed with the Securities and Exchange Commission as amended on April 7, 2014.

In the opinion of management, the unaudited condensed consolidated interim financial statements reflect all adjustments considered necessary for fair presentation.  The adjustments made to these statements consist only of normal recurring adjustments.  The results reported in these condensed consolidated interim financial statements should not be regarded as necessarily indicative of results that may be expected for the year ended December 31, 2014.

Juhl Energy, Inc. (“Juhl Energy” or “the Company”) conducts business under the following subsidiaries, Juhl Energy Services, Inc. (“JES”), Juhl Energy Development, Inc. (“JEDI”), Juhl Renewable Assets, Inc. (“JRA”), Next Generation Power Systems, Inc. (“NextGen”), Juhl Renewable Energy Systems, Inc. (“JRES”), Power Engineers Collaborative, LLC (“PEC”), Juhl Tower Services, Inc. (“JTS”) (which is a wholly-owned subsidiary of JES) and ownership and operational duties over the following three operating wind farms: Woodstock Hills LLC (“Woodstock Hills”), Winona County Wind (“Winona”) and Valley View Transmission, LLC (“Valley View”).

The net assets acquired from PVPower, Inc. of less than $100,000 have been incorporated into our subsidiary, JRES, as of the acquisition date in February 2014. The 431,539 of shares of common stock issued to PVPower in the acquisition as shown in the statement of changes in stockholders’ equity includes the effect of retiring the 168,461 shares of common stock that the Company received as its portion of the share consideration resulting from its previous ownership interest in PVPower.

Juhl Energy is an established leader in the renewable energy industry with a focus on community-based wind power development and ownership of clean energy assets throughout the United States and Canada. In addition, the Company provides engineering, asset management and maintenance services to the utility and telecommunication industries.

Generally accepted accounting principles require certain variable interest entities (“VIE”) to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have sufficient powers, obligations, or rights or if the entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties.

All significant intercompany investments, balances, and transactions have been eliminated.

JUHL ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2014

USE OF ESTIMATES

The preparation of the unaudited condensed consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. The Company uses estimates and assumptions in accounting for the following significant matters, among others: revenue recognition; realizability of accounts receivable; determination of the primary beneficiary of a variable interest entity; the assumptions used in the impairment analysis of long-lived assets and goodwill; valuation of deferred tax assets, deferred power purchase contract revenue, stock-based compensation and warrants, asset retirement obligations, derivative instruments, assumptions used in the computation of contingent liabilities and estimating the fair value of acquired assets and liabilities, and other contingencies. It is at least reasonably possible that these estimates will change in the future. Actual amounts may differ from these estimates, and such differences may be material to the consolidated financial statements. The Company periodically reviews estimates and assumptions, and the effects of any such revisions are reflected in the period in which the revision is made.

GOODWILL AND OTHER INTANGIBLE ASSETS

The Company accounts for goodwill and intangible assets in accordance with the accounting guidance which requires that goodwill and other intangibles with indefinite lives be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value.

Amortization expense, including amounts for deferred loan costs, for the three-month periods ended March 31, 2014 and 2013 was approximately $20,000 and $88,000, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of cash, accounts receivable, and accounts payable, and other working capital items approximate fair value at March 31, 2014 and December 31, 2013 due to the short maturity nature of these instruments. The carrying value of restricted cash and short-term investments approximate their fair value based on quoted market prices. The Company believes the carrying amount of the long-term debt approximates the fair value due to a significant portion of total indebtedness containing variable interest rates and these rates are market interest rates for these borrowings.

2.            CONCENTRATIONS

The Company derived approximately 63% of its revenue for the quarter ended March 31, 2014 from four customers primarily as a result of development and construction revenue, engineering consulting services and electricity sales. The Company derived approximately 65% of its revenue for the quarter ended March 31, 2013 from three customers primarily as a result of electricity sales and engineering consulting services. At March 31, 2014 and December 31, 2013, 59% and 64% of the Company's accounts receivable were due from four and two customers, respectively.

3.            LIQUIDITY

During 2012, 2013 and for the quarter ended March 31, 2014, the Company incurred losses from operations and experienced negative cash flows from operating activities. This is primarily attributable to the highly cyclical nature of the wind farm development and construction aspects of our business model, which is subject to risks and uncertainties surrounding project timing, financing and legislated energy policy, and the launch of maintenance services to the telecommunications industry in March 2013. The Company has worked to stabilize its operations by diversifying its business model with recurring revenue and profit streams in order to offset or minimize the fluctuations in our wind farm development and construction operating activities. Based upon current operating levels and obligations, the Company plans to achieve profitability improvement in the Company’s Energy and Telecommunications Services and Renewable Power Plant Ownership business segments that were added or expanded since October 2011, and efforts in 2013 to provide recurring profitable revenue streams from tower maintenance contract services.

JUHL ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2014

During 2013 and through the first quarter of 2014, the Company augmented its current working capital through a private sale of 1,450,000 shares of Series A preferred stock of its subsidiary, Juhl Renewable Assets, which raised $1.45 million in order to replenish a portion of the approximate $2.4 million of cash funds that were previously invested into three wind farm projects from internal operations. Subsequent to March 31, 2014, Juhl Renewable Assets has raised an additional $375,000 of its Series A preferred stock. We believe that funds generated from existing contractual agreements, together with existing cash resources and expense management, will be sufficient to finance our operations and planned capital expenditures and sustain operations for the next twelve months. Our future profitability will be highly dependent on the success of our towers business, our ability to develop and construct wind projects, and to continue to improve our operating margins. If the Company is unable generate positive cash flows from the operating, investing, and financing activities discussed above, it may be required to perform other cost saving procedures. We are also planning additional capital raises through additional preferred stock and common stock sales. There can be no assurance that these capital raises will be successful.

4.             ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:

	March 31, 2014	December 31, 2013 *
Accounts receivable	$1,844,015	$2,882,744
Unbilled receivables	-	202,250
Other receivables	18,142	19,364
Allowance for doubtful accounts	(57,680)	(57,680)
Total	$1,804,477	$3,046,678

* Derived from December 31, 2013 audited financial statements.

5.             PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	March 31, 2014	December 31, 2013 *
Land and improvements	$82,958	$82,958
Building and improvements	292,690	292,690
Equipment, including vehicles	790,893	775,420
Turbines and improvements	25,817,228	25,817,228
Construction in process	7,626	7,626
Subtotal	26,991,395	26,975,922
Less accumulated depreciation	(3,483,072)	(3,144,242)
Total	$23,508,323	$23,831,680

* Derived from December 31, 2013 audited financial statements.

Depreciation expense, including amounts for grant liability amortization, was approximately $325,000 and $316,000 for the quarters ended March 31, 2014 and 2013, respectively.

JUHL ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2014

6.             INCOME TAXES

The following represents the reconciliation of the statutory federal tax rate and the effective tax rate for the quarter ended March 31, 2014:

	2014		2013
Statutory tax rate	$(446,000)	34.0%	$(198,000)	34.0%
States taxes, net of federal benefit	(78,000)	6.0	(35,000)	6.0
Nondeductible income/expenses	-	-	(41,000)	7.1
Other, net	(4,000)	0.3	6,000	(1.1)
Increase in valuation allowance	528,000	(40.3)	268,000	(46.0)
	$-	-%	$-	-%

7.             NOTES PAYABLE

Notes payable consists of the following:

	March 31, 2014	December 31, 2013 *

Note payable to a turbine supplier, including interest at 6%, payable solely through 95% of net cash flows from a wind project; secured by Company’s first secured rights arising out of its Development and Construction Services Agreement with the underlying project. The note payable has been classified as long-term based on estimated payments from project cash flows. Increases in amounts represent accrued interest.	$3,107,219	$3,068,595

Note payable to a bank with revolving draw feature; $600,000 maximum loan amount subject to borrowing base consisting of 80% of eligible accounts receivable; interest at the Wall Street Journal prime rate plus 2.25% (5.5% at March 31, 2014 and December 31, 2013); due December 2014, interest payable monthly; collateralized by all assets of PEC; guaranteed by Juhl Energy.	400,000	330,000

Note payable to a bank with revolving draw feature; $500,000 maximum loan amount subject to borrowing base consisting of 80% of eligible accounts receivable; interest at the Wall Street Journal prime rate plus 2.25% (5.5% at March 31, 2014); due June 2014, interest payable monthly; collateralized by all assets of JTS; guaranteed by Juhl Energy	283,049	385,963

Note payable to bank, due December 2018, with interest at 5.75%; payable in monthly installments of $1,354, and balloon payment of $123,000 at maturity collateralized by land and building, rights to payment under leases, and guaranteed by Juhl Energy.	160,411	162,000

Note payable to bank, due December 2018, with interest at 4.75%; payable in monthly installments of $1,354, collateralized by restricted short-term investments.	83,574	87,671
Total Notes Payable	4,034,253	4,034,229
Less current portion	(877,698)	(910,612)
Long-term portion	$3,156,555	$3,123,617

* Derived from December 31, 2013 audited financial statements.

JUHL ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2014

At December 31, 2013 and March 31, 2014 and as of the date of this filing, we were not in compliance with certain debt covenants with respect to the revolving note agreement for JTS and as such, the note is subject to a payoff demand by the lender. The non-compliance has no impact on the classification of the note as it is recorded as a current liability. The note is also subject to a parent guarantee. The Company will pursue various alternatives in an attempt to successfully resolve the non-compliance, which might include, among other things, seeking additional debt covenant waivers or amendments or refinancing debt with other financial institutions. There can be no assurance that debt covenant waivers or amendments would be obtained, if needed, or that the debt could be refinanced with other financial institutions on favorable terms.

 8.            NONRECOURSE DEBT

Nonrecourse debt obligations consist of the following:

	March 31, 2014	December 31, 2013 *
Note payable to bank, due January 2016, with interest at 5.5%; payable in quarterly installments of $82,031, collateralized by Woodstock Hills assets including turbines and improvements, rights to payment under leases and the power purchase contract.	$617,266	$689,501

Note payable to bank, due in April 2026, payable in semi-annual payments of principal and interest. Interest rate floats at 6-month LIBOR plus 3.25 basis points totaling approximately 3.60% at both March 31, 2014 and December 31, 2013, with 75% of the loan balance subject to an interest rate swap arrangement, which fixes this portion of the debt at approximately 6.96% through March 31, 2014 and December 31, 2013; collateralized by all Valley View wind farm project assets; note was refinanced in March 2014	-	9,177,788

Note payable to bank, due in September 2026, payable in quarterly payments of principal and interest. Approximately 85% of the loan balance currently carries a fixed rate of 5.39%. Approximately 15% of the loan balance carries a variable interest rate at 300 basis points over the one month LIBO rate (currently 3.16%) ; interest rates will increase by 25 basis points (.25%) every three years ; collateralized by all Valley View wind farm project assets	9,750,000	-
Total nonrecourse debt	10,367,266	9,867,289
Less current portion	(875,739)	(834,555)
Long-term portion	$9,491,527	$9,032,734

* Derived from December 31, 2013 audited financial statements.

Refinancing of nonrecourse debt

At March 31, 2014, the nonrecourse debt of the Valley View wind farm was refinanced through a new bank in order to improve cash flow through interest savings over the term of the loan. The new facility provides for a loan of $9,750,000 together with letter of credit instruments to meet credit obligations under the power purchase contract and a debt service reserve. The cumulative weighted average rate of the loan is expected to be approximately 5.8%. The interest rate swap arrangement described in Note 9 was terminated as a part of the refinancing and settled for approximately $632,000 in March 2014.

JUHL ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2014

9.             DERIVATIVE FINANCIAL INSTRUMENT INTEREST RATE SWAP

The Company had an interest rate swap agreement to effectively convert borrowings under a long-term nonrecourse debt arrangement from a variable interest rate to a fixed interest rate of approximately 6.96% during its 15-year term. The interest rate swap arrangement was terminated at March 31, 2014 with a payment for approximately $632,000 as a part of a refinancing of the related loan.

The fair value of the interest rate swap agreement obligation approximated $460,000 at December 31, 2013, and was recorded as a current and long-term liability in the balance sheet.

The following table provides details regarding the losses from the Company's derivative instruments in the consolidated statements of operations, none of which are designated as effective hedging instruments:

		Quarter ended March 31,
Instrument	Statement of operations location	2014	2013
Interest rate swap	Other income (expense)	$(74,673)	$94,157

10.          STOCK-BASED COMPENSATION

The Company has an incentive compensation plan to provide stock options, stock issuances and other equity interests in the Company to employees, directors, consultants, independent contractors, and advisors of the Company and any other person who is determined by the Committee of the Board of Directors of the Company to have made (or expected to make) contributions to the Company. The maximum shares reserved under the plan is 4,500,000 shares. As of March 31, 2014, the Company had 3,660,000 shares available for award under the plan.

Stock Options

In March 2014, the Company issued stock options to purchase 25,000 shares of common stock to an employee under the incentive compensation plan at an exercise price of $0.38 per share (the closing price of the stock as of the date of issuance). The options expire ten years from the date of grant and vest over four years. The following Black-Scholes option-pricing model assumptions were used: underlying price of $0.38, dividend yield of 0%, expected volatility 117%, risk free rate of 2.7%, and expected life of 5.25 years.

The following table summarizes information for options outstanding and exercisable at March 31, 2014:

	Weighted Average Exercise Price	Option Shares
Outstanding at December 31, 2013	$1.60	1,910,000
Granted	$0.38	25,000
Cancelled	$1.59	(1,345,000)
Outstanding at March 31, 2014	$1.41	590,000

Options exercisable at the end of the period	$1.63	446,250

JUHL ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2014

The following table summarizes information for options outstanding and exercisable at March 31, 2014:

Range of Prices	Options Outstanding	Options Outstanding Weighted Avg. Remaining Contractual Term in Years	Options Outstanding Weighted Avg. Exercise Price	Options Exercisable	Options Exercisable Weighted Avg. Exercise Price
$.38	25,000	10	$0.38	6,250	$0.38
$.77	250,000	8	$0.77	125,000	$0.77
$2.00	315,000	5	$2.00	315,000	$2.00
$.77–2.00	590,000	6	$1.41	446,250	$1.63

Issuance of restricted stock

In February 2014, we issued an aggregate of 250,000 restricted shares of common stock to a consultant which vest over a 15-month period and are subject to lock-up restrictions. The stock was awarded pursuant to a Restricted Stock Award Agreement under the incentive compensation plan.

Stock warrants

In February and March 2014, the Company issued stock warrants to purchase an aggregate of 5,520,000 shares of common stock to directors, officers and service providers at an exercise prices ranging from $0.21 to $.35 per share (the closing price of the stock as of the date of issuance). The warrants were issued pursuant to Warrant Agreements that are outside of the incentive compensation plan. The warrants carry an exercise price ranging from of $.21 to $.35 per share and expire ten years from the date of grant. The warrants vest over twenty months. The fair value of each warrant is estimated on the date of issuance using the Black-Scholes option-pricing model. For warrants issued in 2014, the following Black-Scholes option-pricing model assumptions were used, underlying price of $0.21-$.35, dividend yield of 0%, expected volatility of 117%, risk-free interest rate of 1.75%, and average expected life of 5.75 years. Based on the pricing model, the Company expensed approximately $129,000 in the quarter ended March 31, 2014.

The following table summarizes information for warrants outstanding and vested at March 31, 2014:

Issue Date	Number of Warrants	Expiration Date	Exercise Price Per Share	Warrants Vested
December 2009	100,000	December 2014	$1.25	100,000
September 2012	50,000	December 2015	$0.50	50,000
February 2014	3,500,000	February 2024	$0.21	437,500
March 2014	2,020,000	March 2024	$0.35	162,500
Total	5,670,000			587,500

Stock compensation expense

For the three months ended March 31, 2014, the Company recognized approximately $145,000 of stock compensation expense.  As of March 31, 2014, there was approximately $984,000 total unrecognized compensation expense cost.  This cost is expected to be recognized over a weighted-average period of approximately 2 years.

11.          BUSINESS SEGMENTS

For the year ended December 31, 2013, the Company’s reportable segments were changed to better fit how we manage and view the business given changes that we have made to our internal management structure, increased efforts in the solar industry and the addition of tower maintenance services. In particular, the Company acquired an engineering services firm in 2012 and expanded into tower maintenance services in 2013. In February 2014, the Company acquired the assets of a seller of photovoltaic products and solar systems. These changes to the Company resulted in changes in how management views and manages the business segments. The engineering consulting and towers maintenance services lines, along with the management and turbine maintenance services the Company provides, have similar operating models in how employees are managed and utilized. Similarly, the solar services acquisition aligns with the work the Company does in developing and constructing wind projects. Under the new reportable segment structure we will continue to segment the ownership of renewable power plant ownership. The segment information presented below conforms 2012 information to the new 2013 presentation.

JUHL ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2014

The Company groups its operations into three business segments:

Renewable Energy Development	Wind, solar and cogeneration energy development, construction and related products and services.
Renewable Power Plant Ownership	Ownership and operations of consolidated wind farms or other clean energy investments.
Energy and Field Services	Business-to-business engineering consulting services, asset management, and turbine and tower maintenance services.

Segment reporting is intended to give financial statement users a better view of how the Company manages and evaluates its businesses.   The accounting policies for each segment are the same as those described in the summary of significant accounting policies. Segment income or loss does not include any allocation of shared-service costs.  Segment assets are those that are directly used in or identified with segment operations, including cash, accounts receivable, prepaid expenses, inventory, work-in-progress, property and equipment and escrow deposits. Unallocated assets include corporate cash and cash equivalents, short-term investments, deferred tax amounts and other corporate assets.  Inter-segment balances and transactions have been eliminated.

JUHL ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2014

The following tables summarize financial information by segment and provide a reconciliation of segment contribution to operating income:

	For the Quarter Ended March 31,
	2014	2013
Revenue:
Renewable energy development	$519,787	$15,413
Renewable power plant ownership	827,560	712,470
Energy & field services	1,986,436	1,911,736
Eliminations	(117,857)	(108,621)
Total Revenue	$3,215,926	$2,530,998

Income (loss) from operations:
Renewable energy development	$(33,323)	$(191,814)
Renewable power plant ownership	255,365	116,504
Energy & field services	(352,685)	121,887
Corporate and other	(901,807)	(516,349)
Eliminations	-	-
Income (loss) from operations	(1,032,450)	(469,772)
Other income (loss), net	(278,671)	(113,250)
Income (loss) before income taxes	$(1,311,121)	$(583,022)

	As of March 31, 2014	As of March 31, 2013
Total Assets:
Renewable energy development	$1,158,148	$1,223,366
Renewable power plant ownership	25,436,349	27,210,586
Energy & field services	2,970,414	2,082,758
Corporate and other	608,661	1,432,268
Total assets	$30,173,572	$31,948,978

12.           LEGAL PROCEEDINGS

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. While the ultimate outcome of these matters is not presently determinable, it is in the opinion of management that the resolution of outstanding claims will not have a material adverse effect on the financial position or results of operations of the Company. Due to the uncertainties in the settlement process, it is at least reasonably possible that management’s view of outcomes will change in the near term.

The Winona project is the subject of a lawsuit initiated in the U. S. District Court for the District of Minnesota in December 2013 by Unison Co., Ltd. against the Company, Juhl Energy Development, a Company subsidiary, the wind project ownership entities, members of management, and others. The Unison action arises out of the purchase of the wind turbine generators from Unison and purports to state causes of action for (i) fraudulent inducement, (ii) breach of the Financing Agreement with Unison: (iii) breach of the implied covenant of good faith and fair dealing; (iv) tortious interference with contractual relationship; and (v) unjust enrichment. The Company disputes the allegations and is vigorously defending the action. The Company has recorded the original turbine supply purchase obligation in its financial statements together with accrued interest thereon, and carries the amount in the current and long term liability sections under the original understanding with Unison that the turbine supplier would be paid out of project cash flows in the event that the project was unable to obtain financing. The project has been unable to successfully obtain debt financing or obtain any further equity proceeds. Although the Company believes it will prevail in the Unison action, an outcome of the Unison action could be divesting ownership of the project.

JUHL ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2014

13.           PREFERRED STOCK

Preferred stock transactions

Effective February 18, 2014, the Company entered into a Securities Purchase Agreement with the primary Series A Preferred stockholder whereby the Company agreed to purchase 10,398,750 shares of Preferred Stock of the Company held by such stockholder (consisting of 4,560,000 shares of Series A Preferred Stock and 5,838,750 shares of Series B Preferred Stock) for a total purchase price of approximately $2,184,000. The Company agreed to pay the purchase price in the following manner: (i) pay a non-refundable $40,000 deposit on date of execution of the Purchase Agreement; (ii) pay a non-refundable payment of $40,000 on or before March 15, 2014; and (iii) issue Seller an amortizing promissory note on April 1, 2014, with a principal sum of $2,104,000 for the remaining balance of the Purchase Price, with an interest rate of 8% and a maturity date of May 1, 2015. The Purchase Price was satisfied and the conditions were met, and the transaction closed on April 1, 2014. The note will be repaid via 50% of proceeds raised from a planned common stock offering, along with minimum cash payments of $40,000 per month, with the remaining principal due in May 2015.

As part of the Securities Purchase Agreement, the stockholder agreed to the following: (i) waiver of dividends due on its Series A Preferred due on April 1, 2014 on the closing date of the Purchase Agreement, (ii) issuance of a proxy to Company to vote on matters submitted to holders of the Company’s Series A Preferred and Series B Preferred Stock until April 1, 2014, and (iii) entry into a lock up agreement to restrict the sale of its holdings of common stock of the Company during the periods provided therein. In addition, the Company agrees to commence the process to conduct a rights offering to sell shares of its common stock to existing shareholders, and a portion of the proceeds from such offering will be used for payment on the note as is set forth therein.

The primary Series A Preferred stockholder also agreed to reduce its dividend payable on January 1, 2014 by 50% and accepted a promissory note bearing interest at 8% for the remaining half of the dividend, or $46,613, payable in cash in May 2015.

On February 20, 2014, we entered into a Conversion Agreement with Daybreak Special Situations Master Fund, LTD., (“Daybreak”), the other holder of our Series A Preferred Stock with Vision, whereby Daybreak converted its 260,000 shares of Series A Preferred Stock of the Company into 260,000 shares of common stock of the Company. In consideration for such conversion, the Company delivered the following to Daybreak: (i) $10,000 in cash and (ii) a put option for 60,000 shares of common stock of the Company, in which Daybreak has the right to require the Company to purchase such shares at $.25 during the 90 day period following the closing of the transaction, as set forth in the Put Option Agreement that Daybreak and the Company entered into simultaneously with the Conversion Agreement.

Subsidiary preferred stock offering

During the first quarter of 2014, our subsidiary, Juhl Renewable Assets, commenced a new private sale of its Series A Preferred Stock with the intention of raising up to $3,000,000 for the acquisition of specific assets of comparable value, and for other purposes. Subsequent to March 31, 2014, Juhl Renewable Assets has raised an additional $375,000 of its Series A preferred stock from this private sale.

14.           SUBSEQUENT EVENT

On May 1, 2014, the Company filed a registration statement on Form S-1 with the SEC to register 15,000,000 shares of common stock of the Company.  There can be no assurance that we will complete this offering.

On April 14, 2014, the Company entered into a purchase agreement for the purchase of 100% of the membership interests of limited liabilities companies comprising 3.2 MW of wind energy facilities. The purchase price is approximately $2,000,000 subject to working capital adjustments. The closing date is expected to be in June 2014. The closing is subject to consent by the existing lenders or the Company obtaining an alternative debt financing arrangement.

Juhl Energy, Inc.

20,000,000 Shares

Common Stock

PROSPECTUS

Northland Capital Markets

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$1,007.22
Legal Fees and Expenses	200,000
Accounting fees and expenses	30,000
Transfer Agent and Registrar fees and costs	25,000
Miscellaneous	9,940.75
Total	$265,947.97

Item 14.  Indemnification of Directors and Officers.

Under the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director directly or indirectly derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We are not, however, required to indemnify any director or officer in connection with any (a) willful misconduct, (b) willful neglect, or (c) gross negligence toward or on behalf of us in the performance of his or her duties as a director or officer. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or officer in connection with that proceeding on receipt of any undertaking by or on behalf of that director or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

At present other than the aforementioned litigation regarding the Winona Wind project which is described elsewhere herein in detail, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities including, without limitation, corporate securities claims.

Item 15.  Recent Sales of Unregistered Securities.

Our Company has issued the following securities during the past three (3) years without registering the securities under the Securities Act:

Effective March 19, 2014, we issued warrants to purchase an aggregate of 2,020,000 shares of common stock to our three outside directors and two service providers at an exercise price of $0.35 per share (the closing price of the stock as of the date of issuance). The warrants were issued pursuant to Warrant Agreements, the form of which is attached hereto as an exhibit hereto. Further, the warrants issued to the service providers were for future services provided to the Company. The warrants and the underlying common stock was not registered under the Securities Act, or the securities laws of any state, and were issued in reliance on the exemption from registration afforded by Section 4(a)(2) under the Securities Act and corresponding provisions of state securities laws. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same. Also as a part of the warrant issuance, previous stock grants to the three outside directors totaling 560,000 shares were cancelled.

Effective February 18, 2014, we issued warrants to purchase an aggregate of 3,500,000 shares of common stock to executive officers at an exercise price of $0.21 per share (the closing price of the stock as of the date of issuance). The warrants were issued pursuant to Warrant Agreements, the form of which is included as an exhibit hereto. The warrants and the underlying common stock was not registered under the Securities Act, or the securities laws of any state, and were issued in reliance on the exemption from registration afforded by Section 4(a)(2) under the Securities Act and corresponding provisions of state securities laws. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same. Also as a part of the warrant issuance, previous stock grants to executive officers totaling 760,000 shares were cancelled.

Effective February 5, 2014, we issued 600,000 restricted shares of common stock to PVPower, Inc. in connection with the Company’s purchase of substantially all of the assets of PVPower, Inc. pursuant to the terms of an Asset Purchase Agreement, the form of which is included as an exhibit hereto. The restricted stock was not registered under the Securities Act, or the securities laws of any state, and was issued in reliance on the exemption from registration afforded by Section 4(a)(2) under the Securities Act and corresponding provisions of state securities laws.  Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and the certificate evidencing such shares contain a legend stating the same.

Effective February 1, 2014, we issued an aggregate of 250,000 restricted shares of common stock to a consultant which vest over a 15-month period and are subject to lock-up restrictions. The stock was awarded pursuant to a Restricted Stock Award Agreement, the form of which is included as an exhibit hereto, under our Amended and Restated 2008 Incentive Compensation Plan. The restricted stock was not registered under the Securities Act, or the securities laws of any state, and was issued in reliance on the exemption from registration afforded by Section 4(a)(2) under the Securities Act and corresponding provisions of state securities laws.  Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same as a result of the Company's previous ownership in PVPower, Inc., 168,461 of the 600,000 shares were cancelled resulting in a net 431,539 shares issued in this transaction.

On December 27, 2013, we issued an aggregate of 524,837 shares of our common stock to seven holders in a private transaction, five of whom are executive officers and directors of the Company. The consideration for the issuances was $0.1695 per share which was paid by six purchasers by cancellation of indebtedness of the Company to such purchasers. The common stock issued to the holders was not registered under the Securities Act but was issued in reliance upon the exemptions from the registration requirements of the Securities Act as set forth in Section 4(2) thereof. The holders acquired the securities for investment purposes without a view to distribution. Furthermore, they had access to information concerning the Company and our business prospects, there was no general solicitation or advertising for the sale of the securities, and the securities are restricted pursuant to Rule 144.

On June 15, 2012, we issued 407,332 restricted shares of common stock as a commitment fee under the Purchase Agreement with Lincoln Park Capital Fund, LLC as described in the Current Report on Form 8-K filed with the SEC on June 20, 2012. The stock was not registered under the Securities Act, or the securities laws of any state, and was issued in reliance on the exemption from registration afforded by Rule 506 of Regulation D promulgated under the Securities Act and corresponding provisions of state securities laws.  The certificate evidencing such securities was issued with a restrictive a legend.

On April 30, 2012, March 31, 2014 and April 2, 2014, we granted stock options to employees to purchase an aggregate of 300,000 shares of common stock pursuant to our Amended and Restated 2008 Incentive Compensation Plan. On April 9, 2014, we issued a warrant as compensation to a new director to purchase 200,000 shares of common stock. The options, warrants and underlying shares of common stock issuable upon exercise of the options and warrants were not registered under the Securities Act, or the securities laws of any state, and were issued in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act and corresponding provisions of state securities laws. Such securities may not be offered or sold absent registration or an applicable exemption from the registration requirements.

Item 16.  Exhibits.

See the Exhibit Index following the signature page.

Item 17.  Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Chicago, State of Illinois, on June 5, 2014.

JUHL ENERGY, INC.

By:	/s/ JOHN P. MITOLA
John P. Mitola
President (principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

*	Chairman of the Board and Chief Executive Officer	June 5, 2014
Daniel J. Juhl

/S/ JOHN P. MITOLA	President and Director	June 5, 2014
John P. Mitola	(principal executive officer)

/S/ JOHN J. BRAND	Chief Financial Officer
John J. Brand	(principal financial and accounting officer)	June 5, 2014

*	Director	June 5, 2014
Edward C. Hurley

*	Director	June 5, 2014
James W. Beck

*	Director	June 5, 2014
Chuck Templeton

* By the signature set forth below, the undersigned, pursuant to the duly authorized power of attorney filed with the SEC, has signed this Amendment No. 1 to the Registration Statement on behalf of the person indicated.

/S/ JOHN P. MITOLA

EXHIBIT INDEX

			Incorporated by Reference Herein
Exhibit No.	Exhibit Description	Filed Herewith	Exhibit No.	Form/File No.	Filing Date
1.1	Form of Underwriting Agreement	X

3.1	Composite Certificate of Incorporation of Juhl Energy, Inc., as amended		3.1	Form S-1 File No. 333-195636	May 1, 2014

3.2	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock filed June 11, 2009		3.4	Form S-1/A File No. 333-154617	June 12, 2009

3.3	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock filed September 28, 2009		3(i)	Form 8-K File No. 333-141010	September 28, 2009

3.4	Amended and Restated Bylaws		3	Form 8-K File No. 000-54080	August 22, 2011

3.5	Composite Certificate of Incorporation of Juhl Renewable Assets, Inc., as amended	X

3.6	Second Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock of Juhl Renewable Assets, Inc.	X

4	Specimen common stock certificate		4	Form S-1 File No. 333-195636	May 1, 2014

5.1	Opinion of Synergy Law Group, LLC	X

10.1	Amended and Restated 2008 Incentive Compensation Plan		10.3	Form 10-Q File No. 000-54080	May 19, 2014

10.2	Form of Option Agreement under Amended and Restated 2008 Incentive Compensation Plan		10.2	Form 10-K File No. 000-54080	April 1, 2013

10.3	Form of warrant agreement with consultants dated December 31, 2009 and September 12, 2012		10.16	Form 10-K File No. 000-54080	March 30, 2012

10.4	Form of employment Agreement dated January 1, 2012, between the Company and Dan Juhl		10.29	Form 10-K File No. 000-54080	March 30, 2012

10.5	Form of amendment to employment agreement effective as of January 1, 2014, between the Company and Dan Juhl		10.6	Form 10-K File No. 000-54080	April 7, 2014

10.6	Form of employment agreement dated January 1, 2012 between the Company and John Mitola		10.30	Form 10-K File No. 000-54080	March 30, 2012

10.7	Form of amendment to employment agreement effective as of January 1, 2014, between the Company and John Mitola		10.8	Form 10-K File No. 000-54080	April 7, 2014

10.8	Form of employment agreement dated January 1, 2012 between the Company and John Brand		10.31	Form 10-K File No. 000-54080	March 30, 2012

10.9	Form of amendment to employment agreement effective as of January 1, 2014 between the Company and John Brand		10.10	Form 10-K File No. 000-54080	April 7, 2014

10.10	Unit Purchase Agreement dated as of April 30, 2012 between the Company and George Shibayama, Matt Brown and Bryan Eskra (excluding exhibits)		10.1	Form 8-K File No. 000-54080	May 3, 2012

10.11	Form of Securities Purchase Agreement effective as of February 18, 2014 between the Company and Vision Master Opportunity Fund, Ltd.		10.1	Form 8-K File No. 000-54080	February 24, 2014

10.12	Form of Restricted Stock Award Agreement effective as of February 1, 2014 between the Company and Consultant		10.13	Form 10-K File No. 000-54080	April 7, 2014

10.13	Form of Warrant Agreement		10.2	Form 10-Q File No. 000-54080	May 19, 2014

10.14	Form of Asset Purchase Agreement effective as of February 5, 2014 between the Company and PVPower, Inc. (excluding exhibits and schedules)		10.1	Form 8-K File No. 000-54080	February 11, 2014

10.15	Form of Warrant Agreement		10.1	Form 10-Q File No. 000-54080	May 19, 2014

10.16	Form of Warrant to be issued to Northland Securities, Inc.	X

10.17

Form of Agreement Among Members, by and among, Juhl Valley View, LLC, beneficial owners of common units of Juhl Valley View, LLC, and Juhl Renewable Assets, Inc. (formerly Juhl Wind Asset Investment, Inc.)

		X

10.18	Form of Amended and Restated Operating and Member Control Agreement of Valley View Transmission, LLC	X

14	Code of Ethics		14	Form 10-K File No. 333-141010	March 31, 2009

21	Subsidiaries of Registrant	X

23.1	Consent of Boulay P.L.L.P.	X

23.2	Consent of Synergy Law Group, LLC (included in Exhibit 5.1)

24.1	Powers of Attorney		Signature page	Form S-1 File No. 333-195636

101.INS	XBRL Instance Document**	X

101.SCH	XBRL Taxonomy Extension Schema Document**	X

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document**	X

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document**	X

101.LAB	XBRL Taxonomy Extension Label Linkbase Document**	X

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document**	X

** Pursuant to Rule 406T of Regulation S-T, the interactive files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Section 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.